                        TESSERA ENTERPRISE SYSTEMS, INC.
                                 7 AUDUBON ROAD
                         WAKEFIELD, MASSACHUSETTS 01880

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD TUESDAY, JANUARY 11, 2000

      Tessera Enterprise Systems, Inc., a Massachusetts corporation, will hold a special meeting of its stockholders on Tuesday, January 11, 2000 at 10:00 a.m., local time, at the offices of Prince, Lobel & Tye, 585 Commercial Street, Boston, Massachusetts 02109, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 4, 1999, by and among Tessera Enterprise Systems, Inc., iXL Enterprises Inc., a Delaware corporation, and iXL-Massachusetts, Inc., a Delaware corporation and wholly owned subsidiary of iXL Enterprises, Inc., and the transactions contemplated by the merger agreement.


      If the merger is approved by the stockholders at the special meeting and effected by Tessera Enterprise Systems, then any stockholder (1) who files with Tessera Enterprise Systems before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken; and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from iXL-Massachusetts, the surviving corporation in the merger, within 20 days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of the Massachusetts Business Corporation Law.


By Order of the Board of Directors,

Timothy F. Hult
Clerk, Tessera Enterprise Systems, Inc.

                                                          Filed Pursuant to
                                                           Rule 424(b)(3)
                                                         File No. 333-81731
                                4,000,000 Shares
                             iXL Enterprises, Inc.
                                  Common Stock

                               ----------------

                           PROXY STATEMENT/PROSPECTUS

                   MERGER OF TESSERA ENTERPRISE SYSTEMS, INC.
                     WITH AND INTO IXL-MASSACHUSETTS, INC.

                                MERGER PROPOSED
     THE VOTE OF TESSERA ENTERPRISE SYSTEMS, INC. STOCKHOLDERS IS IMPORTANT

                               ----------------

      This prospectus relates to the issuance and sale of up to 4,000,000 shares of common stock, $0.01 par value per share, of iXL Enterprises, Inc. to be issued in connection with the acquisition of Tessera Enterprise Systems, Inc. The boards of directors of iXL Enterprises, Inc., a Delaware corporation, iXL-Massachusetts, Inc., a Delaware corporation and wholly owned subsidiary of iXL, and Tessera Enterprise Systems, Inc., a Massachusetts corporation, have approved, and the parties have entered into, an Agreement and Plan of Merger dated October 4, 1999 pursuant to which Tessera Enterprise Systems would merge with and into iXL-Massachusetts. A copy of the merger agreement is attached hereto as Annex A.

      This proxy statement/prospectus is being sent to stockholders of Tessera Enterprise Systems in connection with the solicitation of proxies by the board of directors of Tessera Enterprise Systems for use at the special meeting of Tessera Enterprise Systems stockholders to be held on Tuesday, January 11, 2000, to consider and vote upon the proposed merger. After careful consideration, the board of directors of Tessera Enterprise Systems has unanimously approved the merger agreement and recommends that its stockholders vote in favor of adopting and approving the merger agreement and approving the merger. It is anticipated that the closing of the merger will occur immediately following the approval of the Tessera Enterprise Systems stockholders.

      The per share value of the common stock of iXL Enterprises, Inc. used to calculate the number of shares of iXL common stock to be received by Tessera Enterprise Systems stockholders upon completion of the merger is fixed at $29.49 per share of iXL common stock. However, the total number of shares of iXL common stock due to be issued to Tessera Enterprise Systems stockholders is subject to adjustment through closing, based on changes in variable factors of the conversion formula.

      Stockholders of Tessera Enterprise Systems would receive the following upon completion of the merger for each share of Tessera Enterprise Systems capital stock surrendered:

   Class of Tessera Enterprise        Approximate number of     Approximate
   Systems capital stock            shares of iXL common stock Amount of Cash
   ---------------------------      -------------------------- --------------
   Common Stock....................            0.59                  none
   Series A Preferred Stock........            17.7                  none
   Series B Preferred Stock........            none                $25.13
   Series C Preferred Stock........            17.7                $54.93
   Series D Preferred Stock........            17.7                  none

      All expenses of this offering will be paid by iXL Enterprises, Inc. No underwriting discounts or commissions will be paid in connection with the issuance of the common stock. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

      The common stock is traded on the Nasdaq National Market under the symbol "IIXL."

      Investing in the common stock involves risks which are described in the "Risk Factors" section beginning on page 12 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 22, 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  12
Forward-looking Statements...............................................  22
Trademarks...............................................................  22
Information in Prospectus................................................  22
Use of Proceeds..........................................................  23
Dividend Policy of iXL...................................................  23
Price Range of iXL Common Stock..........................................  23
Capitalization of iXL....................................................  24
Pro Forma Consolidated Financial Information of iXL .....................  26
Selected Consolidated Financial Data of iXL..............................  36
Management's Discussion and Analysis of Financial Condition and Results
 of Operations for iXL...................................................  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations for Tessera Enterprise Systems............................  55
The Tessera Enterprise Systems, Inc. Special Meeting.....................  59
The Merger...............................................................  63
The Merger Agreement.....................................................  70
The Voting and Indemnity Agreement.......................................  79
Business of iXL..........................................................  80
Business of Tessera Enterprise Systems...................................  99
Management of iXL........................................................ 101
Certain Transactions of iXL.............................................. 111
Principal Stockholders of iXL............................................ 115
Description of Capital Stock of iXL...................................... 118
iXL Shares Eligible for Future Sale...................................... 121
Plan of Distribution..................................................... 122
Restrictions on Resale................................................... 123
Legal Matters............................................................ 123
Experts.................................................................. 123
Additional Information................................................... 124
Index to Financial Statements............................................ F-1

                                    ANNEXES

 Annex A: Agreement and Plan of Merger dated as of October 4, 1999 by and among iXL Enterprises, Inc., iXL-Massachusetts, Inc., and Tessera
          Enterprise Systems, Inc.

 Annex B: Voting and Indemnity Agreement dated as of October 4, 1999 by and among iXL Enterprises, Inc., iXL-Massachusetts, Inc., and certain of the stockholders of Tessera Enterprise Systems, Inc.

 Annex C: Proxy Card

 Annex D: Lock-Up Letter

 Annex E: Contractually Restricted Stock Letter

                                    SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.

                                 THE COMPANIES

                             iXL Enterprises, Inc.

      We are a leading Internet services company which provides Internet strategy consulting and comprehensive Internet-based solutions to Fortune 1000 companies and other corporate users of information technology. We help businesses identify how the Internet can be used to their competitive advantage and use our expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions.

      Our service offerings include:
     .  Internet strategy consulting;
     .  e-commerce strategy and applications;
     .  enterprise relationship management;
     .  online learning and performance;
     .  digital media solutions;
     .  web site development;
     .  customized hosting;
     . proprietary sales presentation systems; and . Web publishing technology.

      We use our extensive engineering capabilities to deliver complex Internet-based business solutions by employing proven technologies such as Java, XML, Perl, CGI, C and C++. To foster the best possible solutions and service, we have assembled industry practice groups including professionals with expertise in the business practices and processes of specific industries. In addition, we utilize an engagement methodology called iD5, which defines and delineates business procedures and processes to take full advantage of best practices developed throughout iXL. We offer our services on both a time-and-materials and fixed price basis. Our clients include BellSouth, Chase Manhattan Bank, Delta Air Lines, General Electric, Merrill Lynch, Sunbeam, Virgin Atlantic Airways and WebMD.

      The Internet represents a revolutionary and powerful new opportunity for business. Forrester Research expects dramatic growth in total e-commerce transaction volume, projecting an increase from $51 billion in 1998 to $1.4 trillion in 2003. E-commerce refers to the buying and selling of goods and services on the Internet. Many companies currently do not have the capabilities required to conduct e-commerce with suppliers and customers. These companies are looking to independent service providers that can assist them in taking full advantage of the Internet's ability to improve their business. We expect this need to drive growth in the worldwide Internet development services market, which according to International Data Corporation, will grow from $8 billion in 1998 to $79 billion by 2003.

      We have expanded rapidly since our founding in March 1996 through a combination of acquisitions and internal growth. We have completed 35 acquisitions to gain critical mass, experienced professionals, industry expertise, technical skills and geographic coverage. We have invested in our management information systems to create a scalable organization capable of maximizing the sharing of our knowledge base and the utilization of our staff. As of September 30, 1999, we had approximately 1,900 employees. Our headquarters is located in Atlanta, Georgia, and we also have 18 regional offices located throughout the United States and in England, Germany, and Spain.

      In addition to our strategic Internet services offerings, we have developed Consumer Financial Network, Inc., which operates YouDecide.com. YouDecide.com is a sophisticated e-commerce web site for marketing financial services and benefits over corporate intranets and the Internet. CFN also provides these services through a call center. CFN's equity is owned approximately 76% by iXL, 23% by General Electric, and 1% by other stockholders. CFN has contracted with competing providers of various financial and other services to create a web site for comparison shopping and purchase of these services. The YouDecide.com web site currently offers the following services:

      .  automobile, homeowners and other lines of personal insurance;
      .  home mortgages;
      .  home equity loans;
      .  auto finance;
      .  long-term care insurance;
      .  term life insurance;
      .  prepaid legal services;
      .  financial planning;
      .  credit cards; and
      .  pet insurance.
      CFN's services are currently provided to the general public via CFN's YouDecide.com web site and to large companies and associations for distribution as a human resources benefit to their employees or members. CFN service providers include Nationwide Mutual Insurance Co., American Express Property and Casualty, and BankOne. Member companies include Nextel, Ericsson, General Electric Capital Corporation, and BellSouth. CFN receives a fee from the service providers for each sale of their services through CFN.

      iXL's goal is to become the leading provider of strategic Internet services and to become a leader in Internet-delivered financial services and employee benefits. To achieve this goal, we intend to:

      .  leverage and expand our industry expertise;
      .  develop our technology capabilities;
      .  expand our geographic coverage;
      . capture and disseminate our knowledge and best practices; . expand our client relationships;
      . attract, train and retain experienced professionals; and . enhance and extend the CFN program.

      iXL is a Delaware corporation. Our principal executive offices are located at 1900 Emery St., NW, Atlanta, Georgia 30318, and our telephone number is (800) 573-5544. We maintain a World Wide Web site, at www.iXL.com. The reference to our World Wide Web address does not mean we are incorporating by reference the information contained at the site. In this prospectus, "iXL," "we," "us" and "our" refer to iXL Enterprises, Inc. and its subsidiaries. These terms include the businesses we have acquired, unless the context otherwise requires. "CFN" refers to iXL's subsidiary, Consumer Financial Network, Inc., and its subsidiaries.

                        Tessera Enterprise Systems, Inc.

      Tessera Enterprise Systems, Inc. is an integrated marketing, consulting and systems integration firm. Tessera Enterprise Systems designs, builds, integrates, deploys and maintains advanced enterprise relationship management, or ERM, solutions. Tessera Enterprise Systems delivers solutions that allow clients to:

    . integrate customer interactions across all points of contact;

    . provide information infrastructure and data management capabilities necessary to fully understand customer behaviors across all channels;

    . prioritize new business opportunities based on business objectives and impact; and

    . use customer information more effectively to generate revenue.

      Since its founding in 1995, Tessera Enterprise Systems has focused exclusively on the ERM marketplace. Tessera Enterprise Systems has delivered over 100 ERM engagements and over 30 large scale technical implementations primarily to Fortune 1000 clients. Headquartered in Wakefield, Massachusetts, Tessera Enterprise Systems has approximately 130 employees and has offices in Wakefield, Massachusetts, and San Francisco, California.

      Tessera Enterprise Systems is a Massachusetts corporation. Tessera Enterprise Systems' principal executive offices are located at 7 Audubon Road, Wakefield, Massachusetts 01880, and its main telephone number is (781) 246-9024. In this proxy statement/prospectus, "Tessera Enterprise Systems" refers to Tessera Enterprise Systems, Inc. and its subsidiaries.

                                   THE MERGER

      The merger agreement is attached to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs your rights in connection with the merger.

Conditions to Completion of the Merger

      The completion of the merger depends on a number of conditions being satisfied, including the following:

    . approval of the merger by the Tessera Enterprise Systems stockholders, which, as a result of the voting agreement by holders of at least two-thirds of the outstanding shares of Tessera Enterprise Systems capital stock, the amount required to approve the merger, agreeing to vote in favor of approving the merger and adopting and approving the merger agreement, is substantially assured;

    . the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which has occurred; and

    . the Securities and Exchange Commission having declared effective iXL's registration statement on Form S-4, including this proxy statement/prospectus.

      Furthermore, Tessera Enterprise Systems will not be obligated to complete the merger unless a number of conditions have been satisfied, including the following:

    . the representations and warranties of iXL and iXL-Massachusetts in the merger agreement shall be accurate in all material respects;

    . iXL and iXL-Massachusetts shall have performed in all material respects their respective agreements contained in the merger agreement; and

    . iXL shall have issued options to purchase 200,000 shares in aggregate of iXL common stock to certain Tessera Enterprise Systems officers and directors.

      Finally, iXL and iXL-Massachusetts will not be obligated to complete the merger unless a number of additional conditions have been satisfied, including the following summary:

    . the representations and warranties of Tessera Enterprise Systems in the merger agreement shall be accurate in all material respects;

    . Tessera Enterprise Systems and its stockholders shall have performed in all material respects their respective agreements contained in the merger agreement or the voting agreement;

    . substantially all Tessera Enterprise Systems stockholders shall have executed and delivered letters, to iXL's lead underwriters and to iXL, agreeing to certain contractual restrictions on the offer, sale or other disposition of iXL common stock;

    . Tessera Enterprise Systems stockholders identified in the merger agreement shall have executed and delivered an additional letter concerning federal securities laws;

    . Tessera Enterprise Systems stockholders identified in the merger agreement shall have executed and delivered a noncompetition agreement;

    . all persons receiving options in connection with the merger shall have executed and delivered to iXL's lead underwriters a letter agreeing to a restricted period on any offer, sale or other disposition of iXL common stock after exercise;

    . Tessera Enterprise Systems employees identified in the merger agreement shall have terminated their existing employment agreements and executed and delivered new employment agreements with iXL-Massachusetts;

    . iXL shall be satisfied that the assets and properties used in the business of Tessera Enterprise Systems are free and clear of liens except as permitted;

    . existing agreements of Tessera Enterprise Systems or its stockholders identified in the merger agreement shall be terminated; and

     . the aggregate number of shares of Tessera Enterprise Systems stockholders exercising appraisal rights under Massachusetts law shall not exceed 1% of the issued and outstanding capital stock of Tessera Enterprise Systems.

      None of the parties has a present intention to waive any condition to the merger. If the respective board of directors of iXL, iXL-Massachusetts or Tessera Enterprise Systems determine to waive compliance with any of the agreements or conditions, they will seek the advice of counsel with respect to whether this proxy statement/prospectus should be revised and recirculated to stockholders to reflect the waiver.

Termination of the Merger Agreement

      iXL and Tessera Enterprise Systems may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Tessera Enterprise Systems have approved it. In addition, either iXL or Tessera Enterprise Systems may decide, without the consent of the other, to terminate the merger agreement if:

     . the merger has not been completed by January 31, 2000, provided that the terminating party is not in material breach;

     .  a final, nonappealable court order prohibits the merger; or

     . there has been a material breach by the other of the merger agreement or the voting agreement that cannot be cured by January 31, 2000.

Appraisal Rights

      As provided in Section 87 of the Massachusetts Business Corporation Law, if the merger is approved by the stockholders at the meeting and effected by Tessera Enterprise Systems, then any stockholder (1) who files with Tessera Enterprise Systems before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken; and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from iXL-Massachusetts, Inc., the surviving corporation in the merger, within 20 days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of the Massachusetts Business Corporation Law.

Federal Income Tax Consequences of the Merger to Tessera Enterprise Systems Stockholders

      In the opinion of Palmer & Dodge LLP, special tax counsel to Tessera Enterprise Systems in connection with the merger, for U.S. federal income tax purposes the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, no gain or loss will be recognized by stockholders of Tessera Enterprise Systems by reason of their receipt of shares of iXL common stock in the merger. A holder of Tessera Enterprise Systems Series C Preferred Stock will recognize taxable gain, however, by reason of the receipt of cash in the merger. The amount of gain recognized will be equal to the lesser of (i) the cash received in the merger and (ii) the total gain realized by the holder on the exchange of Series C Preferred Stock for cash and iXL common stock. In addition, stockholders of Tessera Enterprise Systems who receive cash in lieu of a fractional share of iXL common stock will recognize gain or loss as if the fractional share were received in the merger and then redeemed by iXL.

Voting Agreement

      To induce iXL and iXL-Massachusetts to enter into the merger agreement, certain stockholders holding at least two-thirds of the outstanding capital stock of Tessera Enterprise Systems (the amount required to approve the merger) entered into a Voting and Indemnity Agreement, dated as of October 4, 1999, with iXL and iXL-Massachusetts. These stockholders agreed to vote their shares of Tessera Enterprise Systems capital stock in favor of approval and adoption of the merger agreement, and approval of the merger; and for these purposes granted an irrevocable proxy to the Secretary of iXL. Because these stockholders have agreed to vote their shares in this way, other potential acquirors may be deterred from pursuing an acquisition of Tessera Enterprise Systems. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B.

                                  The Offering

Common stock offered........  up to approximately 3,469,548 shares to be issued in connection with the proposed acquisition of Tessera
                              Enterprise Systems by iXL.

Shares outstanding after
 this offering..............  70,057,526 shares

Use of proceeds.............  iXL will receive no cash proceeds from this offering. See
                              "Use of Proceeds."

Risk factors................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the
                              shares of common stock.

Nasdaq National Market
 symbol.....................  "IIXL"

      The common stock outstanding after this offering excludes:

     . 27,885,003 shares of common stock issuable upon exercise of stock options outstanding as of November 18, 1999 at a weighted average exercise price of $10.01 per share;

     . 12,651,081 shares of common stock issuable upon exercise of stock options reserved for grant, including 200,000 shares of common stock subject to options to be granted to certain Tessera
        Enterprise Systems officers and directors upon the closing of the merger;

     . up to approximately 536,000 shares of common stock issuable upon exercise of stock options outstanding under the Tessera Enterprise Systems 1995 Stock Option Plan after assumption and amendment of such plan by iXL upon the closing of the acquisition of Tessera Enterprise Systems by iXL;

     . 3,500,000 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $12.29 per share;

     . approximately 530,452 shares of common stock registered pursuant to a Registration Statement on Form S-4 for use in future acquisitions; and

     . 6,000,000 shares of common stock expected to be registered pursuant to an additional Registration Statement which iXL intends to file on Form S-4 for use in future acquisitions.

      See "Capitalization of iXL."

   Summary Historical and Pro Forma Consolidated Financial Information of iXL

      The following summary historical and pro forma consolidated financial information and pro forma as adjusted information should be read in conjunction with "Pro Forma Consolidated Financial Information of iXL," "Selected Consolidated Financial Data of iXL," "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL" and iXL's audited Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1997 and 1998 are derived from and qualified by reference to iXL's audited Consolidated Financial Statements, which appear elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data at September 30, 1999 are derived from and are qualified by reference to, iXL's unaudited Consolidated Financial Statements, which appear elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period. All of iXL's acquisitions have been accounted for using the purchase method and accordingly, the actual consolidated statement of operations data reflects the results of operations of these businesses from their respective acquisition dates. The summary pro forma and pro forma as adjusted information does not purport to represent what our results actually would have been if these events had occurred at the dates indicated, nor does this information purport to project our results for any future period.

      We adjust our historical condensed consolidated statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to arrive at the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to reflect:

            . the acquisitions made during 1998 as if they occurred on January 1, 1998;

            . a reduction in interest expense due to the repayment of $9.4 million of revolving debt from the proceeds of the issuance of 22,825 shares of Class A Convertible Preferred Stock in January 1999;

            . a reduction in interest expense due to the repayment of $13.1 million of debt with the proceeds of iXL's initial public offering;

            . accretion on CFN Series B Convertible Preferred Stock as if it were outstanding for the full year;

            . elimination of accretion recorded related to iXL's preferred stock which was reclassified into common stock upon the closing of iXL's initial public offering as if such reclassification occurred on January 1, 1998; and

            . the proposed acquisition of Tessera Enterprise Systems as if the acquisition occurred on January 1, 1998.

      We adjust our historical condensed consolidated balance sheet as of September 30, 1999 to arrive at the unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 as if the following events occurred on September 30, 1999:

            . the closing of our proposed acquisition of Tessera Enterprise Systems; and

            . the sale of 2,000,000 shares of common stock offered by iXL in its November 18, 1999 registered public offering at an offering price of $37.00 per share and the application of the resulting net proceeds of approximately $69.5 million.

                                                         Nine Months Ended September
                            Years Ended December 31,                 30,
                          ------------------------------ -----------------------------
                            1997      1998       1998      1998      1999      1999
                           Actual   Actual    Pro Forma   Actual    Actual   Pro Forma
                          --------  --------  ---------- --------  --------  ---------
                                   (in thousands, except per share data)
Consolidated Statement
 of Operations Data:

Revenues................  $ 18,986  $ 64,767   $107,408  $ 35,507  $142,639  $160,257
Cost of revenues........    11,343    44,242     70,812    25,613    83,291    93,063
                          --------  --------   --------  --------  --------  --------
  Gross profit..........     7,643    20,525     36,596     9,894    59,348    67,194
Sales and marketing
 expenses...............     3,903    17,325     21,583     9,496    32,418    35,314
General and
 administrative
 expenses...............     9,114    30,163     43,723    15,839    50,125    54,358
Research and development
 expenses...............     4,820     4,408      4,413     3,473     3,489     3,698
Depreciation............     1,408     5,217      6,176     2,915     8,499     8,818
Amortization............     5,191    10,590     42,823     5,992    13,013    31,810
                          --------  --------   --------  --------  --------  --------
  Loss from operations..   (16,793)  (47,178)   (82,122)  (27,821)  (48,196)  (66,804)
Other income (expense),
 net....................       116       (28)      (137)       40      (183)     (176)
Loss on equity
 investment.............    (1,443)   (1,640)    (1,640)   (1,287)      (65)      (65)
Interest income.........       136       750      1,116       551     2,180     2,343
Interest expense........      (238)     (770)    (1,290)     (322)     (829)     (367)
                          --------  --------   --------  --------  --------  --------
  Loss before income
   taxes................   (18,222)  (48,866)   (84,073)  (28,839)  (47,093)  (65,069)
Income tax benefit
 (expense)..............     2,782        --        (47)       --        --       (38)
                          --------  --------   --------  --------  --------  --------
  Net loss..............   (15,440)  (48,866)   (84,120)  (28,839)  (47,093)  (65,107)
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................        --    (9,099)    (1,808)   (5,096)  (20,514)   (1,356)
                          --------  --------   --------  --------  --------  --------
  Net loss available to
   common stockholders..  $(15,440) $(57,965)  $(85,928) $(33,935) $(67,607) $(66,463)
                          ========  ========   ========  ========  ========  ========

Basic and diluted net
 loss per common share..  $  (2.36) $  (4.92)  $  (1.42) $  (3.28) $  (1.85) $  (0.98)
                          ========  ========   ========  ========  ========  ========
Weighted average common
 shares outstanding.....     6,540    11,777     60,346    10,348    36,447    67,841

                                                               As of September
                                                                   30, 1999
                                                              ------------------
                                                               Actual  Pro Forma
                                                              -------- ---------
                                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................................... $ 79,320 $151,144
Working capital..............................................  147,506  222,742
Total assets.................................................  283,392  484,290
Debt, including current portion..............................    1,881    2,064
Mandatorily redeemable preferred stock of subsidiary.........   48,503   48,503
Stockholders' equity.........................................  194,846  393,074

  Summary Historical Consolidated Financial Information of Tessera Enterprise
                                    Systems

      The following summary historical and pro forma consolidated financial information should be read in conjunction with "Selected Consolidated Financial Data of Tessera Enterprise Systems," "Management's Discussion and Analysis of Financial Condition and Results of Operations for Tessera Enterprise Systems" and Tessera Enterprise Systems' audited Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1997 and 1998 are derived from and qualified by reference to Tessera Enterprise Systems' audited Consolidated Financial Statements, which appear elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data at September 30, 1999 are derived from, and are qualified by reference to, Tessera Enterprise Systems' unaudited Consolidated Financial Statements, which appear elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                           Years Ended     Nine Months Ended
                                          December 31,       September 30,
                                         ----------------  ------------------
                                          1997     1998      1998      1999
                                         -------  -------  --------  --------
                                          (in thousands, except per share
                                                       data)
Consolidated Statement of Operations
 Data:
Revenues................................ $16,212  $20,248  $ 14,842  $ 17,618
Cost of revenues........................  10,643   12,249     9,019     9,772
Selling, general and administrative.....   5,034    7,263     5,363     7,657
                                         -------  -------  --------  --------
  Income from operations................     535      736       460       189
Interest income.........................      37      339       259       163
Interest expense........................    (142)    (135)      (96)     (106)
Other (expense) income, net.............      (3)       1         1         7
                                         -------  -------  --------  --------
  Income before income taxes............     427      941       624       253
Provision for income taxes..............      10       39        25        38
                                         -------  -------  --------  --------
  Net income............................ $   417  $   902  $    599  $    215
                                         =======  =======  ========  ========

                                                                     As of
                                                                 September 30,
                                                                      1999
                                                     --- --- --- --------------
                                                                 (in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents...........................                $ 7,004
Working capital.....................................                  9,926
Total assets........................................                 14,393
Debt, including current portion.....................                  1,158
Redeemable preferred stock..........................                 13,863
Stockholders' deficit...............................                 (3,115)

                           COMPARATIVE PER SHARE DATA
                                  (unaudited)

      We have summarized below the per-share information of iXL and Tessera Enterprise Systems on a historical, pro forma combined and pro forma equivalent basis. The information should be read in conjunction with the historical financial statements and related notes of iXL and Tessera Enterprise Systems that are contained in this proxy statement/prospectus.

      You should be aware that this pro forma information may not be indicative of what actual results will be in the future or what the results would have been for the periods presented. There were no cash dividends declared by either iXL or Tessera Enterprise Systems in the periods listed below.

                                                                  Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
Unaudited Pro forma Combined (1)
  Loss per common share from continuing operations,
   basic...........................................    $(1.42)      $(0.98)
  Loss per common share from continuing operations,
   diluted.........................................     (1.42)       (0.98)
  Book value per share (2).........................      5.05         5.61
Unaudited Tessera Enterprise Systems Pro Forma Per
 Share Equivalent (3)
  Loss per common share from continuing operations,
   basic...........................................    $(0.84)      $(0.58)
  Loss per common share from continuing operations,
   diluted.........................................     (0.84)       (0.58)
  Book value per share, basic......................      2.98         3.31
Tessera Enterprise Systems Historical
  Income per common share from continuing
   operations, basic...............................    $ 0.32       $ 0.09
  Income per common share from continuing
   operations, diluted.............................      0.16         0.03
  Book value per share (4).........................      1.75         1.68
iXL Historical
  Loss per common share from continuing operations,
   basic...........................................    $(4.92)      $(1.85)
  Loss per common share from continuing operations,
   diluted.........................................     (4.92)       (1.85)
  Book value per share (2).........................      1.77         3.07

--------
(1) The pro forma combined per-share data for iXL and Tessera Enterprise Systems for the year ended December 31, 1998 and the nine months ended September 30, 1999 has been prepared as if the merger had occurred at the beginning of each period, except with respect to book value data, which has been prepared as if the merger had occurred at the end of each respective period.

(2) Book value per share as of December 31, 1998 has been calculated assuming the conversion of iXL's mandatorily redeemable preferred stock. Such conversion occurred upon iXL's initial public offering in June 8, 1999.

(3) The equivalent pro forma share amounts of Tessera Enterprise Systems are calculated by multiplying pro forma net income per share of Tessera Enterprise Systems and pro forma book value per share of Tessera Enterprise Systems by an assumed exchange ratio of approximately .59, based upon the number of shares of Tessera Enterprise Systems common stock outstanding on a fully diluted basis as of September 30, 1999.

(4) Book value per share as of December 31, 1998 and September 30, 1999 has been calculated assuming conversion of Tessera Enterprise Systems' mandatorily redeemable preferred stock. Such conversion will occur upon closing of the merger with iXL.

                                  RISK FACTORS

      Your receipt of iXL common stock in the merger will provide you with an equity ownership interest in iXL. As an iXL stockholder, you may be exposed to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to vote in favor of the merger.

Risks Related to iXL's Business

Our limited operating history makes it difficult to evaluate our business.

      We were founded in March 1996. As a result, we have a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating in the new and rapidly evolving strategic Internet services market. These risks and uncertainties include the following:

     . our business model and strategy have evolved and are continually being reviewed;

     . we may not be able to successfully implement our business model and strategy; and

     .  our management has not worked together for very long.

      We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in iXL will decline.

Potential fluctuations in our quarterly results make financial forecasting difficult and could affect our common stock trading price.

      As a result of our limited operating history, rapid growth, numerous acquisitions and the emerging nature of the markets in which we compete, we believe that quarter-to-quarter comparisons of results of operations for preceding quarters are not necessarily meaningful. Also, it is difficult to forecast our quarterly results due to the difficulty in predicting the amount and timing of client expenditures, our acquisitions and our employee utilization. Our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. You should not rely on the results of any one quarter as an indication of our future performance. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL."

We have an accumulated deficit, are not currently profitable and expect to incur future losses.

      We have incurred substantial losses since our inception and we anticipate continuing to incur substantial losses for the foreseeable future. As of September 30, 1999, we had an accumulated deficit of approximately $113 million. Additionally, our revenue composition has changed substantially from inception, and we expect further change as our business develops. Historically, a substantial majority of our revenue was derived from traditional web site development and implementation of our Solution SetsTM. Solution Sets are templated Internet applications which we customize for our clients. To succeed, we must take advantage of our existing relationships to substantially increase our revenue derived from more comprehensive strategic Internet services. To facilitate this increase in revenues, we intend to continue to invest heavily in acquisitions, infrastructure, development and marketing. As a result, we may not be able to achieve or sustain profitability. If we fail to achieve or sustain profitability, the value of your investment in iXL will decline. See "Selected Consolidated Financial Data of iXL" and "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL."

We may be unable to continue to grow at our historical growth rates or to effectively manage our growth.

      Continued, planned growth is a key component of increasing the value of our common stock. In the past two years our business has grown significantly, and we anticipate future internal growth and growth through acquisitions. From January 1, 1997 to September 30, 1999, our staff increased from approximately 90 to approximately 1,900 employees. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems and controls.

      Our growth could also be adversely affected by many other factors, including economic downturns, as clients would reduce or delay their expenditures with us. As a result of these concerns, we cannot be sure that we will continue to grow, or, if we do grow, that we will be able to maintain our historical growth rate.

Our continued growth is dependent on the successful completion of acquisitions.

      Since our inception, we have completed 35 acquisitions. We anticipate that a portion of our future growth will continue to be accomplished through acquisitions. The success of this plan depends upon our ability to:

     .  identify suitable acquisition opportunities;

     . effectively integrate acquired personnel, operations, products and technologies into our organization;

     .  retain and motivate the personnel of acquired businesses;

     .  retain customers of acquired businesses; and

     .  obtain necessary financing on acceptable terms.

      Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, some of which may be larger than we are and have greater financial and other resources than we do. Competition for acquisition targets could also result in increased prices for acquisition targets and a diminished pool of companies available for acquisition. Further, we may not be able to complete or successfully integrate the proposed acquisition of Tessera Enterprise Systems on a timely basis, or at all, and our inability to do so could harm our operating results.

We may not be able to keep up with the demand for services under our guaranteed payment services agreements.

      We have entered into multi-year services agreements with General Electric and Delta Air Lines for the delivery of strategic Internet services and may enter into comparable agreements in the future. These agreements guarantee minimum payments to iXL. We will be required to commit significant resources to meet the demands of these contracts. If we are unable to hire enough employees or deploy sufficient resources to meet these demands, we may not be able to provide these clients with the services requested by them. This could cause these clients to become dissatisfied with us and reduce their future demand for our services. It could also harm our reputation with other clients as well as decrease the resources available to service those clients. These impacts could harm our financial condition. We may execute additional agreements of this type in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL" and "Certain Transactions of iXL--Other Transactions."

Our fixed-price contracts involve financial risk.

      Most of our existing contracts are on a fixed-price basis, rather than a time and materials basis. We assume greater financial risk on fixed-price contracts than on time-and-materials engagements. We have a limited history in estimating our costs for our fixed-price engagements. If we fail to estimate costs on fixed-price contracts accurately or encounter unexpected problems, our financial performance will be adversely effected. To reduce this financial risk, we are attempting to price most new contracts on a time-and-materials basis. We try to price any fixed-price contracts on a three-phase basis--strategic review, design and implementation. Each phase is priced separately, immediately prior to its commencement. We may not be able to price a majority of our larger fixed-price contracts on a three-phase basis. We have had to commit unanticipated resources to complete some of our projects, resulting in lower gross margins. We may experience similar situations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL."

If we fail to attract and retain employees, our growth could be limited and our costs could increase.

      Historically, we have experienced significant employee turnover. Our future success will depend in large part upon our ability to attract, train and retain additional highly skilled executive-level management and creative, technical, consulting and sales personnel. The competition in the strategic Internet services industry for such personnel is intense, and we cannot be sure that we will be successful in attracting, training and retaining such personnel. Most of our employees and several of our executive officers have joined us recently, either through acquisitions or otherwise. Our ability to generate revenues is dependent upon the number and expertise of the personnel we employ. Most of our employees are not subject to noncompetition agreements or agreements which condition a portion of acquisition consideration on future performance of an acquired company's management. High turnover resulting in additional training expense would decrease our profitability. Also, we may have difficulty retaining employees who received significant amounts of common stock in connection with the acquisition by iXL of their previous employer once those employees are able to sell their shares of common stock.

We depend on our key management personnel for our future success.

      Our success depends largely on the skills of our key management and technical personnel. The loss of one or more of our key management or technical personnel may materially and adversely affect our business and results of operations. Currently, our key management and technical personnel are U. Bertram Ellis, Jr., our Chief Executive Officer, William C. Nussey, our subsidiary iXL, Inc.'s Chief Executive Officer and President, C. Cathleen Raffaeli, our subsidiary CFN's President and Chief Operating Officer, M. Wayne Boylston, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, Michael Chlan, CFN's Chief Information Officer, Barry Sikes, iXL, Inc.'s Chief Operating Officer, David Clauson, iXL, Inc.'s Executive Vice President for Worldwide Marketing, Vincent M. Copeland, iXL, Inc.'s Executive Vice President for Worldwide Client Development, and Benjamin Chen, iXL, Inc.'s Chief Technology Officer. We do not maintain key man insurance for any of our employees other than Mr. Ellis. We cannot guarantee that we will be able to replace any of these individuals in the event their services become unavailable. See "Management of iXL."

The loss of one or more of our major customers could harm our business.

      The loss of one or more of our major customers, the failure to attract new customers on a timely basis, or a reduction in revenue associated with existing or proposed customers would harm our business and prospects. General Electric comprised approximately 13% of our revenue in the third quarter of 1999, and may account for a larger portion of our revenue in the future.

We generally do not have long-term contracts and need to establish relationships with new clients.

      Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed or may unilaterally reduce the scope of, or terminate, existing projects. To become profitable, we need to establish and develop relationships with additional Fortune 1000 companies and other corporate users of information technology. The absence of long-term contracts and the need for new clients create an uncertain revenue stream, which could negatively affect our financial condition.

Failure to raise necessary capital could restrict our growth, limit our development of new products and services and hinder our ability to compete.

      We may need to raise significant additional funds in order to achieve our business objectives. Failure to raise these funds may:

     .  restrict our growth;

     .  limit our development of new products and services; and

     .  hinder our ability to compete.

Any of these consequences would have a material adverse effect on our business, results of operations and financial condition.

      iXL may need to raise significant additional funds sooner in order to support its growth, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. iXL believes that CFN's available cash resources will be sufficient to meet its anticipated working capital expenditure requirements through 1999. If CFN is unable to raise additional capital funds, CFN may require additional funding from iXL, although iXL is under no obligation to provide any such funding.

We may be liable for defects or errors in the solutions we develop.

      Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

     .  delayed or lost client revenues;

     .  adverse customer reaction toward iXL;

     .  negative publicity;

     .  additional expenditures to correct the problem; and

     .  claims against us.

      Our standard contracts limit our damages arising from our negligent conduct in rendering our services. These contractual provisions may not protect us from liability for damages. In addition, large claims may not be adequately covered by insurance and may raise our insurance costs.

Year 2000 risks may adversely affect our business.

      Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. Accordingly, in the coming year, many companies, including our customers, potential customers, vendors and strategic partners, may need to upgrade their systems to comply with applicable "Year 2000" requirements. The computer systems we currently rely on to conduct our business are: programming software, graphics design software, accounting and billing software, word processing, spreadsheet, project management and presentation software, communications software, and network, server and personal computing hardware.

      Because we and our clients are dependent, to a very substantial degree, upon the proper functioning of our and their computer systems, a failure of our or their systems to correctly recognize dates beyond

December 31, 1999 could materially disrupt our operations, which could materially and adversely affect our business, results of operations and financial condition. Additionally, our failure to provide Year 2000 compliant products and services to our clients could result in financial loss, harm to our reputation and legal liability. Likewise, the failure of the computer systems and products of the third parties with which we transact business to be Year 2000 compliant could materially disrupt their and our operations. For a discussion of our Year 2000 readiness program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL--Year 2000 Risks."

Our ability to protect our intellectual property is important to our business.

      We have a variety of copyrights, trademarks, trade secrets and other intellectual property rights which are important to our business. Patent applications have been filed for the CFN platform, which may or may not be granted. If these applications are not granted, our competitors may be able to copy our technology without compensating us. The steps we take to protect our intellectual property may not be adequate. Effective protection may not be available in every country. In addition, although we believe that our intellectual property rights do not infringe on the intellectual property rights of others, we cannot be sure that other parties will not assert claims against us. We may expend significant financial and managerial resources on these claims. Further, because patent applications are not matters of public record until approved and issued, we may be using technologies subject to patent applications by other parties, and we cannot be sure that we will be entitled to continued use of such technologies if any such third party patent were approved and issued.

Our investments in iXL Ventures involve risk.

      Through iXL Ventures, we have occasionally assisted in the development of businesses engaged in the "new media and e-commerce" segment of the technology industry. iXL's relationship with these businesses is typically publicized by press releases. Accordingly, the failure of these businesses may directly or indirectly harm our reputation. The businesses are generally unproven, involve substantial risk and may never be profitable. See "Business of iXL--iXL Ventures."

Our international operations and expansion involve financial and operational risk.

      Revenue from our foreign offices has been minimal to date. We have only minimal experience in managing international offices and only limited experience in marketing services to international clients. Revenues from our international offices may prove inadequate to cover the expenses of establishing and maintaining our international offices and marketing to international clients. In addition, there are risks inherent in doing business on an international level, such as fluctuations in currency exchange rates and potentially adverse tax consequences, any of which could adversely affect our international operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL."

Risks Related to the Strategic Internet Services Industry

The developing market for strategic Internet services and the level of acceptance of the Internet as a business medium will affect our business.

      The market for strategic Internet services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide strategic Internet services that are accepted by our existing and future clients as an integral part of their business model. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

     . the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

     .  companies adopting Internet-based business models; and

     . the development of technologies that facilitate two-way communication between companies and targeted audiences.

      Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies.

      Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. These predictions should not be relied upon. If the market for strategic Internet services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

We may not be able to keep up with the continuous technological change in our market which could harm our business.

      Our success will depend, in part, on our ability to respond to technological advances. We may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to technological advances, we will not be able to compete effectively. In addition, employee time allocated to responding to technological advances will not be available for client engagements.

We operate in a highly competitive market with low barriers to entry which could limit our market share and harm our financial performance.

      While the market for strategic Internet services is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. In addition, there are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the strategic Internet services market. We believe that due to the low cost of entering our markets, competition will intensify and increase in the future. This intense competition may limit our ability to become profitable or result in the loss of market share. As a result, our competitors may be better positioned to address developments in the industry or may react more effectively to industry changes, which could adversely affect our business.

      Most of our employees are not subject to noncompetition agreements. As a result, we are subject to the risk that our employees may leave us and may start competing businesses. The emergence of these enterprises will further increase the level of competition in our markets and could adversely affect our growth and financial performance. See "Business of iXL--Competition."

Risks Related to Our CFN Subsidiary

CFN's business model is new and unproven.

      CFN, our 76%-owned subsidiary, has incurred significant losses since inception and is expected to generate significant losses for the foreseeable future. As of September 30, 1999, CFN had an accumulated deficit of approximately $37 million. CFN's business model is new and unproven, and its success will depend on:

     . the willingness of consumers to purchase financial and other services through the YouDecide.com web site rather than through traditional distribution methods;

     .  CFN's services becoming available to a large number of consumers;
        and

     . whether providers of services will view participation on the CFN platform as an attractive opportunity.

      To date, the volume of transactions through CFN has been limited and, accordingly, the revenue recognized by CFN has been minimal. CFN has recently made its services available to the general public through the YouDecide.com web site and through its call center. This expansion is in its early stages and accordingly CFN has little experience marketing to the general public. Also, none of the CFN services providers has a long-term contract with CFN. The failure of CFN to successfully implement its business plan could adversely affect our business results and financial condition. See "Business of iXL-- Consumer Financial Network."

CFN must expend significant resources to grow its infrastructure.

      CFN's performance will depend in large part upon its ability to estimate accurately its resource requirements. CFN has expended, and will continue to expend, significant resources:

     . to build electronic data interchange interfaces with its provider network;

     .  to grow its technology infrastructure;

     .  to add participating companies and employees to its program; and

     . to establish access to the CFN program for participating companies' employees and for the general public.

CFN incurs these expenses in advance of any recognition of revenue.

      CFN has no control over the prices or other aspects of the services offered through its program. We do not know if customers will find these services more attractive than other alternatives available.

The growth of CFN's program will be heavily dependent on its online relationships.

      CFN will increasingly rely on relationships with a variety of Internet portals, financial institutions, and other online companies to attract consumers to CFN's web site, YouDecide.com. These relationships may not generate a substantial amount of new traffic for YouDecide.com, or the revenues generated by these relationships may be insufficient to justify CFN's payment obligations. CFN's ability to increase its revenues will depend, in part, on increased traffic to YouDecide.com that CFN expects to generate through these online relationships. The termination, nonrenewal or renewal on unfavorable terms of a relationship from which CFN generates significant traffic to YouDecide.com would harm CFN's business. Additionally, an online company's failure to maintain efficient and uninterrupted operation of its computer and communications hardware systems would likely reduce the amount of traffic CFN receives from YouDecide.com, harming CFN's business.

If CFN is unable to safeguard the security and privacy of consumers' and companies' confidential data, consumers and providers may not use CFN's services and its business may be harmed.

      A significant barrier to electronic commerce and communications is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. If any compromise or breach of security were to occur, it could harm CFN's reputation and expose us to possible liability. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in CFN's operations. CFN may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms CFN uses to protect consumers' and providers' confidential information.

CFN's numerous established competitors could harm its prospects.

      CFN competes with other Internet-based providers of financial and other consumer services, as well as traditional providers of these services. We expect CFN to face competition from an increasing number of sources in the marketplace. If CFN fails to compete successfully against current or future competitors, it may not become profitable and our financial condition may be adversely affected. See "Business of iXL--Competition."

If CFN is unable to promote its brand and expand our brand recognition, CFN's ability to draw consumers to its platform will be limited.

      Establishing and maintaining CFN's brand, YouDecide.com, is critical to attracting additional consumers to YouDecide.com, strengthening CFN's relationships with its providers and attracting new providers. If the YouDecide.com brand does not achieve positive recognition in the market, CFN's ability to draw consumers to web sites will be limited. If CFN's marketing efforts do not generate a corresponding increase in revenues or CFN otherwise fails to successfully promote its brand, or if these efforts require excessive expenditures, CFN's business will be harmed. Moreover, if visitors to YouDecide.com do not perceive its existing services or the products and services of CFN's providers to be of high quality, or if CFN alters or modifies CFN's brand image, introduces new services or enters into new business ventures that are not favorably received, the value of CFN's brand could be harmed. Similarly, if CFN's providers do not provide consumers with high-quality products and services, the value of CFN's brand may be harmed and the number of consumers using CFN's services may decline.

Government regulation and legal uncertainties related to CFN could adversely affect our business.

      CFN is subject to extensive regulation under the financial services and insurance laws of the United States and the states in which it offers services. The failure to comply with these regulatory requirements can lead to revocation, suspension or loss of licensing status, termination of contracts, legal and administrative enforcement actions and private litigation. Licensing laws and regulations often differ materially between states and within individual states. Moreover, the regulatory agencies governing CFN's activities have substantial discretion in evaluating the permissibility of CFN's current and future activities. Many aspects of CFN's operations, however, have not been subject to federal or state regulatory interpretation. Regulatory requirements are subject to change from time to time and may in the future further restrict CFN's ability to conduct its business. See "Business of iXL--Consumer Financial Network--Government Regulation of Insurance, Auto Finance and Mortgages."

Risks Related to the Offering

You may encounter volatility in the market price for our common stock.

      The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to factors such as the following:

     . actual or anticipated variations in quarterly results of operations;

     .  the addition or loss of affiliates or providers;

     .  our ability to hire and retain employees;

     .  additions or departures of key personnel;

     . announcements of technological innovations, new products or services by us or our competitors;

     . changes in financial estimates or recommendations by securities analysts;

     . conditions or trends in the Internet and online commerce industries;

     . changes in the market valuations of other Internet or online service companies;

     . our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     .  sales of our common stock;

     .  general market conditions; and

     .  other events or factors, many of which are beyond our control.

      In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

      Further, the existing market for our common stock may not be sustained. In such circumstances, it may be difficult for you to sell your shares of common stock at a price that is attractive to you. Also, in connection with our acquisition strategy and financing activities, we have issued many shares of our common stock to a large number of people and entities under exemptions from the relevant securities laws. If the market price of our common stock significantly decreases, one or more of these investors may file a claim against us for a refund of their investment or for other damages. These types of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business, results of operations and financial condition.

Kelso and CB Capital Investors will continue to have significant influence over us.

      The Kelso funds, through Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., and CB Capital Investors, L.P., beneficially own approximately 23.5% and 11.9%, respectively, of the outstanding common stock. These stockholders have entered into an agreement providing that so long as they own at least 5% of our common stock, designees of Kelso and CB Capital Investors will be included on our slate of directors submitted for stockholder election. As a result of their ownership of common stock and this nomination agreement, these stockholders will have significant influence over the election of our directors. Furthermore, given the size of their individual holdings, these stockholders may be able to exercise significant influence over other matters requiring stockholder approval, including the approval of significant corporate transactions. For example, such concentration of ownership may have the effect of delaying or preventing a change in control of iXL. See "Management of iXL--Amended Stockholders Agreement," "Principal Stockholders of iXL," "Certain Transactions of iXL" and "Description of Capital Stock of iXL-- Certain Antitakeover Effects of Provisions of iXL's Certificate of Incorporation and Bylaws and Delaware Law."

Antitakeover provisions of our Certificate of Incorporation and Bylaws and Delaware law could prevent or delay a change of control.

      Our Board of Directors may issue up to 5,000,000 shares of our preferred stock and may determine the price, rights, preferences, privileges, and restrictions, including voting and conversion rights, of these shares of preferred stock. These determinations may be made without any further vote or action by our stockholders. The issuance of preferred stock may make it more difficult for a third party to acquire control of us. In addition, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Further, provisions of Delaware law, our Certificate of Incorporation and our Bylaws could delay or impede a merger, tender offer or proxy contest involving iXL. For example, Section 203 of the Delaware General Corporation Law could prohibit us from engaging in a business transaction with large stockholders for a period of three years and our Certificate of Incorporation and Bylaws require advance notice for stockholder proposals and director nominations to be considered at a meeting of stockholders. See "Description of Capital Stock of iXL--Blank Check Preferred Stock" and "--Certain Antitakeover Effects of Provisions of iXL's Certificate of Incorporation and Bylaws and Delaware Law."

Future sales into the public market could cause the market price of our common stock to decline.

      Our current stockholders hold a substantial number of shares of our common stock which they will be able to sell in the public market in the near future. In addition, we have a substantial number of outstanding options and expect to continue to issue a substantial number of options to attract and retain employees. Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock. For a description of the availability for sale of shares of our common stock that are already outstanding or that are sold in this offering, see "Description of Capital Stock of iXL" and "iXL Shares Eligible for Future Sale."

iXL could make claims against certain Tessera Enterprise Systems stockholders pursuant to the Voting and Indemnity Agreement.

      In connection with the merger agreement, certain Tessera Enterprise Systems stockholders who have executed a voting and indemnity agreement have agreed to indemnify iXL with respect to matters related to the merger, the merger agreement, and the voting agreement. Accordingly, iXL has the right to seek recovery from those Tessera Enterprise Systems stockholders if iXL is damaged by breaches of the merger and voting agreements, inaccuracy of representations and warranties set forth in the merger and voting agreements, the failure of Tessera Enterprise Systems or its stockholders to perform their obligations under the merger and voting agreements, or other similar matters.

Tessera Enterprise Systems officers and directors have conflicts of interest that may influence them to support or approve the merger.

      The officers and directors of Tessera Enterprise Systems participate in arrangements that provide them with interests in the merger that are different from or in addition to yours. For example, certain Tessera Enterprise Systems officers and directors will receive new stock option grants from iXL upon the closing of the merger. As a result of these different interests, Tessera Enterprise Systems officers and directors may be more likely to approve the merger than if they did not hold these interests. Tessera Enterprise Systems stockholders should consider whether these interests may have influenced these officers and directors to support or recommend the merger. See "The Merger-- Interests of Certain Persons in the Merger."

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

     .  implementing our business strategy;

     .  managing our rapid growth and employee costs;

     .  managing CFN's expenditures and making CFN profitable;

     .  expanding CFN's customer base;

     .  integrating acquired businesses;

     . forecasting e-commerce and strategic Internet services market growth; and

     .  competing in the strategic Internet services industry.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

      Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include those identified under "Risk Factors."

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. See "Risk Factors."

                                   TRADEMARKS

      iXLTM, the iXL logo, Interactive ExcellenceTM, Internet ExcellenceTM, the CFN logo, CFNTM, Consumer Financial NetworkTM, CFN.comTM, YouDecide.comTM, the YouDecide.com logo, Surf Less. Net More.TM, Ultimate SolutionTM, iD5TM and the names of products and services offered by iXL and CFN are trademarks, registered trademarks, service marks or registered service marks of iXL and CFN. This prospectus also includes product names, trade names and trademarks of other companies.

                           INFORMATION IN PROSPECTUS

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                USE OF PROCEEDS

      iXL will not receive any proceeds from this offering other than the value of the businesses or properties acquired by iXL or one or more of its subsidiaries in the proposed acquisitions.

                             DIVIDEND POLICY OF iXL

      iXL has never declared or paid any cash dividends on the common stock. iXL does not expect to pay any cash dividends in the foreseeable future. Under the terms of its credit agreement, iXL is restricted from paying dividends to its stockholders. iXL may in the future issue shares of preferred stock which may have different or superior dividend rights than the common stock.

                        PRICE RANGE OF iXL COMMON STOCK

      iXL's common stock commenced trading publicly on the Nasdaq National Market on June 3, 1999 and is traded under the symbol "IIXL." Prior to that date, there was no public market for the common stock. The following table sets forth for the periods indicated the high and low sales prices of the common stock.

                                                 High   Low
                                                ------ ------
       Year Ended December 31, 1999
       Second Quarter (from June 3, 1999
        through June 30, 1999)................. $27.00 $13.75
       Third Quarter........................... $38.38 $20.00
       Fourth Quarter (through December 15,
        1999).................................. $58.00 $31.63

      As of September 30, 1999, there were approximately 370 holders of record of the common stock. On December 15, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $48.8125 per share. See "Risk Factors--Risks Related to the Offering--You may encounter volatility in the market price for our common stock."

                             CAPITALIZATION OF iXL

      The following table sets forth our actual capitalization as of September 30, 1999 adjusted as if the following events occurred on September 30, 1999:
           . the closing of the merger, including the issuance of approximately 3,469,548 shares of common stock by iXL to the Tessera Enterprise Systems stockholders; and

           . the sale of 2,000,000 shares of common stock in iXL's November 18, 1999 registered public offering at a public offering price of $37.00 per share and the application of the resulting net proceeds of approximately $69.5 million.

      You should read this capitalization table together with "Selected Consolidated Financial Data of iXL," "Pro Forma Consolidated Financial Information of iXL" and our consolidated financial statements and notes included elsewhere in this prospectus.

                                                           September 30, 1999
                                                           --------------------
                                                            Actual    Pro Forma
                                                           ---------  ---------
                                                              (in thousands
                                                            except share and
                                                             per share data)
Cash and cash equivalents................................. $  79,320  $ 151,144
                                                           =========  =========
Current portion of long-term debt......................... $     566  $     640
                                                           =========  =========
Long-term debt............................................ $   1,315  $   1,424
Mandatorily redeemable preferred stock:
 Series A Convertible Preferred Stock of CFN..............     9,839      9,839
 Series B Convertible Preferred Stock of CFN..............    38,664     38,664
Stockholders' equity:
 Common stock.............................................       648        703
 Additional paid-in capital...............................   304,345    502,518
 Accumulated deficit......................................  (105,791)  (105,791)
 Treasury stock...........................................      (888)      (888)
 Note receivable from stockholder.........................      (900)      (900)
 Unearned compensation....................................    (2,568)    (2,568)
                                                           ---------  ---------
   Total stockholders' equity.............................   194,846    393,074
                                                           ---------  ---------
   Total capitalization................................... $ 244,664  $ 443,001
                                                           =========  =========

      The following provides further information regarding iXL's securities described in the above table:

           . CFN's Series A Convertible Preferred Stock, $.01 par value, includes: 13,333,334 shares authorized, and issued and outstanding (Actual and Pro Forma).

           . CFN's Series B Convertible Preferred Stock, $.01 per share, includes: 16,190,475 shares authorized, and issued and outstanding (Actual and Pro Forma).

           . Common stock, $.01 par value, includes: 200,000,000 shares authorized (Actual and Pro Forma), and 64,587,978 and 70,057,526 shares issued and outstanding (Actual and Pro Forma, respectively). Excludes 3,500,000 shares of common stock subject to outstanding warrants at a weighted average exercise price of $12.29 per share, 27,885,003 shares of common stock reserved for options granted under iXL's stock option plans as of November 18, 1999 at a weighted average exercise price of $10.01 per share, and 12,651,081 shares of common stock reserved for options to be granted under iXL's stock option plans as of November 18, 1999, including 200,000 shares of common stock subject to options to be granted to certain Tessera Enterprise Systems officers and directors upon the closing of the merger. Also excludes up to approximately 536,000 shares of common stock reserved for options granted under the Tessera Enterprise Systems 1995 Stock Option Plan after assumption and amendment of such plan by iXL upon the closing of the merger. Also excludes 530,452 shares of common stock registered pursuant to a Registration Statement on Form S-4 for use in future acquisitions, as well as 6,000,000 shares of common stock expected to be registered pursuant to an additional Registration Statement on Form S-4. "See Risk Factors--Risks Related to the Offering--The net tangible book value of our common stock issued in this offering will be less than the offering price."

              PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF iXL

      Our consolidated financial statements and the historical audited financial statements of some of the companies we acquired are included elsewhere in this prospectus. The unaudited pro forma consolidated financial information presented here should be read together with those financial statements and related notes.

      We adjust our historical condensed consolidated statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to arrive at the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to reflect:

            . the acquisitions we have made since January 1, 1998 as if they occurred on January 1, 1998;

            . a reduction in interest expense due to the repayment of $9.4 million of revolving debt from the proceeds of the issuance of 22,825 shares of Class A Convertible Preferred Stock in January 1999;

            . accretion of the CFN Series B Convertible Preferred Stock as if it were outstanding for the full year;

            . a reduction in interest expense due to the repayment of $13.1 million of debt from the proceeds from the sale of shares of common stock in iXL's initial public offering;

            . the elimination of accretion recorded related to iXL's preferred stock which was reclassified into common stock upon iXL's initial public offering as though it occurred on January 1, 1998; and

            . the results of the merger, as if the merger occurred on January 1, 1998.

      We adjust our historical condensed consolidated balance sheet as of September 30, 1999 to arrive at the unaudited pro forma condensed balance sheet as of September 30, 1999 to reflect as if the following event occurred on September 30, 1999:

            .  the closing of the merger; and

            . the sale of 2,000,000 shares of common stock by iXL at $37.00 per share and the application of the resulting net proceeds of approximately $69.5 million.

      All of iXL's acquisitions have been accounted for using the purchase method and accordingly, each purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. The historical carrying amounts of identified net tangible assets, including cash, accounts receivable, property and equipment, and accounts payable, approximated their fair values. Identifiable intangible assets and the purchase price in excess of identified tangible and intangible net assets acquired allocated to goodwill are being amortized over their estimated useful lives. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over a period of three years. Goodwill is being amortized primarily over five years.

      The fair value of the common stock issued as consideration for the companies acquired by iXL since January 1, 1998 was determined based upon periodic independent appraisals of the common stock. The fair value for accounting purposes of the common stock to be issued in connection with the merger was determined based upon iXL's average closing stock price for the trading period starting two days before and ending two days after the merger was agreed to and announced.

      The pro forma condensed consolidated statement of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions occurred on January 1, 1998 and should not be construed as being representative of future results of operations. Upon consummation of iXL's initial public offering, the reclassification of the Class D Nonvoting Preferred Stock resulted in a charge to net loss available to common stockholders equal to the difference between $35.7 million plus accrued dividends and the carrying value of the Class D Nonvoting Preferred Stock.

            Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1998

                                                                          Proposed
                                     Companies                            Tessera
                                      Acquired                           Enterprise
                          Historical     in      Pro Forma                Systems    Pro Forma
                           Company   1998(2)(3) Adjustments   Pro Forma  Merger(7)  Adjustments    Pro Forma
                          ---------- ---------- -----------   ---------  ---------- -----------    ---------
                                              (in thousands except per share data)
Revenues................   $ 64,767   $ 22,393    $    --     $ 87,160    $20,248    $     --      $107,408
Cost of revenues........     44,242     14,321         --       58,563     12,249          --        70,812
                           --------   --------    -------     --------    -------    --------      --------
  Gross profit..........     20,525      8,072         --       28,597      7,999          --        36,596
Sales and marketing
 expenses...............     17,325      1,351         --       18,676      2,907          --        21,583
General and
 administrative
 expenses...............     30,163      9,485         --       39,648      4,075          --        43,723
Research and development
 expenses...............      4,408          5         --        4,413         --          --         4,413
Depreciation............      5,217        678         --        5,895        281          --         6,176
Amortization............     10,590         --      7,078 (4)   17,668         --      25,155 (8)    42,823
                           --------   --------    -------     --------    -------    --------      --------
  (Loss) income from
   operations...........    (47,178)    (3,447)    (7,078)     (57,703)       736     (25,155)      (82,122)
Other income (expense),
 net....................        (28)      (110)        --         (138)         1          --          (137)
Loss on equity invest-
 ment...................     (1,640)        --         --       (1,640)        --          --        (1,640)
Interest income.........        750         27         --          777        339          --         1,116
Interest expense........       (770)      (332)      (153)(5)   (1,255)      (135)        100 (9)    (1,290)
                           --------   --------    -------     --------    -------    --------      --------
  (Loss) income before
   income taxes.........    (48,866)    (3,862)    (7,231)     (59,959)       941     (25,055)      (84,073)
Income tax expense......         --         (8)        --           (8)       (39)         --           (47)
                           --------   --------    -------     --------    -------    --------      --------
  Net (loss) income.....    (48,866)    (3,870)    (7,231)     (59,967)       902     (25,055)      (84,120)
                           --------   --------    -------     --------    -------    --------      --------
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................     (9,099)        --      7,291 (6)   (1,808)        --          --        (1,808)
                           --------   --------    -------     --------    -------    --------      --------
  Net (loss) income
   available to common
   stockholders.........   $(57,965)  $ (3,870)   $    60     $(61,775)   $   902    $(25,055)     $(85,928)
                           ========   ========    =======     ========    =======    ========      ========
Basic and diluted net
 loss per common
 share(1)...............   $  (4.92)                          $  (1.09)                            $  (1.42)
                           ========                           ========                             ========
Weighted average common
 shares outstanding(1)..     11,777                             56,876                               60,346(18)

            Pro Forma Condensed Consolidated Statement of Operations
                  for the Nine Months Ended September 30, 1999

                                                               Proposed
                                                               Tessera
                                                              Enterprise
                          Historical  Pro Forma                Systems    Pro Forma
                           Company   Adjustments   Pro Forma  Merger(12) Adjustments    Pro Forma
                          ---------- -----------   ---------  ---------- -----------    ---------
                                        (in thousands except per share data)
Revenues................   $142,639    $    --     $142,639    $17,618    $     --      $160,257
Cost of revenues........     83,291         --       83,291      9,772          --        93,063
                           --------    -------     --------    -------    --------      --------
  Gross profit..........     59,348         --       59,348      7,846          --        67,194
Sales and marketing
 expenses...............     32,418         --       32,418      2,896          --        35,314
General and
 administrative
 expenses...............     50,125         --       50,125      4,233          --        54,358
Research and development
 expenses...............      3,489         --        3,489        209          --         3,698
Depreciation............      8,499         --        8,499        319          --         8,818
Amortization............     13,013         --       13,013         --      18,797 (8)    31,810
                           --------    -------     --------    -------    --------      --------
  (Loss) income from
   operations...........    (48,196)        --      (48,196)       189     (18,797)      (66,804)
Other (expense) income,
 net....................       (183)        --         (183)         7          --          (176)
Loss on equity
 investment.............        (65)        --          (65)        --          --           (65)
Interest income.........      2,180         --        2,180        163          --         2,343
Interest expense........       (829)       493(10)     (336)      (106)         75 (9)      (367)
                           --------    -------     --------    -------    --------      --------
  (Loss) income before
   income taxes.........    (47,093)       493      (46,600)       253     (18,722)      (65,069)
Income tax expense......         --         --           --        (38)         --           (38)
                           --------    -------     --------    -------    --------      --------
  Net (loss) income.....    (47,093)       493      (46,600)       215     (18,722)      (65,107)
                           --------    -------     --------    -------    --------      --------
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................    (20,514)    19,158(11)   (1,356)        --          --        (1,356)
                           --------    -------     --------    -------    --------      --------
  Net (loss) income
   available to common
   stockholders.........   $(67,607)   $19,651     $(47,956)   $   215    $(18,722)     $(66,463)
                           ========    =======     ========    =======    ========      ========
Basic and diluted net
 loss per common
 share(1)...............   $  (1.85)               $  (0.74)                            $  (0.98)
                           ========                ========                             ========
Weighted average common
 shares outstanding(1)..     36,447                  64,372                               67,841

                 Pro Forma Condensed Consolidated Balance Sheet
                            As of September 30, 1999

                                                      Proposed
                                                      Tessera
                                                     Enterprise
                          Historical     Offering     Systems    Pro Forma
                           Company    Adjustment(13) Merger(14) Adjustments     Pro Forma
                          ----------  -------------- ---------- -----------     ---------
                                                (in thousands)
Assets:
Cash and cash
 equivalents............  $  79,320      $69,458      $ 7,004    $ (4,638)(15)  $ 154,114
Marketable securities...     25,003           --           --          --          25,003
Accounts receivable
 (net)..................     50,022           --        5,316          --          55,338
Unbilled revenues.......     24,144           --          273          --          24,417
Prepaid expenses and
 other assets...........      7,745           --          384          --           8,129
                          ---------      -------      -------    --------       ---------
    Total current
     assets.............    186,234       69,458       12,977      (4,638)        264,031
Property and equipment,
 net....................     45,446           --        1,383          --          46,829
Intangible assets, net..     49,476           --           --     121,685 (16)    171,161
Other non-current
 assets.................      2,236           --           33          --           2,269
                          ---------      -------      -------    --------       ---------
    Total assets........  $ 283,392       69,458      $14,393    $117,047       $ 484,290
                          =========      =======      =======    ========       =========
Liabilities and
 Stockholders' Equity:
Accounts payable........  $  10,840           --      $   373    $     --       $  11,213
Deferred revenues.......      9,732           --          183          --           9,915
Accrued liabilities.....     17,590           --        1,931          --          19,521
Current portion of long-
 term debt..............        566           --          563        (489)(17)        640
                          ---------      -------      -------    --------       ---------
    Total current
     liabilities........     38,728           --        3,050        (489)         41,289
Long-term debt..........      1,315           --          595        (486)(17)      1,424
                          ---------      -------      -------    --------       ---------
    Total liabilities...     40,043           --        3,645        (975)         42,713
Mandatorily redeemable
 preferred stock of
 subsidiary.............     48,503           --       13,863     (13,863)(18)     48,503
Stockholders' equity
  Common stock..........        648           20           77         (42)(18)        703
  Additional paid-in
   capital..............    304,345       69,438           --     128,735 (18)    502,518
  Accumulated deficit...   (105,791)          --         (674)        674 (18)   (105,791)
  Treasury stock at
   cost.................       (888)          --       (2,518)      2,518 (18)       (888)
  Note receivable from
   stockholder..........       (900)          --           --          --            (900)
  Unearned
   compensation.........     (2,568)          --           --          --          (2,568)
                          ---------      -------      -------    --------       ---------
    Total stockholders'
     equity.............    194,846       69,458       (3,115)    131,885         393,074
                          ---------      -------      -------    --------       ---------
    Total liabilities,
     mandatorily
     redeemable
     preferred stock and
     stockholders'
     equity.............  $ 283,392      $69,458      $14,393    $117,047       $ 484,290
                          =========      =======      =======    ========       =========

        Notes to Pro Forma Condensed Consolidated Financial Information

      The following adjustments were applied to iXL's Consolidated Financial Statements and the financial data of the companies acquired by iXL since January 1, 1998 to arrive at the unaudited Pro Forma Consolidated Financial Information.

(1) Potential common shares consist of Class A, Class B, and Class C Convertible Preferred Stock using the as-converted method, and stock options and warrants using the treasury stock method and contingently issuable shares held in escrow, which are excluded from the computation as their effect is antidilutive.

(2) During 1998, iXL acquired 24 companies and accounted for them using the purchase method. The companies acquired and purchase price, including the shares of common stock and related warrants and options issued, are presented in the table below individually for those acquisitions with a purchase price greater than $2.0 million and in the aggregate for those with a purchase price of less than $2.0 million. The per share fair value of common stock for each acquisition was determined based upon independent appraisals obtained by iXL.

                                                                                 Fair Value
                          Per Share                                                of Net                 Excess of
                          Fair Value Shares of           Cash Used for            Tangible                Cost Over
                            of iXL    Common   Warrants/ Acquisitions,  Total      Assets/              Fair Value of
                            Common     Stock    Options   Net of Cash  Purchase (Liabilities) Assembled  Net Assets
    Business Acquired       Stock     Issued    Issued     Acquired     Price     Acquired    Workforce   Acquired
    -----------------     ---------- --------- --------- ------------- -------- ------------- --------- -------------
Digital Planet .........    $5.50      259,584      --      $ 1,962    $ 3,550     $   (39)    $ 1,012     $ 2,577
Micro Interactive,
 Inc. ..................     5.50      740,000   19,500       1,718      5,809         281         999       4,529
CommerceWAVE, Inc. .....     5.82      877,898   64,434         117      5,459      (1,037)        662       5,134
Image Communications,
 Inc. ..................     5.82      378,999  125,054         753      3,324         381       1,213       1,730
Spinners Incorporated
 .......................     5.82      674,132   66,495       1,383      5,543         499       1,129       3,915
Tekna, Inc. ............     4.50      712,622  125,757         611      4,758         527         820       3,411
Larry Miller
 Productions, Inc.  ....     4.50      113,823  248,135       1,812      3,490        (143)        963       2,670
NetResponse LLC  .......     4.50      701,375   73,625       1,719      5,307       1,312       1,168       2,827
Ionix Development
 Corp. .................     4.50      358,551      --        1,059      3,013         231         778       2,004
Pequot Systems, Inc. ...     4.50      378,066      --          792      2,501         154         357       1,990
Two-Way Communications
 LLC ...................     4.50      269,421      --        1,246      2,469         335         713       1,421
Other Acquisitions......      --     2,295,530   57,215       3,430     14,188         795       6,075       7,318
                                     ---------  -------     -------    -------     -------     -------     -------
 Total..................             7,760,001  780,215     $16,602    $59,411     $ 3,296     $15,889     $39,526
                                     =========  =======     =======    =======     =======     =======     =======

(3) For those companies acquired during 1998 that had a purchase price of greater than $2.0 million, the following table presents the income statements for the period January 1, 1998 through the date of acquisition. Acquisitions with a purchase price less than $2.0 million are aggregated in the Other Acquisitions column.

                                   Micro              Image                      Larry
                                  Inter-             Commun-  Spinners           Miller
                         Digital  active, Commerce- ications, Incorp-  Tekna    Product-
                         Planet    Inc.   WAVE Inc.   Inc.     orated   Inc.   ions, Inc.
                         -------  ------- --------- --------- -------- ------  ----------
  Revenues.............. $1,262    $ 956    $ 563     $ 847    $1,369  $1,990    $2,040
  Cost of revenues......    748      536      458       601       871   1,058     2,114
                         ------    -----    -----     -----    ------  ------   -------
  Gross profit..........    514      420      105       246       498     932       (74)
  Sales and marketing
   expenses.............    168       38      159        61        20     271       314
  General and
   administrative
   expenses.............    397      702      457       564       405     983     1,550
  Research and
   development
   expenses.............    --       --         5       --        --      --        --
  Depreciation..........     30       75       34        65        37      80        47
  Amortization..........    --       --       --        --        --      --        --
                         ------    -----    -----     -----    ------  ------   -------
  Loss from operations..    (81)    (395)    (550)     (444)       36    (402)   (1,985)
  Other (expense),
   income...............    --         1      --         50       --     (179)        2
  Interest income.......    --         6        4       --        --        5         6
  Interest expense......    (35)     (17)     (26)      (37)       (6)     (8)      (36)
                         ------    -----    -----     -----    ------  ------   -------
  Loss before income
   taxes................   (116)    (405)    (572)     (431)       30    (584)   (2,013)
  Income tax expense....    --       --        (1)      --        --      --        --
                         ------    -----    -----     -----    ------  ------   -------
  Net loss..............  $(116)   $(405)   $(573)    $(431)   $   30  $ (584)  $(2,013)
                         ======    =====    =====     =====    ======  ======   =======

                                             Two-Way                           Total for all
                          Pequot    Net-     Commun-     Ionix                   companies
                         Systems, Response, ications, Development    Other      acquired in
                           Inc.    L.L.C.    L.L.C.   Corporation Acquisitions     1998
                         -------- --------- --------- ----------- ------------ -------------
  Revenues..............  $1,354   $3,293    $1,400     $1,484       $5,835       $22,393
  Cost of revenues......   1,100    1,560       718      1,007        3,550        14,321
                          ------   ------    ------     ------       ------       -------
  Gross profit..........     254    1,733       682        477        2,285         8,072
  Sales and marketing
   expenses.............      26        4       --           2          288         1,351
  General and
   administrative
   expenses.............     549    1,540       667        267        1,404         9,485
  Research and
   development
   expenses.............     --       --        --         --           --              5
  Depreciation..........      19       96         8         10          177           678
  Amortization..........     --       --        --         --           --            --
                          ------   ------    ------     ------       ------       -------
  Loss from operations..    (340)      93         7        198          416        (3,447)
  Other (expense),
   income...............     --        (2)      --           1           17          (110)
  Interest income.......       1      --        --           5          --             27
  Interest expense......     --       (98)      (34)        (6)         (29)         (332)
                          ------   ------    ------     ------       ------       -------
  Loss before income
   taxes................    (339)      (7)      (27)       198          404        (3,862)
  Income tax expense....      (6)     --        --         --            (1)           (8)
                          ------   ------    ------     ------       ------       -------
  Net loss..............  $ (345)  $   (7)   $  (27)    $  198       $  403       $(3,870)
                          ======   ======    ======     ======       ======       =======

(4) To record amortization expense for the year ended December 31, 1998 related to the identifiable intangible assets and goodwill acquired in connection with the acquisitions of companies by iXL since January 1, 1998. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over a period of three years. Goodwill is being amortized over five years. Some of the shares issuable at the acquisition dates were placed in escrow. These shares will either be issued to the previous owners of these companies or returned to iXL based upon whether or not performance targets of the respective acquired company are achieved. As of December 31, 1998, iXL has excluded 237,304 shares of common stock that had not been earned under the terms of the acquisition agreements from the recognized purchase price calculations. Any purchase price adjustments resulting from the issuance of these escrowed shares to the previous owners of these companies will be recognized as adjustments to goodwill and will be amortized over the remaining period of the expected benefit. See Note 3 to iXL's Consolidated Financial Statements as of and for the year ended December 31, 1998. 50,000 of these shares have since been earned and have been released from escrow since December 31, 1998. 100,000 of these shares have reverted back to iXL, since the performance target was not achieved. The remaining 137,304 shares are to remain in escrow until December 1999, the deadline for meeting the relevant performance target.

(5) To reflect the following adjustments to interest expense:

     . In connection with the acquisition of 14 of the companies acquired by iXL since January 1, 1998, iXL repaid approximately $7.3 million in debt. Interest expense was reduced by $371,000, representing the reversal of the interest expense recorded by the acquired companies as if the repayments had occurred on January 1, 1998. The amount was calculated based upon the actual interest expense recorded by the acquired companies on the related debt from January 1, 1998 to the respective acquisition date.

     . In connection with the acquisition of 17 of the companies acquired by iXL since January 1, 1998, iXL paid approximately $16.9 million in cash which was used for a combination of repayment of acquired company debt and as a component of the purchase price. Interest expense was increased by $1.0 million, representing the interest expense iXL would have recorded had the acquisition occurred on January 1, 1998. This interest expense adjustment was calculated by applying iXL's incremental borrowing rate to the amount of cash paid for each acquisition from January 1, 1998 to the respective acquisition date. The interest rate used was prime plus 2%, which is the interest rate on iXL's current credit agreement which was entered into during 1998.

     . A decrease in interest expense of $43,000 due to the repayment of $9.4 million of revolving debt from the proceeds of the issuance of 22,825 shares of Class A Convertible Preferred Stock in January 1999. This debt was outstanding for a period of 17 days in 1998 (from December 14, 1998 through December 31, 1998). The interest expense adjustment was calculated based on the actual interest expense incurred by iXL on the revolving debt during the period noted.

     . A decrease in interest expense of $450,000 due to the repayment of $13.1 million of debt with the proceeds from iXL's initial public offering. This debt was outstanding for 153 days during the year ended December 31, 1998. This adjustment was calculated based upon the actual interest expense incurred by iXL on this debt during the period noted.

 (6) To record:

     .  accretion of $1.8 million on the CFN Series B Convertible
        Preferred Stock as if it were outstanding for the full year; the difference between the carrying value of $38.1 million and the redemption value of $50.0 million will be accreted on a straight-line basis up through the mandatory redemption date of December 31, 2005; and

     . elimination of accretion of $9.1 million recorded with respect to iXL's preferred stock which was reclassified into common stock upon iXL's initial public offering.

 (7) To reflect the historical results of operations for Tessera Enterprise Systems for the year ended December 31, 1998.

 (8) To record amortization expense related to the identifiable intangible assets and goodwill acquired in connection with the merger as though the merger had occurred on January 1, 1998. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over a period of three years. Goodwill is being amortized over five years.

 (9) In connection with the proposed acquisition of Tessera Enterprise Systems, iXL expects to repay approximately $975,000 of Tessera Enterprise Systems debt. This adjustment reflects the reversal of the interest expense recorded by Tessera Enterprise Systems as if the repayment had occurred on January 1, 1998 and was calculated based upon the actual interest expense recorded by Tessera Enterprise Systems for the year ended December 31, 1998 of $100,000 and the nine months ended September 30, 1999 of $75,000.

(10) To reflect:

     . A decrease in interest expense due to the repayment of $9.4 million of revolving debt. This amount of debt was outstanding for a period of 19 days in 1999 (from January 1, 1999 through January 20, 1999). The interest expense adjustment was calculated based on the actual interest expense incurred by iXL on the revolving debt during the period noted; and

     . A decrease in interest expense due to the repayment of $13.1 million of debt upon the closing of iXL's initial public offering and the related decrease in interest expense. The interest expense adjustment was calculated based upon the actual interest expense incurred by iXL. This debt bears interest at the rate of prime plus 2% under iXL's credit agreement. This debt was outstanding for 158 days in the nine months ended September 30, 1999.

(11) To record:

     . additional accretion of $753 on the CFN Series B Convertible Preferred Stock as if it were outstanding for the full nine-month period ended September 30, 1999; and

     . elimination of accretion of $19.9 million recorded with respect to iXL's preferred stock which was reclassified into common stock upon iXL's initial public offering.

(12) To reflect the unaudited historical results of operations for Tessera Enterprise Systems for the nine months ended September 30, 1999.

(13) To reflect the sale of 2,000,000 shares of common stock by iXL at $37.00 per share and the application of the resulting net proceeds of approximately $69.5 million.

(14) Represents the balance sheet of Tessera Enterprise Systems as of September 30, 1999.

(15) To reflect the following adjustments to cash:

     . repayment of Tessera Enterprise Systems bank borrowings of $975,000.

     . payment of $1.1 million of Tessera Enterprise Systems' legal, accounting and investment banker fees in connection with the proposed acquisition;

     .  payment of transaction costs incurred by iXL of $400,000; and

     . cash redemption of $2.2 million related to a portion of Tessera Enterprise Systems preferred stock, including accrued dividends. Tessera Enterprise Systems Series B Preferred Stock will be fully redeemed for approximately $1.2 million including accrued dividends. Approximately $1.0 million will be payable to holders of Tessera Enterprise Systems Series C Preferred Stock in connection with the exchange of Tessera Enterprise Systems
        Series C Preferred Stock for iXL common stock in connection with the merger. Tessera Enterprise Systems Series A and D Preferred Stock will be converted into Tessera Enterprise Systems common stock, which will be exchanged for iXL common stock upon closing of the merger.

(16) The fair value of the net tangible assets to be acquired by iXL in the merger approximates the net book value of such assets. The excess of purchase price over the fair value of net assets acquired will be allocated to assembled workforce and goodwill. Approximately $6.1 million of the intangible assets has been allocated to assembled workforce and will be amortized over three years. The remainder has been allocated to goodwill and will be amortized over five years.

(17) Represents the repayment of bank borrowings of Tessera Enterprise Systems at closing.

(18) Represents the elimination of Tessera Enterprise Systems' stockholders equity, the recording of the issuance of 3,469,548 shares of iXL stock in connection with the proposed acquisition of Tessera Enterprise Systems and the assumption of Tessera Enterprise Systems stock options by iXL. The purchase price for Tessera Enterprise Systems was computed as follows:

     Value of shares of common stock issued in the proposed
      acquisition................................................ $113,628(a)
     Value of options assumed in the proposed acquisition........   15,141(b)
     Cash paid in conjunction with acquisition...................    4,638(c)
                                                                  --------
      Total Purchase Price....................................... $133,407
                                                                  ========

    --------
    (a) The value of the shares of iXL common stock issued in the acquisition is based on the expected number of shares to be issued of 3,469,548 times a share price of $32.75. The share price used in this computation is based upon the average closing stock price for the five day period beginning two days before and ending two days after the terms of the transaction were agreed to and announced (October 4, 1999).

    (b) The value of the Tessera Enterprise Systems options assumed in the acquisition is based on the number of iXL options issued to replace the Tessera Enterprise Systems options outstanding as of the date the transaction was announced. Such options have been valued using the Black Scholes option pricing model. The variables and assumptions used in computing the fair value of options assumed are as follows: the exercise prices range from $0.04 per option to $2.83 per option; the fair value of the underlying stock equals $32.75; a dividend yield of 0%, expected volatility of 85%, risk free interest rate of 5.73% and an expected life of 3 to 4 years.

    (c) See Note 15 above.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF iXL

      You should read the following selected Consolidated Financial Data with "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL" and iXL's audited Consolidated Financial Statements included elsewhere in this prospectus. iXL commenced operations effective
May 1, 1996. All of iXL's acquisitions have been accounted for using the purchase method, and accordingly, the statement of operations data of iXL for all periods presented reflect the results of operations from these businesses from their respective acquisition dates. The consolidated statement of operations data set forth below for the eight months ended December 31, 1996, the years ended December 31, 1997 and 1998, and the consolidated balance sheet data at December 31, 1996, 1997 and 1998 are derived from and qualified by reference to iXL's audited Consolidated Financial Statements, which appear elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data at September 30, 1999 are derived from and are qualified by reference to, iXL's unaudited Consolidated Financial Statements, which appear elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period.


                            Eight Months    Years Ended      Nine Months Ended
                               Ended       December 31,        September 30,
                            December 31, ------------------  ------------------
                                1996       1997      1998      1998      1999
                            ------------ --------  --------  --------  --------
Consolidated Statement of
Operations Data:                 (in thousands, except per share data)
Revenues..................    $ 5,379    $ 18,986  $ 64,767  $ 35,507  $142,639
Cost of revenues..........      3,577      11,343    44,242    25,613    83,291
                              -------    --------  --------  --------  --------
  Gross profit............      1,802       7,643    20,525     9,894    59,348
Sales and marketing
 expenses.................        812       3,903    17,325     9,496    32,418
General and administrative
 expenses.................      1,247       9,114    30,163    15,839    50,125
Research and development
 expenses.................         --       4,820     4,408     3,473     3,489
Depreciation..............        372       1,408     5,217     2,915     8,499
Amortization..............        928       5,191    10,590     5,992    13,013
                              -------    --------  --------  --------  --------
  Loss from operations....     (1,557)    (16,793)  (47,178)  (27,821)  (48,196)
Other income (expense),
 net......................         48         116       (28)       40      (183)
Loss on equity
 investment...............       (249)     (1,443)   (1,640)   (1,287)      (65)
Interest income...........         32         136       750       551     2,180
Interest expense..........        (30)       (238)     (770)     (322)     (829)
                              -------    --------  --------  --------  --------
  Loss before income
   taxes..................     (1,756)    (18,222)  (48,866)  (28,839)  (47,093)
Income tax benefit........        302       2,782        --        --        --
                              -------    --------  --------  --------  --------
  Net loss................     (1,454)    (15,440)  (48,866)  (28,839)  (47,093)
Dividends and accretion on
 mandatorily redeemable
 preferred stock..........         --          --    (9,099)   (5,096)  (20,514)
                              -------    --------  --------  --------  --------
  Net loss available to
   common stockholders....    $(1,454)   $(15,440) $(57,965) $(33,935) $(67,607)
                              =======    ========  ========  ========  ========
Basic and diluted net loss
 per common share.........    $ (0.37)   $  (2.36) $  (4.92) $  (3.28) $  (1.85)
                              =======    ========  ========  ========  ========
Weighted average common
 shares outstanding.......      3,972       6,540    11,777    10,348    36,447

                                           As of December 31,         As of
                                        ------------------------- September 30,
                                         1996     1997     1998       1999
                                        ------- -------- -------- -------------
Consolidated Balance Sheet Data:                    (in thousands)
Cash and cash equivalents.............  $   409 $ 23,038 $ 19,259   $ 79,320
Working capital.......................      217   23,879   27,119    147,506
Total assets..........................   16,472   57,612  142,951    283,392
Debt, including current portion.......      691    1,273   21,420      1,881
Mandatorily redeemable preferred
 stock................................       --   29,930   65,679         --
Mandatorily redeemable preferred stock
 of subsidiary........................       --       --    9,839     48,503
Stockholders' equity..................   12,989   21,950   25,560    194,846

      iXL operates in two business segments: strategic Internet services, which includes Internet strategy consulting, Internet business solutions and solution sets; and CFN, an e-commerce platform for marketing financial services and employee benefits. Information concerning the results of operations in these business segments is as follows:

                           iXL, Inc. (iXL Enterprises, Inc., excluding Consumer
                           Financial Network, Inc.) Statement of Operations Data
                          ------------------------------------------------------------
                             Year Ended       Nine Months Ended   Three Months Ended
                            December 31,        September 30,        September 30,
                          ------------------  ------------------  --------------------
                            1997      1998      1998      1999      1998       1999
                          --------  --------  --------  --------  ---------  ---------
                                              (in thousands)
Revenue (1).............  $ 19,131  $ 64,658  $ 35,534  $141,782  $  18,172  $  63,548
Cost of revenue (2).....    11,343    41,530    23,710    80,810     11,927     35,661
                          --------  --------  --------  --------  ---------  ---------
  Gross profit..........     7,788    23,128    11,824    60,972      6,245     27,887
Sales and marketing
 expenses (2)...........     3,220    13,555     7,473    24,779      3,696      9,568
General and
 administrative expenses
 (2)....................     6,958    25,396    12,759    43,550      5,622     16,784
Research and development
 expenses...............     3,282     2,720     1,933       762        935         86
Depreciation............     1,328     4,542     2,483     7,386      1,071      2,769
Amortization............     5,135    10,534     5,950    12,963      3,087      4,311
                          --------  --------  --------  --------  ---------  ---------
  Loss from operations..   (12,135)  (33,619)  (18,774)  (28,468)    (8,166)    (5,631)
Other (expenses) income,
 net....................       116       (28)       40      (182)       (13)       (69)
Loss on equity
 investment.............    (1,443)   (1,640)   (1,287)      (65)      (384)        --
Interest income.........       136       713       551     1,386        181        919
Interest expense........      (234)     (750)     (308)     (821)      (266)      (133)
                          --------  --------  --------  --------  ---------  ---------
  Loss before income
   taxes................   (13,560)  (35,324)  (19,778)  (28,150)    (8,648)    (4,914)
Income tax expense......        --        --        --        --         --         --
                          --------  --------  --------  --------  ---------  ---------
  Net loss..............  $(13,560) $(35,324) $(19,778) $(28,150) $  (8,648) $  (4,914)
                          ========  ========  ========  ========  =========  =========
--------
(1) Includes intercompany revenues of $145 and $142 for the years ended
    December 31, 1997 and 1998, of $124 and $159 for the three months ended
    September 30, 1998 and 1999, and of $124 and $344 for the nine months ended
    September 30, 1998 and 1999 earned on services performed for Consumer
    Financial Network, Inc. which are eliminated in consolidation.
(2) Includes non-cash stock compensation expense as follows:

                             Year Ended       Nine Months Ended   Three Months Ended
                            December 31,        September 30,        September 30,
                          ------------------  ------------------  --------------------
                            1997      1998      1998      1999      1998       1999
                          --------  --------  --------  --------  ---------  ---------
                                              (in thousands)
  Cost of revenue.......        --       133        --       355         --        290
  Sales and marketing
   expenses.............        --       115        --       939         --        464
  General and
   administrative
   expenses.............        --     1,393        --     1,425         --        158

                               Consumer Financial Network, Inc. Statement of
                                              Operations Data
                          ------------------------------------------------------------
                             Year Ended      Nine Months Ended    Three Months Ended
                            December 31,       September 30,         September 30,
                          -----------------  -------------------  --------------------
                           1997      1998      1998      1999       1998       1999
                          -------  --------  --------  ---------  ---------  ---------
                                              (in thousands)
Revenue.................  $    --  $    251  $     97  $   1,201  $      75  $     342
Cost of revenue.........       --     2,712     1,903      2,481        701      1,003
                          -------  --------  --------  ---------  ---------  ---------
  Gross profit..........       --    (2,461)   (1,806)    (1,280)      (626)      (661)
Sales and marketing
 expenses (1)(2)........      683     3,770     2,023      7,843        877      3,459
General and
 administrative expenses
 (1)(3).................    2,301     4,767     3,080      6,586      1,399      2,307
Research and development
 expenses (1)(4)........    1,538     1,830     1,664      2,856        433      1,089
Depreciation............       80       675       432      1,113        190        515
Amortization............       56        56        42         50         14         18
                          -------  --------  --------  ---------  ---------  ---------
  Loss from operations..   (4,658)  (13,559)   (9,047)   (19,728)    (3,539)    (8,049)
Other (expenses) income,
 net....................       --                  --         (1)        --         --
Loss on equity
 investment.............       --                  --         --         --         --
Interest income.........       --        37        --        794         --        528
Interest expense........       (4)      (20)      (14)        (8)        (9)        (3)
                          -------  --------  --------  ---------  ---------  ---------
  Loss before income
   taxes................   (4,662)  (13,542)   (9,061)   (18,943)    (3,548)    (7,524)
Income tax expense......       --        --        --         --         --         --
                          -------  --------  --------  ---------  ---------  ---------
  Net loss..............  $(4,662) $(13,542) $ (9,061) $ (18,943) $  (3,548) $  (7,524)
                          =======  ========  ========  =========  =========  =========
--------
(1)  Includes non-cash stock compensation expense as follows:
                             Year Ended      Nine Months Ended    Three Months Ended
                            December 31,       September 30,         September 30,
                          -----------------  -------------------  --------------------
                           1997      1998      1998      1999       1998       1999
                          -------  --------  --------  ---------  ---------  ---------
                                              (in thousands)
  Cost of revenue.......       --        --        --        188         --        138
  Sales and marketing
   expenses.............       --        --        --        427         --        227
  General and
   administrative
   expenses.............       --        --        --         67         --          8

(2) Includes intercompany expenses of $145 and $142 for the years ended December 31, 1997 and 1998, of $124 and $67 for the three months ended September 30, 1998 and 1999 and of $124 and $204 for the nine months ended September 30, 1998 and 1999 related to work performed for Consumer Financial Network, Inc. by iXL, Inc. which are eliminated in consolidation.
(3) Includes intercompany expenses of $11 for the three and nine months ended September 30, 1999 related to work performed for Consumer Financial Network, Inc. by iXL, Inc. which are eliminated in consolidation.
(4) Includes intercompany expenses of $81 and $129 for the three and nine months ended September 30, 1999 related to work performed for Consumer Financial Network, Inc. by iXL, Inc. which are eliminated in consolidation.

       SELECTED CONSOLIDATED FINANCIAL DATA OF TESSERA ENTERPRISE SYSTEMS

      You should read the following selected Consolidated Financial Data with "Management's Discussion and Analysis of Financial Condition and Results of Operations for Tessera Enterprise Systems" and Tessera Enterprise Systems' audited Consolidated Financial Statements included elsewhere in this prospectus. Tessera Enterprise Systems commenced operations effective February 15, 1995. The consolidated statement of operations data set forth below for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from and qualified by reference to Tessera Enterprise Systems' audited Consolidated Financial Statements, which appear elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from Tessera Enterprise Systems' audited Consolidated Financial Statements. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data at September 30, 1999 are derived from and are qualified by reference to Tessera Enterprise Systems' unaudited Consolidated Financial Statements, which appear elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period.

                         February 15,
                         1995 through      Years Ended          Nine Months Ended
                         December 31,      December 31,           September 30,
                         ------------ ------------------------  ------------------
                             1995      1996    1997     1998      1998      1999
                         ------------ ------  -------  -------  --------  --------
                                            (in thousands)
Consolidated Statement
 of
 Operations Data:
Revenues................   $   622    $6,968  $16,212  $20,248  $ 14,842   $17,618
Cost of revenues........       970     5,770   10,643   12,249     9,019     9,772
Selling, general and
 administrative.........       831     1,956    5,034    7,263     5,363     7,657
                           -------    ------  -------  -------  --------  --------
  Income (loss) from
   operations...........    (1,179)     (758)     535      736       460       189
Interest income.........        43        34       37      339       259       163
Interest expense........        (1)      (36)    (142)    (135)      (96)     (106)
Other income (expense),
 net....................       --        --        (3)       1         1         7
                           -------    ------  -------  -------  --------  --------
  Income before income
   taxes................    (1,137)     (760)     427      941       624       253
Provision for income
 taxes..................       --        --        10       39        25        38
                           -------    ------  -------  -------  --------  --------
  Net income............   $(1,137)   $  760  $   417  $   902  $    599   $   215
                           =======    ======  =======  =======  ========  ========

                                          As of December 31,           As of
                                        -------------------------  September 30,
                                         1996     1997     1998        1999
                                        -------  -------  -------  -------------
Consolidated Balance Sheet Data                    (in thousands)
Cash and cash equivalents.............. $ 2,247  $ 8,287  $ 8,341     $ 7,004
Working capital........................   1,891    4,592   10,368       9,926
Total assets...........................   6,169   13,377   14,861      14,393
Debt, including current portion........   1,050    1,379    1,427       1,158
Redeemable preferred stock.............   4,640   11,889   13,526      13,863
Stockholders' deficit..................  (2,022)  (1,699)  (2,717)     (3,115)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS FOR iXL

      You should read the following discussion of the financial condition and results of operations of iXL with "Selected Consolidated Financial Data of iXL," "Pro Forma Consolidated Financial Information of iXL" and iXL's Consolidated Financial Statements, including the Notes included elsewhere in this prospectus.

Overview

      iXL is a leading Internet services company which provides Internet strategy consulting and comprehensive Internet-based solutions to Fortune 1000 companies and other corporate users of information technology. iXL helps businesses identify how the Internet can be used to their competitive advantage and uses its expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions.

      iXL was founded in March 1996, and since that time has acquired a total of 35 companies. All of iXL's acquisitions have been accounted for using the purchase method. Therefore, the historical financial data include the results of operations of companies acquired from their respective acquisition dates. iXL has incurred substantial losses since its inception and anticipates continuing to incur substantial losses for the foreseeable future. As of September 30, 1999, iXL had an accumulated deficit of approximately $113 million. Although iXL has experienced revenue growth, this growth may not be sustainable or indicative of future results of operations.

      iXL's customers generally retain iXL on a project-by-project basis. iXL typically does not have material contracts that commit a customer to use its services on a long-term basis. Revenue is recognized primarily using the percentage of completion method on a contract-by-contract basis. iXL's use of the percentage of completion method of revenue recognition requires management to estimate the degree of completion of each project. To the extent these estimates prove to be inaccurate, the revenues and gross profits reported for periods during which work on the project is ongoing may not accurately reflect the final results of the project. Any anticipated losses on projects are charged to earnings when identified. Historically, iXL has primarily priced its projects on a fixed-price basis, rather than on a time-and-materials basis, and it typically assumes the fixed-price contracts of companies it acquires. In order to mitigate risks associated with fixed-price contracts, where possible iXL is negotiating new contracts on a time-and-materials basis. iXL has implementated an internally developed estimation process to determine the fixed price for an engagement, and standardize pricing throughout its offices. This methodology incorporates standard personnel billing rates, project implementation risks and the overall technical complexity of the project. We believe that the standardization of pricing throughout our network of offices will decrease project pricing risk. iXL attempts to price larger, fixed-price contracts on a three-phase basis--strategic review, design and implementation. Each phase is priced separately, immediately prior to its commencement. Currently, less than a third of iXL's revenues are derived from contracts priced on a three-phase basis. See "Risk Factors--Risks Related to iXL's Business--Our fixed-price contracts involve financial risk."

      Through both acquisitions and its directed marketing efforts, iXL has established a diversified base of clients in a wide range of industries, including the industries targeted by iXL's marketing efforts. However, we derive a significant portion of our revenue from a small number of clients, including General Electric which represented approximately 13% of our revenue in the third quarter of 1999, and may account for a larger portion of our revenue in the future.

      iXL's revenues are comprised of fees from Internet strategy consulting, Internet-based business solutions and iXL Solution Sets. iXL's revenue composition has changed substantially from inception, and iXL expects further change as its business develops. Historically, a substantial majority of iXL's revenues have been derived from traditional web site development and the implementation of iXL's Solution Sets. To succeed, iXL must leverage its existing relationships and establish new relationships in order to substantially increase the revenues derived from more comprehensive strategic Internet services.

      We have entered into multi-year services agreements with General Electric and Delta Air Lines under which we have agreed to provide strategic Internet services. These agreements guarantee minimum payments to iXL for services provided by iXL. In connection with these agreements, we have issued warrants to General Electric and Delta Air Lines which will result in non-cash charges that will reduce our reported revenue. For Delta Air Lines, this charge will be approximately $1.2 million, reducing the $10 million of guaranteed revenue from Delta Air Lines in 1999 and early 2000 to $8.8 million, and for General Electric this charge will be approximately $4.8 million, reducing the $20 million of guaranteed revenue from General Electric in 1999 and early 2000 to $15.2 million.

      iXL's expenses include cost of revenues, sales and marketing, general and administrative, and research and development expenses. Cost of revenues includes salaries, benefits and related overhead expenses associated with the generation of revenues. Sales and marketing expenses include promotion, new business generation expenses and the salary and benefit costs of personnel in these functions. General and administrative expenses include management, accounting, legal and human resources costs. Research and development expenses include salary and benefit costs of technical personnel developing Solution Sets and component frameworks. iXL's expenses also include non-cash charges related to option grants and warrant issuances.

      In connection with (1) the reasonable efforts of GE Capital Equity Investments, Inc. to provide the CFN program to its employees and (2) the marketing agreement among iXL and General Electric, iXL has issued warrants to purchase 1,500,000 shares of common stock to General Electric. iXL believes the value of these marketing services to be $1.2 million and accordingly this marketing campaign is expected to result in $1.2 million of marketing expenses to be recorded in the 12 month period from April 1999 through March 2000. Net loss available to common stockholders and stockholders' equity will also be impacted by non-cash charges related to this warrant issuance.

      iXL's future success will depend in large part upon its ability to attract, train and retain additional highly skilled executive-level management and creative, technical, consulting and sales personnel. Competition for such personnel is intense, and iXL is unsure that it will be successful in attracting, training and retaining such personnel. Historically, iXL has experienced significant employee turnover, and its ability to control employee turnover will have a significant impact on its profitability.

      CFN has expended and will continue to expend significant resources to build electronic data interchange interfaces with participating institutions, to grow its technology infrastructure, to add additional participating companies and employees to the program and to establish access to the YouDecide.com web site. In addition, CFN has expended and will continue to expend significant resources to promote its YouDecide.com brand and web site. Each of these expenditures must be incurred in advance of the recognition of revenue. None of these expenses is incurred under long-term vendor contracts. As a result, these expenses are expensed as incurred, except for fixed asset purchases which are depreciated over their expected useful lives. CFN recognizes revenue upon completion of an end-user transaction through the CFN operating network, which also will require the realization of expenses in advance of related revenue. To date, the volume of transactions on CFN has been limited and, accordingly, the revenue recognized has been minimal. As a result, iXL may not be able to achieve or sustain profitability. CFN incurred an operating loss of $19.7 million for the nine months ended September 30, 1999. See "Risk Factors--Risks Related to Our CFN Subsidiary--CFN's business model is new and unproven" and "--CFN must expend significant resources to grow its infrastructure."

      iXL incurred non-cash stock compensation expense related to its option grants for the year ended December 31, 1998, totaling $1.6 million and for the nine months ended September 30, 1999, totaling $3.4 million. iXL expects to recognize approximately $3.7 million in 1999, $1.0 million in 2000, $780,000 in 2001, $406,000 in 2002 and $76,000 in 2003 in stock compensation expense relating to the grant of options in 1998 and 1999.

Acquisition Program

      iXL has acquired a total of 35 businesses since its inception and intends to continue acquiring similar businesses. iXL evaluates acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and contract backlog. Qualitative factors include strategic and cultural fit, management skills, customer base and technical proficiency. Most of the consideration paid by iXL for prior acquisitions has been in the form of common stock. iXL anticipates that common stock and options to acquire common stock will continue to constitute most of the consideration used to make future acquisitions. iXL's acquisition program will result in additional ownership dilution to investors participating in this offering.

      On October 4, 1999, we entered into an Agreement and Plan of Merger with Tessera Enterprise Systems, Inc., a Wakefield, Massachusetts enterprise relationship management solutions firm, for a purchase price of approximately $120 million. The acquisition is expected to provide enterprise relationship management expertise and expand our workforce by approximately 130 employees.

      All of iXL's acquisitions have been accounted for using the purchase method. The results of operations of the acquired entities are consolidated with those of iXL from the date of the acquisition. For each acquisition, a portion of the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values on the acquisition date. A portion of the purchase price in excess of tangible and identifiable intangible assets and liabilities assumed is allocated to goodwill and amortized on a straight-line basis over the estimated period of benefit, which is primarily five years. Identifiable intangible assets consist primarily of assembled workforce and are being amortized over a period of three years. iXL expects additional acquisition-related amortization expense as a result of its acquisition program.

      We believe our historical acquisitions have contributed to our growth by rapidly expanding our employee base, geographic coverage, client base, industry expertise and technical skills.

      iXL anticipates that a material portion of its future growth will be accomplished by acquiring existing businesses. A significant portion of iXL's growth in personnel has been through acquisitions. The success of this plan depends upon, among other things, iXL's ability to integrate acquired personnel, operations, products and technologies into its organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. iXL cannot guarantee that it will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms to finance such acquisitions, consummate such acquisitions or successfully integrate acquired personnel and operations. See "Risk Factors--Risks Related to iXL's Business--We may be unable to continue to grow at our historical growth rates or to effectively manage our growth" and "--Our continued growth is dependent on the successful completion of acquisitions."

Quarterly Historical Results of Operations

      The following table presents the unaudited historical quarterly results of operations. We believe that our historical financial statements are not necessarily indicative of future results of operations. You should read these quarterly historical results of operations with the historical audited financial statements of iXL and certain of the companies acquired by iXL since January 1, 1998 and related Notes.

                                                  Three Months Ended
                          -------------------------------------------------------------------------
                           March             September  December   March
                            31,    June 30,     30,       31,       31,     June 30,  September 30,
                           1998      1998      1998       1998      1999      1999        1999
                          -------  --------  ---------  --------  --------  --------  -------------
                                                    (in thousands)
Revenues................  $ 6,864  $ 10,520  $ 18,123   $ 29,260   $33,012  $ 45,896    $ 63,731
Cost of revenues........    4,899     8,086    12,628     18,629    19,583    27,044      36,664
                          -------  --------  --------   --------  --------  --------    --------
Gross profit............    1,965     2,434     5,495     10,631    13,429    18,852      27,067
Sales and marketing
 expenses...............    2,036     2,887     4,573      7,829     8,150    11,308      12,960
General and administra-
 tive expenses..........    2,956     5,862     7,021     14,324    15,725    15,320      19,080
Research and development
 expenses...............      907     1,322     1,244        935     1,058     1,337       1,094
Depreciation............      699       955     1,261      2,302     2,284     2,931       3,284
Amortization............    1,182     1,709     3,101      4,598     4,351     4,333       4,329
                          -------  --------  --------   --------  --------  --------    --------
Loss from operations....  $(5,815) $(10,301) $(11,705)  $(19,357) $(18,139) $(16,377)   $(13,680)
                          =======  ========  ========   ========  ========  ========    ========

Comparison of Nine Months Ended September 30, 1999 and September 30, 1998

      Revenues. Revenues increased $107.1 million, or 302%, to $142.6 million for the nine months ended September 30, 1999 from $35.5 million for the nine months ended September 30, 1998. The increase was primarily attributable to a series of acquisitions and to an aggressive hiring initiative which expanded our client base and headcount. The growth was also due to an increase in the number and size of client engagements and the development and growth of industry practice groups.

      Cost of revenues. Cost of revenues increased $57.7 million, or 225%, to $83.3 million for the nine months ended September 30, 1999 from $25.6 million for the nine months ended September 30, 1998. As a percentage of revenues, cost of revenues decreased to 58% for the nine months ended September 30, 1999, down from 72% for the nine months ended September 30, 1998. The dollar increase was primarily attributable to an increase in headcount due to the integration of the companies acquired by iXL, organic growth in billable headcount, as well as to employee training and the development of CFN. Also included in this increase was $543,000 of non-cash expense related to stock compensation charges. The decrease as a percentage of revenues was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

      Sales and marketing expenses. Sales and marketing expenses increased $22.9 million, or 241%, to $32.4 million for the nine months ended September 30, 1999 from $ 9.5 million for the nine months ended September 30, 1998. As a percentage of revenues, sales and marketing expenses decreased to 23% for the nine months ended September 30, 1999, down from 27% for the nine months ended September 30, 1998. The dollar increase was primarily attributable to the increase in headcount due to the development of iXL's sales and marketing infrastructure and staff. Also included in this increase was $1.4 million of non-cash expense related to stock compensation charges.

      General and administrative expenses. General and administrative expenses increased $34.3 million, or 216%, to $50.1 million for the nine months ended September 30, 1999 from $15.8 million for the nine months ended September 30, 1998. As a percentage of revenues, general and administrative expenses decreased to 35% for the nine months ended September 30, 1999, from 45% for the nine months ended September 30, 1998. The dollar increase was primarily attributable to the increase in headcount due to the integration of the companies acquired by iXL since January 1, 1998, as well as the expansion of management infrastructure to support the growth in iXL's operations. Also included in this increase was $1.5 million of non-cash expense related to stock compensation charges.

      Research and development expenses. Research and development expenses remained constant at $3.5 million for the nine months ended September 30, 1999 from the nine months ended September 30, 1998. As a percentage of revenues, research and development expenses decreased to 2% for the nine months ended September 30, 1999, from 10% for the nine months ended September 30, 1998.

      Depreciation. Depreciation expenses increased $5.6 million, or 192%, to $8.5 million for the nine months ended September 30, 1999 from $2.9 million for the nine months ended September 30, 1998. The increase primarily related to the depreciation of assets of the companies acquired by iXL since January 1, 1998 and the investments in physical infrastructure at these companies after acquisition.

      Amortization. Amortization expenses increased $7.0 million, or 117%, to $13.0 million for the nine months ended September 30, 1999 from $6.0 million for the nine months ended September 30, 1998. The increase was a result of the amortization of goodwill and assembled workforce recorded in connection with the acquisitions which took place during 1998.

Comparison of Three Months Ended September 30, 1999 and June 30, 1999

      Revenues. Revenues increased $17.8 million, or 39%, to $63.7 million for the quarter ended September 30, 1999 from $45.9 million for the quarter ended June 30, 1999. The increase was attributable to an aggressive hiring initiative that expanded our client base and headcount. The growth was also due to an increase in the number and size of client engagements and the development and growth of industry practice groups. Specifically, average annualized revenue from our top ten clients increased from $7.1 million during the quarter ended June 30, 1999 to $9.2 million during the quarter ended September 30, 1999. iXL may not experience a comparable increase in revenue growth in the future.

      Cost of revenues. Cost of revenues increased $9.6 million, or 36%, to $36.7 million for the quarter ended September 30, 1999 from $27.0 million for the quarter ended June 30, 1999. As a percentage of revenues, cost of revenues decreased from 59% for the quarter ended June 30, 1999 to 58% for the quarter ended September 30, 1999. The dollar increase was primarily attributable to an increase in headcount due to organic growth in billable headcount, as well as to employee training and the development of the CFN platform. The decrease as a percentage of revenues was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

      Sales and marketing expenses. Sales and marketing expenses increased $1.7 million, or 15%, to $13.0 million for the quarter ended September 30, 1999 from $11.3 million for the quarter ended June 30, 1999. As a percentage of revenues, sales and marketing expenses decreased from 25% for the quarter June 30, 1999 to 20% for the quarter ended September 30, 1999. While this decrease in percent of revenues demonstrates the company's ability to sustain substantial growth without a corresponding increase in expense, iXL does expect its sales and marketing expenses to increase as it continues to grow. The dollar increase was primarily attributable to the increase in headcount due to the development of iXL's sales and marketing infrastructure and staff.

      General and administrative expenses. General and administrative expenses increased $3.8 million, or 25%, to $19.1 million for the quarter ended September 30, 1999 from $15.3 million for the quarter ended June 30, 1999. As a percentage of revenues, general and administrative expenses decreased from 33% for the quarter ended June 30, 1999 to 30% for the quarter ended September 30, 1999. While this decrease in percent of revenues demonstrates the company's ability to sustain substantial growth without a corresponding increase in expenses, iXL does expect its general and administrative expenses to increase as it continues to grow. The dollar increase was primarily attributable to the expansion of management infrastructure to support the growth in iXL's operations.

      Research and development expenses. Research and development expenses decreased $243,000, or 18%, to $1.1 million for the quarter ended September 30, 1999 from $1.3 million for the quarter ended June 30, 1999. As a percentage of revenues, research and development expenses decreased from 3% for the quarter ended June 30, 1999 to 2% for the quarter ended September 30, 1999.

      Depreciation. Depreciation expenses increased $353,000 to $3.3 million for the quarter ended September 30, 1999 from $2.9 million for the quarter ended June 30, 1999. The increase related to the depreciation of assets was attributable to the investments in physical infrastructure required by iXL's continued growth.

      Amortization. Amortization expense remained at $4.3 million for the quarter ended September 30, 1999 from the quarter ended June 30, 1999.

Comparison of Three Months Ended June 30, 1999 and March 31, 1999

      Revenues. Revenues increased $12.9 million, or 39%, to $45.9 million for the quarter ended June 30, 1999 from $33.0 million for the quarter ended March 31, 1999. This increase was primarily attributable to an increased number and size of engagements for existing and new customers, and to a significant increase in newly hired, billable consultants. Specifically, average annualized revenue for our top ten clients increased from $3.6 million during the quarter ended March 31, 1999 to $7.1 million during the quarter ended June 30, 1999, while billable employees for the same time periods increased from 810 to 1,060.

      Cost of revenues. Cost of revenues increased $7.4 million, or 38%, to $27.0 million for the quarter ended June 30, 1999 from $19.6 million for the quarter ended March 31, 1999. As a percentage of revenues, cost of revenues remained at 59% for the quarter ended June 30, 1999, the same as for the quarter ended March 31, 1999. The dollar increase was directly attributable to a significant increase in newly hired billable consultants and number and size of engagements.

      Sales and marketing expenses. Sales and marketing expenses increased $3.2 million, or 39%, to $11.3 million for the quarter ended June 30, 1999 from $8.2 million for the quarter ended March 31, 1999. As a percentage of revenues, sales and marketing expenses remained at 25% for the quarter ended June 30, 1999, the same as for the quarter ended March 31, 1999. A 13% increase in sales and marketing professionals coupled with an increase in sales commissions associated with iXL's increased revenues resulted in the increased sales and marketing expenses for the quarter ended June 30, 1999. The quarter ended June 30, 1999 also included $500,000 non-cash marketing expense related to warrant issuances compared to zero in the quarter ended March 31, 1999.

      General and administrative expenses. General and administrative expenses decreased $405,000, or 3%, to $15.3 million for the quarter ended June 30, 1999 from $15.7 million for the quarter ended March 31, 1999. As a percentage of revenues, general and administrative expenses decreased from 48% for the quarter ended March 31, 1999 to 33% for the quarter ended June 30, 1999. Additionally, the quarter ended March 31, 1999 included a donation of $1.0 million to fund the iXL Center for Electronic Commerce in the DuPree College of Management at Georgia Tech.

      Research and development expenses. Research and development expenses increased $279,000, or 26%, for the quarter ended June 30, 1999, to $1.3 million for the quarter ended June 30, 1999 from $1.1 million for the quarter ended March 31, 1999. As a percentage of revenues, research and development expenses remained relatively constant for the quarters ended June 30, 1999 and March 31, 1999.

      Depreciation. Depreciation expenses increased $647,000, or 28%, to $2.9 million for the quarter ended June 30, 1999 from $2.3 million for the quarter ended March 31, 1999. This increase is primarily attributable to expansion of iXL's Atlanta, Chicago and Boston offices and CFN and the purchase of computers and equipment to support the increased number of iXL employees.

      Amortization. Amortization expense decreased slightly to $4.3 million for the quarter ended June 30, 1999 from $4.4 million for the quarter ended March 31, 1999 related to the sale of certain intangible assets.

Comparison of Three Months Ended March 31, 1999 and December 31, 1998

      Revenues. Revenues increased $3.7 million, or 13%, to $33.0 million for the quarter ended March 31, 1999 from $29.3 million for the quarter ended December 31, 1998. This increase was primarily attributable to an increased number of engagements for existing and new customers, as well as an increased engagement size. The percentage increase was lower than in prior quarters because revenues in the fourth quarter of 1998 were favorably impacted by several large engagements during this period. Annualized revenue for our top 100 clients increased from 62% of total revenue in the quarter ended December 31, 1998 to 71% for the quarter ended March 31, 1999.

      Cost of revenues. Cost of revenues increased $1.0 million, or 5%, to $19.6 million for the quarter ended March 31, 1999 from $18.6 million for the quarter ended December 31, 1998. As a percentage of revenues, cost of revenues decreased from 64% for the quarter ended December 31, 1998 to 59% for the quarter ended March 31, 1999. The percentage decrease in the first quarter of 1999 to 59% was primarily attributable to iXL's emphasis on obtaining contracts with higher gross margins. The first quarter of 1999 included in cost of revenues $78,000 of non-cash stock option expense whereas the fourth quarter of 1998 included $133,000 of non-cash stock option expense.

      Sales and marketing expenses. Sales and marketing expenses increased by $321,000, or 4%, to $8.1 million for the quarter ended March 31, 1999 from $7.8 million for the quarter ended December 31, 1998. As a percentage of revenues, sales and marketing expenses decreased from 27% for the quarter ended
December 31, 1998 to 25% for the quarter ended March 31, 1999. This dollar increase was primarily attributable to an increase in our sales and marketing headcount by over 25 professionals during the three months ended March 31, 1999. The first quarter of 1999 included in sales and marketing expenses $418,000 of non-cash stock option expense and the fourth quarter of 1998 included $115,000 of non-cash stock option expense. Additionally, the fourth quarter of 1998 included in sales and marketing expenses $813,000 of non-cash expense related to warrant issuances.

      General and administrative expenses. General and administrative expenses increased $1.4 million, or 10%, to $15.7 million for the quarter ended March 31, 1999 from $14.3 million for the quarter ended December 31, 1998. As a percentage of revenues, general and administrative expenses decreased from 49% for the quarter ended December 31, 1998 to 48% for the quarter ended March 31, 1999. The dollar increase was primarily attributable to a donation of $1.0 million to fund the iXL Center for Electronic Commerce in the DuPree College of Management at Georgia Tech as well as the expansion of management infrastructure to support the growth in iXL's operations, including the development of CFN. We increased our general and administrative headcount by over 30 professionals during the three months ended March 31, 1999. The first quarter of 1999 included in general and administrative expenses $978,000 of non-cash stock option expense and the fourth quarter of 1998 included $1.4 million of non-cash stock option expense.

      Research and development expenses. Research and development expenses increased $123,000, or 13%, to $1.1 million for the quarter ended March 31, 1999 from $935,000 for the quarter ended December 31, 1998. As a percentage of revenues, research and development expenses remained constant for the quarters ended March 31, 1999 and December 31, 1998, respectively.

      Depreciation. Depreciation expenses decreased $18,000 in the quarter ending March 31, 1999 from the previous quarter.

      Amortization. Amortization expense decreased slightly to $4.4 million for the quarter ended March 31, 1999 from $4.6 million for the quarter ended December 31, 1998. The decrease was a result of the sale of certain intangible assets.

Comparison of Three Months Ended December 31, 1998 and September 30, 1998

      Revenues. Revenues increased $11.2 million, or 61%, to $29.3 million for the quarter ended December 31, 1998 from $18.1 million for the quarter ended September 30, 1998. The majority of the increase was attributable to iXL's acquisition program which expanded our headcount and client base. The increase was also attributable to an increase in the size of client engagements and the development and growth of industry practice groups.

      Cost of revenues. Cost of revenues increased $6.0 million, or 48%, to $18.6 million for the quarter ended December 31, 1998 from $12.6 million for the quarter ended September 30, 1998. As a percentage of revenues, cost of revenues decreased from 70% for the quarter ended September 30, 1998 to 64% for the quarter ended December 31, 1998. The dollar increase was primarily attributable to the integration of the companies acquired by iXL since January 1, 1998, as well as to employee training and the increased operating expenses of CFN.

      Sales and marketing expenses. Sales and marketing expenses increased $3.2 million, or 71%, to $7.8 million for the quarter ended December 31, 1998 from $4.6 million for the quarter ended September 30, 1998. As a percentage of revenues, sales and marketing expenses increased from 25% for the quarter ended September 30, 1998 to 27% for the quarter ended December 31, 1998. The increase in dollar and percentage terms was primarily attributable to the development of iXL's sales and marketing infrastructure and staff. We increased our sales and marketing headcount by approximately 3 professionals during the three months ended December 31, 1998. Also included in this increase was $813,000 of non-cash expense related to warrant issuances.

      General and administrative expenses. General and administrative expenses increased $7.3 million, or 104%, to $14.3 million for the quarter ended December 31, 1998 from $7.0 million for the quarter ended September 30, 1998. As a percentage of revenues, general and administrative expenses increased from 39% for the quarter ended September 30, 1998 to 49% for the quarter ended December 31, 1998. The increase in dollar and percentage terms was primarily attributable to the expansion of management infrastructure to support the growth in iXL's operations, the general and administrative costs of the companies acquired by iXL since January 1, 1998 and associated integration costs. Also included in this increase was $1.4 million of non-cash stock option expense.

      Research and development expenses. Research and development expenses decreased $309,000, or 25%, to $935,000 for the quarter ended December 31, 1998 from $1.2 million for the quarter ended September 30, 1998. As a percentage of revenues, research and development expenses decreased from 7% for the quarter ended September 30, 1998 to 3% for the quarter ended December 31, 1998. The decrease in dollar and percentage terms was primarily due to the completion of the final phases of development of Solution Set products.

      Depreciation. Depreciation expenses increased $1.0 million to $2.3 million for the quarter ended December 31, 1998 from $1.3 million for the quarter ended September 30, 1998. The increase related to the depreciation of assets of the companies acquired by iXL since January 1, 1998 and investments in physical infrastructure at these companies after acquisition.

      Amortization. Amortization expenses increased $1.5 million to $4.6 million for the quarter ended December 31, 1998 from $3.1 million for the quarter ended September 30, 1998. The increase was a result of the goodwill and assembled workforce recorded in connection with the 17 acquisitions which took place during the third quarter of 1998.

Comparison of Three Months Ended September 30, 1998 and June 30, 1998

      Revenues. Revenues increased $7.6 million, or 72%, to $18.1 million for the quarter ended September 30, 1998 from $10.5 million for the quarter ended June 30, 1998. The majority of the increase was attributable to iXL's acquisition program which expanded our headcount and client base. The increase was also attributable to an increase in the size of client engagements.

      Cost of revenues. Cost of revenues increased $4.5 million, or 56%, to $12.6 million for the quarter ended September 30, 1998 from $8.1 million for the quarter ended June 30, 1998. As a percentage of revenues, cost of revenues decreased from 77% for the quarter ended June 30, 1998 to 70% from the quarter ended September 30, 1998. The dollar increase was primarily attributable to the integration of the companies acquired by iXL since January 1, 1998, as well as to the increased operating expenses of CFN.

      Sales and marketing expenses. Sales and marketing expenses increased $1.7 million, or 58%, to $4.6 million for the quarter ended September 30, 1998 from $2.9 million for the quarter ended June 30, 1998. As a percentage of revenues, sales and marketing expenses decreased from 27% for the quarter ended June 30, 1998 to 25% for the quarter ended September 30, 1998. The dollar increase was primarily attributable to the development of iXL's sales and marketing infrastructure and staff.

      General and administrative expenses. General and administrative expenses increased $1.1 million, or 20%, to $7.0 million for the quarter ended September 30, 1998 from $5.9 million for the quarter ended June 30, 1998. As a percentage of revenues, general and administrative expenses decreased from 56% for the quarter ended June 30, 1998 to 39% for the quarter ended September 30, 1998. The dollar increase was primarily attributable to the expansion of management infrastructure to support the growth in iXL's operations, the general and administrative costs of the companies acquired by iXL since January 1, 1998 and associated integration costs.

      Research and development expenses. Research and development expenses decreased $78,000, or 6%, to $1.2 million for the quarter ended September 30, 1998 from $1.3 million for the quarter ended June 30, 1998. As a percentage of revenues, research and development expenses decreased from 13% for the quarter ended June 30, 1998 to 7% for the quarter ended September 30, 1998.

      Depreciation. Depreciation expenses increased $306,000 to $1.3 million for the quarter ended September 30, 1998 from $955,000 for the quarter ended June 30, 1998. The increase related to the depreciation of assets of the companies acquired by iXL since January 1, 1998 and the investments in physical infrastructure at these companies after acquisition.

      Amortization. Amortization expense increased $1.4 million to $3.1 million for the quarter ended September 30, 1998 from $1.7 million for the quarter ended June 30, 1998. The increase was a result of the goodwill and assembled workforce recorded in connection with the 17 acquisitions which took place during the third quarter of 1998.

Quarterly Pro Forma Results of Operations

      The following table presents the unaudited pro forma quarterly results of operations, which include adjustments to give effect to the acquisitions of companies, including the proposed acquisition of Tessera Enterprise Systems by iXL, since January 1, 1998 as if they had occurred on January 1, 1998. Primarily because of iXL's large number of acquisitions in 1998, iXL has included its quarterly results of operations on a pro forma basis to facilitate the understanding of the effects of business acquisitions on iXL's operations. Management believes that the pro forma quarterly results of operations may be useful to investors in evaluating the financial performance of iXL. The pro forma quarterly results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions occurred at the beginning of the periods presented and should not be construed as being representative of future results of operations. These pro forma amounts include the same adjustments that are reflected in the pro forma consolidated statement of operations. You should read these pro forma quarterly results of operations with the unaudited pro forma condensed consolidated statement of operations and the historical audited financial statements of iXL and related notes included elsewhere in this prospectus. See "Pro Forma Consolidated Financial Information of iXL."

                                                        Three Months Ended
                          ----------------------------------------------------------------------------------
                          March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30,
                            1998       1998        1998          1998       1999       1999        1999
                          ---------  --------  ------------- ------------ ---------  --------  -------------
                                                          (in thousands)
Revenues................  $ 20,237   $ 23,666    $ 28,839      $ 34,666   $ 38,390   $ 51,996    $ 69,871
Cost of revenues........    13,032     16,125      19,795        21,860     22,840     30,334      39,889
                          --------   --------    --------      --------   --------   --------    --------
  Gross profit..........     7,205      7,541       9,044        12,806     15,550     21,662      29,982
Sales and marketing
 expenses...............     3,162      4,150       5,714         8,557      9,002     12,303      14,009
General and
 administrative
 expenses...............     7,185      9,926      11,197        15,415     17,046     16,784      20,528
Research and development
 expenses...............       907      1,327       1,244           935      1,058      1,431       1,209
Depreciation............     1,042      1,263       1,489         2,382      2,390      3,034       3,394
Amortization............    10,602     10,619      10,697        10,887     10,616     10,599      10,595
                          --------   --------    --------      --------   --------   --------    --------
  Loss from operations..  $(15,711)  $(19,744)   $(21,297)     $(25,370)  $(24,562)  $(22,489)   $(19,753)
                          ========   ========    ========      ========   ========   ========    ========

Annual Historical Results of Operations

Years Ended December 31, 1998 and December 31, 1997

      The following discussion relates to iXL's actual operating results for the periods noted. These operating results include the operations of the companies acquired by iXL during the periods referenced from the date of acquisition only. As a result, we believe the operating results for the year ended December 31, 1998 are not comparable to the operating results for the year ended December 31, 1997. See "Pro Forma Consolidated Financial Information of iXL."

      Revenues. Revenues increased $45.8 million, or 241%, to $64.8 million for the year ended December 31, 1998 from $19.0 million for the year ended December 31, 1997. This increase was attributable to iXL's acquisition program, an increase in the size and number of client engagements, and, to a lesser extent, the development and growth of industry practice groups. CFN had no revenue in 1997 and accounted for $251,000 of iXL's 1998 revenues.

      Cost of revenues. Cost of revenues increased $32.9 million, or 290%, to $44.2 million for the year ended December 31, 1998 from $11.3 million for the year ended December 31, 1997. As a percentage of revenues, cost of revenues increased from 60% for the year ended December 31, 1997 to 68% for the year ended December 31, 1998. The increase in dollar and percentage terms was primarily attributable to the integration of the companies acquired by iXL since January 1, 1998 and, to a lesser extent, employee training and the development of CFN. CFN had no revenues or cost of revenues during 1997.

      Sales and marketing expenses. Sales and marketing expenses increased $13.4 million, or 344%, to $17.3 million for the year ended December 31, 1998 from $3.9 million for the year ended December 31, 1997. As a percentage of revenues, sales and marketing expenses increased from 21% for the year ended December 31, 1997 to 27% for the year ended December 31, 1998. This increase in dollar and percentage terms was primarily attributable to the continued development and expansion of iXL's sales and marketing infrastructure and staff. Through acquisition and internal growth, iXL's sales staff increased from 40 employees at the end of 1997 to 105 employees at the end of 1998. In addition, we hired the Executive Vice President for Worldwide Marketing of iXL, Inc. During 1998 we expanded the corporate sales and marketing departments and related support staff to provide corporate oversight and additional support for the iXL offices. We also hired specialized salespeople in iXL's key industry groups. Also included in this increase was $813,000 of non-cash expense related to warrant issuances.

      General and administrative expenses. General and administrative expenses increased $21.1 million, or 231%, to $30.2 million for the year ended December 31, 1998 from $9.1 million for the year ended December 31, 1997. As a percentage of revenues, general and administrative expenses decreased from 48% for the year ended December 31, 1997 to 47% for year ended December 31, 1998. The dollar increase was primarily attributable to the companies acquired by iXL since January 1, 1998, associated integration costs and the expansion of management infrastructure to support the growth in iXL's operations. Also included in this increase was $1.4 million of non-cash stock option expense.

      Research and development expenses. Research and development expenses decreased $412,000, or 9%, to $4.4 million for the year ended December 31, 1998 from $4.8 million for the year ended December 31, 1997. As a percentage of revenues, research and development expenses decreased from 25% for the year ended December 31, 1997 to 7% for the year ended December 31, 1998. Research and development costs in 1998 were primarily related to the continued development of an automated quote system at CFN. The purchase price of BoxTop Interactive, Inc. included a $2.4 million charge to in-process research and development expenses in 1997 relating to an Internet-based videoconferencing product under development which had not reached technological feasibility. Certain related core technology was valued as existing technology and not included in the value of the acquired in-process technology. The value of the purchased in-process technology was determined by estimating the present value of the projected net cash flows to be generated by the development efforts completed as of the acquisition. Revenue, expenses, and other cash flow items associated with commercialization of the product were estimated for a discrete projection period. Strong revenue growth was projected for this product through 1999; thereafter, revenue was expected to increase moderately each year through 2001. The cash flows were then discounted to present value at 35%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a stage of completion factor was applied to the sum of the present values of the cash flows in the discrete projection period. Application of the stage of completion factor correctly excludes from the value of in-process technology that value associated with remaining development tasks (which are not in-process). The stage of completion factor was calculated giving consideration to the costs incurred to date on the in-process technology relative to the total anticipated costs for the project. Additionally, consideration of the level of difficulty of completed development tasks relative to those remaining was also made. In the fourth quarter of 1998, due to the introduction of competing products utilizing alternative technologies into the market, management decided to cease further investment in the development of this product.

      Depreciation. Depreciation expenses increased $3.8 million to $5.2 million for the year ended December 31, 1998 from $1.4 million for the year ended December 31, 1997. The increase related to the depreciation of assets of the companies acquired by iXL since January 1, 1997 and investments in physical infrastructure at these companies after acquisition.

      Amortization. Amortization expenses increased $5.4 million to $10.6 million for the year ended December 31, 1998 from $5.2 million for the year ended December 31, 1997. The increase was a result of the goodwill and assembled workforce recorded in connection with the 24 acquisitions which took place during 1998 and the four acquisitions which took place during 1997.

      Interest expense. Interest expense increased $500,000 to approximately $800,000 in 1998 primarily due to borrowings under the iXL's credit facility.

Years Ended December 31, 1997 and Eight Months Ended December 31, 1996

      The operating results for the eight months ended December 31, 1996 date from iXL's inception in March 1996. Due to this shorter operating period, iXL's early stage of development during this period, and the numerous acquisitions effected during 1996 and 1997, iXL believes the operating results for the year ended December 31, 1997 are not comparable to the operating results in the eight months ended December 31, 1996.

      Revenues. Revenues increased $13.6 million, or 253%, to $19.0 million for the year ended December 31, 1997 from $5.4 million for the eight months ended December 31, 1996. The acquisitions of BoxTop Interactive, Inc., Swan Interactive Media, Inc. and The Whitley Group, Inc. during 1997 accounted for $5.1 million of the increase in revenues. A full year of operations and growth in iXL's Atlanta and Memphis offices accounted for the remaining increase.

      Cost of revenues. Cost of revenues increased $7.7 million, or 217%, to $11.3 million for the year ended December 31, 1997 from $3.6 million for the eight months ended December 31, 1996. As a percentage of revenues, cost of revenues decreased from 66% for the eight months ended December 31, 1996 to 60% for the year ended December 31, 1997. The acquisitions of BoxTop Interactive, Inc., Swan Interactive Media, Inc. and The Whitley Group, Inc. during 1997 accounted for $2.9 million of the increase in cost of revenues. A full year of operations and growth in iXL's Atlanta and Memphis offices accounted for the remaining dollar increase.

      Sales and marketing expenses. Sales and marketing expenses increased $3.1 million, or 381%, to $3.9 million for the year ended December 31, 1997 from $812,000 for the eight months ended December 31, 1996. As a percentage of revenues, sales and marketing expenses increased from 15% for the eight months ended December 31, 1996 to 21% for the year ended December 31, 1997. The acquisitions of BoxTop Interactive, Inc., Swan Interactive Media, Inc. and The Whitley Group, Inc. during 1997 and CFN in late 1996 accounted for $2.3 million of the increase in sales and marketing expenses. A full year of operations and growth in iXL's Atlanta and Memphis offices accounted for the remaining increase in dollar and percentage terms.

      General and administrative expenses. General and administrative expenses increased $7.9 million, or 631%, to $9.1 million for the year ended December 31, 1997 from $1.2 million for the eight months ended December 31, 1996. As a percentage of revenues, general and administrative expenses increased from 23% for the eight months ended December 31, 1996 to 48% for the year ended December 31, 1997. The acquisitions of BoxTop Interactive, Swan Media, The Whitley Group and CFN during 1997 accounted for $5.5 million of the increase in general and administrative expenses. A full year of operations and growth in iXL's Atlanta and Memphis offices accounted for the remaining increase in dollar and percentage terms.

      Research and development expenses. Research and development expenses were $4.8 million for the year ended December 31, 1997 and zero for the eight months ended December 31, 1996. This included $2.4 million from the acquisition of BoxTop Interactive, Inc. which was allocated to in-process technology. The remaining expense is primarily related to the development of CFN's infrastructure.

      Depreciation. Depreciation expenses increased $1.0 million to $1.4 million for the year ended December 31, 1997 from $372,000 for the eight months ended December 31, 1996. The increase was related to the depreciation of assets of the companies acquired by iXL since January 1, 1997 and investments in physical infrastructure at the companies acquired by iXL since January 1, 1997 after acquisition. iXL made significant investments in the acquired companies after their acquisition to expand and improve office space and combine multiple acquisitions within metropolitan areas. We also invested in computer and telecommunications equipment at the newly acquired offices to provide interoffice connectivity.

      Amortization. Amortization expenses increased $4.3 million to $5.2 million for the year ended December 31, 1997 from $928,000 for the eight months ended December 31, 1996. The increase primarily was attributable to the amortization of goodwill and intangible assets and assembled workforce recorded in connection with the four 1997 acquisitions. The increase is also attributable to a charge related to the discontinued use of a brand name and the result of a full year of operations in 1997. In connection with the acquisition of BoxTop Interactive, Inc., in May 1997, $2.1 million of the purchase price was allocated to a brand name. In December 1998, iXL discontinued use of this brand name and wrote off the remaining unamortized balance of $1.7 million.

      Interest expense. Interest expense from capital leases, building mortgage and loans from stockholders resulted in the increase in interest expense of $208,000 in 1997 compared to 1996.

      Income tax. The recognition of the income tax benefit of $2.8 million for 1997 is due to the net operating losses incurred by iXL which were utilized to offset certain long-term deferred tax liabilities acquired in the acquisitions.

      As of December 31, 1997 and 1998, iXL had net operating loss carryforwards for federal income tax purposes of approximately $11.2 million and $46.6 million, respectively. iXL acquired loss carryforwards of approximately $1.6 million in 1997 and $3.5 million in 1998. The carryforwards expire in varying amounts through 2018. The use of acquired net operating loss carryforwards is restricted in accordance with Internal Revenue Service regulations. A valuation allowance has been recorded against iXL's net deferred tax asset as management believes it is more likely than not that they will not be realized. See Note 10 to iXL's Consolidated Financial Statements.

Liquidity and Capital Resources

      On June 8, 1999, iXL completed its initial public offering and received net proceeds of approximately $61.7 million from the sale of 6,000,000 shares of common stock. On June 14, 1999, the underwriters exercised their over-allotment option resulting in the sale of 900,000 additional shares of common stock for net proceeds of approximately $10.0 million. On June 8, 1999, CFN received net proceeds of approximately $49.3 million from the sale of 16,190,475 shares of CFN's Series B Convertible Preferred Stock. Also on June 8, 1999, iXL received net proceeds of approximately $23.3 million from the sale of 2,000,000 shares of common stock in a private placement. On November 24, 1999, iXL completed the public offering of 2,000,000 shares of common stock, and received net proceeds of approximately $69.5 million. Prior to its initial public offering, iXL financed its operations primarily through private sales of capital stock, which totaled approximately $132.2 million in aggregate net proceeds, and borrowings under its credit facility and other loans.

      On July 29, 1998, iXL entered into a credit facility with Chase Manhattan Bank providing for borrowings of up to $20 million. At December 31, 1998, approximately $20.0 million of borrowings were outstanding under this credit facility. In January 1999, iXL repaid all of the approximately $9.4 million then outstanding under the revolving facility of the credit facility with a portion of the proceeds of a private placement of iXL's Series A Preferred Stock. Additionally, in June 1999 iXL repaid all remaining amounts outstanding under the credit facility (approximately $13.1 million) with a portion of the net proceeds of its initial public offering. The $10 million term facility commitment terminated upon this payment, and only the revolving commitment of $10 million remains available under the credit facility. iXL's obligations under the credit facility are secured by substantially all of the assets of iXL and its domestic subsidiaries other than CFN and CFN's subsidiaries. These obligations are also secured by all of the stock of iXL's domestic subsidiaries, other than CFN's subsidiaries, and 65% of the stock of iXL's foreign subsidiaries. Borrowings under the credit facility accrue interest at a rate of 2% plus the greater of Chase Manhattan Bank's prime rate or .5% plus the weighted average of the rates on overnight Federal funds transactions. As of September 30, 1999, there were no amounts outstanding under the credit facility although letters of credit totalling approximately $3 million have been issued under this facility, reducing the revolver availability by such amount.

      iXL is currently negotiating a new credit facility which if consummated would replace the existing credit facility. iXL has executed a non-binding commitment letter with Chase Manhattan Bank with respect to such credit facility. Pursuant to this commitment letter, this new facility would provide a syndicated $50 million revolving credit facility, including a $15 million commitment from Chase Manhattan Bank, which would mature three years after execution. iXL expects borrowings to accrue interest either (a) at a rate of 2% plus the greater of Chase Manhattan Bank's prime rate or .5% plus the weighted average of the rates on overnight Federal funds transactions, or (b) at a rate of 2.75% plus an adjusted LIBOR rate. We cannot be sure that this credit facility will be consummated at all, or on these terms.

      At September 30, 1999, iXL had approximately $79.3 million in cash and cash equivalents. For the period from inception to September 30, 1999, iXL used approximately $102.2 million, $27.9 million and $53.4 million to fund operating activities, acquisition activities, and capital expenditures, respectively. These expenditures were financed primarily with proceeds of sales of iXL's capital stock.

      In addition, at September 30, 1999, iXL had outstanding commitments for capital expenditures totaling approximately $4.8 million, primarily related to the expansion and improvement of its Washington, D.C., Chicago, and Consumer Financial Network offices. The remainder of iXL's significant commitments consist of obligations outstanding under operating leases.

      iXL is currently negotiating the lease of its new headquarters in Atlanta which would contain approximately 300,000 square feet. iXL anticipates capital expenditures of up to approximately $18 million related to the improvement of this new headquarters. We cannot be sure that this lease agreement will be executed.

      At December 31, 1998, the approximate future minimum lease payments for noncancelable operating leases are:

      Year                                                            Amount
      ----                                                            ------
                                                                  (in thousands)
      1999.......................................................    $ 6,586
      2000.......................................................      5,862
      2001.......................................................      5,485
      2002.......................................................      5,264
      2003.......................................................      4,112
      Thereafter.................................................     15,832
                                                                     -------
                                                                     $43,141
                                                                     =======

      iXL believes its available cash resources and credit facilities, combined with the net proceeds of this offering, will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months. However, iXL may need to raise significant additional funds sooner in order to support its growth, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. iXL believes that CFN's available cash resources will be sufficient to meet its anticipated working capital expenditure requirements through 1999. If CFN is unable to raise additional capital funds prior to such period, CFN may require additional funding from iXL, although iXL is under no obligation to provide any such funding. See "Risk Factors--Risks Related to iXL's Business--Failure to raise necessary capital could restrict our growth, limit our development of new products and services and hinder our ability to complete."

Year 2000 Risk

      Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. Accordingly, many companies, including iXL and iXL's customers, potential customers, vendors and strategic partners, may need to upgrade their systems to comply with applicable "Year 2000" requirements.

      Because iXL and its clients are dependent, to a very substantial degree, upon the proper functioning of its and their computer systems, a failure of its or their systems to correctly recognize dates beyond December 31, 1999 could materially disrupt operations, which could materially and adversely affect iXL's business, results of operations and financial condition. Additionally, iXL's failure to provide Year 2000 compliant products and services to our clients could result in financial loss, reputation harm and legal liability.

      In 1998, iXL formed a Year 2000 Assessment and Contingency Planning Committee to review both its information technology systems, hardware and software, and its non-information technology systems, and where necessary to plan for and supervise the remediation of those systems. The Y2K Committee is headed by the Chief Information Officer of iXL, Inc. Other members of the Y2K Committee include two full-time outside consultants and one full-time and four part-time company employees. The Y2K Committee, utilizing iXL's iD5 engagement methodology, has divided iXL's Year 2000 efforts into five phases: discovery, definition, design, development and deployment. Each of these phases has been completed. iXL believes it has identified its mission critical systems. iXL has obtained confirmations from the providers of these systems that they are Year 2000 compliant. iXL has conducted internal tests of such systems as part of its Year 2000 efforts.

      iXL has confirmed Year 2000 compliance of all material existing iXL systems supplied by third party providers. iXL has already obtained written certification regarding the critical hardware and software systems used to assemble client solutions or to support iXL's internal electronic infrastructure. iXL has also obtained written certification regarding facilities items such as elevators and other non-standard applications and systems that are not prevalent throughout all iXL offices.

      iXL has not identified any older systems of the varieties more likely susceptible to Year 2000 problems. Consequently, iXL believes its greatest potential exposure will be presented by the failure of external systems such as utilities and telecommunications. Further, if iXL's clients experience Year 2000 problems, iXL may be precluded from continuing to provide services for these clients until the problems are resolved. Internally, iXL believes its greatest potential exposure would be presented by its accounting systems, although these functions can be handled manually without interrupting iXL's business.

      iXL does not intend to examine third party readiness, although CFN is examining the readiness of third parties that provide date sensitive information critical to CFN's business. iXL is also not researching its clients' readiness, except to the extent clients request iXL to examine solutions delivered by iXL.

      iXL is finalizing contingency plans for critical individual information technology systems and non-information technology systems for implementation, if required, due to Year 2000 risks not fully resolved by iXL's Year 2000 program. Management currently believes that the Year 2000 risk will not pose significant operational problems for iXL's computer systems. However, there is no guarantee that iXL's Year 2000 program, including consulting with third parties, will avoid any material adverse effect on iXL's operations, customer relations or financial condition. iXL estimates the total cost of its Year 2000 program to be approximately $165,000, $146,000 of which has been incurred as of September 30, 1999. However, there is no guarantee that the actual costs incurred will not be materially higher than this estimate. See "Risk Factors-- Risks Related to iXL's Business--Year 2000 risks may adversely affect our business."

New Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, which postpones the mandatory adoption of FAS 133 by iXL until January 1, 2001. iXL has not entered into any derivative financial instruments.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS FOR TESSERA ENTERPRISE SYSTEMS

General

      Tessera Enterprises Systems, Inc. is an integrated marketing, consulting and systems integration firm. Tessera Enterprise Systems architects, builds, integrates, deploys and maintains advanced enterprise relationship management, or ERM, solutions. These solutions are comprised of significant technical components as well as business components in the areas of marketing strategy development, organizational consulting and training. Tessera Enterprise Systems principally derives service revenue from delivering ERM projects and consulting engagements.

      Tessera Enterprise Systems typically enters into a multi-phase engagement with an individual client. Tessera Enterprise Systems' initial client engagement service offering is Early Harvest(R). In this phase, Tessera Enterprise Systems works with the client to assess ERM opportunities and issues and to develop actionable plans. These plans are then used as the basis for creating additional business relationships with the client. These additional relationships range from several hundreds of thousands to multiple millions of dollars in size.

      Tessera Enterprise Systems has derived a significant portion of its revenue from a limited number of large clients. In 1998, Tessera Enterprise Systems' five largest clients accounted for approximately 68% of its revenue, with four clients each accounting for more than 10% of such revenue. From January 1, 1999 through September 30, 1999, Tessera Enterprise Systems' five largest clients accounted for approximately 65% of its revenue, with three clients each accounting for more than 10% of such revenue. Historically, Tessera Enterprise has been able to expand relationships with past clients into new projects.

      Tessera Enterprise Systems charges for its services under either fixed price/fixed time or time-and-materials contracts. From 1995 to 1997, Tessera Enterprise Systems' revenue was primarily from fixed price contracts. Marketplace demands were the primary reason for using this pricing method. Fixed price contracts carry the risk that Tessera Enterprise Systems might fail to meet its contractual obligations in a timely manner. From 1998 through 1999 to date, Tessera Enterprise Systems has increasingly incorporated time-and-materials based pricing into its revenue mix. However, it does not provide the upside margin opportunities inherent in value based pricing. From January 1, 1999 through September 30, 1999, Tessera Enterprise Systems received approximately 59% of its service revenue from time-and-materials contracts and 41% from fixed price contracts.

      Tessera Enterprise Systems' primary revenue growth drivers include: (i) the size and number of new client engagements; (ii) Tessera Enterprise Systems' billing rate charged; (iii) the utilization rate of billable resources; (iv) the realized billing rate, which is a product of the billing rate charged and the utilization rate; and (v) the number of billable resources.

      Tessera Enterprise Systems' principal expense categories are labor costs associated with billable professionals, sales and marketing expenses required to support revenue growth and general and administrative costs, including senior management, facilities and human resource functions.

Historical Results of Operations

Comparison of Nine Months Ended September 30, 1999 and September 30, 1998

      Revenues. Revenues increased $2.8 million, or 19%, to $17.6 million for the nine months ended September 30, 1999 from $14.8 million for the nine months ended September 30, 1998. The increase was primarily attributable to an increase in the size of client engagements and increased billing rates.

      Cost of revenues. Cost of revenues increased $750,000, or 8.0%, to $9.8 million for the nine months ended September 30, 1999 from $9.0 million for the nine months ended September 30, 1998. As a percentage of revenues, cost of revenues decreased to 55% for the nine months ended September 30, 1999, down from 61% for the nine months ended September 30, 1998. The dollar increase was primarily attributable to an increase in billable headcount. The decrease as a percentage of revenues was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.3 million, or 43%, to $7.7 million for the nine months ended September 30, 1999 from $5.4 million for the nine months ended September 30, 1998. As a percentage of revenues, selling, general and administrative expenses increased to 43% for the nine months ended September 30, 1999, from 36% for the nine months ended September 30, 1998. The increase was the result of the promotion of three previously-billable employees to regional general managers and the hiring of two director level employees.

Years Ended December 31, 1998 and December 31, 1997

      The following discussion relates to Tessera Enterprise Systems' actual operating results for the periods noted.

      Revenues. Revenues increased $4 million, or 25%, to $20.2 million for the year ended December 31, 1998 from $16.2 million for the year ended December 31, 1997. This increase was primarily attributable to an increase in the size of client engagements and increased billing rates.

      Cost of revenues. Cost of revenues increased $1.6 million, or 15%, to $12.2 million for the year ended December 31, 1998 from $10.6 million for the year ended December 31, 1997. As a percentage of revenues, cost of revenues decreased from 66% for the year ended December 31, 1997 to 60% for the year ended December 31, 1998. The dollar increase was primarily attributable to an increase in billable employees to support revenue growth. The decrease as a percentage of revenues was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.2 million, or 43%, to $7.3 million for the year ended December 31, 1998, from $5.0 million for the year ended December 31, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 31% for the year ended December 31, 1997 to 36% for year ended December 31, 1998. The dollar increase was primarily attributable to the addition of three full-time salespeople in late 1997. Additionally, Tessera Enterprise Systems implemented a selling team strategy by including billable employees in the proposal process, allocating a portion of this billable time to selling expenses.

Years Ended December 31, 1997 and Years Ended December 31, 1996

      The following discussion relates to Tessera Enterprise Systems' actual operating results for the periods noted.

      Revenues. Revenues increased $9.2 million, or 133% to $16.2 million for the year ended December 31, 1997 from $7.0 million for the year ended December 31, 1996. The increase is attributable to a significant increase in the number and size of client engagements.

      Cost of revenues. Cost of revenues increased $4.8 million, or 85% to $10.6 million for the year ended December 31, 1997 from $5.8 million for the year ended December 31, 1996. As a percentage of revenues, cost of revenues decreased from 83% for the year ended December 31, 1996 to 66% for the year ended December 31, 1997. The dollar increase was primarily attributable to an increase in headcount to support revenue growth. The decrease as a percentage of revenues was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $3.0 million, or 150% to $5.0 million for the year ended December 31, 1997 from $2.0 million for the year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses increased from 28% for the year ended December 31, 1996 to 31% for the year ended December 31, 1997. The dollar increase was primarily attributable to the expansion of management infrastructure to support the growth in Tessera Enterprise Systems' operations. Additionally, facility costs increased substantially upon the lease of a new office in November 1996.

      As of December 31, 1996, 1997 and 1998, Tessera Enterprise Systems had net operating loss carryforwards for federal income tax purposes of approximately $571,000, $530,000 and $27,000, respectively.

Liquidity and Capital Resources

      Since inception, Tessera Enterprise Systems has financed its operations primarily through private sales of capital stock, which totaled approximately $13.6 million in aggregate net proceeds through September 30, 1999. On July 16, 1996, Tessera Enterprise Systems entered into a credit facility with Silicon Valley Bank providing, with subsequent amendments, for borrowings up to $4.0 million. Borrowings are based on eligible accounts receivable and are collateralized by Tessera Enterprise Systems' accounts receivable. Borrowings bear interest at the prime rate plus .50% (9.00% at November 19, 1999). Under the terms of the facility, Tessera Enterprise Systems is required to comply with certain covenants, including the maintenance of certain financial ratios. At September 30, 1999, there were no borrowings outstanding and $4.0 million was available under this line of credit. It is expected that this line of credit will be terminated upon the closing of the merger.

      Tessera Enterprise Systems also maintains an equipment line of credit providing up to $2.7 million of borrowings which accrue interest at the prime rate plus 1.00% to 1.75%. As of September 30, 1999 approximately $975,000 of borrowings were outstanding under this line of credit. It is expected that this line of credit will be repaid and terminated upon the closing of the merger.

      At September 30, 1999, Tessera Enterprise Systems had approximately $7.0 million in cash and cash equivalents. For the period from inception to September 30, 1999 Tessera Enterprise Systems used approximately $1.7 million and $3.1 million to fund operating activities and capital expenditures, respectively.

      Tessera's Enterprise Systems' significant commitments include obligations outstanding under operating leases. At December 31, 1998, the approximate future minimum lease payments for noncancelable operating leases are:

                                                                      Amount
      Year                                                        (in thousands)
      ----                                                        --------------
      1999.......................................................     $  530
      2000.......................................................        555
      2001.......................................................        555
      2002.......................................................        568
      2003.......................................................        583
      Thereafter.................................................      1,507
                                                                      ------
        Total....................................................     $4,298
                                                                      ======

      Tessera Enterprise Systems believes its available cash resources and credit facilities will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months.

Year 2000 Risk

      Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they many not be able to distinguish between 20th Century dates and 21st Century dates. Accordingly, many companies, including Tessera Enterprise Systems and Tessera Enterprise Systems' customers, potential customers, vendors and strategic partners, may need to upgrade their systems to comply with applicable "Year 2000" requirements.

      Because Tessera Enterprise Systems and its clients are dependent, to a very substantial degree, upon the proper functioning of its and their computer systems, a failure of its or their systems to correctly recognize dates beyond December 31, 1999 could materially disrupt operations, which could materially and adversely affect Tessera Enterprise Systems' business, results of operations and financial condition. Additionally, Tessera Enterprise Systems' failure to provide Year 2000 compliant products and services to our clients could result in financial loss, reputation harm, and legal liability.

      In the latter half of 1998 Tessera Enterprise Systems began Year 2000 compliance planning project. The executive sponsor is Stephen Richards, CFO, and the Project Leader is Larry Jones, Director MIS. The project plan was to subdivide Year 2000 compliance into six functional areas which include (1) software applications--risk level low--progress 90% complete (2) financial applications--risk level low--progress 80% complete (3) desktop equipment--risk level low--progress 95% complete (4) servers--risk level moderate--progress 85% complete (5) network--risk level low--progress 90% complete (6) internally controlled telecommunications--risk level moderate--progress 95% complete. Percentages of completion are as of November 22, 1999. Compliance in each of these areas is scheduled for completion by December 31, 1999.

      Tessera Enterprise Systems is researching Year 2000 compliance of all existing mission critical systems supplied by third party providers. Where Year 2000 compliance documentation is not publicly available, Tessera Enterprise Systems is issuing written requests to these providers to certify Year 2000 compliance. Tessera Enterprise Systems believes its greatest potential exposure will be presented by failure of external systems such as utilities and telecommunications. Further, if Tessera Enterprise Systems clients experience Year 2000 problems, Tessera Enterprise Systems may be precluded from continuing to provide services for these clients until the problems are resolved. Internally, Tessera Enterprise Systems believes its greatest potential exposure would be presented by its accounting systems, although these functions can be handled manually without material interruption to Tessera Enterprise Systems' operations.

      Tessera Enterprise Systems is developing contingency plans for mission critical individual information technology systems and non-information technology systems for implementation, if required, due to Year 2000 risks not fully resolved. Tessera Enterprise Systems' management currently believes that the Year 2000 risk will not pose significant operational problems for Tessera Enterprise Systems' computer systems. However, the risk does exist that Year 2000 issues could result in a material adverse effect on Tessera Enterprise Systems' operations, customer relations, or financial condition.

      Tessera Enterprise Systems estimates that the total cost of its Year 2000 compliance program will be approximately $50,000. However, there is no guarantee that the actual costs incurred will not be materially higher than this estimate.

              THE TESSERA ENTERPRISE SYSTEMS, INC. SPECIAL MEETING

General

      We are furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by the Tessera Enterprise Systems, Inc. board of directors for use at the Tessera Enterprise Systems special meeting of stockholders. This proxy statement/prospectus, the attached notice of special meeting of stockholders and the enclosed form of proxy are first being mailed to stockholders of Tessera Enterprise Systems on or about December 22, 1999.

Matters to be Considered at the Tessera Enterprise Systems Special Meeting

      At the Tessera Enterprise Systems special meeting, holders of record as of November 19, 1999 of Tessera Enterprise Systems common, and Series A, C, and D Preferred, stock will consider and vote on proposals to approve and adopt the merger agreement and approve the merger.

      A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

      AFTER CAREFUL CONSIDERATION, THE TESSERA ENTERPRISE SYSTEMS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF TESSERA ENTERPRISE SYSTEMS CAPITAL STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Date, Time and Place

      The Tessera Enterprise Systems special meeting is scheduled to be held at 10:00 a.m., local time, on Tuesday, January 11, 2000, at the offices of Prince, Lobel & Tye, 585 Commerical Street, Boston, Massachusetts 02109.

      IF YOU ARE NOT A PARTY TO THE VOTING AGREEMENT, THEN PLEASE COMPLETE THE PROXY CARD ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C AND SEND IT IN THE ENCLOSED ENVELOPE TO COUNSEL FOR TESSERA ENTERPRISE SYSTEMS SO THAT TESSERA ENTERPRISE SYSTEMS RECEIVES IT NO LATER THAN JANUARY 10, 2000, AT THE FOLLOWING ADDRESS:

                            Prince, Lobel & Tye LLP
                             585 Commercial Street
                          Boston, Massachusetts 02109
                       Attention: Martin E. Fishkin, Esq.

Record Date; Voting; Revocation of Proxies

      The Tessera Enterprise Systems board of directors has fixed the close of business on November 19, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Tessera Enterprise Systems special meeting. On that date, Tessera Enterprise Systems had outstanding 2,536,780 shares of common stock, 50,200 shares of Series A Preferred Stock (representing, upon conversion, 1,506,000 shares of common stock), 48,700 shares of Series B Preferred Stock (to be redeemed for cash), 18,204 shares of Series C Preferred Stock (representing 546,120 shares of common stock) and 40,991 shares of Series D Preferred Stock (representing, upon conversion, 1,229,730 shares of common stock). The holders of Series A, C and D Preferred Stock vote together with the holders of common stock as a single class. The holders of Series B Preferred Stock are not entitled to vote. Under Massachusetts law, the merger agreement will be approved and adopted and the merger approved if at least two-thirds of the outstanding shares of common stock, and Series A, C and D Preferred Stock, so vote. A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at Tessera Enterprise Systems' executive offices between November 19, 1999 and the date of the special meeting.

      To induce iXL and iXL-Massachusetts to enter into the merger agreement, Tessera Enterprise Systems stockholders holding, in aggregate, at least two-thirds of the outstanding capital stock (the amount required to approve the merger) have, as of October 4, 1999, agreed, in connection with the voting agreement and without any additional consideration being paid to them, to vote all of their shares of Tessera Enterprise Systems capital stock in favor of approving and adopting the merger agreement and approving the merger. Pursuant to that voting agreement, those Tessera Enterprise Systems stockholders have granted to the Secretary of iXL an irrevocable proxy to vote their shares in favor of approving the merger and adopting and approving the merger agreement. The form of the voting agreement is attached as Annex B to this proxy statement/prospectus.

      Excluding stockholders who are parties to the voting agreement, shares of Tessera Enterprise Systems stock represented by properly executed proxies will, unless these proxies have been properly revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted for approval and adoption of the merger agreement, and approval of the merger, and, in the best judgment of the individuals named in the accompanying proxy, on any other matters which may properly come before the Tessera Enterprise Systems special meeting. Excluding stockholders who are parties to the voting agreement, any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the counsel of Tessera Enterprise Systems at the address given on the notice of stockholders' meeting accompanying this proxy statement/prospectus. Excluding stockholders who are parties to the voting agreement, any proxy may also be revoked by the stockholder's attendance at the Tessera Enterprise Systems special meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the approval and adoption of the merger agreement by properly marking the "ABSTAIN" box on the proxy for such proposal. Abstentions and broker nonvotes will have the same effect as a vote against the approval and adoption of the merger agreement at the Tessera Enterprise Systems special meeting.

Solicitation of Proxies

      Proxies are being solicited by and on behalf of the Tessera Enterprise Systems board of directors. Tessera Enterprise Systems will bear the costs relating to the solicitation of proxies. In addition to solicitation by mail, Tessera Enterprise Systems' directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interview.

Appraisal Rights

      As provided in Section 87 of the Massachusetts Business Corporation Law, if the merger is approved by the stockholders at the meeting and effected by Tessera, then any stockholder (1) who files with Tessera Enterprise Systems before the taking of the vote on the approval of such action, a written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken, and (2) whose shares are not voted in favor of such action, has or may have the right to demand in writing from iXL-Massachusetts, Inc., the surviving corporation in the merger, within 20 days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of the Massachusetts Business Corporation Law. iXL and iXL-Massachusetts will not be obligated to complete the merger if Tessera Enterprise Systems stockholders holding in excess of 1% of capital stock exercise and do not withdraw their appraisal rights.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the Massachusetts Business Corporation Law and is qualified in its entirety by the full text of Sections 86 through 98 of the Massachusetts Business Corporation Law. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF SHARES WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. STOCKHOLDERS DEMANDING AN APPRAISAL OF THEIR SHARES ARE ADVISED TO CONSULT LEGAL COUNSEL.

      iXL-Massachusetts, as the surviving corporation in the merger, shall, within 10 days after the effective date of the merger, notify each stockholder who filed a written objection in accordance with Section 86 of the Massachusetts Business Corporation Law and whose shares were not voted in favor of the approval of the merger that the merger has become effective. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of Tessera Enterprise Systems.

      If within 20 days after the date of mailing of the notice referred to in the preceding paragraph any stockholder to whom the corporation was required to give such notice shall demand in writing from the surviving corporation in the merger payment for his stock, then the surviving corporation shall pay to him the fair value of his stock within 30 days after the expiration of such 20-day demand period.

      If during the 30-day payment period referred to in the preceding paragraph the surviving corporation and any such objecting stockholder fail to agree as to the value of such stock, then such corporation or any such stockholder may within four months after the expiration of such 30-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the Massachusetts county where Tessera Enterprise Systems had its principal office.

      If such bill in equity is filed by the corporation, then it shall name as parties all stockholders who have demanded payment for their shares and with whom it has not reached agreement as to the value thereof; if the bill is filed by a stockholder, then he shall bring it in his own behalf as well as all other such stockholders. Section 91 of the Massachusetts Business Corporation Law provides for parties to suit to determine value; notice; and service.

      After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with any interest, to such stockholders, upon the transfer by them to the corporation of their certificate(s). The value of the shares shall be determined as of the day preceding the date of the vote of stockholders approving the merger and shall be exclusive of any element of value arising from the expectation or accomplishment of the merger. The court in its discretion may refer the bill or any question arising thereunder to a special master. On motion the court may order stockholder parties to such bill to submit their stock certificate(s) to the corporation for the notation thereon of the pendency of the bill, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

      The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote of stockholders approving the merger.

      Any stockholder who has demanded payment for his stock shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose, and generally shall not be entitled to the payment of dividends or other distribution on the stock, unless (i) a bill shall not be timely filed; (ii) a bill, if filed, shall be dismissed as to such stockholder; or (iii) such stockholder shall with the written approval of the surviving corporation deliver to it a written withdrawal of his objections to and an acceptance of the merger. Notwithstanding the foregoing, such stockholder shall have only the rights of a stockholder who did not so demand payment for his stock.

      The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in the Massachusetts Business Corporation Law shall be an exclusive remedy except that it shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, then such demand must be executed by the fiduciary in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy in common, then such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as an agent for the record owner.

      A record owner who holds shares as nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In case of an exercise of appraisal rights with respect to less than all shares held by such a record holder, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

Accounting Treatment

      The merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the assets and liabilities of Tessera Enterprise Systems will be recorded at fair value on the date of acquisition. The difference between the recorded purchase price of the acquisition and the net assets acquired will be allocated to goodwill and intangible assets and amortized over their expected useful lives. iXL will account for the results of operations of Tessera Enterprise Systems commencing upon closing of the acquisition.

Transferability of iXL Common Stock

      All shares of iXL common stock received by Tessera Enterprise Systems stockholders in the merger will be freely transferable, except as follows:

     . shares of iXL common stock received by persons who are deemed to be "affiliates," as such term is defined under the Securities Act, of Tessera Enterprise Systems prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who are affiliates of Tessera Enterprise Systems generally include individuals or entities that control, are controlled by, or are under common control with, Tessera Enterprise Systems and may include certain officers and directors of Tessera Enterprise Systems as well as principal stockholders of Tessera Enterprise Systems; it is a condition to iXL's and iXL-Massachusetts' obligation to complete the merger that each such "affiliate" shall deliver a letter agreement to the effect that he or she will not offer, sell or otherwise dispose of any of the shares of iXL common stock issued to him in the merger in violation of the Securities Act or Rule 145 thereunder;

     . shares of iXL common stock received by Tessera Enterprise Systems stockholders in the merger, or receivable by Tessera Enterprise Systems optionholders upon exercise of their existing options or new iXL options after the merger, may not be offered, sold or otherwise disposed of during a period of 90 days from the effective date of iXL's most recent registration statement on Form S-1; it is a condition to iXL's and iXL-Massachusetts' obligation to complete the merger that substantially all such stockholders and optionholders shall deliver to iXL's lead underwriters a letter agreement to that effect; and

     . as to certain of the Tessera Enterprise Systems stockholders that are parties to the voting agreement, the restricted period set forth in the immediately preceding paragraph shall instead be 270 days, with 1/3 of such shares released therefrom after 90 days, and an additional 1/3 so released after 180 days. Each such stockholder shall, as applicable, deliver to iXL a letter agreement to that effect.


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                                   THE MERGER

Background

      In June 1999, Tessera Enterprise Systems management internally reviewed the future strategy of the company in light of the emerging marketplace opportunities relating to e-commerce. Given the importance of ERM in the future development of e-commerce capabilities, it was decided that an alliance with a leading e-commerce services provider would be in the strategic best interest of Tessera Enterprise Systems. Thus, management began discussing the idea of merging Tessera Enterprise Systems with such a company. On July 13, 1999, Tessera Enterprise Systems engaged ING Barings as financial advisor related to the potential merger of the company. ING Barings was authorized to contact a specified list of companies regarding their interest in acquiring Tessera Enterprise Systems. This list included iXL. On July 16, 1999, the Tessera Enterprise Systems board of directors met and actively discussed developing a sale strategy, reviewed the list of potential acquirors and ratified the engagement of ING Barings.

      On July 15, 1999, ING Barings first contacted iXL and on July 18, 1999, iXL executed a confidentiality agreement with Tessera Enterprise Systems with respect to discussions of potential transactions.

      Between August 23 and September 9, 1999, three meetings occurred between iXL and Tessera Enterprise Systems management to discuss the potential acquisition of Tessera Enterprise Systems. On September 13, 1999, iXL executed and delivered a preliminary indication of interest to Tessera Enterprise Systems, which included the proposed consideration for the acquisition.

      During the period of September 17 through September 21, 1999, iXL and Tessera Enterprise Systems, with the aid of their respective legal advisors and ING Barings, conducted several telephonic conferences discussing the terms of the proposed offer.

      From September 22 to September 29, 1999, iXL and Tessera Enterprise Systems completed their respective due diligence. From September 27, 1999 through October 4, 1999, the parties, with the assistance of their respective legal advisors, negotiated the terms of the merger agreement.

      Between September 22 and September 23, 1999, Tessera Enterprise Systems received proposals from two other companies.

      On September 24, 1999, ING Barings presented the three acquisition proposals at the Tessera Enterprise Systems board of directors meeting and discussed the terms of the proposals, the fit of Tessera Enterprise Systems with each company, the market value and volatility of the common stock of each company, and the risks of a potential merger transaction with each company. One of the proposals was removed from consideration, due to price and other considerations. The two remaining bidders were iXL and a privately held company. At the close of the meeting, it was determined that Tessera Enterprise Systems needed to further investigate the two remaining proposals.

      From September 24 through September 29, 1999, Tessera Enterprise Systems entertained discussions with both bidders. In both cases price, purchase terms and potential integration issues were reviewed. On September 30, 1999, Tessera Enterprise Systems accepted the iXL offer and notified the other bidder. Acceptance of the iXL offer over that of the other bidder was principally based upon similar strategy of the companies, cultural fit of management and employees, competitive price, the public market for iXL's common stock, and belief that the merger complemented both companies.

      On October 4, 1999, the Tessera Enterprise Systems board of directors approved the acceptance of the iXL offer by unanimous written consent and Tessera Enterprise Systems and iXL executed the merger agreement.

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

Reasons for the Merger

iXL's Reasons for the Merger

      iXL believes the combination of Tessera Enterprise Systems' position as a leading provider of enterprise relationship management, or ERM, solutions with its existing ERM resources will create a more complete service offering and allow iXL to more adequately serve its existing and prospective customer base in the area of ERM. Additionally, iXL believes that the addition of Tessera Enterprise Systems' existing customers into its own customer base will provide for both short and long term revenue opportunities as those customers are introduced to iXL's broad service offering. Finally, the merger provides for the addition of significant management and general personnel in two of iXL's key markets, Boston and San Francisco.

Tessera Enterprise Systems' Reasons for the Merger

      After careful consideration, the Tessera Enterprise Systems board of directors has determined that the terms of the merger agreement and the merger are fair from a financial point of view to, and are in the best interests of, Tessera Enterprise Systems and its stockholders. Accordingly, the Tessera Enterprise Systems board of directors has unanimously approved and adopted the merger agreement and recommends approval and adoption of the merger agreement, and approval of the merger, by Tessera Enterprise Systems' stockholders. In making its decision to approve the merger agreement and the merger, and its determination that the merger is in the best interests of Tessera Enterprise Systems and its stockholders, the board of directors of Tessera Enterprise Systems consulted with ING Barings, its financial advisors, regarding the financial aspects of the proposed transaction and with Prince, Lobel & Tye LLP, its legal advisors, regarding the legal terms of the transaction, as well as with management of Tessera Enterprise Systems. Tessera Enterprise Systems did not request that its financial advisor render a written fairness opinion with respect to the merger. Nevertheless, ING Barings made presentations to the board of directors of Tessera Enterprise Systems with respect to the financial aspects of the proposed merger with iXL-Massachusetts. The board of directors also considered the following factors, to which relative weights were not assigned:

    . A review by the Tessera Enterprise Systems board of directors of the business, operations, financial condition and earnings of iXL on a historical basis, and current industry, economic and market conditions. The board of directors also considered the historical and prospective stock price performance of iXL common stock, including the anticipated impact of the merger on the price of iXL common stock over both the short and long term.

    . The compatibility of the respective businesses, operating philosophies and strategic objectives of iXL and Tessera Enterprise Systems.

    . The economic terms of the merger agreement and the merger, including the exchange ratio. The Tessera Enterprise Systems board of directors considered that the exchange ratio had been determined through arms-length negotiations.

    . Possible strategic alternatives to the merger for enhancing long-term stockholder value, including transactions with other potential strategic merger partners.

    . The likelihood that the merger with iXL would be consummated compared to Tessera Enterprise Systems' other strategic alternatives.

    . The familiarity of the Tessera Enterprise Systems board of directors with and review of Tessera Enterprise Systems' business, operations, financial condition and earnings on a historical and a prospective basis.

    . The advice of ING Barings as Tessera Enterprise Systems' financial advisor and the involvement of ING Barings throughout the merger discussions and negotiations.


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

    . The expectation that the merger will be tax-free for federal income tax purposes to Tessera Enterprise Systems and its continuing stockholders, except for cash to be paid in lieu of fractional shares or in connection with the exchange of Tessera Enterprise Systems Series C Preferred Stock.

    . The general favorable impact that the merger could be expected to have on the constituencies served by Tessera Enterprise Systems, including its customers and employees.

      THE TESSERA ENTERPRISE SYSTEMS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE TESSERA ENTERPRISE SYSTEMS STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Interests of Certain Persons in the Merger

      In considering the recommendations of the members of the Tessera Enterprise Systems board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, stockholders of Tessera Enterprise Systems should be aware that members of the management and the board of directors of Tessera Enterprise Systems have particular interests in the merger that are different from, or in addition to, the interests of stockholders of Tessera Enterprise Systems generally:

     . The merger agreement provides that, at the time of the merger, iXL will, subject to the merger agreement, assume Tessera Enterprise Systems' obligations under its existing stock option plan, such that each outstanding option to purchase shares of Tessera Enterprise Systems common stock will be converted into an option to purchase shares of iXL common stock, based upon the exchange ratio determined as of the time of the merger. Certain officers and directors of Tessera Enterprise Systems are optionholders.

     . Certain officers of Tessera Enterprise Systems have agreed to terminate their existing employment agreements and to enter into new employment agreements with iXL-Massachusetts.

     . Certain officers and directors of Tessera Enterprise Systems will, upon completion of the merger, receive new options from iXL.

     . Officers or directors of Tessera Enterprise Systems may be deemed "affiliates" of Tessera Enterprise Systems and, therefore, be required under the merger agreement to execute and deliver a letter agreement to iXL concerning Rule 145 under the Securities Act.

     . Certain officers or directors of Tessera Enterprise Systems are required under the merger agreement to execute and deliver letter agreements to iXL providing for a period of restriction on the offer, sale or other disposition of iXL common stock received in the merger which is longer than the period applicable generally to Tessera Enterprise Systems stockholders.

     . Certain officers and directors of Tessera Enterprise Systems are required under the merger agreement to execute and deliver noncompetition agreements with iXL.

Comparative Rights of Stockholders of iXL and Tessera Enterprise Systems

      Upon approval of the merger by the stockholders of Tessera Enterprise Systems, at the time of the merger, the holders of Tessera Enterprise Systems common stock will become holders of iXL common stock. The rights of iXL stockholders are governed generally by iXL's restated certificate of incorporation, its bylaws, as amended and restated, and Delaware law, including the Delaware General Corporation Law. The rights of Tessera Enterprise Systems stockholders are governed generally by its restated articles of organization, its bylaws and Massachusetts law, including the Massachusetts Business Corporation Law.

      The following is a summary of the material differences between the rights of the holders of Tessera Enterprise Systems common stock and the rights of holders of iXL common stock. Because iXL is a Delaware corporation while Tessera Enterprise Systems is a Massachusetts corporation, these differences arise primarily from differences between the Delaware and Massachusetts corporate laws, as well as differences in the provisions of iXL's restated certificate of incorporation and Tessera Enterprise Systems' restated articles of organization and the differences between iXL's bylaws and Tessera Enterprise Systems' bylaws.

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

      The following summary does not purport to be a complete statement of the rights of iXL stockholders under iXL's restated certificate of incorporation, iXL's bylaws and the Delaware General Corporation Law as compared with the rights of the Tessera Enterprise Systems stockholders under Tessera Enterprise Systems' restated articles of organization, Tessera Enterprise Systems' bylaws and the Massachusetts Business Corporation Law, and does not purport to be a complete description of the specific provisions referred to below. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the governing corporate instruments of iXL incorporated by reference to the registration statement of which this proxy statement/prospectus is a part, to which stockholders are referred. The terms of iXL common stock are described under "Description of Capital Stock of iXL".

Authorized Capital Stock

      The authorized capital stock of Tessera Enterprise Systems consists of 7,500,000 shares of common stock, no par value; 58,700 shares of Series A Preferred Stock, $0.01 par value; 48,700 shares of Series B Preferred Stock, $0.01 par value; 18,204 shares of Series C Preferred Stock, $0.01 par value; and 43,831 shares of Series D Preferred Stock, $0.01 par value.

      The authorized capital stock of iXL consists of 200,000,000 shares of common stock, $0.01 par value; and 5,000,000 shares of preferred stock, $0.01 par value.

Stockholder Action by Written Consent

      Under the Massachusetts Business Corporation Law, stockholders of Massachusetts corporations are permitted to act by written consent in lieu of a meeting of stockholders unless the articles of organization prohibits stockholder action by written consent. Tessera Enterprise Systems' articles of organization do not prohibit its stockholders from acting by written consent in lieu of a meeting of stockholders and its bylaws expressly authorize such action by unanimous written consent filed with the records of stockholders' meetings.

      Under the Delaware General Corporation Law, stockholders of Delaware corporations are permitted to act by written consent in lieu of a meeting of stockholders unless the certificate of incorporation prohibits stockholder action by written consent; however, iXL's restated certificate of incorporation does prohibit stockholder action by written consent. This provision of iXL's restated certificate of incorporation may have antitakeover effects because iXL stockholders can only act at meetings of stockholders called in accordance with the restated certificate of incorporation, bylaws and Delaware General Corporation Law.

Special Meetings of Stockholders

      Tessera Enterprise Systems' bylaws provide that special meetings of the stockholders may be called by the president or board of directors, and shall be called by the clerk at the request in writing of one or more stockholders holding at least 10% of the capital stock entitled to vote thereat. iXL's amended and restated bylaws provide that special meetings of the stockholders may be called by the chairman or CEO, and shall be called by the CEO or secretary (i) pursuant to a resolution adopted by a majority of the entire board; (ii) at the request in writing sent by registered mail of stockholders holding at least 20% of the outstanding shares entitled to vote thereat; or
(iii) by certain parties to iXL's stockholders' agreement, for the purpose of voting on directors designated for election pursuant to that agreement.

Appraisal Rights

      As provided in Section 87 of the Massachusetts Business Corporation Law, if the action proposed is approved by the stockholders at the meeting and effected by Tessera Enterprise Systems, then any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken; and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the surviving corporation, within 20 days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of the Massachusetts Business Corporation Law.


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

      Under the Delaware General Corporation Law, stockholders of Delaware corporations have appraisal rights in connection with the merger or consolidation of the corporation. However, no such rights are available to any class or series of stock that is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is held of record by more than 2,000 stockholders. Because iXL common stock is traded on the Nasdaq National Market the outstanding shares of iXL common stock do not have, and the shares of iXL common stock that will be issued in the merger will not have, appraisal rights under the Delaware General Corporation Law.

Material Federal Income Tax Consequences

      The following discussion is a summary of the material anticipated U.S. federal income tax consequences to the Tessera Enterprise Systems stockholders of the conversion of Tessera Enterprise Systems Series A and D Preferred Stock into Tessera Enterprise Systems common stock and of the merger. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their personal circumstances or to stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, stockholders whose shares of Tessera Enterprise Systems preferred or common stock are not held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, stockholders who received their Tessera Enterprise Systems common stock through the exercise of employee stock options or otherwise as compensation and stockholders who are not U.S. persons (as defined in Section 7701(a)(30) of the Internal Revenue
Code). In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

      WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

Federal Income Tax Consequences of Conversion of Preferred Stock to Common
Stock

      For federal income tax purposes, no gain or loss will be recognized by the holders of Tessera Enterprise Systems Series A and D Preferred Stock upon conversion of their shares of preferred stock into shares of common stock immediately prior to the merger. Shares of Tessera Enterprise Systems common stock received by a stockholder upon conversion of Tessera Enterprise Systems preferred stock will have the same tax basis as the stockholder's basis in the shares of Tessera Enterprise Systems Series A and D Preferred Stock that were converted, and the holding period of the shares of Tessera Enterprise Systems common stock received upon conversion of a stockholder's Tessera Enterprise Systems Series A and D Preferred Stock will include the holding period of the shares of Tessera Enterprise Systems Series A and D Preferred Stock that were converted.

Federal Income Tax Consequences of the Merger to Tessera Enterprise Systems Stockholders

      In connection with the registration statement of which this proxy statement/prospectus is a part, Palmer & Dodge LLP, special tax counsel to Tessera Enterprise Systems in connection with the merger, will deliver an opinion to Tessera Enterprise Systems that, subject to the assumptions, limitations, qualifications and other considerations described below under "Certain Considerations with Respect to Tax Opinion," the merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and the U.S. federal income tax consequences of the merger will be that:


 .        no gain or loss will be recognized by the holders of Tessera
         Enterprise Systems common stock (including holders who acquired their shares of Tessera Enterprise Systems common stock upon conversion of their shares of Tessera Enterprise Systems Series A and Series D Preferred Stock) upon the exchange in the merger of all of their shares of Tessera Enterprise Systems common stock solely for shares of iXL common stock, except with respect to cash, if any, received in lieu of fractional shares of iXL common stock;

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

 .        the aggregate tax basis of the shares of iXL common stock received by a holder of Tessera Enterprise Systems common stock in the merger will be the same as the aggregate tax basis of the shares of Tessera Enterprise systems common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share of iXL common stock for which cash is received;

 .        except with respect to the receipt of cash in lieu of fractional shares, holders of Tessera Enterprise Systems Series C Preferred Stock will recognize gain, but not loss on the exchange of their Series C Preferred Stock for cash (other than cash in lieu of fractional shares) and iXL common stock in the merger; the gain, if any, that a holder will recognize will equal the lesser of (i) the amount of cash received and (ii) the amount of gain that the holder realizes in the exchange; the amount of gain that the holder realizes in the exchange will equal the excess of (x) the sum of the cash plus the fair market value of the iXL common stock received in the exchange (including any fractional shares of iXL common stock deemed received, as described below) over (y) the tax basis of the Tessera Enterprise Systems Series C Preferred Stock surrendered; the aggregate tax basis of the iXL common stock received will be equal to the aggregate tax basis of the Tessera Enterprise Systems Series C Preferred Stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized and further reduced by any amount allocable to a fractional share of iXL common stock for which cash is received;

 .        holders of Tessera Enterprise Systems common stock or Series C
         Preferred Stock who receive cash in lieu of fractional shares of iXL common stock will be treated as having received those fractional shares in the merger and then as having exchanged the fractional shares for cash in a redemption by iXL; a holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the tax basis of the holder's Tessera Enterprise Systems common stock or Series C Preferred Stock surrendered in the merger that is allocated to the fractional share; and

 .        the holding period of the shares of iXL common stock received in the merger by a holder of Tessera Enterprise Systems common stock or Tessera Enterprise Systems Series C Preferred Stock, including a fractional share of iXL common stock deemed to have been received and then exchanged for cash, will include the holding period of the shares of Tessera Enterprise Systems common stock or Series C Preferred Stock surrendered in exchange therefor.

Treatment of Gain Recognized by Holders of Tessera Enterprise Systems Series C Preferred Stock

      The gain recognized by a holder of Tessera Enterprise Systems Series C Preferred Stock by reason of the holder's receipt of cash (other than cash in lieu of a fractional share) in exchange for the holder's Series C Preferred Stock will be capital gain, unless the receipt of the cash has the effect of the distribution of a dividend. If the receipt of the cash has the effect of a distribution of a dividend, the gain recognized by the holder as a result of the receipt of the cash will be treated first as a dividend to the extent of the holder's allocable share of the accumulated earnings and profits of Tessera Enterprise Systems and thereafter as capital gain. For purposes of determining whether the receipt of the cash has the effect of a distribution of a dividend, a holder of Series C Preferred Stock will be treated as if the holder exchanged all of the Series C Preferred Stock solely for iXL common stock in the merger and then iXL immediately redeemed a number of shares of iXL common stock equal in value to the cash the holder actually received. If this hypothetical redemption satisfies the requirements for non-dividend treatment under Section 302 of the Internal Revenue Code, the receipt of the cash will not have the effect of a distribution of a dividend.

      Generally, the requirements for non-dividend treatment under Section 302 will be satisfied if (i) the holder's percentage ownership of iXL voting stock immediately after the deemed redemption is less than 80% of the holder's percentage ownership of such stock immediately before the deemed redemption and the holder owns less than 50% of iXL voting stock after the redemption or (ii) the redemption is "not essentially equivalent to a dividend" under Section 302(b)(1). The redemption should satisfy the "not essentially equivalent to a dividend" test if the holder's percentage ownership interest in iXL is minimal, the holder

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

exercises no control over the affairs of iXL, and the redemption results in some reduction in the holder's percentage ownership of iXL stock. In determining whether any of these tests is satisfied, holders must generally take into account not only the stock they own or are deemed to own directly, but also stock that they are treated as owning constructively by reason of certain attribution rules under Section 318 of the Internal Revenue Code, including, generally, stock owned by certain family members, stock issuable upon the exercise of options, stock owned by certain estates and trusts of which the holder is a beneficiary, and stock owned by certain affiliated entities.

      Because the outcome of the above-described tests depends upon each stockholder's particular circumstances and the price of iXL common stock at the time of the merger, holders of Tessera Enterprise Systems Series C Preferred Stock are urged to consult their own tax advisors regarding the treatment of the gain they recognize by reason of their receipt of cash in the merger in exchange for their Series C Preferred Stock.

Appraisal Rights

      A holder of Tessera Enterprise Systems common stock who exercises appraisal rights will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Tessera Enterprise Systems common stock surrendered. The gain or loss will be capital gain or loss provided that the shares of Tessera Enterprise Systems common stock were held as capital assets and will be long-term capital gain or loss if the Tessera Enterprise Systems common stock had been held for more than one year at the time of the merger.

Federal Income Tax Consequences of the Merger to the Companies

      The merger will not result in taxable income for any of iXL, iXL-Massachusetts or Tessera Enterprise Systems.

Certain Considerations with Respect to Tax Opinion

      The tax opinion of Palmer & Dodge LLP and the foregoing summary of the anticipated U.S. federal income tax consequences of the merger are based upon and are subject to certain assumptions, limitations and qualifications, including certain representations made by Tessera Enterprise Systems and iXL. If any of these representations or assumptions is inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected. In addition, no ruling from the Internal Revenue Service with respect to the tax consequences of the merger has been, or will be, requested. The tax opinion is not binding on the Internal Revenue Service or the courts, and it is possible that the Internal Revenue Service could assert a contrary position and that a court could sustain that position.

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                              THE MERGER AGREEMENT

      The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of October 4, 1999, among Tessera Enterprise Systems, Inc., iXL Enterprises, Inc. and iXL-Massachusetts, Inc., a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference. The following summary is qualified in its entirety by reference to the text of the merger agreement, which we encourage you to read.

General

      The merger agreement provides that, following the approval and adoption of the merger agreement and approval of the merger by the stockholders of Tessera Enterprise Systems and the satisfaction or waiver of the other conditions to the merger:

    . Tessera Enterprise Systems will merge with and into iXL-Massachusetts;
      and

    . Tessera Enterprise Systems will cease to exist and iXL-Massachusetts will continue as the surviving corporation following the merger; as a result of the merger, as of the effective time of the merger, iXL-Massachusetts will succeed to and assume all rights and obligations of Tessera Enterprise Systems, in accordance with the Delaware General Corporation Law.

Effective Time

      The merger agreement provides that, subject to the requisite approval of the stockholders of Tessera Enterprise Systems and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of an appropriate certificate of merger and any other appropriate documents, in accordance with the relevant provisions of the Delaware General Corporation Law, with the Secretary of State of the State of Delaware; and by the filing of appropriate articles of merger and any other appropriate documents, in accordance with the relevant provisions of the Massachusetts Business Corporation Law, with the Secretary of State of the Commonwealth of Massachusetts.

Conversion Of Shares

      At the closing of the merger, Tessera Enterprise Systems stockholders shall surrender their Tessera Enterprise Systems capital stock, other than Series B Preferred Stock, to be exchanged for shares of iXL common stock. In accordance with the merger agreement, the value per share of iXL common stock has been fixed at $29.49, which is the average price per share of iXL common stock for the 30 business days prior to the date of the merger agreement based on the average of the daily closing price thereof, for purposes of determining the exchange ratio used to compute the number of shares of iXL common stock issuable upon surrender of shares of Tessera Enterprise Systems capital stock. However, the actual number of shares of iXL common stock to be received upon surrender of each share of Tessera Enterprise Systems capital stock will not be determined at the time when Tessera Enterprise Systems stockholders vote on the proposed merger, due to the variable nature of other components of the exchange ratio.

      Holders of Tessera Enterprise Systems common stock shall receive shares of iXL common stock upon surrender of their shares of Tessera Enterprise Systems common stock in accordance with the conversion formula set forth in the merger agreement. This formula dictates that each share of Tessera Enterprise Systems common stock shall be entitled to receive the number of shares of iXL common stock as is determined in accordance with the following:

    . The total aggregate purchase price of $120 million will be reduced by:

     . the total outstanding amount, including principal and accrued interest, of Tessera Enterprise Systems' debt for borrowed money as of three days prior to the closing date, less an allowance of $732,000;

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

     . the total amount of any investment banking, legal, accounting, broker, finder or other fees and expenses incurred by Tessera Enterprise Systems in connection with the merger; and

     . the aggregate amount of cash required to redeem all shares of Tessera Enterprise Systems Series B Preferred Stock outstanding at the closing of the merger plus the aggregate amount of cash required to be paid to holders of Tessera Enterprise Systems Series C Preferred Stock outstanding at the closing of the merger.

    . The resulting amount will then be divided by the product of:

     . $29.49; and

     . the total number of shares of Tessera Enterprise Systems common stock which would be outstanding on the date of closing of the merger if all the outstanding shares of Tessera Enterprise Systems Series A, C and D Preferred Stock were converted into Tessera Enterprise Systems common stock immediately prior to the merger; plus 803,768, representing the total number of options to purchase Tessera Enterprise Systems common stock outstanding as of the date of the merger agreement.

      Based on current estimates of the variable factors, it is anticipated that each share of Tessera Enterprise Systems common stock will be exchanged for approximately 0.59 shares of iXL common stock.

      With respect to the exchange of certificates for iXL common stock, the following provisions shall apply:

    . If any certificate has been lost, stolen or destroyed, then iXL's policies generally concerning lost, stolen or destroyed certificates of iXL common stock, which may include requirements of affidavits, bonds and indemnities, shall apply.

    . No fractional shares of iXL common stock shall be issued; in lieu thereof, a stockholder of Tessera Enterprise Systems will receive a check representing the value of the fractional share, based on the exchange ratio.

    . iXL certificates shall not be issued in a name other than that in which the certificates surrendered in exchange therefor are registered absent compliance with iXL's policies concerning proper endorsements and evidence of payment of applicable transfer or other taxes.

      Each issued and outstanding share of common stock of iXL-Massachusetts shall, by virtue of the merger and without any action on the part of any stockholder, officer or director of Tessera Enterprise Systems or iXL-Massachusetts, be converted into and become one fully paid and nonassessable share of common stock of iXL-Massachusetts as the surviving corporation.

Treatment of Preferred Stock

      It is anticipated that (a) holders of Tessera Enterprise Systems Series A and D Preferred Stock will convert all outstanding shares into Tessera Enterprise Systems common stock prior to the merger, and, as provided in the merger agreement, these converted shares will be converted into iXL common stock at the time of the merger; (b) holders of Tessera Enterprise Systems Series C Preferred Stock will exchange their shares for iXL common stock and $54.93 per share, payable in cash; and (c) holders of Tessera Enterprise Systems Series B Preferred Stock will, prior to the merger, have all of their shares redeemed.

Treatment of Stock Options

      At or after the time of the merger, subject to various conditions and limitations, each outstanding option to purchase shares of Tessera Enterprise Systems common stock will be assumed by iXL and converted into an option to purchase the number of shares of iXL common stock equal to the number of shares of Tessera

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

Enterprise Systems common stock subject to the original option multiplied by the exchange ratio. The exercise price per share of iXL common stock under the converted option will be equal to the former exercise price per share of Tessera Enterprise Systems common stock immediately prior to the time of the merger divided by the exchange ratio. The other terms of the option, including the vesting schedule, will remain unchanged.

Directors and Officers

      The merger agreement provides that the board of directors of the surviving corporation from and after the time of the merger will consist of the directors of iXL-Massachusetts immediately prior to the time of the merger. The merger agreement further provides that the officers of the surviving corporation from and after the time of the merger will be the officers of iXL-Massachusetts immediately prior to the time of the merger.

      Each director and officer will hold office from the time of the merger until his respective successor is duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the surviving corporation, or otherwise provided by applicable law.

Certificate of Incorporation and Bylaws

      The merger agreement provides that:

    . the certificate of incorporation of iXL-Massachusetts in effect immediately prior to the time of the merger will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms or as provided by applicable law; and

    . the bylaws of iXL-Massachusetts in effect immediately prior to the time of the merger will be the bylaws of the surviving corporation until thereafter amended in accordance with its terms or as provided by applicable law.

Representations and Warranties

    . The merger agreement contains various customary representations and warranties of Tessera Enterprise Systems relating to, among other things:

     (1)  its organization, qualification and similar corporate matters;

     (2) authorization, execution, delivery, performance and enforceability of the merger agreement;

     (3) its capital structure, including capital stock, options, warrants and other stock rights;

     (4)  its subsidiaries;

     (5) absence of any necessary governmental or third party consents or approvals other than those specified; absence of conflict with articles of organization or bylaws, applicable law, or any contract or lease, or creation of any lien;

     (6) delivery of financial statements and their GAAP compliance; absence of material changes or events, except as otherwise provided in the merger agreement;

     (7)  absence of material changes in business since June 30, 1999;

     (8)  absence of undisclosed liabilities;

     (9)  title to properties;

     (10) equipment;

     (11) intellectual property; year 2000 matters;

     (12) real property;

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     (13) leases;

     (14) material contracts;

     (15) directors and officers;

     (16) payroll information;

     (17) absence of any pending or threatened litigation, except as otherwise disclosed;

     (18) employee benefit plans and labor relations;

     (19) ERISA;

     (20) tax matters;

     (21) compliance with applicable laws; governmental permits;

     (22) board of directors consent, and the board's recommendation that stockholders adopt and approve the merger agreement and approve the merger;

     (23) absence of any broker's, finder's or investment banker's fees owed in connection with the transactions contemplated by the merger agreement, other than amounts owed to ING Barings;

     (24) environmental matters;

     (25) interest in customers, suppliers and competitors;

     (26) accounts receivable;

     (27) accounts payable;

     (28) insurance matters;

     (29) absence of bankruptcy;

     (30) acknowledgement of receipt of iXL's SEC filings/public information;

     (31) absence of any untrue statement of a material fact or omission of any material fact necessary to make statements in the merger agreement not misleading; and

     (32) corresponding representation/warranty regarding information supplied by Tessera Enterprise Systems for inclusion in the registration statement filed with the SEC and this proxy statement/prospectus; compliance of proxy materials with applicable law.

    . The merger agreement also contains various representations and warranties of iXL and iXL-Massachusetts relating to, among other things:

      (1)their organization, qualification and similar corporate matters;

      (2)authorization, execution, delivery, performance and enforceability of the merger agreement;

      (3) absence of any necessary governmental or third party consents or approvals other than those specified; absence of conflict with certificate of incorporation or bylaws, applicable law, or any contract or lease, or creation of any lien;

      (4) absence of litigation that would have a material adverse effect on iXL and its subsidiaries as a whole, except as disclosed in the merger agreement or in iXL's public information;

      (5) absence of any broker's, finder's or investment banker's fees owed in connection with the transactions contemplated by the merger agreement;

      (6) iXL common stock to be issued to Tessera Enterprise Systems stockholders in the merger;


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

      (7) consents of iXL and iXL-Massachusetts respective board of directors; iXL-Massachusetts' stockholder's consent;

      (8) absence of any untrue statements of material facts or omission to state material facts required to be stated or necessary to make statements in iXL's public information not misleading, and material compliance of such filings with federal securities laws;

      (9) absence of any untrue statements of material facts or omission to state material facts required to be stated or necessary to make statements in iXL's registration statement on Form S-4 not misleading, excluding information supplied by Tessera Enterprise Systems; and

     (10) absence of certain changes since iXL's most recent public filing.

Covenants

      During the period from the date of the merger agreement until the effective time of the merger, Tessera Enterprise Systems has agreed to:

    . carry on its business in the ordinary and usual course in substantially the same manner as conducted before the merger agreement; and

    . use commercially reasonable efforts to:

     (1) preserve intact its current business organization;

     (2) keep available the service of its employees; and

     (3) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

      Further, Tessera Enterprise Systems has agreed that, among other things and subject to various conditions and exceptions, it will not and will cause its subsidiaries not to, without the prior written consent of iXL:

     (1) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock; split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or purchase, redeem or otherwise acquire, any share of capital stock of Tessera Enterprise Systems or any other equity security thereof or any right, warrant, or option to acquire any such share or other security, or waive any right to do any of the foregoing;

     (2) other than in accordance with the merger agreement, issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Tessera Enterprise Systems or any security convertible into, or any right, warrant or option to acquire any such share or voting security, grant any option, warrant or other stock right, or alter or allow the acceleration of vesting or exercise of any outstanding option, warrant or such right;

     (3) amend its articles of organization, bylaws or other comparable organizational documents;

     (4) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any entity or division thereof, or any assets that are material, individually or in the aggregate, to Tessera Enterprise Systems;

     (5) subject to a lien or sell, lease or otherwise dispose of any of its properties or material assets, or license or transfer any Tessera Enterprise Systems intellectual property right (except for non-exclusive licenses in the ordinary course of business consistent with past practices), or

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

        revalue any assets or (except as required by GAAP) make any change in accounting methods, principles or practices;

     (6) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity or issue or sell any debt security of Tessera Enterprise Systems, guarantee any debt security of another person or entity or enter into any "keep well" or other agreement to maintain the financial condition of another person or entity, make any loan, advance (excluding advances to employees, not exceeding $5,000, in the ordinary course of Tessera Enterprise Systems' business consistent with past practices) or capital contribution to, or investment in, any other person or entity, or settle or compromise any material claim or litigation;

     (7) pay any bonus to any employee, officer or director on or after the date hereof other than to the Tessera Enterprise Systems stockholders, other than in the ordinary course of Tessera Enterprise Systems' business consistent with past practices;

     (8) enter into any "golden parachute" or other severance arrangement with any employee, officer or director, or increase or otherwise change the rate or nature of the compensation (including wages, salaries, benefits and bonuses) payable to any employee, officer or director, except pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been disclosed in writing to iXL, or enter into, renew, or allow the renewal of, any employment, consulting or other similar agreement with any employee, officer or director, or amend or modify any Tessera Enterprise Systems benefit plan in any material respect or adopt any other such plan;

     (9) enter into any new contract or agreement (other than a customer agreement entered into in the ordinary course of business consistent with past practices), or lease, involving an obligation in excess of $25,000, or amend, waive any material default under, terminate (except for such as terminate by their own terms) or modify in any material respect any Tessera Enterprise Systems contract or lease; or

     (10) authorize any of, or commit or agree to take any of, the foregoing actions.

Conditions to the Merger

    . The respective obligations of iXL-Massachusetts, iXL and Tessera
      Enterprise Systems to consummate the merger are subject to the satisfaction or waiver of certain conditions, including that:

     (1) the merger agreement shall have been approved and adopted, and the merger approved, by the stockholders of Tessera Enterprise Systems;

     (2) the waiting period, including any extensions thereof, under the Hart-Scott-Rodino Antitrust Act shall have expired or been terminated, and there shall have been no adverse change to the merger required in order to obtain approval under the Hart-Scott-Rodino Antitrust Act;

     (3) this registration statement shall have been declared effective by the Securities and Exchange Commission; and

     (4) the new iXL options shall have been executed and delivered.

    . The obligations of iXL and iXL-Massachusetts to effect the merger are further subject to satisfaction of the following conditions:

      (1) Tessera Enterprise Systems and its stockholders shall have performed in all material respects their respective agreements contained in the merger agreement or in the voting agreement required to be performed at or prior to the effective time of the merger, and the representations and warranties of Tessera Enterprise Systems and the Tessera Enterprise Systems stockholders who are parties to the voting agreement, contained in the merger

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

        agreement or in the voting agreement, shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the effective time of the merger as if made at and as of such time, except as contemplated by the merger agreement;

      (2) the appropriate officers of Tessera Enterprise Systems shall have executed and delivered a closing certificate;

      (3) Tessera Enterprise Systems shall have obtained certain requisite consents;

      (4) there shall have been no materially adverse requirement imposed on them in order to obtain approval under the Hart-Scott-Rodino Antitrust Act;

      (5) they shall have received (a) from substantially all of Tessera Enterprise Systems stockholders, a lock-up letter and a contractually restricted stock letter; (b) from each stockholder of Tessera Enterprise Systems who is an "affiliate" of Tessera Enterprise Systems for purposes of Rule 145 under the Securities Act, a Rule 145 letter; (c) from certain specified individuals, noncompetition agreements; and (d) from each new option recipient, a "lock-up letter";

      (6) they shall have received certain corporate documents of Tessera Enterprise Systems;

      (7) they shall have received an opinion of Tessera Enterprise Systems' counsel;

      (8) the aggregate number of shares owned by dissenting Tessera Enterprise Systems stockholders shall not exceed 1% of Tessera Enterprise Systems' capital stock;

      (9) certain specified agreements shall have been terminated;

     (10) iXL shall have been satisfied that the assets and properties used in Tessera Enterprise Systems' business are free and clear of all liens except as permitted; and

     (11) certain individuals shall have terminated their existing employment agreements with Tessera Enterprise Systems and entered into new employment agreements.

    . The obligations of Tessera Enterprise Systems to effect the merger are further subject to the following conditions:

     (1) iXL and iXL-Massachusetts shall have performed in all material respects their respective agreements required to be performed at or prior to the effective time of the merger, and their representations and warranties contained in the merger agreement shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the effective time of the merger as if made at and as of such time, except as contemplated by the merger agreement;

     (2) the appropriate officers of iXL and iXL-Massachusetts shall have executed and delivered closing certificates;

     (3) iXL shall have obtained certain requisite consents;

     (4) it shall have received certain corporate documents of iXL and iXL-Massachusetts; and

     (5) it shall have received an opinion of counsel to iXL and iXL-Massachusetts.

Additional Covenants

      As detailed in the merger agreement, each of iXL, iXL-Massachusetts and Tessera Enterprise Systems has also agreed, among other things and subject to various conditions and exceptions, to additional covenants regarding the following matters:

    . access to books and records of Tessera Enterprise Systems; maintaining confidentiality of information disclosed;

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

    . Tessera Enterprise Systems furnishing copies of all governmental filings, and consulting with iXL before settling or compromising any material income tax liability;

    . except as required by law, deferring public disclosure of the transactions contemplated by the merger agreement until the merger; any such disclosure shall be coordinated by iXL;

    . at the effective time of the merger, all of the Tessera Enterprise
      Systems stock rights shall, except as otherwise provided, have been properly canceled and all rights and obligations thereunder shall have been terminated;

    . at or prior to the closing of the merger, Tessera Enterprise Systems shall grant incentive stock options in an amount not to exceed the balance of options authorized but remaining available for issuance under the Tessera Enterprise Systems, Inc. 1995 Stock Option Plan and at the effective time of the merger, iXL will assume Tessera Enterprise Systems' obligations under such plan;

    . at the effective time of the merger, iXL will issue options to purchase 200,000 shares in aggregate of its common stock (provided, however, that such stock underlying such options shall not have been registered under the Securities Act or any other securities laws), to certain officers and directors of Tessera Enterprise Systems; in such respective amounts, at such exercise prices and subject to such vesting schedules, as specified;

    . at or prior to the closing of the merger, Tessera Enterprise Systems shall use its best efforts to cause all of its outstanding Series A and D Preferred Stock to have been converted into Tessera Enterprise Systems common stock in accordance with the terms thereof, such that the holders are entitled to the consideration provided in the merger agreement;

    . Tessera Enterprise Systems shall use commercially reasonable efforts
      (immediately upon adoption and approval of the merger agreement and approval of the merger by its stockholders) to cause each of its optionholders to execute and deliver, at the closing of the merger, a "lock-up" letter, acknowledging that the iXL common stock receivable by him upon exercise of his option, subject to the merger agreement, is subject to temporary restrictions on any offer, sale or other disposition;

    . at or prior to the closing of the merger, Tessera Enterprise Systems shall make the payment to the holder of its Series B Preferred Stock required by Article IV, Section C.2.c of its articles of organization, in cash, thereby causing a redemption of the Series B Preferred Stock;

    . each of iXL and Tessera Enterprise Systems will file under the Hart-
      Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    . the preparation and filing by iXL of the registration statement and the prompt mailing of the proxy materials by Tessera Enterprise Systems to its stockholders;

    . the taking of actions by the Tessera Enterprise Systems board of directors to convene a special meeting of stockholders and use its commercially reasonable efforts to solicit from its stockholders approval of the merger agreement, all in accordance with applicable law;

    . the recommendation by the Tessera Enterprise Systems board of directors that Tessera Enterprise Systems' stockholders vote in favor of the merger agreement and the merger;

    . prior to the closing of the merger, Tessera Enterprise Systems shall use its best efforts to cause:

     (a) each stockholder of Tessera Enterprise Systems to execute and deliver a lock-up letter, acknowledging that the iXL common stock to be received by him pursuant to the merger is subject to temporary restrictions on any offer, sale or other disposition;

     (b) each stockholder of Tessera Enterprise Systems to execute and deliver a contractually restricted stock letter, addressed to iXL, acknowledging that the iXL common stock to be received by him pursuant to the merger is subject to certain contractual restrictions on any offer, sale or other disposition;

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

     (c) each stockholder of Tessera Enterprise Systems who is an "affiliate" of Tessera Enterprise Systems for purposes of Rule 145 under the Securities Act to execute and deliver a Rule 145 letter, addressed to iXL, acknowledging that the iXL common stock to be received by him pursuant to the merger is subject to certain restrictions on any offer, sale or other disposition under Rule 145; and

     (d) certain stockholders of Tessera Enterprise Systems to execute and deliver a noncompetition and non-solicitation agreement with iXL; and

    . Tessera Enterprise Systems has also further agreed, on behalf of itself and each of its stockholders, officers, directors and employees, that, until such time as the merger agreement has been terminated, it and each of them shall forebear directly or indirectly negotiating, soliciting or accepting any offer with any other person or entity to purchase, acquire, option, or merge or combine with, as applicable, Tessera Enterprise Systems, any of the Tessera Enterprise Systems common stock, or the Tessera Enterprise Systems business, or any interest in any of the foregoing.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

    . by mutual written consent of Tessera Enterprise Systems and iXL;

    . by either Tessera Enterprise Systems or iXL:

     (1) if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

     (2) if the merger shall not have been consummated on or before January 31, 2000 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under the merger agreement);

    . by Tessera Enterprise Systems, upon a material breach hereof or of the voting agreement on the part of iXL or iXL-Massachusetts which has not been cured and which would cause any condition to Tessera Enterprise Systems obligation to complete the merger to be incapable of being satisfied by January 31, 2000; or

    . by iXL, upon a material breach hereof or of the voting agreement on the part of Tessera Enterprise Systems or any of its stockholders which has not been cured and which would cause any condition to iXL or iXL-Massachusetts' obligation to complete the merger to be incapable of being satisfied by January 31, 2000.

Amendment

      The merger agreement may be amended by the mutual agreement of iXL, iXL-Massachusetts and Tessera Enterprise Systems at any time before or after approval and adoption hereof and approval of the merger by the stockholders of Tessera Enterprise Systems; provided, however, that (a) after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the merger, (ii) in any way materially adversely affects the rights of the stockholders of Tessera Enterprise Systems, or (iii) under applicable law would require approval of the stockholders of Tessera Enterprise Systems, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the stockholders of Tessera Enterprise Systems; and (b) after the effective time of the merger, any such amendment must be approved by the former holders of a majority of the Tessera Enterprise Systems capital stock. The merger agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.


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Extension and Waiver

      At any time prior to the effective time of the merger, the parties may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by any other party contained in the merger agreement or in any documents delivered by any other party pursuant thereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained therein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                       THE VOTING AND INDEMNITY AGREEMENT

      The following description of certain terms of the voting agreement is only a summary of the material provisions of the described agreement and does not purport to be complete. The form of the voting agreement is attached to this proxy statement/prospectus as Annex B.

Voting and Proxies; Prohibited Actions

      In order to induce iXL and iXL-Massachusetts to enter into the merger agreement, certain Tessera Enterprise Systems stockholders entered into a Voting and Indemnity Agreement with iXL and iXL-Massachusetts, dated as of October 4, 1999. Those stockholders who signed the voting agreement have agreed to vote all of their shares of Tessera Enterprise Systems capital stock, representing at least two-thirds of the total outstanding shares of Tessera Enterprise Systems capital stock (the amount required to approve the merger), in favor of approving the merger and adopting and approving the merger agreement. Toward this end, each such stockholder granted the Secretary of iXL an irrevocable proxy to so vote such stockholder's shares.

      Each stockholder party to the voting agreement also agreed not to enter into any voting agreement or grant a proxy or power of attorney with respect to Tessera Enterprise Systems capital stock in any manner inconsistent with that stockholder's obligations under the voting agreement. Each such stockholder further agreed not to offer, sell or otherwise dispose of any Tessera Enterprise Systems securities without iXL's consent.

Representations and Warranties

      The voting agreement contains certain representations and warranties of the parties. Among these, the stockholders make representations consistent with securities laws; and that, except as disclosed or provided, there are no liens on their stock. Furthermore, they acknowledge that the iXL common stock to be received in the merger is subject to restrictions on any offer, sale or other disposition, pursuant to lock-up letters with iXL's lead underwriter; contractually restricted stock letters with iXL; and, as applicable, Rule 145 under the Securities Act.

Indemnification

      Each of iXL and the stockholders party to the voting agreement has agreed to indemnify the other against, among other things, any breach of the merger agreement or voting agreement. Indemnification obligations are subject to a specified "basket" and, in general, a "cap," and except as otherwise specified last for 18 months after the effective time of the merger.

Other Provisions

      Each stockholder party to the voting agreement has consented to jurisdiction of the state or federal courts in Massachusetts in any matter concerning the merger or voting agreement. The voting agreement terminates upon the termination of the merger agreement.

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                                BUSINESS OF iXL

Overview

      We are a leading Internet services company which provides Internet strategy consulting and comprehensive Internet-based solutions to Fortune 1000 companies and other corporate users of information technology. We help businesses identify how the Internet can be used to their competitive advantage and use our expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions.

      iXL was founded in March 1996 and in May 1996 made its first acquisitions through the consolidation of four complementary multimedia and interactive services companies. Later in 1996, to implement iXL's move into the Internet services industry, iXL acquired its first Internet-related business. iXL acquired four additional complementary services companies in 1997 and 24 more in 1998. These acquisitions, as well as substantial hiring of new employees, resulted in iXL's current composition. iXL is a Delaware corporation.

      In late 1996, iXL also acquired CFN, which at that time resembled a traditional insurance agency that allowed corporate executives to comparison shop for insurance and mortgages. Under iXL's direction, CFN quickly adopted Internet strategies which have resulted in CFN's current composition as an e-commerce platform for marketing financial services and benefits via corporate intranets and the Internet.

Industry Background

Growth of the Internet

      The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, a large and growing installed base of advanced personal computers, the adoption of faster and more cost-efficient networks, the emergence of compelling Web-based content and commerce applications, and the growing sophistication of the user base. According to International Data Corporation, a leading research firm, the number of Internet users was 98 million worldwide at the end of 1998, and will continue to grow to 320 million by the end of 2002. The broad acceptance of the Internet has also led to the emergence of intranets and extranets as new global communications and commerce environments, representing a significant opportunity for enterprises to interact in new and different ways with customers, employees, suppliers and partners. Intranets are secure web sites accessible only within a given company, and extranets are intranets also available to select outsiders.

Growth of E-Commerce

      The initial commercial use of the Internet was as an informational and advertising medium, commonly referred to as "brochureware." From this origin the Internet is evolving into a platform for conducting transactions and establishing virtual storefronts and trading networks. Companies have also begun to expand their use of efficient and low-cost Internet-based technologies to enhance traditional operations such as customer service, supply chain management, employee training and communication. In addition, companies such as eBay, Amazon.com and E*Trade have extended beyond conventional models for the sale and delivery of goods and services by operating an Internet-only business and maintaining a limited physical presence. Forrester Research expects dramatic growth in total e-commerce transaction volume, projecting an increase from $51 billion in 1998 to $1.4 trillion in 2003.

Market for Strategic Internet Services

      The Internet represents a revolutionary and powerful new opportunity for business. Many companies that do not currently utilize the Internet are being forced to reevaluate their business models and to adopt or supplement existing Internet-based business solutions. The development and implementation of Internet-based solutions require the successful integration of strategy consulting, creative design and systems engineering

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

skills. Historically, expertise in these areas either has not existed within an organization or has been located in disparate functional areas. Accordingly, many businesses have chosen to outsource a significant portion of the development, design and maintenance of their intranets, extranets, web sites and e-commerce applications to independent service providers who can capitalize on their accumulated strategic, creative and technical expertise. Such outsourcing needs have generated worldwide demand for Internet professional services, which International Data Corporation estimates will grow from $8 billion in 1998 to $79 billion in 2003. See "Risk Factors--Risks Related to the Strategic Internet Services Industry--The developing market for strategic Internet services and the level of acceptance of the Internet as a business medium will affect our business."

      Companies increasingly are discovering that many traditional service providers lack the requisite expertise to implement comprehensive Internet-based solutions. Many information technology services providers lack the creative and marketing skills required to build audiences and deliver unique and compelling content and also lack Internet expertise and implementation capabilities. Advertising and marketing communications firms typically lack the extensive technical skills and systems integration expertise required to produce the increasingly complex solutions demanded by clients. Many strategy consulting firms lack Internet expertise, marketing perspective and implementation capabilities to deliver comprehensive solutions.

      A number of Internet services firms have emerged to address these needs. However, many of these smaller providers tend to develop expertise in a limited number of industry segments because of the relatively small number of Internet solution engagements they have completed. Furthermore, the ability of many of these firms to service clients is constrained by their smaller size, limited geographic scope and lack of capital resources. In addition, many of these firms lack the depth, management and infrastructure necessary to develop the capability required to meet the increasingly larger and more complex needs of an expanding, sophisticated client base. See "Risk Factors--Risks Related to the Strategic Internet Services Industry--We operate in a highly competitive market with low barriers to entry which could limit our market share and harm our financial performance" and "--The developing market for strategic Internet services and the level of acceptance of the Internet as a business medium will affect our business."

      We believe that as businesses' familiarity and sophistication with Internet technologies grow, so will the need for Internet services providers who can help formulate a focused, strategic and integrated approach to the implementation of Internet-based business solutions that enhance their clients' businesses. We believe that the rapidly increasing demand for Internet solutions, combined with the inability of many current providers to integrate the strategic, creative and technical skills required by clients, has created significant market opportunities for strategic Internet services providers such as iXL.

iXL Solution

      iXL uses its expertise in strategy consulting, creative design and systems engineering to provide services that help clients identify and capitalize on Internet-driven opportunities to improve and expand their businesses. Key elements of the iXL solution are:

     . Comprehensive Strategic Internet Services. We provide a comprehensive set of strategic Internet services to clients looking to enhance their existing business model by integrating their business processes with an Internet strategy. We believe our advantage lies in our ability to assist clients in the development of an appropriate Internet strategy and then to deploy the appropriate Internet services necessary to implement that strategy. Typical iXL engagements include the strategic application of e-commerce solutions to enhance existing business processes, the identification of new business processes and opportunities created by the Internet, the use of creative design and marketing to acquire, cross-sell and retain consumers online, and the integration of Web-based applications with our client's existing systems. We believe that the breadth and focus of our service offerings allow us to meet our clients' Internet needs from strategy to deployment in an efficient and cohesive manner.


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

     . Sophisticated Technology Solutions. We use our extensive engineering capabilities to deliver complex Internet-based business solutions. Our engineers provide application development and systems integration services by employing proven Internet technologies such as Java, XML, Perl, CGI, C and C++. Typical solutions include developing Internet-enabled business applications, integrating web-based applications with our client's existing systems and databases, and building sophisticated e-commerce platforms. To support our growing technology development capability, we substantially increased our engineering staff from approximately 50 to over 300 individuals through acquisitions and new hires. We have also established strategic affiliations with leading technology vendors such as Microsoft, Intel, Sun, Oracle and Broadvision. These affiliations typically allow us early access to training, product support and technology developed by these companies.

     . Geographic Coverage and Benefits of Scale. We believe our geographic coverage allows us to better serve our clients on a local basis, helping to forge strong, long-term client relationships and service the widespread offices of its clients and their customers and vendors. As of September 30, 1999, iXL had offices in Atlanta, Georgia; New York, New York; Los Angeles, San Francisco, San Diego, and Santa Clara, California; Washington, D.C.; Chicago, Illinois; Boston, Massachusetts; Denver, Colorado; Charlotte and Raleigh, North Carolina; Richmond, Virginia; Memphis, Tennessee; Norwalk, Connecticut; London, England; Berlin and Hamburg, Germany; and Madrid, Spain. Our internal information technology infrastructure links our various offices and leverages the expertise of our professionals throughout the organization. Our scale enables us to handle larger, more complex engagements, expand our base of knowledge and best practices and employ more experts, spreading their cost and expertise over a larger enterprise.

     . Use of Engagement Methodology (iD5) to Deliver Solutions. We utilize an engagement methodology known as iD5 which has five stages: Discover, Define, Design, Develop, Deploy. iD5 governs and directs all phases of project management from initial engagement definition to final solutions delivery. These procedures are updated periodically to reflect new best practices identified throughout iXL. The goal of iD5 is to provide consistent procedures for all engagement phases which encourage usage of best practices, while providing clients with greater clarity of expectations, regular progress reports, and a higher degree of project organization. Accordingly, we believe iD5 helps us achieve on-time and on-budget solutions, capture our best practices and integrate acquired businesses.

     . Multidisciplined Team Approach. We staff engagements with a multidisciplined team of professionals including project managers, strategic consultants, creative designers, information architects--professionals whose expertise includes both artistic design and technology-- industry experts and software engineers. By assembling these multidisciplined teams of professionals, we believe that we provide comprehensive Internet-based solutions to clients.

     . Experienced Senior Executives. Our senior management team is highly experienced in a variety of disciplines relevant to our ability to grow and to service the needs of our clients. Our senior executives have managed both emerging and mature businesses in a variety of industries, including media and entertainment, technology, travel and financial services. Our management also includes an experienced acquisition team that has successfully acquired and integrated a large number of businesses in various industries.


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

iXL Strategy

      iXL's goal is to become the leading provider of strategic Internet services to Fortune 1000 companies and other corporate users of information technology. To achieve this objective, we are pursuing the following strategies:

     . Leverage and Expand Industry Expertise. We have assembled industry practice groups including experienced professionals with expertise in the business practices and processes of specific industries. We believe our industry expertise enables us to provide effective Internet strategy consulting and services tailored to the special needs of our clients in these industries. In addition, industry expertise reduces the learning curve on new engagements, improving efficiency of implementation and reducing project delivery times. Our strategy is to expand our existing industry practice groups by recruiting senior professionals from major consulting firms and companies in the relevant industries. We also acquire companies with specific industry expertise. We have established practice groups, which are in varying stages of development and staffing, in the Banking & Financial Services, Media & Entertainment, Travel, Telecommunications & Technology, Healthcare and Retail industries. We believe that these industries have been leaders in the utilization of Internet-enabled technologies. See "--iXL Industry Practice Groups."

     . Continue to Develop Technology Capabilities. We have significant capabilities in systems engineering and applications development which we use to deliver complex Internet-based business solutions. We intend to hire additional software engineers and develop new technology skill-sets to deliver the best possible solutions and meet the evolving needs of clients. Our research and development team is dedicated to identifying, testing and defining new Internet-based technologies. We have developed software applications that can be re-used for more than one client or for more than one engagement. This library of reusable applications continues to grow as projects are completed. We intend to use these software applications to deliver solutions rapidly and cost-effectively.

     . Expand Geographic Coverage. Since our inception, we have expanded our geographic presence aggressively through a combination of acquisitions and internal growth. iXL has 19 offices located throughout the United States and in England, Germany and Spain. We believe our broad geographic coverage allows us to serve our clients on a local basis, helping to forge strong, long-term client relationships, and to serve the widespread offices of our clients and their customers and vendors. Our strategy is to continue our geographic expansion through additional acquisitions and external hiring.

     . Capture and Disseminate Knowledge and Best Practices. Our employees have developed a broad base of knowledge and best practices through numerous strategic Internet services engagements and from prior experience. Our strategy is to capture this broad range of knowledge and best practices for dissemination throughout iXL, and to continue to expand these capabilities through acquisitions and external hiring. During the course of its client engagements, we also identify distinct solutions which can be developed into and distributed as new iXL Solution Sets. We accomplish this dissemination in part through frequent iXL Summits, where employees within a given discipline meet in person to receive education and share best practices. Our Technical Operations Center also plays a critical role in the dissemination process, linking all of our local offices via a comprehensive Internet protocol-based network combined with a centralized knowledge management system.

     . Expand Client Relationships. We have established business relationships with a diverse base of clients. Our strategy is to leverage our industry expertise, technology skills, and scale by expanding the scope of existing client relationships into broader engagements, including

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

        Internet strategy consulting, creative design, systems engineering and application development services.

     . Attract, Train and Retain Experienced Professionals. Our growth and our ability to provide strategic Internet services are based in large part on our ability to attract, train and retain experienced professionals. Our strategy is to expand our existing expertise by recruiting senior professionals from major consulting firms, creative design firms and information technology services firms as well as from other strategic Internet services companies. We maintain an informal, team-driven and results-oriented culture that is attractive to energetic, talented professionals and provides incentives for our employees through a competitive compensation plan, equity ownership and our stock option plans. We provide training on a continuing basis for our employees through our iXL University programs, which are designed to address the rapidly changing technological environment in which our employees are engaged.

     . Pursue Strategic Acquisitions. We intend to continue to pursue strategic acquisitions that provide additional skilled management, technical and creative personnel, client relationships, technological skills, industry expertise and geographic coverage.

iXL Engagement Methodology (iD5)

      We have developed an engagement methodology known as "iD5" which governs and directs all phases of project management from initial engagement definition to final solutions delivery. iD5 consists of five distinct, clearly delineated stages which provide our clients with clear expectations of both the engagement process and the solutions to be provided. The five stages are:

     . Discover. Collect information relevant to the engagement objective.

     .  Define. Formulate an Internet business strategy.

     . Design. Refine and document specifications of the Internet business strategy.

     . Develop. Build elements required to implement the Internet business strategy.

     .  Deploy. Deliver final solution(s).

      iD5 enables us to effectively serve our clients by:

     .  clarifying client expectations;

     .  promoting consistent and efficient service;

     .  combining strategic, creative and technical capabilities;

     .  minimizing the time it takes to deliver our services; and

     .  establishing best practices to be followed throughout iXL.

      iD5 is periodically revised and improved to assimilate and deploy new tools and new best practices developed in the course of iXL's many engagements throughout all of our offices. Through this process, all iXL offices benefit from the knowledge gained in the course of engagements by any iXL office.

iXL Services

      We believe we offer clients a single source for the comprehensive range of services required to identify, design, develop and deploy Internet-based business solutions which complement or expand conventional business processes. Our services include Internet strategy consulting, Internet-based business solutions, and our iXL Solution Sets.

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

Internet Strategy Consulting

      We offer consulting services to our clients with the objective of developing Internet solutions that augment a client's overall business strategy. We offer Internet strategy consulting that combines our knowledge of industry dynamics and business processes with an understanding of the client's specific needs. We have established industry practice groups, which are in varying stages of development and staffing, in the Banking & Financial Services, Media & Entertainment, Travel, Telecommunications & Technology, Healthcare and Retail industries. We also employ strategy consultants with general business and Internet expertise. As of September 30, 1999, we employed approximately 170 professionals who provide strategy consulting services.

      While Internet strategy consulting directly generates only a small percentage of our revenues, we believe that Internet strategy consulting will be an important service offering which will differentiate iXL from many of our competitors. By offering strategy consulting services, we believe we can leverage the consulting and strategy planning expertise of our various industry experts into engagements which will utilize the services provided by other iXL practice groups.

Internet-Based Business Solutions

      Our revenues are principally derived from the design and delivery of Internet-based business solutions. These solutions typically are Web-based applications, many of which integrate with a client's existing computer systems. These solutions can incorporate multiple capabilities including Internet strategy consulting, creative design, information architecture, software engineering, project management, and audio, video and animation production.

      Among our Internet-based business solutions, we offer e-commerce systems and services, business information management systems, interactive learning environments, digital media management services, and web site development and hosting services.

     . E-Commerce Strategy and Applications. We design, develop and deploy sophisticated e-commerce applications for bringing buyers and sellers together via the Internet. We have created a broad range of e-commerce applications on behalf of our clients, ranging from online retail sites to electronic procurement systems. Our strength in e-commerce lies in our ability to integrate third-party software with a client's existing computing and network infrastructure to create a robust e-commerce environment for the client's customers and prospects. Our technology group utilizes a set of core e-commerce enabling technologies from companies, including:

               .  Microsoft and Netscape, for e-commerce server applications;

               .  Oracle, and Broadvision for database platform development;
                  and

               . Sun and Hewlett-Packard, for networking products and services.

        We have created our own e-commerce applications for specific client needs. We also work with many third-party software companies, such as CyberCash, and NetGravity which have developed more general applications for conducting different aspects of e-commerce ranging from security to online transaction payments processing.

     . Enterprise Relationship Management. We design and develop sophisticated computer based business information management systems. These include database-driven websites that help clients manage their customer, supplier, and vendor relationships more effectively and provide secure database access. Some of these web sites also have the capacity to recognize and profile the types of information a user is typically interested in, and to provide that information automatically to the user during future visits to the site. As part of our Enterprise Relationship Management capability, we develop intranets and extranets which enable our

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

        clients to communicate with employees, customers, suppliers and vendors, as well as track and store critical business data and other information.

     . Online Learning and Performance. We have developed expertise in providing education and training using interactive multimedia and Web technology. We employ instructional designers who create and adapt training materials for use in multimedia and online environments. Interactive learning environments have been attractive to service industry organizations which are geographically dispersed, rely on employees with a common base of skill sets and experience high turnover. We have developed several customized solutions to meet the needs of our clients and are developing an additional iXL Solution Set to facilitate the creation and publication of interactive training courses. iXL's learning environments utilize RealNetworks G-2 streaming, Microsoft Media Technologies, Macromedia Dreamweaver, Flash, TopClass and Podium Web-based training systems. See "--iXL Solution Sets" and "--Employees."

     . Digital Media Solutions. We have developed solutions that combine video, audio, animation, graphics and content into digital media presentations. These media are also frequently utilized to create Internet-based presentations. We possess expertise in numerous post-production editing technologies. These technologies are used for the assembly of video and audio content used in many of our clients' Internet applications. We also provide video production services including the design, scripting, production, testing and distribution of audio and video clips and full broadcast-quality presentations. In addition, we own the worldwide perpetual rights to a comprehensive stock video library of over 500,000 clips. Examples of our work in this area include the development of new capabilities for delivering audio and video content via the Internet for Real Networks, developing specialized data management software for Object Design and the delivery of high resolution imagery via the Internet for Live Pictures. We also have an Enhanced Television (E-TV) group that is developing technology, applications, content and expertise for use in the emerging industry of digitally delivered Internet Protocol-based information and entertainment. Currently, we are working with media, technology and telecommunications companies to design and build the navigational infrastructures, business models and strategic relationships required for success in the E-TV marketplace.

     . Web Sites and Hosting. To provide complete Internet solutions, we offer development of traditional web sites and state-of-the-art web site hosting services through our Memphis, Tennessee, and San Jose, California, hosting facilities. Our hosting capabilities are offered primarily to clients who require unique and specific hosting technology.

iXL Solution Sets

      iXL uses its technology development capabilities to create custom applications based on a common, reusable framework and component library. These "iXL Solution Sets" can be customized and implemented quickly and cost-effectively. We believe that our iXL Solution Sets meet the needs of clients for fast, replicable and easily implemented solutions for computer-based presentations and multiple web site deployment and content management. iXL's Solution Sets include:

     . Pitchman(R). Pitchman is a presentation tool which combines high-end graphics, animation, video and audio in an easy-to-transport and easy-to-display laptop computer format which allows the user to synchronize with the latest version of the presentation via a corporate intranet or the Internet. Sales and marketing professionals are the primary market for Pitchman. We have sold over 500 Pitchman laptop presentations to various clients including British Airways, News Corporation and Trigon.

     . Siteman(TM). Siteman is a state-of-the-art browser-based system for creating and managing up to thousands of web sites that share a common style and similar look. Siteman allows novice users to quickly design and build custom websites by selecting from a library of templates and adding content. It also enables users to easily edit content online, yet restricts them from modifying specified content areas and the overall style of the sites. iXL also provides support for end users who need assistance in creating sites with this product. We developed Siteman as part of our iXL Solution Sets strategy. Recently, we sold Siteman to a software manufacturer, retaining a perpetual, worldwide, royalty-free license on a non-transferable, non-exclusive basis. This license permits us to continue to offer Siteman as one of our Solution Sets. Siteman clients have included AutoConnect, Carlson Wagonlit Travel and WebMD.

iXL Industry Practice Groups

      iXL has established practice groups in the Banking & Financial Services, Media & Entertainment, Travel, Telecommunications & Technology, Healthcare and Retail industries. These practice groups are in varying stages of development, staffing and activity. To build our industry practice group expertise, we leverage the experience of our employees who have previously worked for major consulting firms or companies in the relevant industries. We have utilized our industry expertise in serving the clients listed below. These clients, included for illustrative purposes, are not intended to be representative of our clients generally.

                        Industry                               Clients
                        --------                               -------
     Banking & Financial Services.................  Chase Manhattan Bank
                                                    General Electric
                                                    Merrill Lynch
     Media & Entertainment........................  Warner Brothers
                                                    21e Web Network
     Travel.......................................  Budget Rent a Car
                                                    Delta Air Lines
                                                    Virgin Atlantic Airways
     Telecommunications & Technology..............  BellSouth
                                                    Diamond Multimedia RioPort
     Healthcare...................................  DuPont
                                                    HBOC
                                                    Trigon Blue Cross/Blue Shield
                                                    WebMD

     Retail.......................................  Shop At Home
                                                    Wherehouse.com

Sales and Marketing

      The role of iXL's marketing program is to create and sustain preference and loyalty for the iXL brand as a leading provider of strategic Internet services. Marketing occurs at the corporate and local levels. The corporate marketing department has overall responsibility for communications, advertising, public relations and our web site, and also engineers and oversees central marketing and communications programs for use by each of our local offices. Regional marketing representatives are responsible for building brand awareness within each geographic region. These representatives report to the Executive Vice President for Worldwide Marketing of iXL, Inc.

      As part of its continuing relationship with iXL and CFN, General Electric has agreed to implement a mutually satisfactory marketing campaign regarding iXL and CFN. This campaign is expected to emphasize General Electric's relationships with iXL and CFN and to improve awareness of iXL and CFN's services.

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

General Electric will also use its reasonable efforts to provide access to CFN's platform to its employees and to employees of its affiliates.

      iXL's sales force is split into two units, one which deals with generation of new clients, and the other which focuses on sales to existing clients. Existing clients are managed by local project managers who report to the general managers of the local offices, which then report to the Regional Vice Presidents for Operations on sales- and client development-related issues. The Regional Vice Presidents then report to the Executive Vice President for Worldwide Client Development of iXL, Inc. New clients are targeted by iXL's business development staff which operates regionally, reporting to the Regional Vice Presidents for Operations, which in turn report to the Executive Vice President for Worldwide Client Development of iXL, Inc.

Acquisitions

      The strategic Internet services industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Therefore, an important element of iXL's growth strategy is the acquisition of selected companies with complementary technologies and capabilities. Our strategy has been to augment our growth through acquisitions of small, regional strategic Internet services companies. By obtaining critical mass in a particular regional market, we believe we are able to provide the responsiveness and quality of service of a small company with the greater depth and breadth of services of a large organization. The acquisitions have resulted in a broad geographic presence, allowing us to compete more effectively for national accounts. Our post-acquisition strategy is to enhance the competitiveness and profitability of each acquired company.

      We identify acquisition candidates through our ongoing industry searches, through our business network and through contact initiated by companies seeking to be purchased. Potential targets are evaluated on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and contract backlog. Qualitative factors include strategic and cultural fit, management skill, customer base and technical proficiency.

      These factors are evaluated as part of a four-part assessment process:

     .  a detailed audit and operating assessment is initiated;

     .  acquisition pricing models are carefully evaluated;

     .  specific technology skills and capabilities are ascertained; and

     .  management qualifications and compatibility are appraised.

      Our post-acquisition process includes the integration of all financial reporting systems, operating procedures, and training programs into the iXL culture and infrastructure. Integration typically begins before the acquisition transaction has been closed, with a goal of total integration promptly following closing. Our Technical Operations Center plays a critical role in this process, connecting the acquired business' systems to our central systems. Our goal is to provide each of our offices with all tools and resources needed to attain the maximum possible growth and profitability. Accordingly, we have rarely based the purchase price for a company we acquired on the post-acquisition performance of that company because we believe such arrangements can impede the integration of multiple acquired businesses in the same city by motivating them to compete against one another.

      Historically, we have used our common stock for substantially all of the consideration for our acquisitions. We anticipate that this will continue in the future and have registered 4,000,000 shares of common stock pursuant to a "shelf" Registration Statement on Form S-4 for this purpose, and expect to register 6,000,000 shares of common stock pursuant to an additional Registration Statement on Form S-4. By maximizing the use of stock as acquisition consideration, we believe that each acquired companies' management has a greater incentive to focus on iXL's long-term growth through the appreciation of its stock

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

price. We also generally grant stock options to employees of newly acquired companies as a means of increasing employee and management retention.

      We began our acquisitions in May 1996 when we acquired iXL Interactive Excellence, Inc., Creative Video Library, Inc., Creative Video Inc., and Entrepreneur Television, Inc., companies whose focus was to assist corporate clients in the design and creation of multimedia and video communication projects. In December 1996, we acquired CFN, which at such time, was a traditional insurance agent that allowed corporate executives to comparison shop for insurance and mortgages. CFN was seeking iXL's strategic and technical assistance to sell insurance services over corporate intranets. Since the CFN acquisition, iXL has developed and implemented the sophisticated CFN e-commerce platform for marketing financial services and employee benefits electronically over the Internet and corporate intranets. iXL has acquired 29 other companies all engaged in related businesses and CFN has acquired one complementary business. See "Risk Factors--Risks Related to iXL's Business--Our continued growth is dependent on the successful completion of acquisitions" and "--We may be unable to continue to grow at our historical growth rates or to effectively manage our growth."

      The following table summarizes iXL's other acquisitions since June 1996 other than CFN acquisitions, listed in chronological order. This information includes 137,304 shares of common stock held in escrow that have not been earned under the terms of the relevant acquisition agreements. See Note 4 to the Pro Forma Consolidated Financial Information.

                                                                                    Number of     Shares issued in
                                                                                   Employees at   connection with
        Businesses Acquired          Primary Capabilities       Date Acquired    Acquisition Date   Acquisition
        -------------------          --------------------       -------------    ---------------- ----------------
 Memphis On-Line, Inc. ........... Hosting                    June 5, 1996              15                none
  Memphis, TN

 Webbed Feet, LLC................. Creative design            February 14, 1997          1              40,000
  Atlanta, GA

 The Whitley Group, Inc. ......... Interactive multimedia     April 4, 1997             20             454,400
  Charlotte, NC

 BoxTop Interactive Inc. ......... Creative design            May 30, 1997              60           3,416,700
  Los Angeles, CA

 Swan Interactive Media, Inc. .... Software engineering       July 28, 1997             15             283,900
  Atlanta, GA

 Small World Software, Inc. ...... Software engineering and   January 26, 1998          26             271,356
  New York, NY                     creative design

 Green Room Productions, L.L.C. .. Travel expertise,          February 5, 1998          28             344,270
  San Francisco, CA                creative design and
                                   engineering

 CCG Online....................... Travel expertise,          March 27, 1998            23             266,000
  Denver, CO                       creative design and
                                   software engineering

 Spin Cycle Entertainment......... Creative design and        May 8, 1998               20             155,200
  Los Angeles, CA                  software engineering

 Digital Planet................... Creative design and        May 12, 1998              31             259,584
  Los Angeles, CA                  software engineering

 InTouch Interactive, Inc. ....... Software engineering       May 12, 1998              11             195,834
  Charlotte, NC

 Micro Interactive, Inc. ......... Interactive multimedia     May 14, 1998              35             740,000
  New York, NY

 CommerceWAVE, Inc. .............. E-commerce                 July 2, 1998              22             877,898
  San Diego, CA

 Wissing & Laurence, Inc. ........ Video production           July 8, 1998               2              50,000
  New York, NY

 601 Design, Inc. ................ Video production           July 16, 1998              7             200,000
  New York, NY

 Image Communications, Inc. ...... Creative design            July 22, 1998             40             378,999
  Vienna, VA

 Campana New Media, S.L. and
  The Other Media, S.L. .......... Creative design            July 28, 1998              8              37,107
 Madrid, Spain

 Spinners Incorporated............ Creative design,           July 30, 1998             31             674,132
  Boston, MA                       software engineering and
                                   financial
                                   services expertise

 Tekna, Inc. ..................... Software engineering and   September 4, 1998         27             762,622
  Richmond, VA                     creative design

 LAVA Gesellschaft fur Digitale
  Medien GmbH..................... Software engineering       September 7, 1998         28             321,428
 Hamburg, Germany

 Larry Miller Productions, Inc.... Creative design            September 9, 1998         33             113,823
  Boston, MA

 Denovo New Media Limited......... Creative design            September 10, 1998         5              42,852
  London, England

 Exchange Place Solutions, Inc.... Financial services         September 10, 1998         4             275,000
  Atlanta, GA                      consulting

 Pantheon Interactive, Inc........ Software engineering       September 18, 1998        15             271,787
  Santa Clara, CA

 Two-Way Communications, L.L.C. .. Creative design and        September 18, 1998        23             269,421
  Chicago, IL                      healthcare expertise

 NetResponse, L.L.C............... Strategy consulting,       September 22, 1998        36             701,375
  Arlington, VA                    software engineering and
                                   creative design

 Ionix Development Corporation.... Software engineering       September 23, 1998        22             358,551
  Chicago, IL

 Pequot Systems, Inc.............. Financial services         September 24, 1998        12             378,066
  Norwalk, CT                      expertise and software
                                   engineering

Strategic Alliances and Affiliations

      We have entered into, and intend to continue entering into, strategic alliances and affiliations with a select group of technology service providers. The primary goals of our strategic alliances and affiliations are:

     .  to enhance iXL's overall service offerings;

     . to create or identify new revenue opportunities through referrals and the creation of new service offerings; and

     . to increase iXL's credibility and visibility in the marketplace through collaboration in joint marketing.

      We have established strategic affiliations with, among others, Microsoft, Intel, Sun and Oracle. These strategic affiliations provide us early access to training, product support and technology.

      We have also established strategic alliances with companies offering technologies which serve important roles in the deployment or delivery of iXL services. These alliances focus on the joint development of integrated solutions which utilize the technologies offered by iXL's partners to deliver the services designed by iXL. Our strategic alliances include alliances with RealNetworks and Broadvision. Through our strategic alliance with RealNetworks, a leading provider of media streaming technologies, we will be presented as a preferred provider of content for events streamed via RealNetworks technologies. Through our strategic alliance with Broadvision, which specializes in personalized electronic commerce software applications for businesses and consumers, we have gained access to Broadvision software, maintenance, support, and training on a preferred basis. We are also engaging in joint marketing, sales, and development efforts with Broadvision.

      The contracts governing the strategic affiliations and alliances generally do not have long durations or minimum requirements. In addition, they are generally terminable by iXL or the other party at will.

Technology

      Our Technical Operations Center is our computer systems center which links all of our local offices with a centralized knowledge management system. The Technical Operations Center facilitates the integration of operations of local offices into all facets of iXL, including, financial reporting, e-mail, and dissemination of knowledge and best practices. The Technical Operations Center allows for the rapid integration of acquired businesses, facilitates collection and dissemination of knowledge and best practices throughout iXL and supports enterprise business systems. The Technical Operations Center maintains its network operations and monitoring in Atlanta, with central data center and intellectual property transit support from its data center in Memphis, Tennessee, and co-location facilities in San Jose, California. The Technical Operations Center manages our general ledger accounting systems, global project and time tracking systems, sales force automation, electronic messaging, central data warehouse repository services, wide area network infrastructure, intellectual property transport services and global digital security. These functions are closely integrated in a worldwide iXL intranet that additionally supports human resources and distance learning. We view the Technical Operations Center as a key strategic asset, providing a platform to permit rapid growth and a working model of the solutions we can design for our clients. See "Risk Factors--Risks Related to iXL's Business--We may be unable to continue to grow at our historical growth rates or to effectively manage our growth."

      While readily available third-party technologies are used to develop nearly all iXL solutions, iXL does not believe it is not dependent on any given technology to deliver its solutions. Typically, iXL chooses among multiple software products to select the most appropriate product for a given use. If any one product ceased to be available to iXL, other similar products are generally available. Further, the third-party providers generally license their products directly to iXL's clients. Consequently, iXL is not at risk of loss of individual licenses.

Consumer Financial Network

      Consumer Financial Network, Inc., or CFN operates YouDecide.com, which is a sophisticated e-commerce web site for marketing financial services and benefits over corporate intranets and the Internet. CFN also offers its services through a call center. CFN's equity is owned 76% by iXL, 23% by General Electric, and 1% by other stockholders. CFN has contracted with competing providers of financial services and employee benefits to create a platform for the comparison shopping and purchase of these services. The CFN Program is provided to the general public via its YouDecide.com web site and to large companies and associations, many with 5,000 or more employees, for distribution as a human resources benefit to their employees or members. Currently, CFN provides access to the following services:

                   Financial Services                        Benefits
                   ------------------                        --------
            Auto Insurance                           Long-Term Care
            Homeowners and Renters Insurance         Individual Life Insurance
            Mortgages                                Vision Services
            Home Equity Loans                        Legal Services
            Auto Finance                             Pet Insurance
            Financial Planning
            Credit Cards

      Traditionally, the services currently offered by CFN have not been presented on a standardized or comparable basis. Accordingly, consumers have often been deterred from obtaining meaningful price comparisons from competing services providers. Many consumers have been unable or unwilling to devote the time required to compile comparative quotes and have instead relied on other factors unrelated to the price or the terms provided in purchasing these services.

      We believe YouDecide.com is an attractive offering for consumers because it enables consumers to receive explanatory information and an unbiased comparison of products, services and quotes based on equivalent terms from multiple providers of financial services and employee benefits. In addition, because CFN aggregates the general public and employees of multiple major companies and members of associations, and aggregates a nationwide network of services providers who compete for each individual member's business, CFN is often able to negotiate discounted pricing for certain products for its customers. Consumers can access CFN online, by telephone or by fax.

      We believe YouDecide.com is attractive to services providers, because it is designed to:

     . provide directed access through corporate intranets to employed consumers, a highly desirable customer market segment, as well as to the general public;

     . allow each provider to directly access its preferred target market by including multiple providers of similar services;

     . provide a lower cost of customer acquisition than traditional distribution channels due to automated consumer access and bulk acquisition of consumers through access to the general public and the participation of large employers and associations;

     .  allow providers to expand geographically; and

     . allow providers to utilize Internet-enabled payments and automatic payroll deduction to secure payment for services sold.

      As a result of the benefits outlined above as well as the aggregated customer base available through CFN, providers contracting with CFN may offer discounted rates and other features that are more competitive than the individual rates and features they otherwise may offer through traditional distribution channels.

      CFN earns fees on each sale of services made through its online and call center. Currently, a significant portion of consumer inquiries to CFN for services offered by CFN's providers are made through CFN's call center. Our goal is for the relative volume of online inquiries as well as the automation of the entire process from inquiry to completed transaction to increase significantly in the future as intranets become more widespread and as customers become more familiar with the Internet. We believe that such an increase in online inquiries in proportion to call center inquiries will reduce CFN's support costs. CFN's performance will depend in large part upon CFN's ability to estimate accurately the resource requirements and the revenues generated by customers engaging in the transactions with service providers on the CFN web sites. Expenses and investments must be incurred well in advance of the potential transactions intended to generate revenue to justify this cost structure. See "Risk Factors--Risks Related to Our CFN Subsidiary--CFN's business model is new and unproven" and "--CFN must expend significant resources to grow its infrastructure."

Member Companies

      We believe CFN is attractive to employers because CFN enables employers to offer to their employees, at no cost to the employer, access to a wide range of financial services and employee benefits at generally discounted rates. Initially, CFN has chosen to provide its program to large companies and associations as a no cost human resources benefit for their employees or members. Current CFN member companies include:

     Advantica    Ryder Corporation
     Amerigas     Society for Human Resource Management
     BellSouth    Texas A&M University
     Ericsson     Thomson Corporation
     General      Williams Companies
      Electric
      Capital
      Corporation
     Nextel

      Once CFN has established a relationship with a participating employer, CFN's strategy is to become part of the payroll deduction system of the employer. This arrangement allows employers more flexibility in their payroll deduction systems, while enabling CFN to provide multiple services to employees. Becoming part of the payroll deduction system also enhances CFN's ability to retain employees as customers for its providers. Automatic payroll deduction allows services providers to offer payment plans that are structured around the frequency of payroll deductions and is the most desirable form of payment for CFN's participating services providers.

Provider Network

      CFN's offerings includes property and casualty insurance, home finance, automobile finance, legal services, long-term care, term life insurance and vision plans. Providers available through CFN include:

     . Allied Insurance Company, American Express Property Casualty companies, Amica Mutual Insurance Company, Chubb Group of
        Insurance Cos., Electric Insurance Company, and Nationwide Mutual Insurance Co. in property and casualty insurance;

     . BankOne, Countrywide, First Union National Bank, GMAC Mortgage Corporation, and Travelers Home Mortgage Service in home finance;

     .  debis Financial Services in automobile finance;

     .  Law Phone in legal services;

     .  Mass Casualty and Transamerica in long-term care;

     . Empire General Life in life insurance;

     . Vision Care Advantage in vision services;

     . Ernst & Young in Financial Planning;

     . First USA in credit card services; and

     . Premier Pet Insurance in pet insurance.

     The terms of these contracts range from one to three years. Most contracts terminate either on or before December 31, 1999 or December 31, 2000, and some contracts are on a trial basis only. The contracts specify the terms of the agreement with CFN, generally including information on terms of pricing to be provided, the fulfillment process, compensation to CFN, necessary regulatory requirements, restrictions on use of consumer information provided by CFN, indemnification, and intellectual property protection for CFN. There are no minimum volume requirements required from CFN to providers. CFN is currently working to obtain non-residential mortgage brokerage licenses where necessary. In jurisdictions where CFN is currently not so licensed, CFN provides access to mortgages through one of its appropriately licensed providers.

Market Expansion

     CFN has expanded its business to make its program available to the general public over the Internet via its YouDecide.com web site and through its call center. This expansion has been effected to date primarily by entering into agreements with selected Internet retail and informational sites to expand awareness of the YouDecide.com web site, including agreements with Hoover's Online, Earthlink, and smartmoney.com. This expansion into the general public arena is intended to broaden the prospective customer base for both CFN and its services providers. The service offerings and the corresponding prices offered to the general public are sometimes different from those offered to CFN's corporate participants. See "Risk Factors--Risks Related to Our CFN Subsidiary--CFN's business model is new and unproven."

Technology

     CFN's e-commerce program consists of three component layers. The first, or top, layer is the YouDecide.com Internet web site accessed by the consumer which gathers and displays information. The second component layer is decision software which takes the consumer information and chooses applicable services from the provider information maintained in this second layer. The third component layer stores consumer information and integrates with CFN providers' systems. CFN expanded its technology resources by its acquisition of iExpert, Inc. in October 1999. iExpert is one of the leading providers of knowledge-based human resource software solutions for large corporations. CFN's acquisition of iExpert enhances CFN's product offering to corporate human resources departments and CFN's ability to gain access to large corporate employee populations.

     The e-commerce technology developed by CFN, for which CFN has multiple utility patents pending, is a flexible multi-function comparative quoting system. While the current application is for the dissemination of information about financial services and employee benefits, the quoting system has uses in many industries. CFN believes this technology could be applied to other situations to allow consumers to compare multiple products from different providers.

     For a discussion of risks related to CFN, see "Risk Factors--Risks Related to Our CFN Subsidiary."

Government Regulation of Insurance, Auto Finance and Mortgages

     In most states, there are two broad categories of insurance agency licenses, one for property and casualty insurance and the other for life and health insurance. CFN's wholly owned subsidiary, CFN Agency, Inc., a Delaware corporation, is licensed as a resident insurance agency for both property and casualty insurance and life and health insurance by the state of Georgia. For property and casualty insurance business, CFN Agency is licensed as a nonresident corporate insurance agency or at least one employee of CFN Agency is individually licensed as a nonresident insurance agent in 49 states. For life and health insurance business, CFN Agency is licensed as a nonresident corporate insurance agency or at least one CFN employee agent is individually licensed as a nonresident insurance agent in 49 states.

      Because of the lack of uniformity in state insurance agency licensing laws, a corporate insurance agency cannot obtain an insurance agency license in all fifty states. Some states do not issue insurance agency licenses to corporations but only issue insurance agent licenses to individuals. Other states issue corporate insurance agency licenses only if the state of residence of the applicant for a corporate insurance agency license applicant reciprocates by issuing corporate insurance agency licenses to insurance agencies resident in the foreign state. In some states where CFN Agency does not have a nonresident corporate insurance agency license, a CFN employee agent is individually licensed in those states as a nonresident insurance agent and the CFN employee agent transacts the business of CFN Agency where permitted. If any CFN employee agent's employment with CFN is terminated, CFN Agency may not be able to transact its business unless and until it has another employee who is individually licensed as a nonresident insurance agent in the states where CFN Agency does not hold a nonresident corporate insurance agency license. If a state in which CFN Agency does not hold a nonresident corporate insurance agency license determines that CFN Agency is transacting business in such state as an unlicensed insurance agency, CFN Agency could be subject to fines and prohibited from engaging in its insurance agency business in that state.

      Some states regulate prepaid legal plan companies as an insurance company or their products as specialized legal expense products, while other states regulate prepaid insurance plans as non-insurance services. In states that regulate prepaid legal plan companies as insurance companies, the product is usually classified as casualty insurance. Certain states' bar associations require prepaid legal plans to file periodic information statements. CFN does not believe it is subject to such requirements.

      It is not guaranteed that a state in which CFN Agency does not hold a nonresident corporate insurance agency license will not assert that CFN Agency is transacting business in such state as an unlicensed insurance agency. Generally, commissions payable for the sale of insurance products in a given state cannot be paid to, or received by, a person or entity that is not licensed as an insurance agent or agency in such state, as applicable. There is no guarantee that a state in which CFN Agency does not hold a nonresident corporate insurance agency license will not assert that commissions assigned by the CFN employee agent to CFN Agency are an assignment of insurance commissions occurring in such state to an unlicensed corporate insurance agency. In the states in which CFN Agency does not hold a nonresident corporate insurance agency license, the insurance companies that have contracted with CFN Agency pay commissions to the CFN employee agent, who then assigns such commissions to CFN Agency. If a state in which CFN Agency does not hold a nonresident corporate insurance agency license determines that CFN Agency is wrongfully receiving an assignment of insurance commissions in, or with respect to insurance policies sold in, that state as an unlicensed insurance agency, both CFN Agency and the subject CFN employee agent could be subject to fines and prohibited from doing business in that state.

      CFN Agency operates a telephone call center located in Duluth, Georgia. Some of the CFN employee agents work in this telephone call center. These call center agents provide information and education to consumers who are employees of client companies or members of client affinity groups and the general public regarding the insurance products described on YouDecide.com. Some of the call center agents are also licensed in states other than Georgia as nonresident insurance agents; however, each call center agent is not licensed as an insurance agent in all 50 states. There is no guarantee that a state in which a call center agent is not licensed as a nonresident insurance agent will not assert that such call center agent is, by providing information and education to consumers resident in such state about insurance products on YouDecide.com, transacting insurance agent activities without being licensed by such state as a nonresident insurance agent. If a state in which a call center agent does not hold a nonresident insurance agent license determines that a call center agent has transacted the business of an insurance agent in that state, both CFN Agency and such call center agent could be subject to fines and prohibited from doing insurance business in that state.

      CFN operates its residential mortgage and auto finance business through its wholly owned subsidiary, CFN Finance, Inc., a Delaware corporation. There are numerous federal and state statutes and regulations affecting these activities including licensing requirements and laws that prohibit discrimination, unfair and deceptive trade practices, and require disclosure of basic information to consumers concerning credit terms and settlement costs, limit fees and charges paid by consumers and lenders, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered and that impose fiduciary duties on a person acting as a broker. CFN Finance is in the process of applying, where necessary, for broker licenses to permit it to operate its residential mortgage finance and, where required, its auto finance programs. There is the possibility that some states may not grant such a license to CFN Finance. Until these licenses are granted, CFN Finance has entered into a licensing agreement with a Federal savings and loan association to operate CFN Finance's residential mortgage finance program and auto finance program in those states which require licenses. CFN Finance's residential mortgage and auto finance programs are being offered in states where no licenses are required. Federal law governing federal savings banks preempts the ability of states to require that a Federal savings bank be licensed under state law in order to conduct a finance broker business. There is no guarantee that the residential mortgage program and auto finance program licensing agreements will be renewed upon its expiration date of December 31, 1999, or that either agreement will not be terminated sooner and that CFN Finance will have acquired the appropriate license or that CFN Finance will be able to find another way to conduct its business in any state that requires a license if the license agreement terminates in that state. There also is no guarantee that a state regulatory agency or a consumer will not challenge the operation of the business under the license agreement. See "Risk Factors--Risks Related to Our CFN Subsidiary--Government regulation and legal uncertainties related to CFN could adversely affect our business."

iXL Ventures

      As a complement to iXL's core business, iXL assists in the development of other Internet-related businesses. Through its subsidiary iXL Ventures, Inc., iXL lends its management experience to early stage and developing Internet-related businesses. iXL Ventures relationships frequently include many of the following facets:

     . executive-level introductions of the developing business to other businesses in the same market;

     . advising the developing business with respect to the development of its business plan;

     . inclusion of the developing business in preferred provider programs for executive search services; and

     . designation by iXL of one member of the developing business' board of directors.

In return for its assistance, iXL receives a minority equity interest in the developing business. iXL has not recognized any revenue related to these activities because of the difficulty in valuing such services. In addition, because of the high degree of uncertainty surrounding these businesses, any equity interests acquired by iXL in connection with this program to date are recorded at no value in the Financial Statements.

      In some circumstances, these developing businesses are created from existing non-core iXL business units that are beyond the scope of iXL's principal business. In such circumstances, iXL seeks strategic investors to assist in the full development of these projects into viable stand-alone businesses, while retaining an equity interest in the project. CFN was the first major stand-alone business to emerge from this process.

      Current iXL Ventures companies include:

     . Student Advantage, Inc., which maintains a series of commercial Internet sites for leading colleges and universities;

     . Kinzan, Inc., a software and services company that develops, distributes and hosts Siteman; and

     .  eCandy.com, an online retailer of confections.

      iXL's policy is to not make cash investments in third party companies or to guarantee any obligations of third party companies. However, participants in the iXL Ventures program are often referred to Mercury Investors, LLC or NeoCarta Ventures, L.P. as a potential source for cash investments. Our Chief Executive Officer and certain directors of iXL are investors in Mercury, which in turn is expected to invest in NeoCarta.

Competition

      While the market for strategic Internet services is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by iXL. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, iXL's competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on iXL's business, results of operations and financial condition. iXL competes on the basis of a number of factors, including the attractiveness of the strategic Internet services offered, the breadth and quality of these services, creative design, engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond our control. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us.

      iXL's competitors can be divided into several groups:

     .  strategic Internet services providers;

     .  large information technology consulting services providers;

     .  computer hardware and service vendors;

     .  strategic consulting firms; and

     .  interactive advertising agencies.

      Although most of these types of competitors to date have not offered a full range of Internet professional services, several have announced their intention to do so. These competitors at any time could elect to focus their resources in iXL's target markets, which could adversely affect our business, results of operations and financial condition. Many of iXL's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than iXL. Competitors that have established relationships with large companies but limited expertise in providing Internet solutions may nonetheless be able to successfully use their client relationships to enter the iXL target market or prevent iXL's penetration into their client accounts. We believe that our primary competitors currently are International Business Machines Corporation, Proxicom, Inc., Sapient Corporation, Scient Corp., USWeb Corporation, Viant Corp., and smaller professional Internet services firms.

      Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

      There are relatively low barriers to entry into the strategic Internet services industry. iXL has no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market. Therefore, iXL must rely on the skill of its personnel and the quality of its client service. The costs to develop and provide Internet services are low. Therefore, iXL expects that it will continually face additional competition from new entrants into the market in the future, and iXL is subject to the risk that its employees may leave iXL and start competing businesses. The emergence of these enterprises could have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Risks Related to the Strategic Internet Services Industry--We operate in a highly competitive market with low barriers to entry which could limit our market share and harm our financial performance."

      The success of CFN will be highly dependent upon CFN's services becoming available to a large number of consumers. CFN expects to face competition from an increasing number of sources in the marketplace. CFN competes with other Internet-based providers of insurance and other financial services, as well as traditional insurance companies providing group rates to corporate employees. CFN believes that its primary and more direct competitors currently are Answer Financial, Rewards Plus, Quicken, Insuremarket, Quicken Mortgage, InsWeb, E-Loan, iOwn, CarFinance.com, People First, and Giggo.com. CFN also may compete with Microsoft Corporation, which currently provides comparative quotes from home mortgages on the web. If CFN fails to compete successfully against current or future competitors, CFN's business results of operations and financial conditions will be materially and adversely affected. See "Risk Factors--Risks Related to Our CFN Subsidiary--CFN's numerous established competitors could harm its prospects".

Employees

      As of September 30, 1999, iXL had approximately 1,900 employees, including approximately 170 strategy consultants, 410 engineers and 270 creative designers. None of iXL's employees is represented by a labor union. iXL has experienced no work stoppages and believes its relationship with its employees is good.

      In an ongoing effort to train and develop its professionals, iXL has established iXL University, a forum to educate its employees on issues ranging from new technologies to office protocol. Employees may attend iXL University by attending live presentations in Atlanta, by viewing the live webcast of such presentations, or by viewing at any time archived versions of presentations through the iXL University web site. In addition, iXL holds regular company-wide meetings among leaders in specific practice areas. iXL also takes advantage of its corporate intranet to foster company-wide communications and knowledge management. See "Risk Factors--Risks Related to iXL's Business--If we fail to attract and retain employees our growth could be limited and our costs could increase."

Properties and Facilities

      iXL's executive offices are located in Atlanta, consisting of approximately 138,000 square feet of leased space, the lease for which expires in 2007. iXL has executed a lease for its new headquarters in Atlanta, which will contain approximately 300,000 square feet. iXL will not occupy this space until after March 2000. With the exception of IXL-Memphis, Inc., which owns an approximately 15,000 square foot office building and an approximately 5,600 square foot warehouse, iXL leases space for its regional offices in the following metropolitan areas: New York, NY; Los Angeles, San Francisco, San Diego, and Santa Clara, CA; Chicago, IL; Boston, MA; Washington, D.C.; Charlotte and Raleigh, NC; Richmond, VA; Denver, CO; Norwalk, CT; Hamburg and Berlin, Germany; London, England; and Madrid, Spain. CFN leases space for its executive offices in Atlanta, Georgia and its operations offices in Duluth, Georgia.

Legal Proceedings

      iXL currently and from time to time is involved in litigation incidental to the conduct of its business. iXL is not a party to any lawsuit or proceeding that, in the opinion of management of iXL, is likely to have a material adverse effect on iXL.

                     BUSINESS OF TESSERA ENTERPRISE SYSTEMS

      Tessera Enterprise Systems, Inc. is an integrated marketing, consulting and systems integration firm. Tessera Enterprise Systems architects, builds, integrates, deploys and maintains advanced enterprise relationship management, or ERM, solutions. Tessera Enterprise Systems delivers solutions that allow clients to (i) integrate customer interactions across all points of contact;
(ii) provide information infrastructure and data management capabilities necessary to fully understand customer behaviors across all channels; (iii) prioritize new business opportunities based on business objectives and impact; and (iv) use customer information more effectively to generate revenue.

      Since its founding in 1995, Tessera Enterprise Systems has focused exclusively on the ERM marketplace. Tessera Enterprise Systems has delivered over 100 ERM engagements and over 30 large scale technical implementations primarily to Fortune 1000 clients. Headquartered in Wakefield, Massachusetts, Tessera Enterprise Systems has approximately 130 employees and has offices in Wakefield, Massachusetts, and San Francisco, California.

      Tessera Enterprise Systems is one of a small number of companies that combine customer relationship management skills, marketing knowledge, industry experience, technology expertise and project management skills to tightly link a client's ERM strategies to its information technology, organizational ability and business processes. Tessera Enterprise Systems provides integrated solutions that incorporate management consulting, marketing strategy integration, the construction of large-scale ERM technology systems, quantitative analysis, predictive modeling and project management. Client engagements may incorporate all or portions of the following core services:

    . Management Consulting: Strategic ERM planning, organizational adoption, project coordination, change management, opportunity identification and quantification. Increasing focus in areas of organizational design, organizational skills assessment and business process design and implementation.

    . Marketing Strategy Integration: Marketing strategy articulation, best practices assessment, marketing strategy review and validation, and marketing strategy enabler articulation.

    . Large Scale ERM Technology Systems: Full lifecycle capabilities in all phases of ERM systems deployment including data assets analysis; data migration, enhancement and management; the construction of large scale enterprise class data warehouses; integration of data enhancement tools such as merge/purge; the Relationship Modeling Environment; selection, implementation and customization of third party campaign management, decision support, data mining and reporting tools; data mart design, development and implementation; integration of data marts and warehouses with customer touchpoints; web site integration; web site personalization; and email management software solutions.

    . Quantitative Analysis and Predictive Modeling: Opportunity identification via data mining, ROI analysis and retrospective modeling tests; lifetime value prediction; customer profiling; segment identification; and customer acquisition, cross sell, upgrade and defection propensity modeling using a wide range of statistical tools and techniques.

    . Project Management: Comprehensive project management and coordination across Tessera Enterprise Systems, client organizations and multiple vendors. Project change management and scope control, project communications and coordination across multiple organizations.

      Tessera Enterprise Systems has developed a core enterprise technology architecture called the ERM hub. The ERM hub provides the mechanism for sharing customer information and ERM metrics among all participants in the customer management process. The ERM hub enables an integrated ERM solution that encompasses data, information, strategy, planning, execution and measurement across all customer interaction points.

      Tessera Enterprise Systems targets clients within six high growth industries including: financial services; insurance; retail; direct marketing; communications; and utilities. Tessera Enterprise Systems expects an increasing number of its clients to be "brick and mortar" companies seeking to integrate ERM capabilities on the Internet and the emerging class of e-business firms.

Competition

      Tessera Enterprise Systems' target market is rapidly evolving and is subject to continuous technological change. As a result, Tessera Enterprise Systems' competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on Tessera Enterprise Systems' business, results of operations and financial condition. Tessera Enterprise Systems competes on a number of factors, including the attractiveness of the ERM services offered, the breadth and quality of these services, technical expertise and innovation, pricing, and understanding client strategies and needs. Many of these factors are beyond Tessera Enterprise Systems' control.

      Tessera Enterprise Systems' competitors can be classified into several groups which include:

    .Large information technology solutions providers;

    .  Computer Hardware and Software service vendors; and

    .  Marketing Service Bureaus.

Employees

      As of September 30, 1999, Tessera Enterprise Systems had approximately 130 employees, including 49 technology consultants, 18 marketing strategy and information consultants, and 30 project/solutions delivery consultants. None of Tessera Enterprise Systems' employees is represented by a labor union. Tessera Enterprise Systems has experienced no prior work stoppages and believes its relationship with employees is good.

Properties and Facilities

      Tessera Enterprise Systems' executive offices are located in Wakefield, Massachusetts, consisting of approximately 48,000 square feet of leased space, the lease for which expires in December 2006. In addition, Tessera Enterprise Systems leases space for its San Francisco office.

Legal Proceedings

      Tessera Enterprise Systems from time to time is involved in litigation incidental to the conduct of its business. Tessera Enterprise Systems is not currently involved in any litigation with any of its customers. Tessera Enterprise Systems is not a party to any lawsuit or proceeding that, in the opinion of the management of Tessera Enterprise Systems, is likely to have a material adverse effect on Tessera Enterprise Systems.

                               MANAGEMENT OF iXL

Executive Officers and Directors

      Certain information regarding the executive officers and directors of iXL as of September 30, 1999 is set forth below:

             Name             Age                    Position
             ----             ---                    --------
 U. Bertram Ellis, Jr.(1)      46 Chief Executive Officer and Chairman of the
                                  Board of Directors
 Kevin M. Wall(2)              46 Vice Chairman and Director
 James R. Rocco                45 Vice Chairman
 William C. Nussey             33 Chief Executive Officer and President of iXL,
                                  Inc. and Director
 C. Cathleen Raffaeli          42 President and Chief Operating Officer of CFN
 Barry T. Sikes                46 Chief Operating Officer of iXL, Inc.
 M. Wayne Boylston             41 Executive Vice President, Chief Financial
                                  Officer, Treasurer, and Assistant Secretary
 David E. Clauson              44 Executive Vice President for Worldwide
                                  Marketing of iXL, Inc.
 Vincent M. Copeland           40 Executive Vice President for Worldwide Client
                                  Development of iXL, Inc.
 Thomas R. Wall, IV(3)         40 Director
 Frank K. Bynum, Jr.(1)(3)(4)  36 Director
 Jerome D. Colonna             36 Director
 Thomas G. Rosencrants(4)      50 Director
 Jeffrey T. Arnold             29 Director
 Gary C. Wendt                 57 Director
 Jeffrey C. Walker(1)(3)       44 Director

--------
(1) Member of the Executive Committee.
(2) Mr. Wall has resigned as an officer and director of iXL effective November 17, 1999 but will remain employed by iXL through January 1, 2000.
(3) Member of the Compensation Committee.
(4) Member of the Audit Committee.

      U. Bertram (Bert) Ellis, Jr. founded iXL in March 1996 and has served as Chairman of the Board of Directors and Chief Executive Officer since that time. Prior to founding iXL, Mr. Ellis founded Ellis Communications, Inc., an owner of television and radio stations, in 1993, and served as its President from 1993 to 1996. Prior to founding Ellis Communications, Inc., Mr. Ellis served as President, Chief Executive Officer, and Chief Operating Officer of Act III Broadcasting, Inc., an owner of television stations, from 1986 to 1992. Mr. Ellis received a Bachelor of Arts degree in Economics from the University of Virginia and an MBA from the University of Virginia Graduate School of Business Administration. Mr. Ellis also serves as a Director of WebMD, Inc.

      Kevin M. Wall has served as Vice Chairman since April 1998 and as a director since May 1997. Mr. Wall joined iXL in May 1997 upon the acquisition by iXL of BoxTop Interactive, Inc., and served as the President and Chief Executive Officer of BoxTop Interactive, Inc. from its founding in 1995 until 1998. Prior to founding BoxTop Interactive, Inc., Mr. Wall served as Chairman of BoxTop Entertainment, Inc., a television production company specializing in network specials, from 1990 until 1995. Prior to forming BoxTop Entertainment, Inc., Mr. Wall founded Radio Vision International, Inc., a television production company specializing in network specials and syndication of television specials, and served as its Chairman from its founding until 1990. Mr. Wall attended Indiana University-Purdue University Fort Wayne. Mr. Kevin Wall is not related to Mr. Thomas R. Wall, IV.

      James R. Rocco has served as Vice Chairman since August 1998. Mr. Rocco previously served as a Director from April 1996 to February 1999 and as the President and Chief Operating Officer from April 1996 until August 1998. Mr. Rocco founded Creative Video, Inc. and served as its President from July 1986 until it was acquired by iXL in April 1996. Mr. Rocco graduated cum laude from St. John's University in New York in 1976 with Bachelor degrees in Communications and Business.

      William C. Nussey has served as a Director of iXL since December 1997, as Chief Executive Officer of iXL, Inc. since July 1999, and as the President of iXL, Inc. since joining iXL in May 1998. Mr. Nussey also previously served as Chief Operating Officer of iXL, Inc. since joining iXL in May 1998 until July 1999. From 1996 to May 1998 Mr. Nussey served as an associate with Greylock Ventures, a private investment firm. From 1994 to 1996, Mr. Nussey attended Harvard Business School. In 1985, Mr. Nussey co-founded Da Vinci Systems, Inc., a software and application design company, and served as its Chief Executive Officer from its founding until its sale in 1994 to ON Technology, Inc. After its sale, Mr. Nussey served as a consultant to ON Technology while attending Harvard Business School. Mr. Nussey received a Bachelor of Science degree in Electrical Engineering from North Carolina State University and an MBA from Harvard Business School.

      C. Cathleen Raffaeli is the President and Chief Operating Officer of CFN, and has served in such capacity since joining CFN in November 1998. From 1994 through 1998, Ms. Raffaeli held positions of increasing responsibility with Citicorp, most recently as the Executive Director, Commercial Card Division. From 1988 through 1994, Ms. Raffaeli held positions of increasing responsibility with Chemical Bank, last serving as the Senior Vice President, Mortgage Banking Division. Ms. Raffaeli received a Bachelor of Science degree in Finance from the University of Baltimore and an MBA from New York University.

      Barry T. Sikes has served as Chief Operating Officer of iXL, Inc. since July 1999 and as Executive Vice President for Worldwide Operations since August 1998. Mr. Sikes previously served as Vice President--Operations from April 1996 until August 1998. From 1991 until 1996, Mr. Sikes served as the Chief Operating Officer of Creative Video, Inc. Mr. Sikes received a degree in Electronics Engineering from The Cape Fear Institute.

      M. Wayne Boylston has served as Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary since joining iXL in August 1998. From 1990 to 1995, Mr. Boylston served as Vice President and Corporate Controller of Healthdyne, Inc. and from 1995 until February 1998, Mr. Boylston served as Vice President--Finance, Chief Financial Officer and Treasurer of Healthdyne Technologies, Inc. From February 1998 until July 1998 Mr. Boylston served as a consultant to Healthdyne Technologies, Inc. following its merger with Respironics, Inc. Mr. Boylston is a Certified Public Accountant and has a Bachelor of Business Administration degree from Emory University.

      David E. Clauson has served as Executive Vice President for Worldwide Marketing of iXL, Inc. since joining iXL in August 1998. From 1991 until July 1998, Mr. Clauson served in various positions of increasing responsibility with subsidiaries of True North Communications, Inc., most recently as the Senior Vice President/Worldwide Account Director of its Foote, Cone & Belding subsidiary. Mr. Clauson has a Bachelor of Arts degree in American Urban History from the University of California at Los Angeles.

      Vincent M. Copeland has served as the Executive Vice President for Worldwide Client Development of iXL, Inc. since July 1999. From 1984 to 1999, Mr. Copeland served in positions of increasing responsibility with Gartner Group, Inc. Most recently, from 1997 to 1999 Mr. Copeland served as Senior Vice President for North American Sales for Gartner Group and from 1994 to 1997 managed Gartner Group's Asia Pacific and Latin American Operations. Mr. Copeland received a Bachelor of Arts degree in economics from Tufts University.

      Thomas R. Wall, IV has served as a Director of iXL since April 1996. Mr. Wall has held various positions of increasing responsibility with Kelso & Company, a private investment firm, since 1983, and currently serves as one of its Managing Directors. Mr. Wall also serves as a Director of AMF Bowling, Inc., Consolidated Vision Group, Inc., Cygnus Publishing, Inc., Mitchell Supreme Fuel Company, Mosler, Inc., Peebles Inc., and 21st Century Newspapers, Inc. Mr. Wall received a Bachelor of Science degree in Business Administration from Washington & Lee University. Mr. Thomas Wall is not related to Mr. Kevin M. Wall.

      Frank K. Bynum, Jr. has served as a Director of iXL since April 1996. Mr. Bynum has held various positions of increasing responsibility with Kelso & Company since 1987, and currently serves as one of its Managing Directors. Mr. Bynum also serves as a director of CDT Holdings plc, Cygnus Publishing, Inc., Hosiery Corporation of America, Inc., 21st Century Newspapers, Inc. and MJD Communications, Inc. Mr. Bynum received a Bachelor of Arts degree in History from the University of Virginia.

      Jerome D. Colonna has served as a Director of iXL since December 1997. Mr. Colonna co-founded Flatiron Partners, LLC in August 1996 and has served as a partner in Flatiron since its founding. Previously, Mr. Colonna co-founded CMG @ Ventures L.P. in February 1995 and served as a partner until July 1996. From 1985 to 1995, Mr. Colonna served in various positions with CMP Media, Inc., including Editorial Director, Interactive Media Group. From 1985 to 1993, he served in a variety of roles at Information Week, including that of Editor. Mr. Colonna received a Bachelor of Arts degree from Queens College, City University of New York. Mr. Colonna serves as a Director of GeoCities, Inc.

      Thomas G. Rosencrants has served as a Director of iXL since January 1999. Mr. Rosencrants founded Greystone Capital Group, LLC in April 1997 and serves as its Chairman and Chief Executive Officer. Greystone Capital Group, LLC is the General Partner for Greystone Capital Partners I, L.P. From 1991 to April 1997 he served as Senior Vice President and head of the Insurance Research Group of The Robinson-Humphrey Company, Inc. Mr. Rosencrants is also a director of CompuCredit Corporation and several private companies. Mr. Rosencrants is a Chartered Financial Analyst, has an MBA from the Roosevelt University in Chicago and a Bachelor of Arts degree from the University of Dayton.

      Jeffrey T. Arnold has served as a Director since February 1999. Mr. Arnold founded and has served as Chairman of the Board and Chief Executive Officer of WebMD, Inc. since its inception in October 1996. In addition, Mr. Arnold served as the President of WebMD, Inc. from its inception until September 1997. From April 1994 until Endeavor Technologies, Inc.'s merger with WebMD, Inc. in March 1997, Mr. Arnold served in various capacities at Endeavor Technologies, Inc., including as Chairman and Chief Executive Officer.
Mr. Arnold received a Bachelor of Arts degree from the University of Georgia.

      Gary C. Wendt has served as a Director since June 1999. From 1986 to 1998, Mr. Wendt served as Chairman, Chief Executive Officer and President of General Electric Capital Services, Inc. and served as a consultant through July 1999. Currently, Mr. Wendt is involved in investments. Mr Wendt is a director of Sanchez Computer Associates. Mr. Wendt received a Bachelor of Science degree from the University of Wisconsin and an MBA from Harvard Business School.

      Jeffrey C. Walker has served as a Director since July 1999. Mr. Walker has been Managing Partner of Chase Capital Partners, the private equity investment arm of The Chase Manhattan Corporation, since 1988, and a General Partner thereof since 1984. Mr. Walker is a director of 1-800 Flowers, Guitar Center, House of Blues, Doane Pet Care Products, Metakote and other private companies. Mr. Walker received a Bachelor of Science degree from the University of Virginia and an MBA from the Harvard Business School.

      iXL believes retention of its management is critical to its success. See "Risk Factors--Risks Related to iXL's Business--We depend on our key management personnel for our future success" and "Risk Factors--Risks Related to iXL's Business--If we fail to attract and retain employees our growth could be limited and our costs could increase."

Board Committees

      The Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee, consisting of Mr. Ellis, Mr. Bynum, and Mr. Walker, is empowered to exercise all powers and authority of the Board as determined by the Board in the authorizing resolution. The Compensation Committee, consisting of Mr. Thomas R. Wall, IV, Mr. Bynum, and Mr. Walker, administers iXL's stock option plans, including approval of all options granted. The Audit Committee, consisting of Mr. Bynum and Mr. Rosencrants, recommends the selection of independent public accountants to the Board of Directors, reviews the scope and results of the audit and other services provided by iXL's independent accountants, and reviews iXL's accounting practices and its systems of internal accounting controls.

Director Compensation

      iXL reimburses its directors for all out-of-pocket expenses incurred in the performance of their duties as directors of iXL. iXL currently does not pay fees to its directors for attendance at meetings.

Amended Stockholders Agreement

      The Third Amended Stockholders Agreement entitles certain stockholders to designate nominees to iXL's board of directors as follows. The Third Amended Stockholders Agreement entitles Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. to jointly designate two individuals to be included as nominees on the board of directors' slate of nominees so long as Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. together hold at least 5% of our outstanding common stock. CB Capital Investors, L.P. has the right to designate as a nominee one member so long as it owns at least 5% of our outstanding common stock. The Third Amended Stockholders Agreement does not obligate any stockholder to vote its common stock in favor of any nominated directors.

Compensation Committee Interlocks and Insider Participation

      No member of iXL's Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of iXL's Board of Directors or Compensation Committee. See "Certain Transactions of iXL" for a description of transactions between iXL and entities affiliated with members of the Compensation Committee.

Employment Agreements

      iXL has assumed the employment agreement originally executed as of August 1, 1996 between Mr. Kevin Wall and BoxTop Interactive, Inc. Mr. Kevin Wall's employment agreement was assumed by iXL in April 1998, and was further amended effective November 17, 1999. The employment term of this agreement expires January 1, 2000. Under this agreement, Mr. Kevin Wall's base annual salary was $302,500 for the period from August 1, 1998 through July 31, 1999, and $332,750 for the period from August 1, 1999 through January 1, 2000. Under this agreement, Mr. Kevin Wall is entitled to an automobile allowance of $1,000 per month and has received grants of options to purchase 635,900 shares of common stock.

      iXL, Inc. has entered into an employment agreement with Mr. Nussey. Pursuant to this employment agreement, if iXL, Inc. terminates Mr. Nussey's employment without cause at any time or if Mr. Nussey resigns for good cause,
(i) iXL, Inc. shall, for a period of eighteen months after such termination or resignation or earlier if Mr. Nussey begins employment with any other company, continue to pay his salary and bonus as severance pay and continue to provide benefits to him, and (ii) the vesting of unvested stock options granted to Mr. Nussey pursuant to his employment agreement shall be immediately accelerated twelve months, and all options which remain unvested after such acceleration shall terminate. Upon a termination of his employment by virtue of his death, Mr. Nussey's estate shall be entitled to all salary payable to him for the remainder of the year of his death. In addition, upon a termination of Mr. Nussey's employment by virtue of his death or disability, Mr. Nussey or his estate shall be entitled to the pro rata portion of his bonus with respect to the portion of the year prior to his death or disability. The base salary for Mr. Nussey pursuant to his employment agreement is $250,000 per year, and the target bonus is $50,000 per year. The base salary and target bonus are to be reviewed annually, and may be increased from time to time by iXL, Inc. Once increased, the base salary may not be decreased and the target bonus may not be set at less than $50,000 per full fiscal year. The employment agreement also provides that Mr. Nussey shall not compete with iXL, Inc. for a period of one year following the termination of his employment.

Limitation on Liability and Indemnification Matters

      Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, employees and agents of Delaware corporations. iXL's Certificate of Incorporation and By-Laws provide that iXL shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling iXL pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      As permitted by the Delaware General Corporation Law, iXL's Certificate of Incorporation also limits the liability of directors of iXL for damages in derivative and third party lawsuits for breach of a director's fiduciary duty except for liability:

     . for any breach of the director's duty of loyalty to iXL or its stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     . for any transaction for which the director derived improper personal benefit.

      The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or rescission. The limitation of liability applies only to the acts of omission of directors as directors and does not apply to any such act or omission as an officer of iXL or to any liabilities imposed under federal securities laws.

      iXL has obtained directors' and officers' insurance providing indemnification for certain of iXL's directors, officers, affiliates, partners or employees for certain liabilities.

      iXL has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in iXL's Bylaws. These agreements, among other things, indemnify iXL's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of iXL, arising out of such person's services as a director or executive officer of iXL, any subsidiary of iXL or any other company or enterprise to which the person provides services at the request of iXL. iXL believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of iXL where indemnification is expected to be required or permitted. iXL is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

      The following table sets forth information concerning the compensation paid by iXL during the fiscal years ended December 31, 1996, 1997 and 1998 to iXL's Chief Executive Officer and each of iXL's four other highest paid executive officers in 1998:

                           Summary Compensation Table

                                                                    Long-Term
                                                     Annual       Compensation
                                                  Compensation       Awards
                                                  ------------    -------------
        Name and                                                     Options
   Principal Position                      Year  Salary   Bonus   (# of Shares)
   ------------------                      ----  ------   -----   -------------
U. Bertram Ellis, Jr. .................... 1998 $247,000 $100,000     338,889
Chairman and Chief                         1997  232,300      --      550,000
Executive Officer                          1996      --       --    1,000,000

Kevin M. Wall............................. 1998  276,000      --          --
Vice Chairman                              1997  167,800      --      170,000
                                           1996      --       --          --

James R. Rocco............................ 1998  180,600   50,000     106,056
Vice Chairman                              1997  163,900   25,000     297,900
                                           1996  105,600      --          --

William C. Nussey......................... 1998  166,500   50,000   1,844,276
Chief Executive Officer and President      1997      --       --          --
of iXL, Inc.                               1996      --       --          --

Barry T. Sikes............................ 1998  163,300   45,000     140,500
Chief Operating Officer                    1997  137,700   25,000     165,000
of iXL, Inc.                               1996  103,600      --      255,000

      The above table excludes certain executive officers of iXL whose 1998 annual base salaries exceed salaries reported in the table, but who were hired during 1998, and consequently during 1998 earned less than the officers reported in the table above. The 1996 figures are for the eight months ended December 31, 1996. The 1996 annual base salaries for Mr. Ellis, Mr. Rocco, and Mr. Sikes were $0, $175,000 and $140,000, respectively. The figures listed represent payment for actual employment during the eight months ended
December 31, 1996. Mr. Nussey's fiscal year 1998 salary is for approximately seven months ended December 31, 1998. Mr. Nussey's annual base salary for fiscal year 1998 was $250,000. Bonuses are determined at the discretion of the Compensation Committee.

Option Grants and Exercises During Fiscal Year 1998

      No stock options were exercised by the Chief Executive Officer or the four other highest paid executive officers during fiscal year 1998. The following table below sets forth individual grants of stock options made during fiscal year 1998 to each of the Chief Executive Officer and the four other highest paid executive officers:

                                                                                    Potential
                                                                               Realizable Value at
                                                                                 Assumed Annual
                                                                                 Rates of Stock
                                                                               Price Appreciation
                               Annual Compensation                               for Option Term
                          -----------------------------                        -------------------
                          Number of
                          Securities % of Total Options
                          Underlying     Granted to     Exercise or
Named Executive Officer    Options      Employees in    Base Price  Expiration
and Principal Position     Granted      Fiscal Year      Per Share     Date       5%        10%
-----------------------   ---------- ------------------ ----------- ---------- --------- ---------
U. Bertram Ellis, Jr. ..     50,000          0.4%          $3.00     02/26/08  $ 171,707 $ 362,264
Chairman and Chief           88,889          0.6%           3.00     02/26/08    305,257   644,026
Executive Officer            50,000          0.4%           3.50     02/26/08    146,707   337,264
                             50,000          0.4%           4.00     02/26/08    121,707   312,264
                             50,000          0.4%           4.50     02/26/08     96,707   287,264
                             50,000          0.4%           5.00     02/26/08     71,707   262,264
                          ---------         ----
                            338,889          2.6%
                          =========         ====
Kevin M. Wall ..........        --           --              --           --         --        --
Vice Chairman


James R. Rocco .........        500            *            1.00     02/26/08      2,717     4,623
Vice Chairman                 5,556            *            3.00     02/26/08     19,080    40,255
                            100,000          0.8%           3.50     02/26/08    293,413   674,528
                          ---------         ----
                            106,056          0.8%
                          =========         ====
William C. Nussey ......      5,176            *            3.50     05/01/08     24,040    49,010
Chief Executive Officer
 and                        389,100          2.9%           4.00     05/01/08  1,612,614 3,489,726
President of iXL, Inc.      900,000          6.8%           4.50     05/01/08  3,280,028 7,261,841
                            550,000          4.1%          10.00     05/01/08        --  1,632,792
                          ---------         ----
                          1,844,276         13.8%
                          =========         ====
Barry T. Sikes..........        500            *            1.00     02/26/08      2,717     4,623
Chief Operating Officer     100,000           .8%           3.50     02/26/08    293,413   674,528
of iXL, Inc.                 40,000           .3%          10.00     11/25/08        --    118,748
                          ---------         ----
                            140,500          1.1%
                          =========         ====

      The options described in the above table were granted under iXL's 1996 Stock Option Plan and generally provide for vesting over either four or five years. The columns headed "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" show the hypothetical gains or option spreads of options granted based on 5% or 10% assumed annual rates of compounded stock price appreciation and do not represent iXL's estimates or projections of iXL's future common stock prices.

Year-End Option Values

      The following table sets forth the number and value of exercisable and unexercisable options held at December 31, 1998 by each of the Chief Executive Officer and the four other highest paid executive officers:

                              Number of Securities
                                   Underlying           Value of Unexercised
                             Unexercised Options at    In-the-Money Options at
                                December 31, 1998         December 31, 1998
                            ------------------------- -------------------------
Name                        Exercisable Unexercisable Exercisable Unexercisable
----                        ----------- ------------- ----------- -------------
U. Bertram Ellis, Jr. .....  1,330,000      558,889   $6,925,000   $2,225,001
Chairman and Chief
Executive Officer

Kevin Wall ................    703,900      102,000    4,505,145      510,000
Vice Chairman

James R. Rocco.............    178,740      225,216      683,070      883,632
Vice Chairman

William C. Nussey..........    521,009    1,323,267    1,153,327    2,929,228
Chief Executive
Officer and President
of iXL, Inc.
Barry T. Sikes.............    252,000      308,500    1,203,000    1,205,250
Chief Operating Officer
of iXL, Inc.

      In the above table, the value of unexercised in-the-money options at December 31, 1998 are calculated by determining the difference between the deemed fair market value of the securities on December 31, 1998 underlying the options and the exercise price. The fair market value of the securities as of December 31, 1998 was based on preliminary valuations of iXL performed by independent appraisers at the request of iXL. Information for Mr. Kevin Wall includes 635,900 options granted to him prior to the acquisition of BoxTop Interactive, Inc. at an exercise price of $0.95 per share.

Stock Option Plans

1996 Stock Option Plan

      General. iXL's 1996 Stock Option Plan was established to promote the success of iXL by providing an additional means to attract and retain key personnel through added long-term incentives for high levels of performance and for significant efforts to improve the financial performance of iXL. The 1996 Stock Option Plan authorizes the granting of options for up to an aggregate maximum of 25 million shares of iXL's common stock to employees of iXL. As options lapse or terminate without exercise, any unpurchased shares previously subject to such lapsed or terminated options may be available for further options under the 1996 Stock Option Plan.

      Administration. The 1996 Stock Option Plan is administered by the Compensation Committee, which as of the date of this prospectus is comprised of Mr. Thomas R. Wall, Mr. Bynum and Mr. Walker. The Compensation Committee may delegate administrative functions to individuals who are officers or employees of iXL.
      The Compensation Committee has the authority to construe and interpret the 1996 Stock Option Plan and any agreements defining the rights and obligations of iXL and eligible employees who receive options awards under the 1996 Stock Option Plan, to further define the terms used in the 1996 Stock Option Plan, to prescribe, amend and rescind rules and regulations relating to administration of the 1996 Stock Option Plan, to determine the duration and purposes of leaves of absence which may be granted to Participants without constituting a termination of their employment for purposes of the 1996 Stock Option Plan and to make all other determinations necessary or advisable for the administration of the 1996 Stock Option Plan. Determinations of the Compensation Committee on the foregoing matters are conclusive.

      Grant of Options. Awards of options to purchase common stock under the 1996 Stock Option Plan may be granted only to employees of iXL Enterprises, Inc. and its subsidiaries. Members of the Board of Directors who are not iXL employees are not eligible to receive awards. Options may be granted to employees by action of the Compensation Committee. The Compensation Committee determines the terms of each option and the number of shares of common stock subject to each option. The terms of each option need not be identical. Each option is subject to the terms and conditions set forth in the 1996 Stock Option Plan and such other terms and conditions established by the Compensation Committee as are not inconsistent with the purpose and provisions of the 1996 Stock Option Plan. Each option granted is designated as either a nonqualified stock option or an incentive stock option.

      iXL expects that most options granted pursuant to the 1996 Stock Option Plan will be subject to vesting over a period of years, such as 20% increments each year over a period of five years, during which the optionholder must continue to be an employee of iXL or one of its subsidiaries. The Compensation Committee, however, may choose to impose different vesting requirements or none at all. An optionholder has no rights as a stockholder with respect to any shares covered by his or her option until the date a stock certificate is issued for such shares following his or her exercise of such option.

      Exercise of Options. Except as otherwise provided in the 1996 Stock Option Plan, an option may be exercised, in whole or in part, on the date or dates specified in the Award Agreement executed by and between iXL and an eligible employee and thereafter shall remain exercisable until the expiration or earlier termination of the option. Not less than 10 shares of common stock may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the option. No option granted pursuant to the 1996 Stock Option Plan is transferable by an optionholder other than by will or by the applicable laws of descent and distribution, and such option is exercisable during the eligible employee's lifetime only by the eligible employee.

1998 Non-Employee Stock Option Plan

      iXL's 1998 Non-Employee Stock Option Plan contains essentially the same terms as the 1996 Stock Option Plan, except that the 1998 Non-Employee Stock Option Plan was established for grants to persons who are not employees of the Company. Persons who may receive grants under the 1998 Non-Employee Stock Option Plan include outside consultants and members of the Board of Directors who are not employees of iXL and other non-employees who the Compensation Committee determines have provided services to iXL. The 1998 Non-Employee Stock Option Plan authorizes the granting of options for up to an aggregate maximum of 1 million shares of iXL's common stock.

1999 Employee Stock Option Plan

      The Board of Directors has adopted and the stockholders of iXL have approved the 1999 iXL Enterprises, Inc. Stock Option Plan. The 1999 Stock Option Plan provides for the grant of stock options, including incentive stock options.

      Grant of Options. Stock options may be granted to key employees, including executive officers of iXL, its subsidiaries and affiliates as determined by the Compensation Committee. The number of employees participating in the 1999 Stock Option Plan will vary from year to year. The shares to be granted with respect to options under the 1999 Stock Option Plan shall be shares of common stock, which may consist, in whole or in part, of treasury stock or authorized but unissued stock not reserved for any other purpose and may not exceed 5 million shares, as such number may be adjusted to reflect changes in iXL's capitalization.

      If shares subject to an option under the 1999 Stock Option Plan cease to be subject to the option, such shares will again be available for future grant under the 1999 Stock Option Plan. In the event of certain changes in iXL's capital structure affecting the common stock, the Compensation Committee may make appropriate adjustments in the number and kinds of shares that may be awarded and in the number and kinds of shares covered by options then outstanding under the 1999 Stock Option Plan, and, where applicable, exercise price of outstanding options under the 1999 Stock Option Plan. The 1999 Stock Option Plan will be administered by the Compensation Committee.

      The Compensation Committee may grant options to purchase shares of common stock that are either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under the terms of the 1999 Stock Option Plan, the exercise price of the options will, unless the Compensation Committee determines otherwise, not be less than such common stock's fair market value at the time of grant. The exercise price of the options is payable in cash or its equivalent or by exchanging shares of common stock owned by the participant, through an arrangement with a broker approved by iXL where payment of the exercise price is accomplished with the proceeds of the sale of common stock, or by a combination of the foregoing.

      Exercise of Options. The options will generally have a term of ten years, unless the Compensation Committee specifies a shorter term, and will become exercisable following the performance of a minimum period of service or the satisfaction of performance goals, as determined by the Compensation Committee. If an option holder ceases employment with iXL as a result of the holder's death, disability or retirement, the holder, or his or her beneficiary or legal representative, may exercise any then exercisable option for a period of one year, or a greater or lesser period as determined by the Compensation Committee at grant, but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason, the holder may exercise any then exercisable option for a period of 30 days, or such greater period not exceeding 90 days as determined by the Compensation Committee, but in no event after the date the option otherwise expires; provided that if the holder's employment is terminated for cause all of his or her options will immediately terminate, regardless of whether then exercisable.

      If there is a "change in control," all options that are not then vested will become vested unless the options are either assumed or substituted for equivalent options by the new controlling entity following the change in control.

1999B Employee Stock Option Plan

      The Board of Directors of iXL has adopted the 1999B iXL Enterprises, Inc. Stock Option Plan. This plan will be presented to iXL's stockholders for ratification at the next annual stockholder meeting. This plan is identical to the 1999 Stock Option Plan, except that directors, executive officers and certain other officers will not be eligible for grants of options thereunder until such plan is ratified by the stockholders. If this plan is not ratified by the stockholders, grants under this plan will not be eligible to be incentive stock options. Options to purchase no more than 10 million shares of common stock may be granted under this plan.

Tessera Enterprise Systems' 1995 Stock Option Plan

      iXL will assume Tessera Enterprise Systems' 1995 Stock Option Plan upon the closing of the merger. This plan will be amended, as appropriate, to adjust for this assumption, including adjustment of exercise prices and the number of shares subject to the plan and to each option. Upon such amendment, each option to purchase one share of Tessera Enterprise Systems common stock will be converted into an option to purchase approximately .59 of a share of iXL common stock. No future grants will be made under this plan. After the merger, as options which have been granted lapse or terminate without exercise, shares underlying such lapsed or terminated options shall be retired and shall not be authorized for future issuance under this plan.

                          CERTAIN TRANSACTIONS OF iXL

iXL Equity Investments

      The following table sets forth the purchases of iXL's capital stock by iXL's executive officers, directors, five percent stockholders and their respective affiliates and certain related parties since January 1, 1998:

                                                                                  Aggregate
                               Date of                                             Purchase
       Purchaser             Transaction             Securities Purchased           Price
       ---------             -----------             --------------------         ---------
CB Capital Investors,     August 14, 1998    9,000 shares of Class D Nonvoting    $9,000,000
 L.P.
                                             Preferred Stock

General Electric Capital  August 31, 1998    2,500 shares of Class D Nonvoting     2,500,000
Corporation                                  Preferred Stock

General Electric Capital  January 15, 1999   5,000 shares of Class A Convertible   5,000,000
Assurance Company                            Preferred Stock

GE Capital Equity         June 8, 1999       1,500,000 shares of common stock     18,000,000
 Investments,
Inc.

General Electric Pension  June 8, 1999       500,000 shares of common stock        6,000,000
Trust

Greystone Capital         January 15, 1999   10,000 shares of Class A Convertible 10,000,000
 Partners I,
L.P. (affiliate of                           Preferred Stock
 Thomas G.
Rosencrants, Director of
iXL)

Kelso Equity Partners V,  August 14, 1998    1,000 shares of Class D Nonvoting     1,000,000
 L.P.
(affiliate of Kelso                          Preferred Stock
 Investment
Associates V, L.P.)

Kelso Investment          August 14, 1998    9,000 shares of Class D Nonvoting     9,000,000
 Associates V,
L.P.                                         Preferred Stock

David E. Clauson          September 18, 1998 1,000 shares of Class A Convertible   1,000,000
                                             Preferred Stock

U. Bertram Ellis, Jr.     August 28, 1998    1,000 shares of Class D Nonvoting     1,000,000
                                             Preferred Stock

William C. Nussey         August 25, 1998    100 shares of Class A Convertible       100,000
                                             Preferred Stock

John Rocco (brother of    February 20, 1998  615 shares of Class A Convertible       199,875
 James R.
Rocco)                                       Preferred Stock

      In connection with each of the issuances described above, the purchasers listed above were required to execute iXL's stockholders' agreement and registration rights agreement. Each issuance described above was valued based on iXL's estimate of its fair market value at the time of each issuance. In the case of the sales of common stock to GE Capital Equity Investments, Inc. and General Electric Pension Trust, the purchase occurred simultaneous with the closing of iXL's initial public offering at a purchase price equal to the initial public offering price of $12.00 per share. The business purpose of each issuance was to raise working capital, except for the issuance to Mr. Clauson, which was made as a condition to his employment with iXL. As payment of a portion of the purchase price for his shares, Mr. Clauson executed in favor of iXL a promissory note in the original principal amount of $900,000. This note is a non-recourse note secured by a pledge of the

1,000 shares of Class A Convertible Preferred Stock held by Mr. Clauson. This note accrues simple interest at a rate of 5.48% per annum, and matures on the earlier of September 18, 2001 or the date on which Mr. Clauson transfers any of the 1,000 shares of Class A Convertible Preferred Stock held by him.

      Each of the issuances described above, other than the issuance to Mr. Clauson, was made contemporaneous with, and on identical terms as, issuances to unaffiliated persons. The issuance to Mr. Clauson was also made at about the same time and on identical terms as issuances made to unaffiliated persons, with the sole exception that Mr. Clauson, as a condition of the initiation of his employment, was permitted to pay a portion of the purchase price through execution of the promissory note described above. This 5.48% interest rate of the promissory note was determined with reference to the standard federal rate in effect at the time of the execution of the note.

      In connection with iXL's initial public offering, certain executive officers and directors of iXL purchased shares of iXL's common stock in such offering through iXL's directed share program. Certain of these purchases exceeded $60,000. All such purchases were made at the initial public offering price of $12.00 per share.

CFN Equity Investments

      On November 3, 1998, General Electric Capital Corporation purchased 13,333,334 shares of CFN's Series A Convertible Preferred Stock for an aggregate purchase price of $10,000,000. In connection with this issuance, CFN, iXL, and General Electric Capital Corporation executed a Stockholders Agreement and a Registration Rights Agreement with respect to CFN capital stock. This issuance was valued based on CFN's estimate of its fair market value at the time of such issuance. The business purpose of this issuance was to raise working capital for CFN and to establish a relationship between General Electric Capital Corporation and CFN. iXL believes that this issuance was negotiated at arm's length and was made on terms no less favorable to iXL and CFN than could have been obtained from unaffiliated third parties. At the time of this transaction, General Electric beneficially owned less than 5% of the outstanding common stock of iXL, on an as-converted basis.

      On June 8, 1999, GE Capital Equity Investments, Inc. purchased 16,190,475 shares of CFN's Series B Convertible Preferred Stock for an aggregate purchase price of $50 million. In connection with this issuance, CFN, iXL, and General Electric executed amendments to the existing CFN Stockholders Agreement and to the existing CFN Registration Rights Agreement, and an Investor Agreement with CFN. Under the Registration Rights Agreement, iXL and General Electric have the right to force a registration of CFN's capital stock. The business purpose of this issuance was to raise working capital and to expand the relationship between General Electric and CFN. This issuance was valued based on a negotiated estimate of CFN's fair market value. iXL believes that this issuance was negotiated at arm's length and was made on terms no less favorable to iXL and CFN than could have been obtained from unaffiliated third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL--Overview."

Loans

      From February 1997 to August 1998, Mr. Ellis and/or his wife made nine separate loans to iXL in an aggregate principal amount of $12 million. The maximum principal balance of these loans at any one time was $6 million. All such loans accrued interest at a rate of either 10% or 12% per annum. All such loans have been repaid in full with accrued interest. From September 1997 to December 1997, Mr. James R. Rocco loaned iXL $300,000. These loans accrued interest at a rate of 12% per annum, and have been repaid in full with accrued interest. The purpose of each of the loans described in this paragraph was to provide working capital to iXL.

      From May 30, 1997 to March 30, 1998, Mr. Kevin Wall borrowed, from time to time, amounts never exceeding $268,753 under a revolving line of credit from iXL, at an interest rate of 8% per annum. The purpose of this loan was to provide personal funds to Mr. Wall. This loan was repaid on March 30, 1998 from the proceeds of the sale by Mr. Kevin Wall to iXL of 184,616 shares of common stock for a purchase price of $3.25 per share. The valuation of these shares was determined by negotiation on an arm's length basis.

      Chase Manhattan Bank is the Administrative Agent and sole lender under iXL's credit facility. Chase Manhattan Bank is a limited partner of CB Capital Investors, L.P. For a description of the material terms of iXL's credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations for iXL--Liquidity and Capital Resources."

Other Transactions

      In April 1996, iXL paid Kelso & Company a fee of $150,000 for financial advisory services and reimbursed Kelso & Company for out-of-pocket expenses incurred in connection with rendering such services. In addition, iXL agreed to pay Kelso & Company an annual fee of $15,000 for continuing financial advisory services and to reimburse Kelso & Company for out-of-pocket expenses incurred, which in 1998 totaled approximately $85,000 and through September 30, 1999 totaled approximately $30,000 for 1999. iXL has also agreed to indemnify Kelso & Company against certain claims, losses, damages, liabilities and expenses which may arise in connection with rendering such financial advisory services. On June 8, 1999 Kelso & Company terminated its annual financial services agreement, other than with respect to such indemnification and expenses provisions, In connection with consulting services regarding iXL's initial public offering, on June 8, 1999, iXL paid Kelso & Company a fee equal to $750,000. This fee was paid in 62,500 shares of common stock (based on the gross offering price of $12.00 per share prior to underwriting and other selling discounts). The business purpose of these transactions was to secure the advisory services of Kelso & Company.

      On April 7, 1999, iXL issued to General Electric Capital Corporation warrants to purchase 500,000 shares of common stock at an exercise price of $10.00 per share in exchange for marketing services. The business purpose of this transaction was to promote awareness of iXL's services.

      On June 8, 1999, iXL issued to GE Capital Equity Investments, Inc. warrants to purchase 1,500,000 shares of common stock at an exercise price per share equal to the initial public offering price of $12.00 per share. These warrants were issued in exchange for the implementation of a mutually satisfactory marketing campaign and as an incentive to make CFN's platform available to GE Capital Equity Investments, Inc. employees. The marketing campaign is governed by a marketing agreement which provides for the delivery by General Electric of marketing services expected to advertise General Electric's relationships with iXL and CFN and to improve awareness of iXL's and CFN's services. iXL believes these services to be valued at $1.2 million. The business purpose of this transaction was to promote awareness of iXL's services and to secure additional eligible employees to CFN's member base. CFN and General Electric are also discussing other expansions of this relationship, including co-marketing, data sharing, cross selling, technology licensing and other similar arrangements.

      Mr. Ellis is a limited partner in the partnership that owns the building in which iXL began leasing space in May 1997. Pursuant to the terms of the lease, iXL currently pays rent of approximately $134,000 per month, and the lease expires December 31, 2008. In 1998, iXL paid total annual rent of approximately $628,000. In 1999 iXL has paid approximately $1 million in rental payments through September 30, 1999. iXL believes its lease of such space is at fair market value and was negotiated on an arm's-length basis. iXL's effective lease rate is $15.50 per square foot, compared to a range of $12.50 to $16.50 per square foot for comparable space.

      In June 1998, iXL, Inc. created a new wholly owned subsidiary, Permit.Com, Inc., a Delaware corporation. In exchange for additional stock of Permit.Com, Inc., iXL, Inc. then transferred all of the assets related to the Permit.Com division and operations of iXL, Inc. to Permit.Com, Inc. Subsequently, the sole director of iXL, Inc. approved and declared a dividend of all of the outstanding common stock (100,000 shares) of Permit.Com, Inc. to iXL as the sole shareholder of iXL, Inc. On June 26, 1998, the Board of Directors of iXL approved and declared a dividend of the common stock of Permit.Com, Inc. payable to stockholders of iXL of record as of June 1, 1998. The aggregate value of this dividend was approximately $420,000, based on an independent appraisal of the Permit.Com assets.

      Each of iXL and CFN provides services in the ordinary course of business to Healtheon WebMD Corporation, for which Mr. Jeffrey T. Arnold serves as Chairman and Chief Executive Officer and Mr. Ellis serves as a Director and is also a shareholder, CB Capital Investors, L.P., General Electric Capital Corporation, and Kelso & Company, or their respective affiliates. In 1998, iXL recognized revenues of approximately $1.4 million from CB Capital Investors, L.P. or its affiliates, as well as approximately $8.4 million from such companies for 1999 through September 1999. In 1998, iXL recognized revenues of approximately $200,000 from General Electric Capital Corporation or its affiliates, as well as approximately $10.9 million of revenues from such companies for 1999 through September 1999. In 1998, iXL recognized revenues of approximately $5.5 million from WebMD, Inc., as well as approximately $2.5 million of revenues from WebMD, Inc. for 1999 through September 1999. In 1998, iXL recognized revenues of approximately $300,000 from Kelso & Company or its affiliates.

      iXL-New York, Inc., a wholly owned subsidiary of iXL, and General Electric have executed a Master Services Agreement under which iXL will provide services in the ordinary course of business to General Electric. Under this agreement, General Electric will be obligated to pay to iXL, for the first year of the term of the contract, the greater of $20 million or the actual billed value of the services provided by iXL. If at the end of the first year, General Electric has not used $20 million worth of services, it will have an additional three months to use the remaining balance. There are no guaranteed minimum payments after this initial period. This contract has a five-year term and is terminable by General Electric after the first anniversary of the contract. In partial consideration of this contract, iXL issued to GE Capital Equity Investments, Inc. warrants to purchase 1,000,000 shares of common stock for an exercise price of $15.00 per share. The business purpose of this transaction was to help solidify and expand its relationship with General Electric. The terms of this arrangement are similar to the terms of iXL's arrangement with Delta Air Lines, Inc.

      iXL has entered into a Stockholders' Agreement with some of its stockholders. iXL has also entered into a Registration Rights Agreement with some of its stockholders. See "Management--Amended Stockholders Agreement" and "Description of Capital Stock--Registration Rights Agreement."

      iXL believes that all of the transactions set forth above were negotiated at arm's length and were made on terms no less favorable to iXL than could have been obtained from unaffiliated third parties.

                         PRINCIPAL STOCKHOLDERS OF iXL

      The following table sets forth certain information known to iXL with respect to the beneficial ownership of the common stock as of September 30, 1999 and after giving effect to iXL's November 18, 1999 registered public offering, for each stockholder who is known by iXL to beneficially own more than 5% of the common stock, each of iXL's directors, as its Chief Executive Officer and the other four highest paid executive officers and all directors and executive officers of iXL as a group:

                                                       Shares of    Percentage
                                                      Common Stock  Ownership
                                                      Beneficially Prior to the
                     Stockholder                         Owned       Offering
                     -----------                      ------------ ------------
Kelso Investment Associates V, L.P. and
 Kelso Equity Partners V, L.P. ......................  15,656,096      23.5%
  Joseph S. Schuchert................................  15,656,096      23.5%
  Frank T. Nickell...................................  15,661,061      23.5%
  Thomas R. Wall, IV.................................  15,918,276      23.9%
  George E. Matelich.................................  15,713,046      23.6%
  Michael B. Goldberg................................  15,660,261      23.5%
  David I. Wahrhaftig................................  15,667,786      23.5%
  Frank K. Bynum, Jr. ...............................  15,683,096      23.5%
  Philip E. Berney...................................  15,678,596      23.6%
   c/o Kelso & Company
   320 Park Avenue
   24th Floor
   New York, NY 10022
CB Capital Investors, L.P. ..........................   7,939,427      11.9%
  CB Capital Investors, Inc..........................          --        --
  Jeffrey C. Walker..................................          --        --
   380 Madison Avenue
   12th Floor
   New York, NY 10017-2591
General Electric Capital Corporation, General
 Electric Capital Assurance Company, GE Capital
 Equity Investments, Inc. and General Electric
 Pension Trust ......................................   4,511,571       6.7%
  120 Long Ridge Road
  Stamford, CT
U. Bertram Ellis, Jr. ...............................   2,929,486       4.3%
Kevin M. Wall........................................   1,789,182       2.7%
James R. Rocco.......................................     904,821       1.4%
William C. Nussey....................................     853,759       1.3%
Barry T. Sikes.......................................     361,732         *
Thomas G. Rosencrants................................   1,000,000       1.5%
Jerome D. Colonna....................................     882,169       1.3%
Gary Wendt...........................................       5,000         *
All Directors and Executive Officers as a Group
 (11 persons)........................................  32,985,300      47.0%

--------
 * Less than 1% of the outstanding shares of the class of common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock. The number of shares beneficially owned includes shares of common stock issuable upon the exercise of options or warrants that are currently exercisable or exercisable within 60 days of September 30, 1999. Percentage of beneficial ownership is based on 66,587,978 shares of common stock outstanding as of September 30, 1999 after giving effect to iXL's November 18, 1999 registered public offering.

      Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., by virtue of their status as general partners of the general partner of Kelso Investment Associates V, L.P. and as general partners of Kelso Equity Partners V, L.P. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., but disclaim beneficial ownership of such securities.

      Information for Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. includes 14,673,227 shares held by Kelso Investment Associates V, L.P. and 982,869 shares held by Kelso Equity Partners V, L.P. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., due to their common control, could be deemed to beneficially own each of the other's shares, but disclaim such beneficial ownership.

      Information for Mr. Nickell includes 4,965 shares of common stock owned by trusts of which he is the trustee; Mr. Nickell disclaims beneficial ownership of such securities. Information for Mr. Goldberg includes 4,165 shares of common stock that are owned directly by him. Information for Mr. Matelich includes 56,950 shares of common stock that are owned directly by him. Information for Mr. Bynum includes 27,000 shares of common stock that are owned directly by him. Information for Mr. Thomas Wall includes 42,410 shares of common stock that are owned directly by him and 219,770 shares of common stock owned by trusts of which he is the trustee; Mr. Wall disclaims beneficial ownership of such trust shares. Information for Mr. Wahrhaftig includes 11,690 shares of common stock that are owned directly by him. Information for Mr. Berney includes 22,500 shares of common stock that are owned directly by him.

      CB Capital Investors, Inc. is the general partner of CB Capital Investors, L.P., and accordingly may be deemed to beneficially own the shares owned by CB Capital Investors, L.P. Mr. Walker is a general partner of Chase Capital Partners, a New York general partnership, which is the sole limited partner and investment advisor of CB Capital Investors, L.P. Accordingly, Mr. Walker could be deemed to beneficially own the shares beneficially owned by CB Capital Investors, L.P. However, Mr. Walker disclaims beneficial ownership of all common stock owned by CB Capital Investors, L.P., except an indeterminate number thereof in which he has a continuing pecuniary interest as a current general partner of Chase Capital Partners. The Chase Manhattan Bank is the sole stockholder of CB Capital Investors, Inc., and accordingly may be deemed to beneficially own the shares owned by CB Capital Investors, L.P. However, The Chase Manhattan Bank disclaims this beneficial ownership. The Chase Manhattan Corporation is the sole stockholder of The Chase Manhattan Bank, and accordingly may be deemed to beneficially own the shares owned by CB Capital Investors, L.P. However, The Chase Manhattan Corporation disclaims this beneficial ownership.

      Information for General Electric Capital Corporation, General Electric Capital Assurance Company, GE Capital Equity Investments, Inc. and General Electric Pension Trust includes (a) for General Electric Capital Corporation:
2,204,159 shares of common stock currently held and 500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 30, 1999, (b) for General Electric Capital Assurance Company: 500,000 shares of common stock currently held, (c) for GE Capital Equity Investments,
Inc.: 1,500,000 shares of common stock currently held, and (d) for General Electric Pension Trust: 500,000 shares of common stock currently held. Excludes 2,500,000 shares of common stock issuable to GE Capital Equity Investments, Inc. upon the exercise of warrants which are not exercisable within 60 days of September 30, 1999.

      Information for U. Bertram Ellis, Jr. includes 1,330,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 1999. Excludes 2,058,889 shares of common stock issuable upon exercise of options which are not exercisable within 60 days of September 30, 1999.

      Information for Kevin M. Wall includes 703,900 shares of common stock issuable upon exercise of options exercisable within 60 days from the date hereof. Excludes 102,000 shares of common stock issuable upon exercise of options which are not exercisable within 60 days from the date hereof.

      Information for James R. Rocco includes 178,740 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 1999. Excludes 296,260 shares of common stock issuable upon exercise of options which are not exercisable within 60 days of September 30, 1999.

      Information for William C. Nussey includes 746,934 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 1999. Excludes 1,097,342 shares of common stock issuable upon exercise of options which are not exercisable within 60 days of September 30, 1999.

      Information for Barry T. Sikes includes 252,000 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 1999. Excludes 333,500 shares of common stock issuable upon exercise of options which are not exercisable within 60 days of September 30, 1999.

      Thomas G. Rosencrants is a general partner of Greystone Capital Partners I, L.P., which holds 1,000,000 shares of common stock. Mr. Rosencrants disclaims beneficial ownership of such shares.

      Jerome D. Colonna is a partner in Flatiron Partners, LLC, which beneficially owns 195,769 shares of common stock held by Flatiron Fund 1998/99, LLC and 686,400 shares of common stock held by Flatiron Fund, LLC. Mr. Colonna disclaims beneficial ownership of such shares.

                        DESCRIPTION OF iXL CAPITAL STOCK

      The following description of the capital stock of iXL and material provisions of iXL's Certificate of Incorporation and Bylaws is a summary and is qualified by reference to the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to iXL's Registration Statement of which this prospectus is a part.

      The authorized capital stock of iXL is 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

      As of September 30, 1999, there were 64,587,978 shares of common stock outstanding.

      Common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. Common stock does not have cumulative voting rights or other preemptive or subscription rights, and is not redeemable by iXL. Holders of shares of common stock are entitled to any dividends as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up of iXL, after required payments to creditors, the assets of iXL will be divided pro rata on a per share basis among the holders of the common stock.

Blank Check Preferred Stock

      The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the rights, designations, preferences, privileges, qualifications and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. No shares of preferred stock are currently outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of iXL without any further action by the stockholders. iXL has no present plans to issue any shares of preferred stock.

Registration Rights Agreement

      iXL, Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and CB Capital Investors, L.P. and most other stockholders of iXL prior to iXL's initial public offering are parties to an Amended and Restated Registration Rights Agreement, dated as of October 28, 1999, as amended on November 2, 1999. All shares of common stock outstanding prior to iXL's initial public offering, as well as (1) all shares of common stock issued upon exercise of warrants outstanding prior to iXL's initial public offering, (2) all shares of common stock issued upon the reclassification of the iXL's preferred stock upon the closing of iXL's initial public offering, and (3) all shares of common stock to be held by Kelso Equity Partners V, L.P. that were issued in connection with the fee paid to Kelso & Company upon the closing of iXL's initial public offering, are subject to the Registration Rights Agreement. The Registration Rights Agreement provides that, at any time and from time to time, the holder or holders of 50% or more of the common stock may request that iXL effect a demand registration under the Securities Act of the common stock held by the majority stockholders. After this request, iXL must use its best efforts to effect such a registration of all common stock held by the majority stockholders and all other holders of common stock.

      In addition to the demand registration, if iXL at any time proposes to effect a registration of its equity securities and the type of registration permits, all holders of common stock who are parties to the Registration

Rights Agreement may include their shares in that registration. The number of shares to be registered under a demand registration or a piggyback registration may be reduced on a pro rata basis if the managing underwriter in an underwritten offering or the investment banker in a non-underwritten offering advises iXL that the number of shares requested to be so included exceeds the number which can be sold in the offering. The registration rights agreement provides for cross-indemnification by iXL and the sellers of common stock for losses, claims and damages incurred by the other resulting from untrue statements or omissions contained in the registration statement. All expenses incurred in connection with each registration under the Registration Rights Agreement other than underwriting commissions will be paid by iXL. Additionally, pursuant to the Registration Rights Agreement, all stockholders who purchased iXL's capital stock prior to iXL's initial public offering have agreed not to effect any public sale or distribution of their unregistered stock during the 90 days after the closing of any registered public offering of iXL common stock. For a description of the fee payable to Kelso & Company described above, see "Certain Transactions of iXL."

Certain Antitakeover Effects of Provisions of iXL's Certificate of Incorporation and Bylawsand Delaware Law

      General. Provisions of the Delaware General Corporation Law and iXL's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party to acquire, control of iXL. These provisions could limit the price that investors might be willing to pay in the future for shares of iXL's common stock. These provisions of Delaware law and iXL's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of iXL, including unsolicited takeover attempts, even though such a transaction may offer iXL's stockholders the opportunity to sell their stock at a price above the prevailing market price. iXL's Certificate of Incorporation allows iXL to issue preferred stock with rights senior to those of the common stock and other rights that could adversely affect the interests of holders of common stock, which could decrease the amount of earnings or assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this type of issuance could have the effect of decreasing the market price of the common stock, as well as having the antitakeover effect discussed above. See "Risk Factors--Risks Related to the Offering--Antitakeover provisions of our Certificate of Incorporation and Bylaws, and Delaware law could prevent or delay a change of control."

      Delaware Takeover Statute. iXL is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a "business combination" with some persons for three years following the date any of these persons becomes an interested stockholder. Interested stockholders generally include persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which that person's status as an interested stockholder is determined. A business combination includes:

     .  a merger or consolidation;

     . the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

     . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, except in a transaction that effects a pro rata distribution to all stockholders of the corporation;

     . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; or

     . any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      Section 203 of the Delaware General Corporation Law does not apply to a business combination if before a person becomes an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, or upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

      Certificate of Incorporation and Bylaws. iXL's Bylaws also require that special meetings of the stockholders of iXL may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of iXL or by any person or persons holding shares representing at least 20% of the outstanding capital stock. iXL's Bylaws also require advance written notice, which must be received by the Secretary of iXL not less than 90 days prior to the meeting, by a stockholder of a proposal or directors nomination which such stockholder desires to present at an annual or special meeting of stockholders. iXL's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of iXL.

      iXL's Bylaws provide that the authorized number of directors may be changed only by a resolution adopted by a majority of the entire Board of Directors. Vacancies in the Board of Directors may be filled by a majority of directors in office, although less than a quorum. See "Risk Factors--Risks Related to the Offering--Anti-takeover provisions of our Certificate of Incorporation and Bylaws, and Delaware law could prevent or delay a change of control."

      No Shareholder Action by Written Consent. The Certificate of Incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, and thus stockholders are only able to take action at an annual or special meeting called in accordance with the Bylaws.

Transfer Agent and Registrar

      SunTrust Bank, Atlanta acts as transfer agent and registrar for the common stock.

Listing

      The common stock is quoted on the Nasdaq National Market under the trading symbol "IIXL."

                      iXL SHARES ELIGIBLE FOR FUTURE SALE

      No prediction can be made as to the effect, if any, that the market sales of shares or the availability of shares for sale will have on the market price of the common stock from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse impact on the market price of our common stock and our ability to raise additional capital.

      Upon completion of the offering, iXL will have outstanding an aggregate of 70,057,526 shares of common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering (approximately 3,469,548 shares) will, subject to the restrictions described in "The Merger Agreement" and in "The Tessera Enterprise Systems, Inc. Special Meeting--Transferability of iXL Common Stock," be freely tradeable, and the shares sold in iXL's registered public offerings (13,900,000 shares) will be freely tradeable, unless such shares are purchased by affiliates of iXL, as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 52,687,978 shares of common stock held by stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act.

      The holders of approximately 52,528,100 shares of common stock and the holders of outstanding options and warrants to purchase approximately 21,034,999 shares of common stock, including all executive officers and directors of iXL, have agreed with iXL that for a period of 90 days after iXL's November 18, 1999 public offering (until February 17, 1999) they will not offer, sell or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into common stock. In addition to the lock-ups with iXL, holders of approximately 48,061,097 shares of common stock and holders of options and warrants to purchase approximately 15,519,230 shares of common stock are also subject to a similar lock-up agreement in favor of Merrill Lynch. Each of Merrill Lynch and iXL may, in its sole discretion, release shares from its respective lock-up agreements, in whole or in part, at any time without notice.

      As a result of the 90-day lock-ups described above and the provisions of Rule 144, Rule 144(k) and Rule 701, additional shares will be available for sale in the public market as follows:

                                                                Approximate
   Date of Availability for Sale                              Number of Shares
   -----------------------------                              ----------------
   As of the date of this prospectus.........................       754,578
   February 17, 2000.........................................    52,528,100
   At various times afterwards upon expiration of applicable
    holding periods..........................................     1,370,374

      In addition, there are outstanding warrants to purchase 3,500,000 shares of common stock. Of these, 3,000,000 shares are subject to the 90-day lock-ups described above, while the remaining 500,000 shares could be available for sale at any time, assuming expiration of the applicable holding periods.

      As of September 30, 1999, options to purchase approximately 28,152,302 shares of common stock were outstanding under iXL's stock option plans. Of these, options to purchase approximately 20,044,218 shares of common stock cannot be exercised until iXL registers the shares of common stock subject to such options. iXL may file a registration statement under the Securities Act to register shares of common stock reserved for issuance under its stock option plans at any time after November 29, 1999, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act to the extent vested and not otherwise subject to lock-up agreements. See "Management of iXL--Stock Option Plans." Such registration statement would become effective immediately upon filing. Assuming the filing of such a registration statement on November 30, 1999, the earliest time allowed by iXL's existing lock-up agreement with Merrill Lynch, and as a result of the 90-day lock-ups described above, additional option shares will be available for sale in the public market as follows:

                                                                Approximate
                                                              Number of Shares
                                                                 Subject to
   Date of Availability for Sale                               Vested Options
   -----------------------------                              ----------------
   As of November 30, 1999...................................     6,732,010
   Shares subject to options vesting from December 1, 1999
    through January 31, 2000.................................     1,979,888
   February 17, 2000.........................................     4,270,023
   At various times afterwards upon further vesting..........    15,170,381

      In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned restricted shares for at least one year from the later of the date the restricted securities were acquired from iXL or, if applicable, from an affiliate of iXL, or on the date on which they were fully paid, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock or the average weekly trading volume of the common stock in the public market as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to requirements as to the manner and notice of sale and the availability of public information about iXL.

      Restricted securities held by affiliates of iXL are subject to the foregoing volume limitations, holding period and other restrictions under Rule
144. Affiliates may sell shares other than restricted securities in accordance with the foregoing volume limitations and other restrictions, but without regard to any holding period.

      Further, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from iXL or from an affiliate of iXL or the date on which they were fully paid, a holder of restricted securities who is not an affiliate of iXL at the time of sale, and has not been an affiliate of iXL for at least three months prior to the sale, would be entitled to sell the shares immediately without regard to volume limitations and the other conditions described above.

      Following the expiration of the lock-up periods, certain shares issued upon exercise of options granted by iXL prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144.

      iXL expects to register 6,000,000 shares pursuant to an additional Registration Statement on Form S-4. After issuance, these shares could be sold in the public markets, although it is anticipated that these shares acquired within 90 days of iXL's November 18, 1999 public offering would be subject to the 90-day lock-up agreements discussed above.

      The holders of approximately 52,528,100 shares of common stock, as well as approximately 14,383,335 shares of common stock issuable upon exercise of outstanding options and warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of iXL Capital Stock--Registration Rights Agreement."

                              PLAN OF DISTRIBUTION

      iXL will issue the common stock from time to time in connection with the acquisition by iXL of other businesses, assets or securities. It is expected that the terms of the acquisitions involving the issuance of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by iXL. No underwriting discounts or commissions will be paid in connection with the issuance of the common stock by iXL, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

                             RESTRICTIONS ON RESALE

      The common stock offered hereby is registered under the Securities Act of 1933, but this registration does not cover resale or distribution by the persons who receive common stock issued by iXL in its acquisitions. Affiliates of entities acquired by iXL who do not become affiliates of iXL may not resell common stock registered under the Registration Statement to which this prospectus relates except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements. Under Rule 145, sales by such affiliates during any three-month period cannot exceed the greater of (1) 1% of the shares of common stock of iXL outstanding and (2) the average weekly reported volume of trading of such shares of common stock on all national securities exchanges during the four calendar weeks preceding the proposed sale. These restrictions will cease to apply under most other circumstances if the affiliate has held the common stock for at least two years, provided that the person or entity is not then an affiliate of iXL. Individuals who are not affiliates of the entity being acquired and do not become affiliates of iXL will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell common stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the common stock under Rule 145 will be subject to iXL having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, for specified periods prior to the time of sale.

                                 LEGAL MATTERS

      Certain legal matters with respect to the validity of the issuance of the shares of common stock offered hereby will be passed upon for iXL by Minkin & Snyder, a Professional Corporation, Atlanta, Georgia. As of November 19, 1999, attorneys employed by Minkin & Snyder held 126,778 shares of common stock and options to purchase 11,449 shares of common stock. From September 1997 to December 17, 1997, Mr. James S. Altenbach, a member of Minkin & Snyder, loaned $100,000 to iXL at an interest rate of 12% per annum. Mr. Altenbach currently serves as Secretary of iXL and its subsidiaries including CFN.

      An opinion with respect to material United States federal income tax consequences of the merger on holders of shares of Tessera Enterprise Systems common stock will be rendered by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

      The financial statements included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants. The companies and periods covered by these audits are indicated in the individual reports of PricewaterhouseCoopers LLP. Such financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      iXL has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to iXL and the common stock, reference is hereby made to such Registration Statement and the exhibits and schedules to the Registration Statement, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet, at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in the prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are qualified by reference to the full text of the relevant contract or document.

      iXL intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm and make available to its stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                             iXL ENTERPRISES, INC.

                         INDEX TO FINANCIAL STATEMENTS

iXL ENTERPRISES, INC.
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheet................................................. F-3
Consolidated Statement of Operations....................................... F-4
Consolidated Statement of Changes in Stockholders' Equity.................. F-5
Consolidated Statement of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements................................. F-7

BOXTOP INTERACTIVE, INC.
Report of Independent Accountants.......................................... F-30
Balance Sheet.............................................................. F-31
Statement of Operations.................................................... F-32
Statement of Shareholders' Deficit......................................... F-33
Statement of Cash Flows.................................................... F-34
Notes to Financial Statements.............................................. F-35

TESSERA ENTERPRISE SYSTEMS, INC.
Report of Independent Accountants.......................................... F-42
Consolidated Balance Sheets................................................ F-43
Consolidated Statement of Operations....................................... F-44
Consolidated Statement of Changes in Stockholders' Deficit................. F-45
Consolidated Statement of Cash Flows....................................... F-46
Notes to Consolidated Financial Statements................................. F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of iXL Enterprises, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of iXL Enterprises, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from May 1, 1996 (commencement of operations) through December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
February 5, 1999
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)

                                                 December 31,     September 30,
                                               -----------------  -------------
                                                1997      1998        1999
                                               -------  --------  -------------
                                                                   (unaudited)
ASSETS
Current Assets
  Cash and cash equivalents................... $23,038  $ 19,259     $79,320
  Marketable securities.......................     --        --       25,003
  Accounts receivable less allowance for
   doubtful accounts of $138, $796, and
   $2,155.....................................   3,259    17,737      50,022
  Unbilled revenues...........................   1,858     8,089      24,144
  Prepaid expenses and other assets...........     616     3,355       7,745
                                               -------  --------    --------
    Total current assets......................  28,771    48,440     186,234
  Property and equipment, net.................   9,178    27,975      45,446
  Intangible assets, net......................  18,205    64,217      49,476
  Equity investment in affiliate, net.........   1,115       --          --
  Other non-current assets....................     343     2,319       2,236
                                               -------  --------    --------
    Total assets.............................. $57,612  $142,951    $283,392
                                               =======  ========    ========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable............................ $ 2,242  $  6,438    $ 10,840
  Deferred revenues...........................     471     6,072       9,732
  Accrued liabilities.........................   1,746     7,943      17,590
  Current portion of long-term debt...........     433       868         566
                                               -------  --------    --------
    Total current liabilities.................   4,892    21,321      38,728
Long-term debt................................     840    20,552       1,315
                                               -------  --------    --------
  Total liabilities...........................   5,732    41,873      40,043
                                               -------  --------    --------
Mandatorily redeemable preferred stock........  29,930    65,679         --
Mandatorily redeemable preferred stock of
 subsidiary...................................     --      9,839      48,503
                                               -------  --------    --------
                                                29,930    75,518      48,503
                                               -------  --------    --------
Commitments and contingencies (Note 13)
Stockholders' equity
  Class A Convertible Preferred Stock, par
   value $.01, 250,000 shares authorized;
   issued and outstanding 169,260, 177,291,
   and 0; aggregate liquidation preference of
   $25,590, $31,103, and $0...................       2         2
  Class A Common Stock, par value $.01,
   75,000,000 shares authorized; issued and
   outstanding 0, 0, and 0....................
  Class B Common Stock, par value $.01,
   200,000,000 shares authorized; issued and
   outstanding 8,229,800, 16,334,905 and
   64,840,394 (including 0, 252,416, and
   252,416 shares held in treasury)...........      82       163         648
  Additional paid-in capital..................  38,760    94,820     304,345
  Accumulated deficit......................... (16,894)  (65,760)   (112,853)
  Accumulated other comprehensive income......     --        (10)      7,062
  Note receivable from stockholder............     --       (900)       (900)
  Unearned compensation.......................     --     (1,867)     (2,568)
  Treasury stock at cost; 0, 252,416, and
   252,416 shares.............................     --       (888)       (888)
                                               -------  --------    --------
    Total stockholders' equity................  21,950    25,560     194,846
                                               -------  --------    --------
    Total liabilities, mandatorily redeemable
     preferred stock and
     stockholders' equity..................... $57,612  $142,951    $283,392
                                               =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                          For the period
                           May 1, 1996      Years ended      Nine Months ended
                             through       December 31,        September 30,
                           December 31,  ------------------  ------------------
                               1996        1997      1998      1998      1999
                          -------------- --------  --------  --------  --------
                                                                (unaudited)
Revenues................     $ 5,379     $ 18,986  $ 64,767  $ 35,507  $142,639
Cost of revenues........       3,577       11,343    44,242    25,613    83,291
                             -------     --------  --------  --------  --------
  Gross profit..........       1,802        7,643    20,525     9,894    59,348
Sales and marketing
 expenses...............         812        3,903    17,325     9,496    32,418
General and
 administrative
 expenses...............       1,247        9,114    30,163    15,839    50,125
Research and development
 expenses...............          --        4,820     4,408     3,473     3,489
Depreciation............         372        1,408     5,217     2,915     8,499
Amortization............         928        5,191    10,590     5,992    13,013
                             -------     --------  --------  --------  --------
  Loss from operations..      (1,557)     (16,793)  (47,178)  (27,821)  (48,196)
Other income (expense),
 net....................          48          116       (28)       40      (183)
Loss on equity
 investment.............        (249)      (1,443)   (1,640)   (1,287)      (65)
Interest income.........          32          136       750       551     2,180
Interest expense........         (30)        (238)     (770)     (322)     (829)
                             -------     --------  --------  --------  --------
  Loss before income
   taxes................      (1,756)     (18,222)  (48,866)  (28,839)  (47,093)
Income tax benefit......         302        2,782        --        --        --
                             -------     --------  --------  --------  --------
  Net loss..............      (1,454)     (15,440)  (48,866)  (28,839)  (47,093)
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................          --           --    (9,099)   (5,096)  (20,514)
                             -------     --------  --------  --------  --------
  Net loss available to
   common stockholders..     $(1,454)    $(15,440) $(57,965) $(33,935) $(67,607)
                             =======     ========  ========  ========  ========
  Basic and diluted net
   loss per common
   share................     $ (0.37)    $  (2.36) $  (4.92) $  (3.28) $  (1.85)
                             =======     ========  ========  ========  ========
  Weighted average
   common shares
   outstanding..........       3,972        6,540    11,777    10,348    36,447
                             =======     ========  ========  ========  ========

      The accompanying notes are an integral part of these consolidated financial statements.

                    iXL ENTERPRISES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                               Accumulated     Note
                                                         Additional                               Other     Receivable
                       Class A             Class B        Paid-in   Accumulated Comprehensive Comprehensive    from
                   Preferred Stock       Common Stock     Capital     Deficit      Income        Income     Stockholder
                   ------------------- ----------------- ---------- ----------- ------------- ------------- -----------
                    Shares     Value     Shares    Value
                   ----------  ------- ----------  -----
Initial capital
contribution.....     101,500   $   1         300  $ --   $ 10,149   $      --     $    --       $   --          $--
Stock issuance...      10,000      --      25,000    --      1,025          --          --           --           --
Stock issuance in
connection with
acquisitions.....          --      --   4,009,500    40      3,228          --          --           --           --
Net loss.........          --      --          --    --         --      (1,454)         --           --           --
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Balance, December
31, 1996.........     111,500       1   4,034,800    40     14,402      (1,454)         --           --           --
Stock issuance...      57,760       1                       13,619          --          --           --           --
Stock issuance in
connection with
acquisitions.....          --      --   4,195,000    42     10,739          --          --           --           --
Net loss.........          --      --          --    --         --     (15,440)         --           --           --
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Balance, December
31, 1997.........     169,260       2   8,229,800    82     38,760     (16,894)         --           --           --
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Stock issuance...       8,031      --          --    --      5,512          --          --           --        (900)
Stock issuance in
connection with
acquisitions.....          --      --   8,047,305    81     41,663          --          --           --           --
Treasury stock
acquired.........          --      --    (252,416)   --         --          --          --           --           --
Stock options ex-
ercised..........          --      --      57,800    --         --          --          --           --           --
Dividends and ac-
cretion on
mandatorily re-
deemable pre-
ferred stock.....          --      --          --    --     (8,671)         --          --           --           --
Common Stock to
be issued in con-
nection with
Class D Pre-
ferred...........          --      --          --    --     13,235          --          --           --           --
Issuance of stock
options and war-
rants............          --      --          --    --      3,508          --          --           --           --
Stock compensa-
tion and warrant
expenses.........          --      --          --    --        813          --          --           --           --
Comprehensive in-
come:
 Net loss........          --      --          --    --         --     (48,866)    (48,866)          --           --
 Foreign currency
 translation ad-
 justment........          --      --          --    --         --          --         (10)         (10)          --
                                                                                   -------
 Other comprehen-
 sive income.....          --      --          --    --         --          --         (10)          --           --
                                                                                   -------
Comprehensive in-
come.............                                                                  (48,876)
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Balance, December
31, 1998.........     177,291       2  16,082,489   163     94,820     (65,760)                     (10)       (900)
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Stock issuance
(unaudited)......    (177,291)     (2) 41,518,870   415    170,573          --          --           --           --
Conversion and
accretion of
mandatorily re-
deemable pre-
ferred stock (un-
audited).........          --      --   6,986,619    70     18,159          --          --           --           --
Issuance of stock
options (unau-
dited)...........          --      --          --    --      4,102          --          --           --           --
Stock compensa-
tion and warrant
expenses (unau-
dited)...........          --      --          --    --     16,691          --          --           --           --
Comprehensive in-
come:
 Net loss (unau-
 dited)..........          --      --          --    --         --     (47,093)    (47,093)          --           --
 Foreign currency
 translation ad-
 justment (unau-
 dited)..........          --      --          --    --         --          --         (65)         (65)          --
 Unrealized gain
 on marketable
 securities (un-
 audited)........          --      --          --    --         --          --       7,137        7,137           --
                                                                                   -------
 Other comprehen-
 sive income (un-
 audited)........          --      --          --    --         --          --       7,072           --           --
                                                                                   -------
Comprehensive in-
come (unau-
dited)...........          --      --          --    --         --          --     (40,021)          --           --
                   ----------   -----  ----------  ----   --------   ---------     -------       ------       ------
Balance, Septem-
ber 30, 1999 (un-
audited).........          --      --  64,587,978  $648   $304,345   $(112,853)                  $7,062       $(900)
                   ==========   =====  ==========  ====   ========   =========                   ======       ======
                                             Total
                     Unearned   Treasury Stockholders'
                   Compensation  Stock      Equity
                   ------------ -------- -------------
Initial capital
contribution.....    $    --     $  --     $ 10,150
Stock issuance...         --        --        1,025
Stock issuance in
connection with
acquisitions.....         --        --        3,268
Net loss.........         --        --       (1,454)
                   ------------ -------- -------------
Balance, December
31, 1996.........         --        --       12,989
Stock issuance...         --        --       13,620
Stock issuance in
connection with
acquisitions.....         --        --       10,781
Net loss.........         --        --      (15,440)
                   ------------ -------- -------------
Balance, December
31, 1997.........         --        --       21,950
                   ------------ -------- -------------
Stock issuance...         --        --        4,612
Stock issuance in
connection with
acquisitions.....         --        --       41,744
Treasury stock
acquired.........         --      (888)        (888)
Stock options ex-
ercised..........         --        --           --
Dividends and ac-
cretion on
mandatorily re-
deemable pre-
ferred stock.....         --        --       (8,671)
Common Stock to
be issued in con-
nection with
Class D Pre-
ferred...........         --        --       13,235
Issuance of stock
options and war-
rants............     (3,508)       --           --
Stock compensa-
tion and warrant
expenses.........      1,641        --        2,454
Comprehensive in-
come:
 Net loss........         --        --      (48,866)
 Foreign currency
 translation ad-
 justment........         --        --          (10)
 Other comprehen-
 sive income.....         --        --           --
Comprehensive in-
come.............
                   ------------ -------- -------------
Balance, December
31, 1998.........     (1,867)     (888)      25,560
                   ------------ -------- -------------
Stock issuance
(unaudited)......         --        --      170,986
Conversion and
accretion of
mandatorily re-
deemable pre-
ferred stock (un-
audited).........         --        --       18,229
Issuance of stock
options (unau-
dited)...........     (4,102)       --           --
Stock compensa-
tion and warrant
expenses (unau-
dited)...........      3,401        --       20,092
Comprehensive in-
come:
 Net loss (unau-
 dited)..........         --        --      (47,093)
 Foreign currency
 translation ad-
 justment (unau-
 dited)..........         --        --          (65)
 Unrealized gain
 on marketable
 securities (un-
 audited)........         --        --        7,137
 Other comprehen-
 sive income (un-
 audited)........         --        --           --
Comprehensive in-
come (unau-
dited)...........
                   ------------ -------- -------------
Balance, Septem-
ber 30, 1999 (un-
audited).........    $(2,568)    $(888)    $194,846
                   ============ ======== =============

  The accompanying notes are an integral part of these consolidated financial statements.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                          For the period
                           May 1, 1996      Years ended      Nine Months ended
                             through       December 31,        September 30,
                           December 31,  ------------------  ------------------
                               1996        1997      1998      1998      1999
                          -------------- --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operat-
 ing activities
Net loss................     $(1,454)    $(15,440) $(48,866) $(28,839) $(47,093)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities
  Depreciation .........         372        1,408     5,217     2,915     8,499
  Amortization..........         928        5,191    10,590     5,992    13,013
  Provision for bad
   debts................         134          118     1,227       665     2,571
  Acquired in-process
   technology...........          --        2,400        --        --        --
  Deferred income tax-
   es...................        (344)      (2,782)       --        --        --
  Non-cash investment
   and losses in equity
   affiliate and
   amortization.........        (168)         807     1,365     1,012        65
  Stock option and war-
   rant expense.........          --           --     2,454        --     8,292
  Changes in assets and
   liabilities, net of
   effects from purchase
   of subsidiaries
    Accounts receiv-
     able...............        (249)      (1,538)   (9,840)   (6,016)  (34,856)
    Unbilled revenues...        (112)      (1,597)   (5,328)   (3,476)  (16,055)
    Prepaid expenses and
     other assets.......          (5)        (684)   (4,669)   (3,871)   (5,579)
    Accounts payable and
     accrued liabili-
     ties...............        (332)       1,534     5,523     3,393    14,527
    Deferred revenues...         195         (156)    4,888     2,515     3,660
                             -------     --------  --------  --------  --------
    Net cash used in op-
     erating activi-
     ties...............      (1,035)     (10,739)  (37,439)  (25,710)  (52,956)
                             -------     --------  --------  --------  --------
Cash flows from invest-
 ing activities
  Purchases of property
   and equipment........        (666)      (6,704)  (20,304)  (13,693)  (25,733)
  Purchases of subsidi-
   aries, net of cash
   acquired.............      (7,833)      (3,433)  (16,602)  (16,611)       --
  Purchases of commer-
   cial paper...........          --           --        --        --   (17,704)
  Investment in equity
   affiliate............      (1,129)        (625)       --        --        --
  Loan to equity affili-
   ate..................          --         (250)       --        --        --
  Gain on sale of fixed
   and intangible as-
   sets.................          --           --        --        --     1,892
                             -------     --------  --------  --------  --------
    Net cash used in in-
     vesting activi-
     ties...............      (9,628)     (11,012)  (36,906)  (30,304)  (41,545)
                             -------     --------  --------  --------  --------
Cash flows from financ-
 ing activities
  Proceeds from
   borrowings...........         250        6,849    23,428    14,000        --
  Repayment of
   borrowings...........        (119)      (6,259)   (6,729)   (6,276)  (19,946)
  Proceeds from issuance
   of mandatorily
   redeemable preferred
   stock................          --       29,930    40,314    40,560        --
  Proceeds from issuance
   of stock.............      10,941       13,860     4,612     4,613   125,312
  Proceeds from issuance
   of mandatorily
   redeemable preferred
   stock of subsidiary..          --           --     9,839        --    49,261
  Acquisition of trea-
   sury stock...........          --           --      (888)     (888)       --
                             -------     --------  --------  --------  --------
    Net cash provided by
     financing activi-
     ties                     11,072       44,380    70,576    52,009   154,627
                             -------     --------  --------  --------  --------
Effect of exchange rate
 changes on cash and
 cash
 equivalents............          --           --       (10)       --       (65)
    Net increase (de-
     crease) in cash and
     cash
     equivalents........         409       22,629    (3,779)   (4,005)   60,061
Cash and cash equiva-
 lents at beginning of
 period.................          --          409    23,038    23,038    19,259
                             -------     --------  --------  --------  --------
Cash and cash equiva-
 lents at end of peri-
 od.....................     $   409     $ 23,038  $ 19,259  $ 19,033  $ 79,320
                             =======     ========  ========  ========  ========
Supplemental disclosure
 of cash flow informa-
 tion
  Cash paid for inter-
   est..................     $    29     $    168  $    797  $    377  $    871
                             =======     ========  ========  ========  ========
Non-cash investing and
 financing activities
  Acquisition of
   equipment through
   capital leases.......     $   112     $    289  $    569  $    382  $    407
  Unrealized gain on
   marketable
   securities...........          --           --        --        --  $  7,137

  The accompanying notes are an integral part of these consolidated financial statements.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except share and per share data)

1. Background and Summary of Significant Accounting Policies

      iXL Enterprises, Inc. (the "Company") is an Internet services company, which provides Internet strategy consulting and comprehensive Internet-based solutions to Fortune 1000 companies and other corporate users of information technology. The Company helps businesses identify how the Internet can be used to their competitive advantage and provides expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions. In addition to its Internet services offerings, the Company operates Consumer Financial Network, Inc. ("CFN"), a sophisticated e-commerce platform for marketing financial services and employee benefits over corporate intranets and the Internet, as well as through a telesales center.

      iXL Enterprises, Inc. is a Delaware corporation formed in March 1996. Since its inception, iXL Enterprises, Inc. has acquired 34 companies (see Note
3).

Principles of consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany accounts and transactions. The Company accounts for its investment in University Netcasting, Inc. ("UNI") using the equity method.

      The Company owns 100% of the common stock of CFN. In addition to its common stock, CFN has mandatorily redeemable convertible preferred stock of which 13,333,334 shares are issued and outstanding as of December 31, 1998 and are owned by a third party. The Company owns 88% of CFN on an as-converted basis. As the Company owns 100% of the common stock of CFN, it will continue to reflect in its consolidated financial statements all of the operating results of CFN until such time the CFN mandatorily redeemable convertible preferred stock is converted into CFN common stock.

Revenue recognition

      Revenues are recognized for fixed fee contracts using the percentage of completion method based on costs incurred. Revenues are recognized as services are performed for time and materials contracts. CFN recognizes revenues upon completion of an end-user transaction through the CFN operating network.

      Revenues related to software development contracts, including planning, installation, implementation and training that require significant customization or modification are recognized using the percentage of completion method. Revenues from sales of software that do not require customization or modification are recognized upon delivery, or when all essential elements have been delivered, in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2, "Software Revenue Recognition."

      Unbilled revenues represent revenues earned under contracts in advance of billings. Such amounts are normally converted into accounts receivable within 90 days. Deferred revenues represent billings made or cash received in advance of services performed or costs incurred under contracts. Any anticipated losses on contracts are charged to earnings when identified. Revenues from post-contract support are recorded as services are provided.

Cash and cash equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and equipment

      Property and equipment is recorded at cost, less accumulated depreciation. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense is provided using the straight-line method over the estimated useful lives for purchased assets. Equipment held under capital leases is amortized using the straight-line method over the lesser of the useful life or the lease term. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the remaining term of the lease.

Intangible assets

      Intangible assets consist primarily of assembled workforce and excess of cost over fair value of net assets acquired ("goodwill") and are stated at cost less accumulated amortization. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over its estimated future life of three years. Goodwill is being amortized over its estimated future life of five to fifteen years, primarily five years.

      The carrying value of the excess of cost over fair value of net assets acquired and other intangible assets are reviewed if facts and circumstances suggest that they may be impaired. If this review indicates goodwill or other intangibles will not be recoverable, as determined based on future expected cash flows or other fair market value determinations, the Company's carrying value of the goodwill or other intangibles is reduced to fair value.

Software developments costs

      In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and therefore, have not been capitalized.

Internal use computer software

      The Company adopted the AICPA Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective January 1, 1998. The Company capitalizes external costs related to software and implementation services in connection with its internal use software systems.

Income taxes

      The Company has applied the asset and liability approach of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," for financial accounting and reporting purposes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Stock-based compensation plans

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related
Interpretations and elects the disclosure option of Statement of Financial Accounting Standards No. 123,
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


"Accounting for Stock-Based Compensation" ("FAS 123"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Basic and diluted net loss per share

      Basic net loss per common share is based on the weighted average number of shares of Common Stock outstanding during the period. No potential common shares have been included in the diluted earnings per share calculation as they would have been antidilutive due to the net loss reported by the Company. The convertible securities outstanding and the number of common shares into which they are convertible are as follows:

                                                Number of Common Shares into
                                               which they are convertible at
                                                       each year-end
                                              --------------------------------
      Security                                   1996       1997       1998
      --------                                ---------- ---------- ----------
      Stock Options..........................  1,915,500  5,549,200 18,226,112
      Warrants...............................         --  1,295,900  2,486,006
      Class A Convertible Preferred Stock.... 11,150,000 16,926,000 17,729,100
      Class B Mandatorily Redeemable
       Convertible Preferred.................         --  8,307,500  9,876,700
      Class C Mandatorily Redeemable
       Convertible Preferred ................         --    923,200    923,200

      The Class D Mandatorily Redeemable Nonvoting Preferred Stock is not a convertible security, but provides for certain amounts of Common Stock to be issued upon redemption. The minimum aggregate number of shares to be issued upon redemption is 3,722,502.

      CFN has outstanding mandatorily redeemable preferred stock that is exchangeable into Common Stock of the Company upon the occurrence of certain events ("CFN Mandatorily Redeemable Preferred") (see Note 8). These contingently issuable shares have not been included in diluted earnings per share as they would be antidilutive.

      Net loss available to common stockholders used in calculating basic and diluted earnings per share includes charges related to dividends and accretion on mandatorily redeemable preferred stock.

Stock split

      In January 1998, the Board of Directors declared a stock split of the Class B Common Stock effected in the form of a dividend distribution of 99 shares of Class B Common Stock for each share of Class B Common Stock held as of January 9, 1998. The accompanying consolidated financial statements give retroactive effect for this stock dividend as if it occurred at inception of the Company.

Foreign currency translation

      The financial position and results of operations of foreign subsidiaries are measured using the currency of the respective countries as the functional currency. Assets and liabilities are translated into the reporting currency (U.S. dollars) at the foreign exchange rate in effect at the balance sheet date, while revenue and expenses for the year are translated at the average exchange rate in effect during the year. Translation gains and losses are not included in determining net income or loss but are accumulated and reported as a separate component of stockholders' equity. The Company has not entered into any hedging contracts during any of the periods presented.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

Fair value of financial instruments

      The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value. The carrying amount of long-term debt approximates fair value based on current rates of interest available to the Company for loans of similar maturities.

Comprehensive income

      Effective January 1, 1998, the Company implemented Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." This standard requires that the total changes in equity resulting from revenue, expenses, and gains and losses, including those which do not affect the accumulated deficit, be reported. Accordingly, those amounts which are comprised solely of foreign currency translation adjustments, are included in other comprehensive income in the consolidated statements of stockholders' equity.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

Unaudited information

      The interim financial information as of and for the nine months ended September 30, 1999 and 1998 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results, however, are not necessarily indicative of results for any future period.

New accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, which postpones the mandatory adoption of FAS 133 by the Company until January 1, 2001. The Company has not entered into any significant derivative financial instrument transactions.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


2. Property and Equipment

      Property and equipment are summarized as follows:

                                                    Estimated
                                                     Useful    December 31,
                                                    Lives In  ---------------
                                                      Years    1997    1998
                                                    --------- ------  -------
     Land..........................................    N/A    $  100  $   100
     Building......................................    40        550      550
     Improvements..................................    5-10    1,456    4,852
     Furniture and fixtures........................    5-7     1,286    5,472
     Computer equipment and software...............    3-5     5,496   19,883
     Equipment.....................................    5-10    2,247    6,068
                                                              ------  -------
                                                              11,135   36,925
     Less: Accumulated depreciation and
      amortization.................................           (1,957)  (8,950)
                                                              ------  -------
                                                              $9,178  $27,975
                                                              ======  =======

      At December 31, 1997 and 1998, the Company had approximately $961 and $2,570, respectively, of vehicles and equipment under capital leases included in property and equipment and related accumulated amortization of approximately $335 and $889, respectively. Amortization of these assets recorded under capital leases is included in depreciation expense.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


3. Acquisitions

      During the two-year period ended December 31, 1998, the Company acquired 28 companies. The companies acquired and purchase price, including the shares of Class B Common Stock and related warrants and options issued are as follows:

                                                                                           Fair Value
                                    Per Share                                                of Net
                                    Fair Value Shares of           Cash Used for            Tangible
                                      of iXL    Common   Warrants/ Acquisitions,  Total      Assets
                          Date        Common     Stock    Options   Net of Cash  Purchase (Liabilities) Assembled      Other
                        Acquired      Stock     Issued   Issued(1)   Acquired     Price     Acquired    Workforce Intangibles (2)
 Business Acquired   -------------- ---------- --------- --------- ------------- -------- ------------- --------- ---------------
 BoxTop
  Interactive,
  Inc.-- Los
  Angeles, CA(4)..         May 1997   $2.10    3,416,700 1,236,800    $ 1,182    $10,044     $(1,635)    $ 1,946      $3,562
 Other
  Acquisitions
  (aggregated
  1997)...........      Various                  778,300   179,800      2,251      2,804        (447)      1,213         --
                     ==============   =====    ========= =========    =======    =======     =======     =======      ======
  Total of 1997
   Acquisitions...                             4,195,000 1,416,600    $ 3,433    $12,848     $(2,082)    $ 3,159      $3,562
                     ==============   =====    ========= =========    =======    =======     =======     =======      ======
 Digital Planet,
  Inc.--
  Los Angeles,
  CA(4)(5)........      May 1998       5.50      259,584       --     $ 1,962    $ 3,550     $   (39)    $ 1,012         --
 Micro
  Interactive,
  Inc.--
  New York,
  NY(3)...........      May 1998       5.50      740,000    19,500      1,718      5,809         281         999         --
 CommerceWAVE,
  Inc.-- San
  Diego, CA(7)....     July 1998       5.82      877,898    64,434        117      5,459      (1,037)        662         700
 Image
  Communications,
  Inc.--
  Vienna, VA(4)...     July 1998       5.82      378,999   125,054        753      3,324         381       1,213         --
 Spinners
  Incorporated--
  Boston,
  MA(4)(5)(9).....     July 1998       5.82      674,132    66,495      1,383      5,543         499       1,129         --
 Tekna, Inc.--
  Richmond,
  VA(4)(5)........   September 1998    4.50      712,622   125,757        611      4,758         527         820         --
 Larry Miller
  Productions,
  Inc.--
  Boston, MA(4)...   September 1998    4.50      113,823   248,135      1,812      3,490        (143)        963         --
 NetResponse--
  Arlington,
  VA(4)(5)(11)....   September 1998    4.50      701,375    73,625      1,719      5,307       1,312       1,168         --
 Ionix Development
  Corp.
  -- Chicago,
  IL(5)...........   September 1998    4.50      358,551       --       1,059      3,013         231         778         --
 Pequot Systems,
  Inc.--
  Norwalk,
  CT(5)(9)........   September 1998    4.50      378,066       --         792      2,501         154         357         --
 TwoWay
  Communications
  LLC--Chicago,
  IL(4)(10)          September 1998    4.50      269,421       --       1,246      2,469         335         713         --
 Other
  Acquisitions
  (aggregated
  1998)...........      Various                2,295,530    57,215      3,430     14,188         795       6,075         --
                     --------------   -----    --------- ---------    -------    -------     -------     -------      ------
  Total of 1998
   acquisitions...                             7,760,001   780,215    $16,602    $59,411     $ 3,296     $15,889      $  700
                     ==============   =====    ========= =========    =======    =======     =======     =======      ======
                       Excess of
                       Cost Over
                     Fair Value of
                      Net Assets
                       Acquired
 Business Acquired   -------------
 BoxTop
  Interactive,
  Inc.-- Los
  Angeles, CA(4)..        6,171
 Other
  Acquisitions
  (aggregated
  1997)...........        2,038
                     =============
  Total of 1997
   Acquisitions...      $ 8,209
                     =============
 Digital Planet,
  Inc.--
  Los Angeles,
  CA(4)(5)........      $ 2,577
 Micro
  Interactive,
  Inc.--
  New York,
  NY(3)...........        4,529
 CommerceWAVE,
  Inc.-- San
  Diego, CA(7)....        5,134
 Image
  Communications,
  Inc.--
  Vienna, VA(4)...        1,730
 Spinners
  Incorporated--
  Boston,
  MA(4)(5)(9).....        3,915
 Tekna, Inc.--
  Richmond,
  VA(4)(5)........        3,411
 Larry Miller
  Productions,
  Inc.--
  Boston, MA(4)...        2,670
 NetResponse--
  Arlington,
  VA(4)(5)(11)....        2,827
 Ionix Development
  Corp.
  -- Chicago,
  IL(5)...........        2,004
 Pequot Systems,
  Inc.--
  Norwalk,
  CT(5)(9)........        1,990
 TwoWay
  Communications
  LLC--Chicago,
  IL(4)(10)               1,421
 Other
  Acquisitions
  (aggregated
  1998)...........        7,318
                     -------------
  Total of 1998
   acquisitions...      $39,526
                     =============

--------
(1) Amounts equal the number of Class B Common Stock shares to be issued upon exercise of the warrants and options.

(2) Other intangibles include in-process research and development at BoxTop, the BoxTop brandname and non-compete agreements.

Primary capabilities: (3)Interactive multimedia; (4)Creative design;
   (5)Software engineering; (6)Travel expertise; (7)E-Commerce; (8)Video production; (9)Financial Services Consulting; (10)Healthcare expertise;
   (11)Strategy consulting.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      Individual acquisitions with a purchase price of $2,000 or less have been aggregated in Other Acquisitions in the schedule above and consist of the following:

                                                                    Per Share
                                                                    Fair Value
                                                                      of iXL
                                                          Date        Common
Business Acquired                                       Acquired      Stock
-----------------                                    -------------- ----------
Webbed Feet, LLC--Atlanta, GA(3).................... February 1997    $2.00
The Whitley Group, Inc.--Charlotte, NC(2)...........   April 1997      2.00
Swan Interactive Media, Inc.--Atlanta, GA(4)........   July 1997       2.25
Small World Software, Inc.--New York, NY(3)(4)......  January 1998     3.23
Green Room Productions, L.L.C.--San Francisco,
 CA(3)(4)(5)........................................ February 1998     3.23
CCG Online--Denver, CO(3)(4)(5).....................   March 1998      4.60
Spin Cycle Entertainment, Inc.--Los Angeles,
 CA(3)(4)...........................................    May 1998       5.50
InTouch Interactive, Inc.--Charlotte, NC(4).........    May 1998       5.50
Campana New Media, S.L. and The Other Media, S.L.--
 Madrid, Spain(3)...................................   July 1998       5.82
601 Design, Inc.--New York, NY(7)...................   July 1998       5.82
Wissing & Laurence, Inc.--New York, NY(7)...........   July 1998       5.82
LAVA--Hamburg, Germany(4)........................... September 1998    4.50
Denovo New Media, Ltd.--London, England(3).......... September 1998    4.50
Exchange Place Solutions, Inc.--Atlanta, GA(8)...... September 1998    4.50
Pantheon Interactive, Inc.--Santa Clara, CA(4)...... September 1998    4.50

      All acquisitions have been accounted for using the purchase method, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair value on the acquisition dates. The historical carrying amounts of tangible net assets acquired approximated their fair values. The fair value of identifiable intangible assets acquired were based on independent appraisals or management estimates. Since the date of acquisition, the results of operations of the acquired companies have been included in the Consolidated Statement of Operations.

      The allocation of the purchase price of BoxTop Interactive, Inc. resulted in a $2,400 charge to in-process research and development expenses in 1997 relating to an Internet-based video conferencing product under development which had not reached technological feasibility. Such charge has been included in research and development expenses in the Consolidated Statement of Operations. Certain related core technology was valued as existing technology and not included in the value of the acquired technology in-process. The value of the purchased in-process technology was determined by estimating the present value of the projected net cash flows to be generated by the development efforts completed as of the acquisition. Revenue, expenses, and other cash flow items associated with commercialization of the product were estimated for a discrete projection period. Strong revenue growth was projected for this product through 1999; thereafter, revenue was expected to increase moderately each year through 2001. The cash flows were then discounted to present value at 35%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a stage of completion factor was applied to the sum of the present values of the cash flows in the discrete projection period. Application of the stage of completion factor correctly excludes from the value of in-process technology that value associated with remaining development tasks (which are not in-process). The stage of completion factor was calculated giving consideration to the costs incurred to date on the in-process technology relative to the total anticipated costs for the project. Additionally, consideration of the level of difficulty of completed development tasks relative to those remaining was also made. In the fourth quarter of 1998, due to the introduction of competing products utilizing alternative technologies into the market, management decided to cease further investment in the development of this product.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      For acquisitions made in 1997 and 1998, the purchase price in excess of identifiable tangible and intangible assets acquired and liabilities assumed of $8,209 and $39,526, respectively, was allocated to goodwill and is being amortized over estimated useful lives of five years. Approximately $3,159 and $15,889 of the aggregate purchase price was allocated to assembled workforce in place for acquisitions made in 1997 and 1998, respectively, and is being amortized over its estimated useful life of three years.

      The Company discontinued the use of a brandname acquired in the purchase of BoxTop Interactive, Inc. and charged the remaining book value of that intangible asset, approximately $1,700, to amortization expense in 1997.

      The purchase price of the acquisitions consists of the consideration provided to the selling stockholders, which includes Common Stock, options, warrants and cash. The fair value of the Company's Common Stock issued as consideration for the acquisitions was determined based primarily upon independent appraisals. The fair value of options and warrants issued in connection with the 1997 and 1998 acquisitions was determined using the Black-Scholes option pricing model using the following assumptions: dividend yield of 0%, expected volatility 60%, risk free interest rate of 5.00% and an expected life of 2 to 5 years, depending on the terms of the specific acquisition.

      The terms of three of the Company's 1998 acquisition agreements provide for additional consideration if the acquired entities' revenues exceed certain levels. Such additional consideration is payable in shares of the Company's Common Stock and will be recorded, if earned, as additional purchase price. For two of the acquired companies, the contingency period ended December 31, 1998; for the other entity, the contingency period ends October 31, 1999. As of December 31, 1998, a total of 287,304 shares of the Company's Class B Common Stock were held in escrow in relation to these agreements.

      The targeted revenues were achieved at one of the acquired entities whose contingency period ended December 31, 1998. As such, 50,000 shares of the Company's Common Stock will be released from escrow in March 1999 and have been accounted for as additional purchase price as of December 31, 1998.

      For those acquisitions that have been structured as tax-free exchanges of stock, the differences between the fair value of the acquired assets, including intangible assets, and their historical tax bases are not deductible for income tax purposes.

      The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 1997 and 1998, as if the acquisitions had occurred on January 1, 1997. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results. The unaudited pro forma results are summarized as follows:

                                                               Years ended
                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
     Revenues.............................................. $ 55,301  $ 87,160
                                                            ========  ========
     Net loss.............................................. $(31,364) $(60,417)
                                                            ========  ========
     Net loss available to common stockholders............. $(31,364) $(71,130)
                                                            ========  ========
     Basic and diluted net loss per common share........... $  (1.93) $  (4.42)
                                                            ========  ========

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


4. Intangible Assets

      Intangible assets are comprised of the following:

                                December 31,
                               ----------------
                                1997     1998
                               -------  -------
     Excess of cost over fair
      value of net assets ac-
      quired.................  $15,540  $55,066
     Assembled work force....    4,027   19,916
     Other...................    2,629    3,816
                               -------  -------
                                22,196   78,798
     Less--accumulated amor-
      tization...............   (3,991) (14,581)
                               -------  -------
                               $18,205  $64,217
                               =======  =======

5.Equity Investment in Affiliate

      Effective August 27, 1996, the Company acquired a 22% equity interest in the outstanding convertible preferred stock of UNI for $750 in cash. UNI develops and manages sports information websites for colleges, universities and athletic associations. Pursuant to agreements with UNI, the Company performed Internet development and financial consulting services and payment for these services has been made in shares of UNI convertible preferred stock valued at $1 per share.

      The Company accounts for its investment in UNI under the equity method. The Company's investments in UNI have been accounted for as excess of cost over fair value of net assets acquired and were being amortized over five years as a reduction to the investment account together with the Company's share of UNI losses. The Company's investment balance in UNI reached zero in the fourth quarter of 1998. Because the Company has no obligation to fund UNI's operations or deficit, the Company has discontinued recording its share of UNI's losses. The Company will not recognize its share of any future earnings from UNI until UNI earnings are sufficient to recover the unrecognized losses.

      The following is a summary of the activity in the investment in UNI:

                                                  For the
                                                   period
                                                May 1, 1996    Years Ended
                                                  through     December 31,
                                                December 31, ----------------
                                                    1996      1997     1998
                                                ------------ -------  -------
     Net investment in UNI balance, beginning
      of period...............................     $   --    $ 1,298  $ 1,115
     Additional investment in UNI.............      1,547      1,260      525
     Equity in UNI net loss...................       (174)    (1,001)  (1,010)
     Amortization of goodwill.................        (75)      (442)    (630)
                                                   ------    -------  -------
     Net investment in UNI balance, end of pe-
      riod....................................     $1,298    $ 1,115  $    --
                                                   ======    =======  =======

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      The following is a summary of certain unaudited financial information of UNI as of and for the years ended December 31, 1997 and 1998:

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
     Current assets............................................. $  467  $2,703
     Non current assets.........................................    176     333
     Current liabilities........................................    543   1,295
     Non current liabilities....................................    560      --
     Stockholders' equity.......................................   (460)  1,741
     Net revenues...............................................    795   1,559
     Net loss................................................... (2,919) (5,071)

      As of December 31, 1998, the Company owned a 23% interest in UNI. UNI has certain outstanding stock options and warrants which, if exercised, would not materially reduce the Company's investment ownership percentage in UNI.

6. Accrued Liabilities

      Accrued liabilities consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
     Accrued compensation and related costs...................... $  709 $3,244
     Other accrued liabilities...................................  1,037  4,699
                                                                  ------ ------
                                                                  $1,746 $7,943
                                                                  ====== ======

7. Long-Term Debt

      The Company's long-term debt is comprised of the following:

                                                               December 31,
                                                               --------------
                                                               1997    1998
                                                               -----  -------
     Borrowings under Credit Agreement........................ $  --  $19,328
     8.25% note payable to bank in monthly installments
      through January 2002, collateralized by land and
      building................................................   484      465
     Notes payable to banks and a former shareholder at
      interest rates from 8.9% to 10.4%; all repaid in 1998...   183       --
     Capital lease obligations, at interest rates from 4% to
      24% expiring from 1998 to 2003..........................   606    1,627
                                                               -----  -------
       Total debt............................................. 1,273   21,420
     Less current portion of long-term debt...................  (433)    (868)
                                                               -----  -------
     Long-term debt........................................... $ 840  $20,552
                                                               =====  =======

      In July 1998, the Company entered into a credit agreement (the "Credit Agreement") with a bank providing for borrowings of up to $20,000. The Credit Agreement expires June 30, 2001. The Credit Agreement includes a $10,000 term loan and a $10,000 revolving line of credit and bears interest payable quarterly at the higher of the prime rate plus 2% or the federal funds effective rate plus 2.5%. The Credit Agreement is secured by liens on substantially all of the assets of the Company's domestic subsidiaries, except
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

CFN, including a pledge of the capital stock of the same subsidiary companies. The Credit Agreement provides for borrowings based upon a borrowing base formula. Borrowings under the term loan portion of the Credit Agreement are payable $50 each quarter, commencing September 30, 1998, with the balance due upon expiration. A 0.5% annual commitment fee is charged on the average unused portion of the revolving line of credit. At December 31, 1998, the Company's borrowing rate under the Credit Agreement was 9.75%.

      Under the terms of the Credit Agreement and notes payable to banks, the Company is required to maintain certain financial covenants related to consolidated earnings, consolidated debt to capital and working capital, among others. At December 31, 1998, the Company was in compliance with, or has received a waiver of all covenants.

      As of December 31, 1998, the Company had letters of credit outstanding, totaling $1,740. Certificates of deposits in the same amount, which are included in prepaid expenses and other assets, are pledged as collateral for these letters of credit.

      As of December 31, 1998, aggregate principal maturities of notes payable and capital lease obligations are as follows:

                                                                    December 31,
     Year                                                               1998
     ----                                                           ------------
     1999..........................................................   $   868
     2000..........................................................       674
     2001..........................................................    19,220
     2002..........................................................       627
     2003..........................................................        31
                                                                      -------
                                                                      $21,420
                                                                      =======

8. Mandatorily Redeemable Preferred Stock; Mandatorily Redeemable Preferred Stock of Subsidiary; and Warrants

      A total of 265,000 shares of mandatorily redeemable convertible preferred stock have been designated for issuance; 200,000, 15,000 and 50,000 of such shares have been designated as Class B, Class C and Class D, respectively.

      In December 1997, for net consideration of approximately $26,900 and $2,990, the Company issued 83,075 shares of Class B Preferred, par value $.01, and 9,232 shares of Class C Preferred, par value $.01. In conjunction with this equity transaction, the Company issued warrants to purchase 10,650 shares of Class B Preferred for $458 per share.

      In February 1998, for net consideration of approximately $4,935 the Company issued 15,692 shares of Class B Preferred and warrants to purchase 1,810 shares of Class B Preferred for $458 per share.

      In August 1998, for net consideration of approximately $35,400, the Company issued 35,700 shares of Class D Preferred, $.01 par value.

      In November 1998, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at $10 per share. The warrants expire three years from the date of grant and were issued upon the Company's approval of a marketing plan. The fair value of the warrants was measured on the date the warrants
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

were earned, using the Black-Scholes option pricing model and was recorded as an expense of approximately $815 in the fourth quarter of 1998. The assumptions utilized by the Company in determining the fair value of these warrants were as follows: dividend yield 0%, risk-free interest rate 5.0%, expected volatility 72%, and expected life of 3 years.

      In December 1998, the Company issued warrants to purchase 500,000 shares of Class B Common Stock at $10 per share. The warrants expire the later of eighteen months from the date of grant or twelve months after an initial public offering of the Company's Common Stock. The warrants were granted in conjunction with a contract that will generate revenue for the Company beginning in 1999 and are exercisable immediately. The fair value of the warrants of $1,200 was measured at the grant date using the Black-Scholes option pricing model and the related charge will be recorded as contra-revenue as the services are provided to the customer over the next twelve to eighteen months. The assumptions utilized by the Company in determining the fair value of these warrants were as follows: dividend yield 0%, risk free interest rate 5.0%, expected volatility 82%, and expected life of 18 months.

      The Company has accounted for the Class B, Class C and Class D Preferred as mandatorily redeemable preferred stock. Accordingly, the Company is accruing dividends and amortizing any difference between the carrying value and the redemption value over the redemption period with a charge to additional paid-in capital ("APIC").

      The Class D Preferred provides that, upon redemption the holders will receive $1,000 per share plus any accrued and unpaid dividends and a certain number of shares of Class B Common Stock of the Company. The aggregate number of shares of Class B Common Stock to be issued varies based on the timing of a Qualified Public Offering, but at a minimum, equals 3,722,502 shares. The proceeds from the issuance of the Class D Preferred have been allocated to the Class D Preferred (included in mandatorily redeemable preferred stock) and Class B Common Stock to be issued (included in additional paid-in-capital), based on the relative fair values of the securities as of the date of issuance. Of the approximately $35,400 total proceeds from the issuance of the Class D Preferred, $22,165 was allocated to the Class D Preferred and the remaining $13,235 was allocated to Class B Common Stock to be issued. The amount allocated to the Class B Common Stock to be issued was based on the fair value of the guaranteed minimum number of shares (3,722,502) to be issued. The number of shares of Class B Common Stock to be issued increases depending on the timing of a Qualified Public Offering, up to a maximum of 5,279,293 shares. The fair value of the additional 1,556,791 potentially issuable shares of Class B Common Stock is determined at the end of each reporting period and is ratably charged to net loss available to common stockholders, over the 7-year redemption period. The Company is accruing the 12% dividend on the Class D Preferred and accreting any difference between the carrying value and the redemption value over the 7-year redemption period with a charge to APIC.

      The amount charged to APIC related to the Class B and Class C Preferred was $5,449 and $926, respectively, for the year ended December 31, 1998. The Company has reserved 18,817 Class B Preferred shares for exercise of warrants and conversion of 10,799,020 Class A Common Shares.

      The rights, preferences and privileges with respect to the Class B, Class C and Class D Preferred are as follows:

Voting

      Class B Preferred has the same number of votes as each share of Class A Common Stock into which such preferred stock may be converted. Class C and Class D Preferred have no voting rights.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


Dividends

      The Company may make distributions to Class B and Class C Preferred; however, there is no requirement for dividends. If a distribution is made to common stockholders, Class A, Class B and Class C Preferred stockholders will receive a similar per share amount based on the number of shares of Class A Common Stock into which the Class A, Class B and Class C Preferred will convert. The Class D Preferred accrues dividends at the rate of 12% per annum.

Conversion

      Each share of Class B and Class C Preferred is convertible at the option of the holder into 100 shares of Class A Common Stock. This conversion rate is subject to change if certain events occur that would otherwise dilute the conversion rights of the Class B and Class C Preferred. Such conversion is automatic upon the effective date of an initial public offering of the Company's Common Stock with a per share price of at least $7 and for which the aggregate proceeds to the Company equal at least $30,000 (a "Qualified Public Offering"). The Class D Preferred is not convertible.

Redemption

      The Company has the right to redeem the Class B and Class C Preferred prior to December 31, 2004 only upon a change in control. The Class B and Class C Preferred stockholders have the right, at their option, to require the Company to redeem any or all of the stock on or after December 31, 2004. The redemption amount will be the fair value per share of the Class B and Class C Preferred, as of the date of redemption, plus an amount equal to all declared and unpaid dividends. The Company is accreting the carrying value of the Class B and Class C Preferred up to the redemption price over the period from issuance until December 31, 2004.

      The Company has the right to redeem the Class D Preferred at any time prior to its mandatory redemption date of August 2005. The Class D Preferred stockholders have the right to require the Company to redeem the shares only upon the occurrence of certain events. Holders of Class D Preferred have the right at their option to require the Company to redeem the Class D Preferred held by them at any time after August 2005, or at any time after one of the following redemption events, if earlier: a breach of the dividend payment provisions of the Class D Preferred; a bankruptcy of the Company or any of its subsidiaries; a judgment for payment of money in an amount exceeding $5,000; the acceleration of indebtedness in an amount exceeding $5,000; a breach of the documents governing the issuance of the Class D Preferred; or a change of control. The redemption amount is equal to the liquidation preference amount plus all accrued and unpaid dividends plus a certain number of shares of Class B Common Stock, which varies depending on the timing of a Qualified Public Offering, as follows:

                                                              Number of Class B
                                                             Common Stock Shares
     Date of Qualified Public Offering                          to be issued
     ---------------------------------                       -------------------
     prior to or on August 14, 1999.........................      3,722,502
     August 15, 1999-February 14, 2000......................      4,647,602
     after February 14, 2000................................      5,279,293

Liquidation

      The Class D Preferred has liquidation preference over the Class A, Class B and Class C Preferred, which all have the same liquidation preference based on their respective liquidation values. All classes of preferred stock have liquidation preference over the Class A and Class B Common Stock. The liquidation value equals $325 per share for the Class B and Class C Preferred and $1,000 per share for the Class D Preferred plus any declared and unpaid dividends, subject to adjustment.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

      The following is a summary of the carrying value of the mandatorily redeemable preferred stock:

                                                  December 31,
                                 -----------------------------------------------
                                        1997                1998
                                 ------------------- -------------------
                                 Redemption Carrying Redemption Carrying
                                   Value     Value     Value     Value
                                 ---------- -------- ---------- --------
Class B Preferred...............  $27,000   $26,937   $93,829   $37,683
Class C Preferred...............    3,000     2,993     8,770     3,523
Class D Preferred...............      --        --     50,552    24,473
                                            -------             -------
                                            $29,930             $65,679
                                            =======             =======

      The rights, preferences and privileges with respect to the mandatorily redeemable preferred stock of subsidiary, CFN Mandatorily Redeemable Preferred, are as follows:

Authorized number of shares

      As of December 31, 1998, there were 24,900,000, 13,333,334 and 13,333,334 shares of CFN Mandatorily Redeemable Preferred shares authorized, issued and outstanding, respectively. There were no shares authorized, issued or outstanding as of December 31, 1997.

Voting

      Each share of CFN Mandatorily Redeemable Preferred is entitled to one vote on issues that are subject to a vote of the CFN stockholders.

Dividends

      CFN may make distributions to CFN Mandatorily Redeemable Preferred stockholders; however, there is no requirement for dividends. If a distribution is made to the common stockholder of CFN, CFN Mandatorily Redeemable Preferred stockholders will receive a similar per share amount based on the number of CFN common shares into which the CFN Mandatorily Redeemable Preferred is then convertible.

Conversion

      Each share of CFN Mandatorily Redeemable Preferred is convertible into one share of CFN Common Stock. This conversion rate is subject to change if certain events occur that would otherwise dilute the conversion rights of the CFN Mandatorily Redeemable Preferred stockholders. Such conversion is at the option of the holder and is also automatic upon the effective date of an initial public offering of at least 15% of CFN's Common Stock with a per share price of at least $2 (the "CFN Qualified Public Offering").

Liquidation

      The CFN Mandatorily Redeemable Preferred has liquidation preference over the CFN Common Stock. The Liquidation Value is equal to $0.75 per share and is subject to adjustment if certain events occur that would otherwise dilute the liquidation rights of the CFN Mandatorily Redeemable Preferred. The amount to be paid to the CFN Mandatorily Redeemable Preferred stockholders equals the liquidation value plus any declared and unpaid dividends as of the liquidation date. CFN Mandatorily Redeemable Preferred stockholders will not participate in any balance remaining after such amounts have been paid.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

Redemption

      CFN Mandatorily Redeemable Preferred stockholders have the right at their option, to require CFN to redeem any or all of the CFN Mandatorily Redeemable Preferred on or after December 31, 2005. Such redemption will be a redemption price per share equal to the Liquidation Value plus all declared and unpaid dividends. As of December 31, 1998, the carrying value of the CFN Mandatorily Redeemable Preferred equaled its redemption value.

Exchange into Common Stock of the Company

      Pursuant to the terms of the CFN stockholders' agreement each of the CFN Mandatorily Redeemable Preferred stockholders has the right to exchange all, but not less than all, of their CFN Mandatorily Redeemable Preferred into the Company's Common Stock under two separate exchange rights. First, an exchange may be made upon a change in control of CFN, unless (a) the change in control occurs in the context of a tag-along, drag-along, or sale of CFN governed by the CFN stockholders agreement, (b) the change in control transaction involves the issuance of securities of CFN and the holders of CFN Mandatorily Redeemable Preferred choose to exercise their preemptive rights with respect to such issuance, or (c) the transaction effecting the change in control is a CFN Qualified Public Offering. Second, the CFN Mandatorily Redeemable Preferred stockholders have a one-time right to exchange on November 3, 2001, unless the Company is no longer a stockholder of CFN and no CFN Qualified Public Offering has occurred. In either case, the exchange rate will be based on the relative fair values of CFN and the Company. The value of CFN Mandatorily Redeemable Preferred upon a change in control transaction will be the price per share paid in connection with such transaction. The value of CFN Mandatorily Redeemable Preferred under the exchange right available on November 3, 2001 will be the greater of the Liquidation Value of such stock or the appraised fair market value of such stock assuming a conversion of such stock into the Common Stock of CFN. CFN Mandatorily Redeemable Preferred will then be exchanged into an equivalent value of the Company's Common Stock based on a trailing average of closing prices of the Company's Common Stock, if such stock is publicly traded, or the most recent appraisal of the Company, if such stock is not publicly traded.

Commitment to Purchase CFN Mandatorily Redeemable Preferred

      If as of November 3, 1999, CFN has sold fewer than 24,900,000, shares of CFN Mandatorily Redeemable Preferred (including the 13,333,334 sold as of December 31, 1998), the Company will purchase the number of shares of CFN Mandatorily Redeemable Preferred equal to the difference between 24,900,000 and the number of shares theretofore sold by CFN for $0.75 per share.

9. Stockholders' Equity

      The Company's capital stock consists of $.01 par value Class A Common Stock, $.01 par value Class B Common Stock, and $.01 par value Class A Preferred. At December 31, 1997 and 1998, there were no outstanding shares of Class A Common Stock.

      During the year ended December 31, 1998, for consideration of approximately $5,510, which includes a $900 note receivable, the Company issued 8,031 shares of Class A Preferred.

      The rights, preferences and privileges with respect to the Common Stock and Class A Preferred are as follows:

Voting

      Holders of shares of Class A Common Stock are entitled to ten votes per share, holders of Class B Common Stock are entitled to one vote per share and holders of Class A Preferred are entitled to voting rights as if the stock had been converted into Class A Common Stock.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


Dividends

      Holders of shares of Class A and Class B Common Stock are entitled to share, on an as converted basis with the Class A Preferred, Class B Preferred and Class C Preferred any dividends declared by the Board of Directors.

Conversion

      Holders of shares of Class A Common Stock are entitled to convert their shares into Class B Common Stock at any time on a share-for-share basis. Each share of Class A Preferred is convertible into 100 shares of Class A Common Stock. This conversion rate is subject to change if certain events occur that would otherwise dilute the conversion rights of the Class A Preferred. Such conversion is automatic upon the effective date of a Qualified Public Offering. The Company has reserved 25,000,000 shares of Class B Common Stock for issuance upon conversion of Class A Preferred.

Redemption

      The Class A Preferred stockholders have no option to require the Company to redeem their stock. The Company has the right to an early redemption, at the liquidation value, only upon a change in control, as defined.

Liquidation

      The Class A Preferred has liquidation preference over the Class A and Class B Common Stock. The liquidation value for the Class A Preferred will equal the amount invested, which ranges from $100 to $1,000 per share, plus any declared and unpaid dividends.

Other

      Under certain limited circumstances as described in the Stockholders' Agreement ("Agreement"), management can put their preferred and/or common shares back to the Company at fair value, as defined in the Agreement. The Company is obligated to pay for the shares in cash, or at the option of the Board of the Directors, with a promissory note. The Agreement terminates upon the effective date of a Qualified Public Offering.

Treasury stock

      During February and March 1998, the Company purchased a total of 242,416 shares of Class B Common Stock from two employees at a purchase price of $3.25 per share. During September 1998, the Company purchased a total of 10,000 shares of Class B Common Stock from one employee at a price of $10 per share.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

10. Income Taxes

      The components of the benefit (provision) for income taxes consist of the following:

                                                    For the period
                                                     May 1, 1996    Years ended
                                                       through     December 31,
                                                     December 31,  --------------
                                                         1996       1997   1998
                                                    -------------- ------- ------
     Current:
       State.......................................      $(42)     $    -- $  --
                                                         ----      ------- -----
     Deferred:
       State.......................................       101           --
       Federal.....................................       243        2,782    --
                                                         ----      ------- -----
                                                          344        2,782    --
                                                         ----      ------- -----
                                                         $302      $ 2,782 $  --
                                                         ====      ======= =====

      As of December 31, 1997 and 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $11,200 and $46,560, respectively. The Company acquired loss carryforwards of approximately $1,100 in 1996, $1,560 in 1997 and $3,510 in 1998. The carryforwards expire in varying amounts through 2018. The use of acquired net operating loss carryforwards is restricted in accordance with Internal Revenue Service regulations.

      In addition, under the Tax Reform Act of 1986, the amounts of, and the benefits from, net operating loss carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50% over a three-year period. A valuation allowance has been recorded against the Company's net deferred tax asset as management believes it is more likely than not that they will not be realized.

      A reconciliation of the federal statutory rate and the effective income tax rate follows:

                                             For the period
                                              May 1, 1996     Years ended
                                                through       December 31,
                                              December 31,  -----------------
                                                  1996       1997      1998
                                             -------------- -------  --------
     Statutory federal tax rate (34%).......     $ 597      $ 6,195  $ 16,614
     Nondeductible amortization.............      (315)      (1,684)   (2,667)
     State income tax.......................        24          252       743
     Losses of foreign subsidiaries.........        --           --      (860)
     Change in valuation allowance,
      including effect of acquisitions......      (312)      (2,159)  (13,427)
     Other..................................       308          178      (403)
                                                 -----      -------  --------
                                                 $ 302      $ 2,782  $     --
                                                 =====      =======  ========

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      Deferred tax (assets) liabilities are comprised of the following:

                                                               December 31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
     Gross deferred tax assets
       Allowance for doubtful accounts...................... $   (28) $   (349)
       Loss in equity investment............................    (643)     (750)
       Intangibles..........................................      --      (967)
       Net operating loss carryforward......................  (4,330)  (16,923)
       Valuation allowance..................................   2,711    11,400
                                                             -------  --------
                                                             $(2,290) $ (7,589)
                                                             =======  ========
     Gross deferred tax liabilities
       Property and equipment...............................     242       842
       Intangible assets....................................   1,832     6,570
       Conversion from S Corporation to C Corporation.......     116        77
       Other................................................     100       100
                                                             -------  --------
                                                               2,290     7,589
                                                             -------  --------
     Net deferred tax asset................................. $    --  $     --
                                                             =======  ========

11. Stock-Based Compensation

      The Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") was established to promote the success of the Company by providing an additional means to attract and retain key personnel. Pursuant to the terms of the 1996 Stock Option Plan, a committee of the Board of Directors is authorized to grant options to purchase Class B Common Stock not to exceed an aggregate maximum of 25,000,000 shares to officers and employees. The committee is further authorized to establish the exercise price and the vesting terms.

      In December 1998, the Board of Directors of the Company adopted the 1998 Non-Employee Stock Option Plan (the "1998 Stock Option Plan"), which contains essentially the same terms as the 1996 Stock Option Plan, except that the 1998 Stock Option Plan was established for grants to persons who are not employees of the Company. The 1998 Stock Option Plan authorizes the granting for up to an aggregate maximum of 1,000,000 options, of which 290,464 were outstanding as of December 31, 1998.

      The Company expects that most options granted pursuant to the plans will be subject to vesting over a period of 4 to 5 years, such as 20% increments each year over a period of five years, during which the optionee must continue to be an employee of the Company. The committee, however, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan generally have a term of ten years.

      The Company applies APB 25 and related Interpretations in accounting for the Plan. During 1997 and 1998, $0 and $1,641, respectively, of compensation expense was recognized. Stock options issued in connection with acquisitions were accounted for as purchase price.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      Had compensation expense for the Company's Plan been determined under the provisions of FAS 123 based on the fair value at the grant date, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                          For the period
                                           May 1, 1996   For the years ended
                                             through        December 31,
                                           December 31,  --------------------
                                               1996        1997       1998
                                          -------------- ---------  ---------
     Net loss
       As reported.......................    $(1,454)    $ (15,440) $ (48,866)
       Pro forma.........................    $(1,481)     $(15,501)  $(50,388)
     Basic and diluted net loss per
      common share
       As reported.......................    $ (0.37)    $   (2.36) $   (4.92)
       Pro forma.........................    $ (0.37)    $   (2.37) $   (5.05)

      The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the 1996, 1997 and 1998 periods, respectively; dividend yield of 0% for all periods; expected volatility of 0% for all periods, risk free interest rate of 6.3%, 5.7% and 5.0%, expected life of 5 years, 4 years and 4 years.

      A summary of stock options as of December 31, 1996, 1997 and 1998 and activity during the period ending on those dates is as follows:

                                      1996                1997                1998
                               ------------------- ------------------- --------------------
                                          Weighted            Weighted             Weighted
                                          Average             Average              Average
                                          Exercise            Exercise             Exercise
                                Options    Price    Options    Price    Options    Options
                               ---------  -------- ---------  -------- ----------  --------
     Outstanding at beginning
      of period..............         --       --  1,915,500   $1.77    5,549,200   $2.35
     Granted.................  1,920,500   $1 .77  3,847,200   $2.59   13,310,331   $7.31
     Exercised...............         --       --         --      --      (57,800)  $0.01
     Forfeited...............     (5,000)  $ 1.00   (213,500)  $1.03     (575,619)  $5.39
                               ---------   ------  ---------   -----   ----------   -----
     Outstanding at the end
      of period..............  1,915,500   $ 1.77  5,549,200   $2.35   18,226,112   $5.89
                               ---------   ------  ---------   -----   ----------   -----
     Options exercisable at
      end of period..........  1,183,100   $ 1.93  3,045,300   $2.03    7,833,247   $3.88
                               ---------   ------  ---------   -----   ----------   -----
     Weighted average fair
      value of options
      granted during the
      period.................
                                      1996                1997                1998
                               ------------------- ------------------- --------------------
                               Weighted   Weighted Weighted   Weighted  Weighted   Weighted
                                Average     Fair    Average     Fair    Average      Fair
     Options Granted During    Exercise    Market  Exercise    Market   Exercise    Market
     the Year                    Price     Value     Price     Value     Price      Price
     ----------------------    ---------  -------- ---------  -------- ----------  --------
     Option price>fair market
      value                    $    0.70   $ 1.77  $    2.13   $3.45   $     9.91   $ --
     Option price=fair market
      value                           --       --  $    2.50   $2.50   $     5.00   $0.91
     Option price(less than)
      fair market value               --       --  $    2.13   $0.90   $     3.49   $2.10

                    iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      The following table summarizes information about stock options outstanding at December 31, 1998:

                             Options Outstanding        Options Exercisable
                       -------------------------------- --------------------
                         Number                           Number
                       Outstanding  Weighted   Weighted Exercisable Weighted
                           at        Average   Average      at      Average
                        December    Remaining  Exercise  December   Exercise
        Range of           31,     Contractual  Price       31,      Price
     Exercise Prices      1998        Life        $        1998        $
     ---------------   ----------- ----------- -------- ----------- --------
        $0.01-$0.75       537,954     9.30      $ 0.19     531,460   $ 0.18
        $0.95-$1.32     1,423,665     8.15      $ 0.97   1,217,835   $ 0.97
        $1.84-$2.60     2,533,004     7.91      $ 2.18   1,866,974   $ 2.12
        $3.00-$4.50     4,575,339     9.05      $ 3.97   2,102,997   $ 3.87
        $5.00-$6.00     1,904,351     9.18      $ 5.08     818,487   $ 5.06
        $8.00-$10.00    7,251,799     9.78      $10.00   1,295,494   $10.00
                       ----------                        ---------
                       18,226,112                        7,833,247
                       ==========                        =========

12. Employee Benefit Plans

      Employees of the Company can elect to participate in the iXL Enterprises, Inc. Savings Plan (the "Plan") which is intended to be qualified and exempt from tax under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the Plan after one month of service and can elect to invest 1% to 16% of their pre-tax earnings. All employee contributions are fully vested and there have not been material contributions to the Plan by the Company.


13. Commitments and Contingencies

      Certain operating facilities and equipment are leased under non-cancelable agreements. Operating lease expense charged to operations was approximately $184 in 1996, $956 in 1997 and $3,844 in 1998. As of December 31, 1998, the approximate future minimum lease payments for noncancelable operating leases are as follows:

     1999............................................................... $ 6,586
     2000...............................................................   5,862
     2001...............................................................   5,485
     2002...............................................................   5,264
     2003...............................................................   4,112
     Thereafter.........................................................  15,832
                                                                         -------
                                                                         $43,141
                                                                         =======

      As of December 31, 1998, the Company has commitments for capital expenditures of approximately $5,400, primarily in connection with expansion and improvement of its Atlanta, New York and Denver offices.

      The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of the management, the amount of the ultimate outcome of these actions will not materially affect the Company's financial position, results of operations or cash flows.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


14. Business Segments

      The Company operates in two business segments: strategic Internet services, which includes Internet strategy consulting, Internet-based business solutions and solution sets; and CFN, an e-commerce platform for marketing financial services and employee benefits.

      iXL's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology, strategic competencies, and marketing strategies.

      A summary of the Company's two business segments for the two years ended December 31, 1998 is set forth below.

                                        Strategic
                                        Internet
                    1998                Services    CFN    Eliminations  Total
                    ----                --------- -------  ------------ -------
     Revenues..........................  $64,658  $   251      (142)    $64,767
     Loss from operations..............  (33,619) (13,559)       --     (47,178)
     Loss on equity investment.........   (1,640)      --        --      (1,640)
     Interest income...................      713       37        --         750
     Interest expense..................      750       20        --         770
     Amortization......................   10,534       56        --      10,590
     Depreciation......................    4,542      675        --       5,217
     Identifiable assets...............   86,207    9,696        --      95,903
     Capital expenditures..............   18,082    2,222        --      20,304
                    1997
                    ----
     Revenues..........................  $19,131  $    --      (145)    $18,986
     Loss from operations..............  (12,135)  (4,658)       --     (16,793)
     Loss on equity investment.........   (1,443)      --        --      (1,443)
     Interest income...................      136       --        --         136
     Interest expense..................      234        4        --         238
     Amortization......................    5,135       56        --       5,191
     Depreciation......................    1,328       80        --       1,408
     Identifiable assets...............   42,795    1,454        --      44,249
     Capital expenditures..............    5,795      909        --       6,704

15. Related Party Transactions

      In January 1997, the Company entered into an agreement to lease its headquarters office space from Park Place Emery, L.L.C. ("PPE") commencing April 1, 1997 for a term of eleven years. The Chief Executive Officer and Chairman of the Board of Directors (the "Chairman") of the Company is a limited partner in PPE. The Company paid $347 and $628 under this lease in 1997 and 1998, respectively.

      During 1997, certain executive officers of the Company loaned the Company a total of $6,600. The loans bore interest at 12% and were repaid during the year. Interest expense recognized in 1997 related to these borrowings was approximately $88. In June 1998, the Chairman's spouse loaned the Company $4,000 at an interest rate of 10%. The principal and interest on this note were repaid in July 1998.

                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


      In April 1996, the Company paid Kelso & Company a fee of $150 for financial advisory services. In addition, the Company agreed to pay Kelso & Company an annual fee of $15 for financial advisory services. The Company has also agreed to indemnify Kelso & Company against certain claims, losses, damages, liabilities and expenses which may arise in connection with rendering such financial advisory services.

      In June 1998, the Company created a wholly owned subsidiary, Permit.Com, Inc. On June 26, 1998, the Board of Directors of the Company approved and declared a dividend of the common stock of Permit.Com, Inc. payable to stockholders of the Company of record as of June 1, 1998. The carrying value of the assets of Permit.Com, Inc. were $0.

      The Company recognized revenues in 1996, 1997 and 1998 from providing services to certain of its investors, and entities related to its investors, of $0, $100 and $2,177, respectively.

16. Subsequent Events

      In January 1999, for net consideration of $22,718, the Company issued 22,825 shares of Class A Preferred. A portion of the proceeds were used to repay approximately $9,430 of the borrowings under the revolving line of credit portion of the Credit Agreement.

      The Company's Board of Directors authorized the Company to file a Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to an initial public offering of the Company's Common Stock. In connection with the offering, the Company has agreed to pay Kelso & Company a fee equal to $750 payable in shares of Common Stock, valued at the offering price.

      In February 1999, the Company's Board of Directors adopted the 1999 Employee Stock Option Plan (the "1999 Stock Option Plan"). The 1999 Stock Option Plan authorizes the granting of options to purchase up to an aggregate maximum of 5,000,000 shares of Class B Common Stock.

      Prior to the closing of the Company's initial public offering, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation which took effect upon such closing. Pursuant to such amendment, upon the closing of the initial public offering, all outstanding shares of Class A, Class B and Class C Convertible Preferred Stock, Class D Nonvoting Preferred Stock, and Class A and Class B Common Stock was reclassified as common stock. This reclassification precluded the automatic conversion feature of the Class A, Class B and Class C Convertible Preferred Stock.

      The Class D Preferred Stockholders, as a result of the reclassification, received in the aggregate 3,722,502 shares of common stock plus a number of shares equal to the Class D Preferred Stock liquidation value of $35,700 plus accrued dividends divided by the gross initial public offering price of common stock before deducting any underwriting or other selling discounts. This transaction will result in a charge to net loss available to common shareholders equal to the difference between $35,700 plus accrued dividends and the carrying value of the Class D Preferred Stock.

Subsequent Events (unaudited)

      In April 1999, the Company entered into several agreements with affiliates of the General Electric Company ("GE") whereby (1) GE committed to purchase 16,190,475 shares of CFN series B mandatorily redeemable convertible preferred stock (12.5% of CFN, on an as converted basis) for a purchase price of approximately $50,000 payable upon the earlier of the initial public offering date or August 31, 1999 (2) GE entered into a services agreement that provides that GE will purchase $20,000 of services from the Company
                     iXL ENTERPRISES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

and in exchange for entering into such agreement the Company will grant GE warrants to purchase 1 million shares of the Company's common stock at an exercise price of $15 per share (3) GE committed to purchase 2 million shares of the Company's common stock at a price per share equal to the initial public offering price in a private placement that will be concurrent with the proposed initial public offering and (4) the Company will grant GE warrants to purchase
1.5 million shares of the Company's common stock at an exercise price equal to the initial public offering price in consideration for GE (a) implementing a mutually acceptable marketing campaign to advertise its relationships with the Company and CFN, and (b) entering into an agreement to use reasonable efforts to provide access to CFN's platform to employees of GE Capital Equity Investments, Inc.

      All the warrants issued in connection with the April 1999 transactions with GE are 100% vested on the date of grant, nonforfeitable, and are exercisable after one year subsequent to the date of grant. The fair value of the warrants to purchase 1 million shares of common stock issued in connection with the $20 million services agreement is $4.8 million. The related charge will be recorded as contra-revenue as the services are provided to GE. The fair value of the warrants was determined using the Black-Scholes option pricing model. The assumptions utilized in determining the fair value are as follows: life of warrant=three years; expected volatility=85%; dividend yield=0%; risk free rate=5%; fair market value of underlying stock on date of grant=$10.00.

      The fair value of the warrants to purchase 1.5 million shares of common stock of $12.6 million has been calculated using the Black Scholes option pricing model. The assumptions utilized in determining this fair value are as follows: life of warrant=five years; expected volatility=85%; dividend yield=0%; risk free rate=5%; fair market value of underlying stock on date of grant=$12.00 (based on the assumed initial public offering price); exercise price=$12.00.

      In conjunction with the above agreements, the exchangeability feature of the CFN Mandatorily Redeemable Preferred, as described in Note 8, was eliminated. In addition, the commitment of the Company to purchase additional shares of CFN Mandatorily Redeemable Preferred, as described in Note 8, was also eliminated.

      On June 8, 1999, the Company completed its initial public offering and received net proceeds of approximately $61.7 million from the sale of 6,000,000 shares of common stock. Also on June 8, 1999, the Company received net proceeds of approximately $23.5 million from the sale of 2,000,000 shares of common stock in the private placement with GE. On June 14, 1999, the underwriters exercised their overallotment option resulting in the sale of 900,000 additional shares of common stock for net proceeds of approximately $10.0 million. On June 8, 1999, CFN received net proceeds of approximately $49.3 million from the sale of 16,190,475 shares of CFN's Series B Convertible Preferred Stock.

      In November 1999, the Company completed a secondary public offering and received net proceeds of approximately $69.5 million from the sale of 2,000,000 shares of common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of BoxTop Interactive, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of BoxTop Interactive, Inc. (the "Company") at September 30, 1996 and May 31, 1997, and the results of its operations and its cash flows for the period November 6, 1995 (inception) through September 30, 1996 and the period October 1, 1996 through May 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
October 3, 1997

                            BOXTOP INTERACTIVE, INC.

                                 BALANCE SHEET

                                                      September 30,   May 31,
                                                           1996         1997
                                                      ------------- -----------
ASSETS
Current assets
  Cash..............................................   $    2,288   $        --
  Accounts receivable...............................      241,007       319,869
  Prepaid expenses and other assets.................        2,255        81,139
                                                       ----------   -----------
    Total current assets............................      245,550       401,008
                                                       ----------   -----------
Property and equipment, net.........................      313,876       391,454
Advances to shareholder.............................       18,945        79,565
Intangible asset, net of accumulated amortization of
 $10,415 at May 31, 1997............................           --       239,585
Other noncurrent assets.............................       25,751        27,373
                                                       ----------   -----------
    Total assets....................................   $  604,122   $ 1,138,985
                                                       ==========   ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
  Accounts payable..................................   $  502,476   $   604,007
  Accrued expenses..................................      606,663       319,861
  Current portion of long-term debt.................      223,718     1,493,836
  Current portion of capital lease obligations......       37,024        41,351
  Due to affiliate..................................       60,052       208,835
                                                       ----------   -----------
    Total current liabilities.......................    1,429,933     2,667,890
                                                       ----------   -----------
Long-term debt......................................       36,620        24,413
Capital lease obligations...........................       81,844        50,854
                                                       ----------   -----------
    Total liabilities...............................    1,548,397     2,743,157
                                                       ----------   -----------
Shareholders' deficit
  Common stock, $.01 par value; Authorized
   50,000,000 shares; issued and outstanding
   3,200,000 and 3,350,000 shares, respectively.....       32,000        33,500
  Additional paid-in capital........................        2,490        89,490
  Accumulated deficit...............................     (978,765)   (1,727,162)
                                                       ----------   -----------
    Total shareholders' deficit.....................     (944,275)   (1,604,172)
                                                       ----------   -----------
    Total liabilities and shareholders' deficit.....   $  604,122   $ 1,138,985
                                                       ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                            BOXTOP INTERACTIVE, INC.

                            STATEMENT OF OPERATIONS

                                                For the period
                                               November 6, 1995  For the period
                                                 (inception)     October 1, 1996
                                                   through           through
                                              September 30, 1996  May 31, 1997
                                              ------------------ ---------------
Revenues.....................................     $1,746,022       $2,759,993
                                                  ----------       ----------
Costs and expenses
  Direct cost of revenues....................        684,013        1,113,615
  Selling, general and administrative........      1,935,205        2,231,895
  Depreciation and amortization..............         74,234          114,467
                                                  ----------       ----------
    Total operating expenses.................      2,693,452        3,459,977
                                                  ----------       ----------
    Loss from operations.....................       (947,430)        (699,984)
                                                  ----------       ----------
Interest expense.............................        (30,535)         (56,338)
Other income.................................             --            8,725
                                                  ----------       ----------
    Loss before income taxes.................       (977,965)        (747,597)
Income taxes.................................           (800)            (800)
                                                  ----------       ----------
    Net loss.................................     $ (978,765)      $ (748,397)
                                                  ==========       ==========


   The accompanying notes are an integral part of these financial statements.

                            BOXTOP INTERACTIVE, INC.

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                           Common stock    Additional                  Total
                         -----------------  Paid-in   Accumulated  Shareholders'
                          Shares   Amount   Capital     Deficit       Deficit
                         --------- ------- ---------- -----------  -------------
Initial capital
 contribution...........     1,000 $    10  $ 2,490   $       --    $     2,500
  Issuance of common
   stock................ 3,199,000  31,990      --            --         31,990
  Net loss..............       --      --       --       (978,765)     (978,765)
                         --------- -------  -------   -----------   -----------
Balance, September 30,
 1996................... 3,200,000  32,000    2,490      (978,765)     (944,275)
  Issuance of common
   stock................   150,000   1,500   17,000           --         18,500
  Issuance of stock
   options and
   warrants.............       --      --    70,000           --         70,000
  Net loss..............       --      --       --       (748,397)     (748,397)
                         --------- -------  -------   -----------   -----------
Balance, May 31, 1997... 3,350,000 $33,500  $89,490   $(1,727,162)  $(1,604,172)
                         ========= =======  =======   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                            BOXTOP INTERACTIVE, INC.

                            STATEMENT OF CASH FLOWS

                                               For the period
                                              November 6, 1995  For the period
                                                (inception)     October 1, 1996
                                                  through           through
                                             September 30, 1996  May 31, 1997
                                             ------------------ ---------------
Cash flows from operating activities
 Net loss...................................     $(978,765)       $ (748,397)
 Adjustments to reconcile net loss to net
  cash used for operating activities
  Stock compensation expense................        31,990            88,500
  Depreciation and amortization.............        74,234           114,467
  Changes in assets and liabilities
   Accounts receivable......................      (241,007)          (78,862)
   Prepaid expenses and other assets........        13,745           (78,884)
   Advances to shareholder..................       (18,945)          (60,620)
   Other noncurrent assets..................       (25,751)           (1,622)
   Accounts payable.........................       502,476           101,531
   Accrued expenses.........................       606,663          (286,802)
   Due to affiliate.........................        (5,854)         (101,217)
                                                 ---------        ----------
    Net cash used for operating activities..       (41,214)       (1,051,906)
                                                 ---------        ----------
Cash flows from investing activities
 Purchase of property and equipment.........      (135,409)         (181,630)
                                                 ---------        ----------
    Net cash used for investing activities..      (135,409)         (181,630)
                                                 ---------        ----------
Cash flows from financing activities
 Borrowings from long-term debt.............       200,000         1,375,000
 Repayments of long-term debt...............       (15,770)         (117,089)
 Repayments of capital lease obligations....        (7,819)          (26,663)
                                                 ---------        ----------
    Net cash provided by financing
     activities.............................       176,411         1,231,248
                                                 ---------        ----------
    Net decrease in cash....................          (212)           (2,288)
Cash, beginning of period...................         2,500             2,288
                                                 ---------        ----------
Cash, end of period.........................     $   2,288        $       --
                                                 =========        ==========
Supplemental disclosure of cash flow
 information
 Cash paid during the period for interest...     $  16,655        $   17,334
                                                 =========        ==========
 Cash paid during the period for income
  taxes.....................................     $     800        $       --
                                                 =========        ==========
Non-cash activities
 Cost of licensing agreement................     $      --        $  250,000
 Assets acquired under capital lease........     $ 126,686        $       --

   The accompanying notes are an integral part of these financial statements.

                            BOXTOP INTERACTIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Business

      BoxTop Interactive, Inc. (the "Company") develops, maintains and hosts interactive web sites for clients in a variety of industries. The Company also develops interactive audio and visual communication applications for use with personal and business computers. The Company is a California corporation and was incorporated on November 6, 1995.

2. Summary of Significant Accounting Policies

Revenue recognition

      Revenues from website development, hosting and maintenance services are recognized as the services are performed. Sales to customers representing 10% or more of revenues for the eight months ended May 31, 1997 are as follows: customer A--$900,000 and customer B--$451,000. Sales to customers representing 10% or more of revenues for the eleven months ended September 30, 1996 are as follows: customer C--$262,000, customer D--$175,000, customer E--$248,000, and customer F--$168,000.

Property and equipment

      Property and equipment are recorded at cost, less accumulated depreciation and amortization. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense is provided using the straight-line method over the estimated useful lives of the assets, which ranges from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life. Equipment held under capital lease is recorded at the lower of the fair market value of the lease or the present value of future minimum lease payments. These leased assets are amortized using the straight-line method over the lesser of the lease term or the estimated useful life.

Intangible asset

      The intangible asset balance represents the cost of a licensing agreement between BoxTop Entertainment, Inc. (an affiliate company) and the Company. The licensing agreement is for the indefinite use of the BoxTop tradename and logo. The intangible asset is stated at cost less accumulated amortization. Amortization expense is provided using the straight-line method over ten years.

      The carrying value of the intangible asset is reviewed periodically for impairment based on future expected cash flows. Based on its review, the Company does not believe that an impairment has occurred.

Software development costs

      Software development costs incurred in connection with the Company's licensed software products are accounted for in accordance with the provisions of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" (FAS 86). Capitalization of such costs begins only upon establishment of technological feasibility as defined in FAS 86 and ends when the resulting product is available for sale. All costs incurred to establish the technological feasibility of software products are classified as research and development and are expensed as incurred. No products had reached technological feasibility during the period from November 6, 1995 (inception) through May 31, 1997. Research and development costs included in selling, general and administrative expense approximated $78,000 and

                            BOXTOP INTERACTIVE, INC.

$224,000 for the period November 6, 1995 (inception) through September 30, 1996, and the period October 1, 1996 through May 31, 1997, respectively.

Income taxes

      The Company has applied the asset and liability approach of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109), for financial accounting and reporting purposes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Stock-based compensation

      The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations and to elect the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair value of financial instruments

      The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value. The carrying amount of long-term debt approximates fair value based on current rates of interest available to the Company for loans of similar maturities.

3.  Property and Equipment

      Property and equipment consist of the following:

                                                       September 30,  May 31,
                                                           1996        1997
                                                       ------------- ---------
   Furniture and fixtures.............................   $ 16,394    $  31,388
   Computer equipment.................................    376,017      502,826
   Leasehold improvements.............................      1,438       21,260
   Computer software..................................         --       20,005
                                                         --------    ---------
                                                          393,849      575,479
   Less accumulated depreciation and amortization.....    (79,973)    (184,025)
                                                         --------    ---------
     Property and equipment, net......................   $313,876    $ 391,454
                                                         ========    =========

                            BOXTOP INTERACTIVE, INC.

      At September 30, 1996 and May 31, 1997, the Company had approximately $127,000 of equipment under capital lease included in property and equipment in the accompanying financial statements.

4.  Accrued Expenses

      Accrued expenses consist of the following:

                                                         September 30, May 31,
                                                             1996        1997
                                                         ------------- --------
   Payroll taxes payable................................   $402,972    $     --
   Customer advances....................................    165,419     180,994
   Accrued vacation.....................................     28,000      40,952
   Deferred rent........................................        --       31,603
   Accrued interest.....................................        --       36,016
   Other................................................     10,272      30,296
                                                           --------    --------
                                                           $606,663    $319,861
                                                           ========    ========

5. Long-term Debt

      Long-term debt consists of the following:

                                                      September 30,   May 31,
                                                          1996         1997
                                                      ------------- -----------
Notes payable to shareholders (see Note 11),
 accruing monthly interest based on an annual rate
 of 8%. Outstanding principal and accrued interest
 are due 120 days after demand. These notes are
 secured by substantially all of the assets of the
 Company and are guaranteed by the principal
 shareholder of the Company. These notes require a
 late payment penalty of 5.0% of the outstanding
 principal and accrued interest should payment not
 be received within 120 days after demand...........    $200,000    $   100,000
Notes payable accruing monthly interest based on an
 annual rate of 8%. Outstanding principal and
 accrued interest are due on the earlier of demand
 or July 1, 1997. These notes are secured by
 substantially all of the assets of the Company and
 are guaranteed by the principal shareholders of the
 Company............................................          --        750,000
Notes payable accruing monthly interest based on an
 annual rate of 15%. Outstanding principal and
 accrued interest are due on July 1, 1997. These
 notes are secured by substantially all of the
 assets of the Company and are guaranteed by the
 principal shareholder of the Company. In connection
 with these borrowings the Company issued warrants
 to acquire 375,000 shares of the Company's common
 stock at $1.00 per share exercisable on demand.....          --        375,000
Note payable to IXL Enterprises, Inc. (see note 12),
 accruing monthly interest based on an annual rate
 of 8%. Outstanding principal and accrued interest
 are due on June 17, 1997. The note is guaranteed by
 the principal shareholder of the Company...........          --        250,000
Bank equipment note payable bearing interest at the
 Bank's prime rate plus 2%. This note requires
 monthly principal payments of $1,526 plus interest
 through September 1999.............................      54,930         42,723
Other...............................................       5,408            526
                                                        --------    -----------
    Total debt......................................     260,338      1,518,249
  Less current portion of long-term debt............    (223,718)    (1,493,836)
                                                        --------    -----------
  Long-term debt....................................    $ 36,620    $    24,413
                                                        ========    ===========

                            BOXTOP INTERACTIVE, INC.

      Future maturities of principal payments under long-term debt are as follows:

   Year ending
   May 31,
   -----------
     1998............................................................ $1,493,836
     1999............................................................     24,413
                                                                      ----------
                                                                      $1,518,249
                                                                      ==========

      In June 1997, the Company was acquired by iXL Enterprises, Inc. (see Note
12). A portion of the proceeds from the acquisition was used to repay the Company's outstanding debt and accrued interest of approximately $1,600,000 at the date of acquisition.

6. Shareholders' deficit

Stock

      The Company is authorized to issue two classes of stock designated respectively as "common stock" and "preferred stock." The number of shares of common stock and preferred stock authorized for issuance is 50,000,000 and 5,000,000, respectively.

      Any liquidation preferences, dividends, voting rights and convertible features of the preferred stock are to be determined by the Company's Board of Directors at the time of issuance. From November 6, 1995 (inception) through May 31, 1997, there was no preferred stock issued or outstanding.

      During the period November 6, 1995 (inception) through September 30, 1996 and the period October 1, 1996 through May 31, 1997, the Company recognized stock compensation expense of approximately $32,000 and $19,000, respectively, related to the issuance of its common stock to employees and consultants. The Company estimated the fair value of its stock at the date it was issued to employees and consultants taking into consideration the Company's results of operations, a stock repurchase, the sale of the Company to iXL and certain other transactions.

Warrants

      In connection with borrowings made by the Company during the period October 1, 1996 through May 31, 1997, the Company issued warrants to acquire 375,000 shares of the Company's common stock at $1.00 per share exercisable on demand. The fair value of the warrants at the date of grant was estimated to be less than $1,000 and accordingly no amounts were allocated to them.

      In December 1996 and May 1997, the Company issued warrants to consultants to acquire 30,000 shares of the Company's common stock at an exercise price of $1.10 per share and 40,000 shares of the Company's common stock at an exercise price of $1.50 per share, respectively. Such warrants were exercisable immediately. The Company recognized expense of approximately $38,000 in connection with the issuance of warrants in May 1997. These warrants remained outstanding as of May 31, 1997.

      In connection with a customer making a $500,000 cash deposit with the Company in October 1996 for future services, the Company issued warrants to acquire 712,500 shares of the Company's common stock at $.90 per share exercisable on demand. As of May 31, 1997, the Company has customer advances of approximately $180,000 related to remaining services to be performed under the agreement. These warrants remained outstanding as of May 31, 1997. The fair value of the warrants at the date of grant was estimated to be less than $1,000 and accordingly no amounts were allocated to them.

                            BOXTOP INTERACTIVE, INC.

      The fair value of each warrant issued during the period October 1, 1996 through May 31, 1997 was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 20%; risk free interest rate of 6%; expected life of 3 years.

7. Income Taxes

      The Company's income tax expense for the period November 6, 1995 (inception) through September 30, 1996 and the period October 1, 1996 through May 31, 1997, consists entirely of the California State minimum income tax of $800.

      The Company had net deferred tax assets consisting primarily of federal and state net operating loss carryforwards. The Company has no items which give rise to significant deferred tax liabilities. At September 30, 1996 and May 31, 1997, the Company has recorded a full valuation allowance offsetting the net deferred tax assets as management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      At May 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,560,000 expiring in 2012. The Internal Revenue Code can impose certain limitations on the future availability of net operating loss carryforwards, including annual limitations on the amount of the carryforwards which could be utilized following substantial changes in a company's ownership.

      The difference between the Company's effective income tax rate and multiplying the Company's loss before income taxes by the Federal statutory income tax rate for each of the periods presented in the financial statements is due primarily to the recording of a valuation allowance to offset the Company's net deferred tax asset.

8. Stock Option Plan

      The Board of Directors has adopted a stock option plan (the Plan). Pursuant to the terms of the Plan, the Board of Directors is authorized to grant options to purchase common stock not to exceed 3,000,000 shares to officers, employees and nonemployees. The Board of Directors is further authorized to establish the exercise price and the vesting terms.

      Pro forma information regarding net loss is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. Had compensation cost for the Company's Plan been determined based on the fair value at the grant date consistent with the provisions of FAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                        September 30,  May 31,
                                                            1996        1997
                                                        ------------- ---------
   Net loss
     As reported.......................................   $(978,765)  $(748,397)
     Pro forma.........................................    (978,865)   (810,397)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the 1996 and 1997 periods, respectively: dividend yield of 0% for both periods; expected volatility of 0% for both periods; risk free interest rate of 6.3% for both periods; expected life of 3.2 years and 3.0 years.

                           BOXTOP INTERACTIVE, INC.

      A summary of stock options as of September 30, 1996 and May 31, 1997, and changes during the periods ending on those dates is as follows:

                                         September 30, 1996      May 31, 1997
                                         --------------------  ----------------
                                                    Weighted           Weighted
                                                     Average           Average
                                                    Exercise           Exercise
                                         Options      Price    Options  Price
                                         ---------- ---------  ------- --------
   Outstanding at beginning of period..          --  $     --  405,000  $0.97
   Granted.............................     405,000  $   0.97  465,000  $1.10
                                         ----------            -------
   Outstanding at end of period........     405,000  $   0.97  870,000  $1.04
                                         ==========            =======
   Weighted average fair value of
    options granted during the period:
     Exercise price exceeds fair value
      of stock.........................              $     --           $0.13
     Exercise price equals fair value
      of stock.........................              $     --           $  --
     Exercise price is less than fair
      value of stock...................              $     --           $0.99

      No options were exercised or forfeited during the period from November 6, 1995 (inception) through May 31, 1997.

      The following table summarizes information about stock options outstanding at May 31, 1997:

                      Options Outstanding            Options Exercisable
           ----------------------------------------- --------------------
                                          Weighted
                                Weighted   Average               Weighted
                      Number    Average   Remaining    Number    Average
           Exercise Outstanding Exercise Contractual Exercisable Exercise
            Prices  at 5/31/97   Price      Life     at 5/31/97   Price
           -------- ----------- -------- ----------- ----------- --------
           $1.10      550,000    $1.10      9.60       250,000    $1.10
           $1.10      270,000    $1.10      4.50       145,000    $1.10
           $0.01       50,000    $0.01      4.20        16,668    $0.01

      In May 1997, the Company granted certain employees options to acquire 40,000 shares of the Company's common stock at $1.10 per share. These options vested immediately. The Company recognized approximately $32,000 of stock compensation expense related to the issuance of these options.

9. Commitments

      The Company is obligated under various capital leases for computer equipment that expire at various dates through 1999. The gross amount of computer equipment and related accumulated amortization included in property and equipment and recorded under capital lease is as follows:

                                                         September 31, May 31,
                                                             1996        1997
                                                         ------------- --------
     Computer Equipment.................................   $126,686    $126,686
       Less accumulated amortization....................    (23,226)    (40,117)
                                                           --------    --------
                                                           $103,460    $ 86,569
                                                           ========    ========

      Amortization of assets held under capital lease for the period November 6, 1995 (inception) through September 30, 1996 and the period October 1, 1996 through May 31, 1997 of approximately $23,000 and $17,000, respectively, is included with depreciation expense.

                            BOXTOP INTERACTIVE, INC.

      Future minimum lease payments under non-cancelable operating leases and future minimum capital lease payments as of May 31, 1997 are as follows:

     Year Ending                                             Capital  Operating
      May 31,                                                 Leases   Leases
     -----------                                             -------- ---------
      1998.................................................. $ 52,500 $212,208
      1999..................................................   52,500  212,208
      2000..................................................    4,015  212,208
      2001..................................................       --  123,788
                                                             -------- --------
     Total minimum lease payments........................... $109,015 $760,412
                                                             ======== ========

      Rental expense under operating leases, primarily the Company's office facility, for the period November 6, 1995 (inception) through September 30, 1996 and the period October 1, 1996 through May 31, 1997 totaled approximately $96,000 and $154,000, respectively.

10. Employee Benefit Plan

      During the period October 1, 1996 through May 31, 1997, the Company established a 401(k) plan (the Plan) under Section 401(k) of the Internal Revenue Code. The Plan permitted the Company to make discretionary contributions to employees' 401(k) accounts, subject to IRS limitations on maximum contributions. During the period from October 1, 1996 through May 31, 1997, the Company made no contributions to this plan.

11. Related Party Transactions

      The amounts due to affiliate represent monies owed to BoxTop Entertainment, Inc., an affiliated company who provided non-interest bearing advances to the Company. During the period November 6, 1995 through September 30, 1996, certain shared operating expenses including payroll, rent and other costs were allocated between BoxTop Entertainment, Inc. and the Company. Costs allocated to the Company were approximately $280,000, and are reflected in general and administrative expenses in the accompanying financial statements.

      The Company made non-interest bearing advances to its principal shareholder. Amounts outstanding at September 30, 1996 and May 31, 1997 were $18,945 and $79,565, respectively.

      At September 30, 1996 and May 31, 1997, the Company had outstanding loans of $200,000 and $100,000, respectively, due to certain of its shareholders. The loans bear interest at 8% per annum.

12. Subsequent Events

      On May 30, 1997, the Company was acquired by iXL Enterprises, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tessera Enterprise Systems, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Tessera Enterprise Systems, Inc. and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
May 4, 1999

                        TESSERA ENTERPRISE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                                              December 31,
                                         ------------------------  September 30,
                                            1997         1998          1999
                                         -----------  -----------  -------------
                                                                    (unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents.............  $ 8,287,200  $ 8,341,400   $ 7,004,300
 Accounts receivable...................    2,755,900    3,877,000     5,315,600
 Costs and estimated earnings in excess
  of billings on uncompleted
  contracts............................      671,800      845,100       273,000
 Prepaid expenses and other current
  assets...............................      153,400      217,700       384,100
                                         -----------  -----------   -----------
    Total current assets...............   11,868,300   13,281,200    12,977,000
Fixed assets, net......................    1,476,600    1,547,300     1,382,700
Other assets...........................       32,500       32,100        32,800
                                         -----------  -----------   -----------
    Total assets.......................  $13,377,400  $14,860,600   $14,392,500
                                         ===========  ===========   ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK
       AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of capital lease
  obligations..........................  $   218,800  $    85,900   $    74,500
 Current portion of long-term debt.....      248,400      502,000       488,700
 Accounts payable......................      182,500      470,900       373,200
 Accrued expenses......................      945,600    1,747,200     1,931,500
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts............................      680,600      107,000       182,900
                                         -----------  -----------   -----------
    Total current liabilities..........    2,275,900    2,913,000     3,050,800
Capital lease obligations..............      267,600      165,300       108,500
Long-term debt.........................      644,300      673,500       486,000
                                         -----------  -----------   -----------
    Total liabilities..................    3,187,800    3,751,800     3,645,300
                                         -----------  -----------   -----------
Commitments and contingencies
 (Note 12).............................          --           --            --
Redeemable preferred stock:
 Redeemable preferred stock, $.01 par
  value; 158,077 shares authorized,
  149,577 shares issued and outstanding
  at December 31, 1997; 169,435 shares
  authorized, 158,095 shares issued and
  outstanding at December 31, 1998 and
  September 30, 1999 (unaudited);
  stated at issuance price plus accrued
  dividends (liquidation preference of
  $13,796,700 and $13,833,300 at
  December 31, 1998 and September 30,
  1999 (unaudited), respectively)......   11,888,800   13,826,100    13,862,600
                                         -----------  -----------   -----------
Stockholders' deficit:
 Common stock, no par value; 7,500,000
  shares authorized; 2,984,841 shares
  issued and outstanding at
  December 31, 1997; 3,055,391 shares
  issued and 2,602,466 shares
  outstanding at December 31, 1998;
  3,119,504 shares issued and 2,512,991
  shares outstanding at September 30,
  1999 (unaudited).....................        5,400       28,300        76,700
 Accumulated other comprehensive income
  (loss)...............................      (10,700)      (4,200)          500
 Accumulated deficit...................   (1,693,900)    (852,700)     (674,300)
 Cost of 452,925 and 603,900 shares of
  common stock held in treasury at
  December 31, 1998 and September 30,
  1999 (unaudited), respectively.......          --    (1,888,700)   (2,518,300)
                                         -----------  -----------   -----------
    Total stockholders' deficit........   (1,699,200)  (2,717,300)   (3,115,400)
                                         -----------  -----------   -----------
    Total liabilities, redeemable
     preferred stock and stockholders'
     deficit...........................  $13,377,400  $14,860,600   $14,392,500
                                         ===========  ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                         Nine Months Ended
                            Year Ended December 31,        September 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Revenue.................... $16,212,400  $20,248,100  $14,842,400  $17,618,300
                            -----------  -----------  -----------  -----------
Costs and expenses:
 Cost of revenue...........  10,642,800   12,249,200    9,019,000    9,772,600
 Selling, general and
  administrative...........   5,033,700    7,262,900    5,363,300    7,657,200
                            -----------  -----------  -----------  -----------
                             15,676,500   19,512,100   14,382,300   17,429,800
                            -----------  -----------  -----------  -----------
    Income from
     operations............     535,900      736,000      460,100      188,500
                            -----------  -----------  -----------  -----------

Other income (expense):
 Interest income...........      36,500      339,000      259,100      163,000
 Interest expense..........    (141,900)    (135,100)     (96,300)    (105,600)
 Other income (expense),
  net......................      (3,200)         800          800        7,200
                            -----------  -----------  -----------  -----------
                               (108,600)     204,700      163,600       64,600
                            -----------  -----------  -----------  -----------
    Income before income
     taxes.................     427,300      940,700      623,700      253,100
Provision for income
 taxes.....................      10,000       38,900       25,200       38,200
                            -----------  -----------  -----------  -----------
    Net income............. $   417,300  $   901,800  $   598,500  $   214,900
                            ===========  ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                            Common Stock                                                Treasury Stock
                          -----------------  Accumulated                             ---------------------
                                                Other                                 Number                    Total
                          Number of         Comprehensive Accumulated  Comprehensive    of                  Stockholders'
                           Shares   Amount  Income (Loss)   Deficit    Income (Loss)  Shares      Cost         Deficit
                          --------- ------- ------------- -----------  ------------- --------  -----------  -------------
Balance at
 December 31, 1996......  2,951,460 $ 1,000   $    --     $(2,023,000)                    --   $       --     $(2,022,000)
Issuance costs of Series
 D preferred stock......                                      (39,500)                                             (39,500)
Issuance of common stock
 pursuant to exercise of
 stock options..........     33,381   4,400                                                                           4,400
Accrual of cumulative
 dividends on redeemable
 preferred stock........                                      (48,700)                                             (48,700)
Comprehensive income:
 Net income.............                                      417,300    $417,300                                  417,300
 Foreign currency
  translation
  adjustment............                       (10,700)                   (10,700)                               (10,700)
                                                                         --------
 Comprehensive income...                                                  406,600
                          --------- -------   --------    -----------    ========    --------  -----------   -----------
Balance at
 December 31, 1997......  2,984,841   5,400    (10,700)    (1,693,900)                    --           --      (1,699,200)
Repurchase of common
 stock..................                                                             (452,925)  (1,888,700)    (1,888,700)
Issuance costs of Series
 D preferred stock......                                      (11,900)                                             (11,900)
Issuance of common stock
 pursuant to exercise of
 stock options..........     70,550  22,900                                                                          22,900
Accrual of cumulative
 dividends on redeemable
 preferred stock........                                      (48,700)                                             (48,700)
Comprehensive income:
 Net income.............                                      901,800     901,800                                  901,800
 Foreign currency
  translation
  adjustment............                         6,500                      6,500                                     6,500
                                                                         --------
 Comprehensive income...                                                  908,300
                          --------- -------   --------    -----------    ========    --------  -----------   -----------
Balance at
 December 31, 1998......  3,055,391  28,300     (4,200)      (852,700)               (452,925)  (1,888,700)    (2,717,300)
Repurchase of common
 stock (unaudited)......                                                             (150,975)    (629,600)       (629,600)
Issuance of common stock
 pursuant to exercise of
 stock options
 (unaudited)............     64,113  48,400                                                                          48,400
Accrual of cumulative
 dividends on redeemable
 preferred stock
 (unaudited)............                                      (36,500)                                             (36,500)
Comprehensive income:
 Net income
  (unaudited)...........                                      214,900     214,900                                   214,900
 Foreign currency
  translation adjustment
  (unaudited)...........                         4,700                      4,700                                     4,700
                                                                         --------
 Comprehensive income
  (unaudited)...........                                                 $219,600
                          --------- -------   --------    -----------    ========    --------  -----------   -----------
Balance at September 30,
 1999 (unaudited).......  3,119,504 $76,700   $    500    $  (674,300)               (603,900) $(2,518,300)  $(3,115,400)
                          ========= =======   ========    ===========                ========  ===========   ===========

                        TESSERA ENTERPRISE SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                         Nine Months Ended
                            Year Ended December 31,        September 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Increase (Decrease) in
 Cash and Cash Equivalents
Cash flows from operating
 activities:
 Net income...............  $   417,300  $   901,800  $   598,500  $   214,900
 Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization..........      547,400      767,300      552,700      634,500
   Amortization of gain on
    sale leaseback
    transactions..........      (17,400)     (10,300)      (8,200)        (800)
   Changes in assets and
    liabilities:
    Accounts receivable...     (273,500)  (1,121,100)  (1,850,000)  (1,438,600)
    Costs and estimated
     earnings in excess of
     billings on
     uncompleted
     contracts............     (555,000)    (173,300)    (171,400)     572,100
    Prepaid expenses and
     other current
     assets...............     (117,900)     (64,300)     (54,600)    (166,400)
    Advances to
     affiliate............       72,100          --           --           --
    Other assets..........       (4,400)         400          --          (700)
    Accounts payable......     (135,200)     288,400      345,500      (97,700)
    Accrued expenses......      559,600      798,600      456,400      184,300
    Billings in excess of
     costs and estimated
     earnings on
     uncompleted
     contracts............   (1,116,100)    (573,600)    (302,800)      75,900
                            -----------  -----------  -----------  -----------
     Net cash provided by
      (used in) operating
      activities..........     (623,100)     813,900     (433,900)     (22,500)
                            -----------  -----------  -----------  -----------
Cash flows from investing
 activities:
 Purchases of fixed
  assets..................     (819,100)    (827,700)    (667,100)    (459,700)
                            -----------  -----------  -----------  -----------
     Net cash used in
      investing
      activities..........     (819,100)    (827,700)    (667,100)    (459,700)
                            -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Proceeds from line of
  credit..................      975,000          --           --           --
 Payments on line of
  credit..................   (1,275,000)         --           --           --
 Payments on capital lease
  obligations.............     (264,000)    (235,200)    (191,900)     (68,200)
 Proceeds from issuance of
  long-term debt..........      934,300      553,600      542,800      167,200
 Payments on long-term
  debt....................      (41,600)    (270,800)    (218,000)    (368,000)
 Proceeds from issuance of
  preferred stock, net of
  issuance costs..........    7,160,400    1,876,700    1,876,700          --
 Proceeds from issuance of
  common stock............        4,400       22,900       11,000       48,400
 Repurchase of common
  stock...................          --    (1,888,700)  (1,888,700)    (629,600)
                            -----------  -----------  -----------  -----------
     Net cash provided by
      (used in) financing
      activities..........    7,493,500       58,500      131,900     (850,200)
                            -----------  -----------  -----------  -----------
Effect of exchange rate
 changes on cash and cash
 equivalents..............      (10,700)       9,500       (3,800)      (4,700)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............    6,040,600       54,200     (972,900)  (1,337,100)
Cash and cash equivalents
 at beginning of period...    2,246,600    8,287,200    8,287,200    8,341,400
                            -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of period.........  $ 8,287,200  $ 8,341,400  $ 7,314,300  $ 7,004,300
                            ===========  ===========  ===========  ===========
Supplemental disclosure of
 cash flow information:
 Cash paid for interest...  $   141,900  $   135,100  $    96,300  $   105,600
 Cash paid for income
  taxes...................  $       --   $    28,400  $    25,200  $    28,000


  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Formation and Operations of the Company

      Tessera Enterprise Systems, Inc. (the "Company") was incorporated in Massachusetts on February 15, 1995. The Company provides design, delivery, implementation and operation of large scale marketing information systems primarily for financial services organizations, telecommunications companies and direct marketers throughout the United States and Europe.

2. Summary of Significant Accounting Policies

Basis of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned German subsidiary, Tessera, GmbH. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds of major financial institutions that are subject to minimal credit and market risk. At December 31, 1997 and 1998, the Company held cash equivalents totaling $7,285,200 and $6,960,700, respectively, which are classified as available-for-sale and carried at amortized cost which approximates fair market value.

Revenue Recognition

      Revenue from fixed-fee contracts is recognized using the percentage-of-completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, provided that collection of the related receivable is probable. Adjustments to contract cost estimates are made in periods in which the facts which require such revisions become known. When the estimate indicates a loss, such loss is provided for currently in its entirety. Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenue recognized. Revenue from contracts based on time and materials is recognized as the services are performed.

Concentration of Credit Risk and Major Customers

      Financial instruments which potentially expose the Company to concentrations of credit risk include trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate nonperformance by the counterparties and, accordingly, does not require collateral.

      At December 31, 1997 and 1998, approximately $1,982,000 and $2,275,500, respectively, of the Company's accounts receivable are from five customers. At December 31, 1997 and 1998, approximately $653,000 and $825,200, respectively, of the Company's costs and estimated earnings in excess of billings on uncompleted contracts are from four and two customers, respectively.

Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Fixed assets held under capital leases are initially recorded at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term.

                        TESSERA ENTERPRISE SYSTEMS, INC.

Foreign Currency

      Assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Cumulative translation adjustments are included as a component of stockholders' equity.

Accounting for Stock-Based Compensation

      The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with exercise prices equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9).

Comprehensive Income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income," in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income, such as foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments. The individual components of comprehensive income are reflected in the Consolidated Statement of Stockholders' Deficit. At December 31, 1997 and 1998, accumulated other comprehensive income was comprised solely of cumulative foreign currency translation adjustments.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas particularly subject to estimation include the allowance for doubtful accounts, revenue recognition under the percentage-of-completion method, the deferred tax valuation allowance and the fair values of equity instruments issued by the Company. Actual results could differ from these estimates.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the current year's presentation. Such reclassifications had no effect on the Company's results of operations.

Unaudited Interim Financial Statements

      The financial statements and related notes as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these interim periods. The results of

                        TESSERA ENTERPRISE SYSTEMS, INC.

operations for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations for the year ended December 31, 1999 or any other future period.

3. Fixed Assets

      Fixed assets consist of the following:

                                                             December 31,
                                             Useful life ---------------------
                                              in years      1997       1998
                                             ----------- ---------- ----------
     Computers and equipment................     3-5     $1,824,600 $2,164,000
     Furniture and fixtures.................      5         204,000    400,300
     Leasehold improvements.................     10         173,600    217,200
                                                         ---------- ----------
                                                          2,202,200  2,781,500
     Less--Accumulated depreciation and
      amortization..........................                725,600  1,234,200
                                                         ---------- ----------
                                                         $1,476,600 $1,547,300
                                                         ========== ==========

      During 1995 and 1996, the Company sold certain equipment with a total net book value of $473,100 to a leasing company for cash of $516,500 and then leased the same equipment back under the terms of a lease line of credit. The gains on these sale leaseback transactions were deferred and amortized over the related lease lives of 2.5 years. At December 31, 1997 and 1998, computers and equipment held under capital lease totaled $894,400 and $635,200, respectively. Amortization expense on computers and equipment held under capital lease totaled, $282,200 and $237,100 during, 1997 and 1998, respectively. Accumulated amortization on computers and equipment held under capital lease totaled $418,000 and $396,000 at December 31, 1997 and 1998, respectively.

4. Accrued Expenses

      Accrued expenses consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
     Employee compensation and benefits.................... $651,400 $1,280,400
     Commissions...........................................  211,800    204,200
     Other.................................................   82,400    262,600
                                                            -------- ----------
                                                            $945,600 $1,747,200
                                                            ======== ==========

5. Borrowings

Revolving Line of Credit

      In July 1996, the Company entered into an agreement with a bank to establish a revolving line of credit. The line of credit agreement, as amended, allows for total borrowings up to $4,000,000 for working capital purposes and expires in July 1999. Borrowings are based on eligible accounts receivable, as defined by the agreement, and are collateralized by the Company's accounts receivable. Borrowings bear interest at the prime rate plus 0.50% (8.25% at December 31, 1998). Under the terms of the facility, the Company is required to comply with certain covenants, including the maintenance of certain financial ratios. At December 31, 1998, no borrowings were outstanding and $4,000,000 was available under this line of credit.

                       TESSERA ENTERPRISE SYSTEMS, INC.

Long-Term Debt

      During 1997, the Company amended its equipment line of credit agreement to allow for additional borrowings of up to $1,750,000 for equipment purchase purposes. During 1998, the Company further amended the agreement to allow for additional borrowings of up to $2,000,000 in addition to the original $1,750,000. Borrowings outstanding for equipment purchases bear interest at the prime rate plus 1.00% to 1.75% (8.75% to 9.50% at December 31, 1998). After a nine-month draw down period, borrowings outstanding are converted into term loans payable in 36 equal monthly principal installments. Availability under the 1997 amendment expired in April 1998. Availability under the 1998 amendment expired in February 1999. Borrowings outstanding under the equipment line of credit totaled $1,175,500 and $1,529,200 remained available at December 31, 1998.

      At December 31, 1998, future aggregate principal payments due on long-term debt are as follows:

     1999............................................................ $  502,000
     2000............................................................    454,300
     2001............................................................    206,100
     2002............................................................     13,100
                                                                      ----------
                                                                      $1,175,500
                                                                      ==========

6. Income Taxes

      The components of income before income taxes are as follows:

                                                                  Year Ended
                                                                 December 31,
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
     Domestic................................................. $405,000 $854,200
     Foreign..................................................   22,300   86,500
                                                               -------- --------
                                                               $427,300 $940,700
                                                               ======== ========

                        TESSERA ENTERPRISE SYSTEMS, INC.

      The provision for income taxes consists of the following:

                                                           Year Ended December
                                                                   31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
Current:
  Federal................................................. $     --   $     --
  State...................................................       --         --
  Foreign.................................................    10,000     38,900
                                                           ---------  ---------
                                                              10,000     38,900
                                                           ---------  ---------
Deferred:
  Federal.................................................    95,800    276,500
  State...................................................    87,400     40,700
  Foreign.................................................       --         --
                                                           ---------  ---------
                                                             183,200    317,200
Change in deferred tax asset valuation allowance..........  (183,200)  (317,200)
                                                           ---------  ---------
                                                                 --         --
                                                           ---------  ---------
                                                           $  10,000  $  38,900
                                                           =========  =========

      No current federal or state income taxes were payable in the year ended
December 31, 1998 due to the utilization of net operating loss carryforwards.
No current federal or state income taxes were payable in the year ended
December 31, 1997 as a result of taxable losses incurred.

      Deferred tax assets are comprised of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
Net operating loss carryforwards.......................... $ 529,700  $  27,200
Accrued expenses..........................................    17,200    197,600
Other.....................................................     3,500      8,400
                                                           ---------  ---------
Deferred tax assets.......................................   550,400    233,200
Less: valuation allowance.................................  (550,400)  (233,200)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of these future benefits is not sufficiently assured. Realization is dependent primarily on generating sufficient taxable income in future periods to offset the deductions underlying the deferred tax assets when they reverse.

                        TESSERA ENTERPRISE SYSTEMS, INC.

      A reconciliation between the amounts of reported income tax expense and the amounts computed using the U.S. federal statutory rate of 35% are as follows:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1997         1998
                                                     -----------  -----------
Income tax expense at statutory rates............... $   149,600  $   299,000
State taxes, net of federal income tax benefit......      57,700       26,900
Foreign income taxed at different rates.............       2,500        9,500
Permanent differences...............................      18,300        8,700
Other...............................................     (34,900)      12,000
Increase (decrease) in deferred tax valuation
 allowance..........................................    (183,200)    (317,200)
                                                     -----------  -----------
                                                     $    10,000  $    38,900
                                                     ===========  ===========

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $68,000 and $62,000, respectively, available to reduce future taxable income. If not used, these carryforwards will expire at various dates between 2002 and 2012.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. The amount of any annual limitation would be determined, in part, based upon the Company's value prior to an ownership change.

7. Redeemable Preferred Stock

      The Company's redeemable preferred stock is comprised of the following:

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------- -----------
Series B redeemable preferred stock, $.01 par value;
 48,700 shares authorized, issued and outstanding at
 December 31, 1997 and 1998; stated at issuance price
 plus accrued dividends (liquidation preference of
 $1,177,600 at December 31, 1998)..................... $ 1,128,900 $ 1,177,600
Series A redeemable convertible preferred stock, $.01
 par value; 58,700 shares authorized, 50,200 shares
 issued and outstanding at December 31, 1997 and 1998;
 stated at issuance price (liquidation preference of
 $1,030,600 at December 31, 1998).....................   1,060,000   1,060,000
Series C redeemable convertible preferred stock, $.01
 par value; 18,204 shares authorized, issued and
 outstanding at December 31, 1997 and 1998; stated at
 issuance price (liquidation preference of $2,500,000
 at December 31, 1998)................................   2,500,000   2,500,000
Series D redeemable convertible preferred stock, $.01
 par value; 32,473 and 43,831 shares authorized at
 December 31, 1997 and 1998, respectively; 32,473 and
 40,991 shares issued and outstanding at December 31,
 1997 and 1998, respectively; stated at issuance price
 (liquidation preference of $9,088,500 at December 31,
 1998)................................................   7,199,900   9,088,500
                                                       ----------- -----------
                                                       $11,888,800 $13,826,100
                                                       =========== ===========

                        TESSERA ENTERPRISE SYSTEMS, INC.

      At December 31, 1998, the redeemable preferred stock has the following characteristics:

Voting Rights

      Holders of Series A, Series C and Series D preferred stock are each entitled to one vote for each share of common stock into which the Series A, Series C and Series D preferred stock is convertible. Holders of Series B preferred stock are not entitled to voting rights.

Dividend Rights

      Series A, Series C and Series D preferred stockholders are not entitled to receive dividends unless declared by the Board of Directors; however, no dividends may be declared or paid on the common stock without first declaring a preferential dividend on the Series A, Series C and Series D preferred stock. Holders of Series B preferred stock are entitled to a dividend of $1 per share per annum (subject to adjustment for stock splits) payable when, as and if declared by the Board of Directors. These dividends are cumulative and accrue on a daily basis from the date of issuance whether or not declared. Cumulative and unpaid dividends on Series B preferred stock have been charged to accumulated deficit and are included in the carrying value of the Series B preferred stock.

      The Company shall not declare or pay any distributions on shares of common stock until the holders of Series B preferred stock have first received a distribution.

Liquidation Rights

      In the event of dissolution, liquidation, sale or winding up of the Company, holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive, prior to and in preference to holders of common stock, an amount equal to $20.53, $20.53, $137.33 and $221.72 per share, respectively, plus any accrued but unpaid dividends.

      In the event of any merger, consolidation or sale of the Company deemed to be a liquidation, the holders of the Series C preferred stock shall be entitled to be paid, after preferential payments to the holders of the Series B preferred stock, an amount per share equal to the greater of the Series C liquidation preference of $137.33 or the sum of (i) 40% of the Series C liquidation preference and (ii) the amount that would have been payable upon such liquidation assuming conversion of each share of Series C preferred stock into thirty shares of common stock.

Conversion Rights

      Holders of Series B preferred stock are not entitled to conversion rights. Each share of Series A, Series C and Series D preferred stock may be converted at any time, at the option of the stockholder, into common shares currently at a ratio of thirty shares of common stock for each share of Series A, Series C and Series D preferred stock, subject to certain anti-dilution adjustments.

      The Series A and Series C preferred stock is automatically convertible into common stock upon the closing of an initial public stock offering in which net proceeds equal or exceed $7,500,000, and in which the price per common share to the public is at least $2.74 and $9.15 per share, respectively. The Series D preferred stock is automatically convertible into common stock upon the closing of an initial public stock offering in which net proceeds equal or exceed $15,000,000, and in which the price per common share to the public is at least $14.78 per share. If mandatory conversion occurs due to the closing of a qualified initial public offering,

                        TESSERA ENTERPRISE SYSTEMS, INC.

the holders of the Series C preferred stock are also entitled to receive additional common shares, the number of which shall be calculated as 40% of the Series C liquidation preference in effect at that time divided by the initial public offering price.

Redemption Rights

      On September 30, 2001, each holder of the Series A, Series C and Series D preferred stock shall have the right to cause the Company to redeem up to half of the shares of their respective series of preferred stock outstanding and, on the first anniversary thereof, redeem the remaining shares at a price equal to $20.53, $137.33 and $221.72, respectively, plus any declared but unpaid dividends. On September 30, 2001, each holder of shares of Series B preferred stock shall have the right to cause the Company to redeem half of the shares of Series B preferred stock outstanding and, on the first anniversary thereof, redeem the remaining shares at a price equal to $20.53, plus all accrued but unpaid dividends.

Right of First Refusal

      During 1995, the preferred stockholders entered into a stockholder agreement with the holders of the Company's common stock under which the Company first, the common stockholders second and the preferred stockholders third, retain the right of first refusal to purchase any such shares of common stock offered for sale. These rights terminate upon (1) the liquidation or dissolution of the Company, or (2) a public offering of the Company's common stock.

Warrants

      In connection with a lease agreement entered into during 1995, the Company issued warrants to purchase 653 shares of Series A preferred stock at an exercise price of $65 per share. These warrants were fully exercisable upon issuance and expire on November 30, 2002. The value ascribed to these warrants was not significant.

8. Common Stock

      Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

Stock Split

      In February 1998, the Company authorized a three-for-one stock split whereby three shares of common stock were exchanged for each share of common stock outstanding. All share and per share data appearing in the financial statements and notes thereto have been retroactively restated to reflect this stock split.

Repurchase of Common Stock

      During 1998, the Company repurchased 452,925 shares of common stock from a shareholder for $1,888,700 and obtained a six-month option to repurchase an additional 150,975 shares at a price equal to the lower of $4.17 per share or the fair market value as determined at the time the option is exercised. This option was exercised in March 1999 at the $4.17 per share price. At December 31, 1998, the shares repurchased by the Company during 1998 are held in treasury and carried at cost.

                       TESSERA ENTERPRISE SYSTEMS, INC.

Reserved Shares

     At December 31, 1998, the Company had 4,369,440 shares of its common stock reserved for issuance upon conversion of the Series A, Series C and D preferred stock, the exercise and conversion of the Series A preferred stock warrant and the exercise of outstanding stock options.

9. 1995 Stock Option Plan

     During 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of incentive stock options ("ISOs") as well as non-statutory options. The Board of Directors administers the Option Plan and has sole discretion to grant options to purchase shares of the Company's common stock. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for options granted will be determined by the Board of Directors, except that for ISOs the exercise price shall not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The term of the options shall be set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the voting stock of the Company). A maximum of 1,068,000 shares of common stock have been reserved for issuance upon the exercise of options granted under the Option Plan.

     Activity under the Option Plan during the years ended December 31, 1997 and 1998 was as follows:

                                        Year ended December 31,
                           ---------------------------------------------------
                                     1997                      1998
                           ------------------------- -------------------------
                                    Weighted-average          Weighted-average
                           Shares    exercise price  Shares    exercise price
                           -------  ---------------- -------  ----------------
Outstanding at beginning
 of year.................. 428,100       $0.13       645,330       $0.93
  Granted................. 319,420       $1.81       184,660       $4.25
  Exercised............... (33,381)      $0.14       (70,550)      $0.33
  Canceled................ (68,809)      $0.39       (87,000)      $2.10
                           -------                   -------
Outstanding at end of
 year..................... 645,330       $0.93       672,440       $1.76
                           =======                   =======
Options exercisable at
 year end................. 179,760                   279,790
                           =======                   =======
Weighted-average fair
 value of options granted
 during the period........ $  0.33                   $  0.91
                           =======                   =======

     At December 31, 1998, an aggregate of 291,629 options were available for future grant under the Option Plan.

                       TESSERA ENTERPRISE SYSTEMS, INC.

      The following table summarizes information about stock options outstanding at December 31, 1998:

                                              Weighted-average
                                                 remaining
   Range of        Number    Weighted-average contractual life   Number    Weighted-average
exercise prices  outstanding  exercise price     (in years)    exercisable  exercise price
---------------  ----------- ---------------- ---------------- ----------- ---------------- ---
$0.07              160,500        $0.07             7.1          133,250        $0.07
$0.20-$0.33        139,080        $0.24             7.9           77,840        $0.23
$1.67-$2.17        204,240        $2.06             8.6           68,080        $2.06
$3.33                1,860        $3.33             8.8              620        $3.33
$4.17-$4.75        166,760        $4.25             9.3              --         $ --
                   -------                                       -------
                   672,440        $1.76             8.3          279,790        $0.61
                   =======                                       =======

      No compensation expense was recognized under APB Opinion No. 25 for grants made to employees under the Option Plan during 1997 or 1998. Had compensation cost been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, the Company's net income for 1997 and 1998 would have been as follows:

                                                                  Year ended
                                                                  December 31
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
Net income:
  As reported................................................. $417,300 $901,800
  Pro forma...................................................  400,300  837,300

      The fair value of each option grant under SFAS No. 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants during the applicable period.

                                                                       Year
                                                                       ended
                                                                     December
                                                                        31,
                                                                     ----------
                                                                     1997  1998
                                                                     ----  ----
Dividend yield...................................................... 0.0%  0.0%
Risk free interest rate............................................. 5.9%  5.1%
Expected term (years)............................................... 3.5   5.0
Volatility.......................................................... 0.0%  0.0%

10. Defined Contribution Plan

      The Company sponsors a defined contribution retirement savings plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. The Savings Plan covers substantially all employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company may make discretionary contributions to the Savings Plan. The Company has made no contributions to the Savings Plan through December 31, 1998.

11. Segment Information and Significant Customers

      The Company operates and reports internally in one business segment: information systems design and implementation. For each of the three years in the period ended December 31, 1998, substantially all revenues from unaffiliated customers were generated in the United States and there were no revenues from affiliated customers. As of December 31, 1997 and 1998, substantially all long-lived assets were held in the United States.

                        TESSERA ENTERPRISE SYSTEMS, INC.

      Revenues from four customers represented 18%, 14%, 11% and 11%, respectively, of total revenues during the year ended December 31, 1997. Revenues from four customers represented 19%, 14%, 14% and 12%, respectively, of total revenues during the year ended December 31, 1998.

12. Commitments and Contingencies

Leases

      The Company leases its office space and certain office equipment under noncancelable operating leases which expire at various times through July 2006. Rent expense under these leases was $618,000 and $715,200 during the years ended December 31, 1997 and 1998, respectively. In addition, the Company leases certain computer and office equipment under capital leases which expire at various times through November 2001.

      Future minimum lease payments as of December 31, 1998 are summarized as follows:

                                                             Operating  Capital
   Year Ending December 31,                                    Leases    Leases
   ------------------------                                  ---------- --------
   1999..................................................... $  530,000 $118,800
   2000.....................................................    554,800   91,100
   2001.....................................................    554,800   76,700
   2002.....................................................    568,300      800
   2003.....................................................    583,300      --
   Thereafter...............................................  1,507,400      --
                                                             ---------- --------
   Total minimum lease payments............................. $4,298,600  287,400
                                                             ==========
   Less: Amount representing interest.......................              36,200
                                                                        --------
   Present value of minimum lease payments..................            $251,200
                                                                        ========

Letter of Credit

      In September 1996, the Company entered into an irrevocable letter of credit with a bank which serves as the security deposit on leased office space. This letter of credit, in the amount of $66,300, expires on October 31, 1999 and is automatically renewable at the option of the bank over the term of the lease, which expires in the year 2006.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             iXL ENTERPRISES, INC.,

                            iXL-MASSACHUSETTS, INC.,

                                      AND

                        TESSERA ENTERPRISE SYSTEMS, INC.

                          Dated as of October 4, 1999

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 4th day of October, 1999, by and among Tessera Enterprise Systems, Inc., a Massachusetts corporation ("Tessera"), iXL Enterprises, Inc., a Delaware corporation ("Parent"), and iXL-Massachusetts, Inc., a Delaware corporation, or its successors or assigns ("Sub").

                                R E C I T A L S:

      A. Tessera is engaged in the business of furnishing Internet consulting and solutions integration, including customer relations management and data warehousing (the "Tessera Business").

      B. Tessera and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

      C. Contemporaneously herewith, and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain of the stockholders of Tessera as listed on the signature page thereto (collectively, the "Tessera Stockholders") have entered into a Voting and Indemnity Agreement with Parent and Sub (the "Voting and Indemnity Agreement").

      D. Of the issued and outstanding capital stock of Tessera (the "Tessera Stock"), a majority is owned by the Tessera Stockholders.

      E. The respective Boards of Directors of Parent, Sub and Tessera, and the stockholder of Sub, have approved the Merger, upon the terms and subject to the conditions set forth herein. The Board of Directors of Tessera has determined to recommend that the stockholders of Tessera adopt and approve this Agreement and approve the Merger.

      F. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the mutual covenants, representations, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), (a) Tessera shall be merged with and into Sub, (b) the separate existence of Tessera shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-Massachusetts, Inc. For purposes of this Agreement, Sub shall be referred to, from and after the Effective Time, as the "Surviving Corporation."

      1.2 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections 7.1 and 7.2) (the "Closing Date") at the offices of Minkin & Snyder, a Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date or place is agreed to by the parties.

      1.3 Effective Time of the Merger. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) Articles of Merger (the "Massachusetts Articles of Merger"; collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Secretary of the Commonwealth of Massachusetts in accordance with the provisions of the Massachusetts Business Corporation Law (the "MBCL"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing both by the Secretary of State of Delaware and by the Secretary of the Commonwealth of Massachusetts, respectively, or such time as otherwise specified therein.

      1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and the MBCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes hereof, then the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

      2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, a form of which is attached to a Closing and incumbency certificate, substantially in the form of Exhibit "A" ("Sub's Closing Certificate"), shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

      2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is attached to Sub's Closing Certificate.

      2.3 Board of Directors; Officers. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             CONVERSION OF SHARES

      3.1 Merger Consideration. As of the Effective Time:

  (a) All shares of Tessera Stock owned by Tessera shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Tessera or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (b) Each issued and outstanding share of Tessera common stock owned by the stockholders of Tessera other than Tessera (including all outstanding shares of Tessera Series A and Series D Preferred Stock, which shall have been converted into Tessera common stock in accordance with Section 6.6(d)) shall, upon surrender to Sub (or Parent's designated transfer agent), at the Closing, of the underlying share certificates ("Certificates"), be converted into, and become exchangeable for, a number of shares of validly issued, fully paid and nonassessable Common Stock of Parent, $.01 par value ("Parent Stock") based on the following equation:

        PS =            $120 million -- [(D--$732,000) +
                     F + B + C]
                        __________________________________
                                  PSV x (S + O)

     where: PS =     the number of shares of Parent Stock for which each share
                     of Tessera Stock owned by a stockholder of Tessera other than Tessera shall be exchanged pursuant to the Merger;

        D = any debt for borrowed money of Tessera and accrued interest thereon (the "Tessera Debt"), to be determined as of three business days prior to the Closing Date;

        F = any banker's, legal, accounting, broker's, finder's or other agency or advisory fees and expenses of Tessera related to the Merger, to be paid off by Parent at the Closing;

        B = the aggregate amount of cash, including accrued dividends, required to redeem all of Tessera's outstanding Series B Preferred Stock immediately prior to Closing in accordance with the provisions of Article IV, Section C.2.c of Tessera's Articles of Organization;

        C = the aggregate amount of cash required to be paid to the holder of Tessera's outstanding Series C Preferred Stock at the Closing in accordance with the provisions of Articles IV, Section D.2.c.ii.A of Tessera's Articles of Organization;

    PSV = $29.49, the price per share of Parent Stock, based on the average of the daily closing price thereof, as reflected in The Wall Street Journal for the 30 business days prior to the date hereof;

        S = the total number of shares of Tessera common stock which would be issued and outstanding on the Closing Date if all the outstanding shares of Tessera Series A, Series C and Series D Preferred Stock were converted into Tessera common stock immediately prior thereto but excluding any shares of Series B Preferred Stock; and

        O = 803,768, representing the total number of options to purchase Tessera Stock outstanding on the date hereof, pursuant to Tessera's stock option plan(s) which, subject to Sections 6.1 and 6.6(b), will be assumed by Parent at the Effective Time.

  (c) Each issued and outstanding share of Series C Preferred Stock shall, upon surrender to Sub (or Parent's designated transfer agent), at the Closing, of the Certificates therefor, be converted into, and become exchangeable for (i) a number of shares of validly issued, fully paid and nonassessable Parent Stock equal to PS multiplied by the number of shares of Tessera common stock issuable upon conversion of such Series C Preferred Stock, plus (ii) the amount payable as item "C" under Section 3.1(b) above.

  (d) With respect to the exchange of Certificates for Parent Stock, the following provisions shall apply:

    (i) If any Certificate has been lost, stolen or destroyed, then Parent's policies generally concerning lost, stolen or destroyed certificates of Parent Stock, which may include requirements of affidavits, bonds and indemnities, shall apply.

    (ii) No fractional shares of Parent Stock shall be issued; in lieu thereof, a stockholder of Tessera will receive an amount of cash equal to the product of (x) such fraction, multiplied by (y) PSV.

    (iii) Parent Stock certificates shall not be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered absent compliance with Parent's policies concerning proper endorsements and evidence of payment of applicable transfer or other taxes.

  (e) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of Tessera or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

      3.2 Dissenting Shares. Subject to Section 7.2(k), but notwithstanding any other provision hereof to the contrary, any shares of Tessera Stock held by a Dissenting Stockholder (as hereinafter defined) shall not be converted as described in Section 3.1(b), but instead shall be converted into the right to receive the consideration due a Dissenting Stockholder pursuant to the DGCL or MBCL, as applicable, provided, however, that if a Dissenting Stockholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or MBCL, as applicable, then the Tessera Stock held by such Dissenting Stockholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1. Tessera shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Stockholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Stockholder" shall mean a stockholder of Tessera who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or MBCL concerning dissenter's rights.

      3.3 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing Tessera Stock shall cease to have any rights as stockholders of Tessera, except as provided herein or by applicable law.

      3.4 Closing of Tessera's Transfer Books. At the Effective Time, the stock transfer books of Tessera shall be closed and no transfer of Tessera Stock shall be made thereafter. If after the Effective Time, certificates for Tessera Stock are presented to Parent or the Surviving Corporation, then they shall be canceled and exchanged for a consideration as set forth in Section 3.1, subject to applicable law in the case of Dissenting Stockholders.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TESSERA

      Tessera represents and warrants to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with
Section 9.1.

      4.1 Organization and Qualification. Tessera is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Tessera has the requisite corporate power and authority to carry on the Tessera Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify could not have a material adverse effect on the Tessera Business or on Tessera's properties or assets. Set forth on
Schedule 4.1 is a list of any states in which Tessera is qualified to do business. Complete and correct copies of the Articles of Organization and Bylaws of Tessera as in effect on the date hereof are attached to a Closing and incumbency certificate, substantially in the form of Exhibit "B" ("Tessera's Closing Certificate"). The minute book of Tessera, a correct and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and stockholders of Tessera at meetings of Tessera's Board of Directors or stockholders, as the case may be; and (b) contains correct and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or stockholders.

      4.2 Authority. Tessera has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Tessera have been duly and validly authorized and approved by Tessera's Board of Directors and, and, except for approval and adoption hereof and approval of the Merger by the stockholders of Tessera, no other corporate or stockholder proceedings on the part of Tessera, its Board of Directors or the stockholders of Tessera is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (including the Merger). Tessera's Board of Directors has determined to recommend that the stockholders of Tessera approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Tessera, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Tessera, enforceable against Tessera in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

      4.3 Capitalization.

  (a) The authorized capital stock of Tessera consists of (i) 7,500,000 shares of common stock, no par value, of which 2,515,604 shares are validly issued and outstanding, fully paid and nonassessable, (ii) 58,700 shares of Series A preferred stock, $0.01 par value, of which 50,200 shares are validly issued and outstanding, fully paid and nonassessable, (iii) 48,700 shares of Series B preferred stock, $0.01 par value, of which 48,700 shares are validly issued and outstanding, fully paid and nonassessable (iv) 18,204 shares of Series C preferred stock, $0.01 par value, of which 18,204 shares are validly issued and outstanding, fully paid and nonassessable, and (v) 43,831 shares of Series D preferred stock, $0.01 par value, of which 40,991 shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of Tessera was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a), there are no options, warrants, calls, convertible notes, agreements, commitments or other rights outstanding at present that would obligate Tessera or any of its stockholders to issue, deliver or sell shares of its or their capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Tessera has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in Tessera. Schedule 4.3(a) sets forth a list of (i) all holders of record of (A) Tessera Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Tessera (collectively, "Tessera Stock Rights"); (ii) the number of shares held by each stockholder of Tessera and the number of shares of capital stock of Tessera represented by the Tessera Stock Rights; (iii) the exercise price for each Tessera Stock Right; and (iv) the number of authorized but unissued options remaining under Tessera's stock option plan(s). As of the Closing, all Tessera warrants shall have been exercised, and any exercise price thereunder paid in exchange for Tessera Stock, such that all rights of the holder(s) thereunder shall have been extinguished.

  (b) All of the issued and outstanding shares of capital stock of Tessera are validly issued, fully paid and nonassessable.

  (c) Except as set forth on Schedule 4.3(c), the Tessera Stock held by any stockholder of Tessera other than the Tessera Stockholders is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

      4.4 Subsidiaries. Except as set forth on Schedule 4.4, Tessera has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

      4.5 No Conflicts, Required Filings and Consents. Except as set forth on
Schedule 4.5, none of (i) the execution and delivery hereof by Tessera, (ii) the consummation by Tessera or the stockholders of Tessera of the transactions contemplated hereby (including the Merger) or (iii) compliance by Tessera with any of the provisions hereof will:

  (a) conflict with or violate the Articles of Organization or Bylaws of Tessera;

  (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Tessera or any of the stockholders of Tessera, or by which Tessera or any of its properties or assets may be bound or affected;

  (c) result in a violation or material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any other party any material right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Tessera is a party or by which Tessera or any of its properties or assets may be bound or affected;

  (d) result in the creation of any Lien on any of the property or assets of Tessera; or

  (e) require any material consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent") (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for (x) the filing of the Certificate of Merger pursuant to the DGCL and the MBCL, (y) the filing under the HSR Act (as defined in Section 6.7) and (z) the filing of the Registration Statement (as defined in Section 5.3(e)) with the Securities and Exchange Commission ("SEC"); or
  (ii) any other individual or Entity (collectively, a "Person").

      4.6 Financial Statements. Tessera has heretofore furnished Parent with a correct and complete copy of (a) the audited financial statements of Tessera for the period from February 15, 1995 through December 31, 1995 and for the years ended December 31, 1996, 1997 and 1998; (b) the financial statements of Tessera, as reviewed by PricewaterhouseCoopers LLP, for the six month periods ended June 30, 1998 and 1999; and (c) the unaudited financial statements of Tessera for each of the months of July and August, 1999 (all of the foregoing collectively herein referred to as the "Tessera Financial Statements"). Except as disclosed therein, the Tessera Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year end adjustments in the case of the Tessera Financial Statements for the periods ended June 30, 1998 and 1999 and for the months of July and August, 1999) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Tessera as of the dates, and during the periods, indicated therein.

      4.7 Absence of Changes. Except as provided in Schedule 4.7 and except as contemplated hereby, since June 30, 1999 (a) Tessera has not entered into any material transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business of Tessera, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Tessera; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any stockholder of Tessera in respect of his stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Tessera; (d) there has been no declaration, payment, or commitment for the payment, by Tessera, of a bonus or other additional salary, compensation, severance or benefit to any employee or consultant of Tessera that was not in the ordinary course of business; (e) there has been no material release, compromise, waiver or cancellation of any debt to or claim by Tessera, or waiver of any material right of Tessera; (f) there have been no capital expenditures in excess of $25,000 for any single item, or $100,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Tessera (other than Tessera Accounts Receivable (as defined in Section 4.26) written down in the ordinary course of business not in excess of $5,000 for any single Tessera Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Tessera Business or the operations of Tessera; (i) there has been no loan by Tessera, or guaranty by Tessera of any loan, to any employee of Tessera in excess of $5,000 other than travel advances made in the ordinary course of Tessera's business consistent with past practices; (j) Tessera has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Tessera; (k) there has been no termination or resignation of any key employee or officer of Tessera, and to the knowledge of Tessera, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Tessera Business, to which Tessera is or was a party or by which it is or was bound, except in the ordinary course of business or as expressly contemplated hereby; (m) Tessera has not in any material manner failed to satisfy any of its debts, obligations or liabilities related to the Tessera Business or the assets of Tessera as the same become due and owing (except for Tessera Accounts Payable (as defined in Section 4.27) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Tessera to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Tessera.

      4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, Tessera has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after June 30, 1999, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Tessera; (b) liabilities reflected on the Tessera Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

      4.9 Title to Properties. Except as set forth on Schedule 4.9, Tessera has good and marketable title to all tangible property and assets used in the Tessera Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 9.9).

      4.10 Equipment. Tessera has heretofore furnished Parent with a correct and complete list, in all material respects, of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Tessera Business in the manner in which it has been and is now operated by

Tessera ("the Tessera Equipment"), except for personal property having a net book value of less than $5,000. Except as set forth on Schedule 4.10, each material item of Tessera Equipment is in good condition and repair, ordinary wear and tear excepted.

      4.11 Intellectual Property; Year 2000 Compliance.

  (a) Set forth on Schedule 4.11(a) is a correct and complete list, in all material respects, of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications or current registrations for any of the foregoing) used by Tessera in the conduct of the Tessera Business (together with trade secrets and know how used in the conduct of the Tessera Business, the "Tessera Intellectual Property Rights"). Tessera owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Tessera Intellectual Property Rights, free of any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). Except as set forth on Schedule 4.11(a), no claims are pending or, to the knowledge of Tessera, threatened, that Tessera is infringing or otherwise adversely affecting the rights of any Person with regard to any Tessera Intellectual Property Right or that any Tessera Intellectual Property Right is invalid or unenforceable. No Person is infringing the rights of Tessera with respect to any Tessera Intellectual Property Right; nor, to Tessera's knowledge, has any Person threatened to do so. Neither Tessera nor, to the knowledge of Tessera, any employee, agent or independent contractor of Tessera, in connection with the performance of such Person's services with Tessera, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information or right of any other Person, or otherwise violated any confidential relationship with any other Person.

  (b) Set forth on Schedule 4.11(b) is a correct and complete list, in all material respects, of all material computer software used by Tessera in the conduct of the Tessera Business (the "Tessera Software"). Tessera currently owns, licenses or otherwise has the legal right to use all of the Tessera Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Tessera Software is being used in compliance with any applicable license or other agreement.

  (c) Set forth on Schedule 4.11(c) is a correct and complete list, in all material respects, of all domain names (i) registered to or used by Tessera, (ii) the registration fees for which are paid by Tessera or
  (iii) registered to any employee of Tessera relating to the Tessera Business (collectively, "Domain Names"). Tessera owns and has registered, or is validly licensed or otherwise has the right to use, the Domain Names.

  (d) Except as set forth on Schedule 4.11(d):

    (i) All former and current consultants or contractors of Tessera have executed and delivered valid written instruments with Tessera that assign to Tessera all rights to any inventions, improvements, discoveries or information developed by them for Tessera. All employees of Tessera who participated in the creation or contributed to the development of Tessera Intellectual Property Rights or Domain Names were employees of Tessera at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property Rights or Domain Names to Tessera; and

    (ii) Tessera has taken reasonable security measures, including entering into appropriate confidentiality and nondisclosure agreements with all of its employees, consultants and contractors, and any other Persons with access to Tessera's trade secrets or know how, to protect the secrecy, confidentiality and value of all such trade secrets or know how. To the knowledge of Tessera, there has not been any breach by any party to any such agreement.

  (e) All material software, hardware and other computer and information technology (collectively, "Information Technology") of Tessera is or, prior to December 31, 1999, will be Year 2000 Compliant as that term is hereinafter defined. "Year 2000 Compliant" means that any and all of the Information

  Technology has the ability (i) to accept input and furnish output of data involving dates or portions of dates correctly and without ambiguity as to the 20th or 21st Centuries; (ii) to manage, store, manipulate, sort, sequence and perform calculations with respect to (collectively, "process") data involving dates or portions of dates before, during and after January 1, 2000 (including single century or multi-century date formulae) without malfunction and (iii) to process correctly leap years, including the year 2000, provided that all other products (e.g., software or hardware) used with the Information Technology properly exchange date data with it.

      4.12 Real Property. Except as set forth on Schedule 4.12:

  (a) Tessera has a marketable and insurable fee simple absolute interest, or good and valid leasehold interest, in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Tessera Business (the "Tessera Real Property"). Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Tessera's interest in any of the Tessera Real Property. Schedule 4.12 lists each county and state where any Tessera Real Property is located. Tessera has heretofore furnished Parent with an accurate metes and bounds description of all Tessera Real Property.

  (b) There are no parties in possession of any portion of the Tessera Real Property other than Tessera, whether as sublessees, subtenants at will or trespassers.

  (c) To the knowledge of Tessera, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity that would require, under the provisions of any of the Tessera Leases (as defined in Section 4.13) or otherwise, any material expenditure by Tessera to modify or improve any of the Tessera Real Property to bring it into compliance therewith.

      4.13 Leases. Schedule 4.13 sets forth a list of all leases pursuant to which Tessera leases, as lessor or lessee, real or personal property used in operating the Tessera Business or otherwise (the "Tessera Leases"). Copies of the Tessera Leases, all of which have previously been provided to Parent, are correct and complete copies thereof. All of the Tessera Leases are in full force and effect, unimpaired by any act or omission of Tessera, and are valid, binding and enforceable against Tessera and, to the knowledge of Tessera, against the other parties thereto, in accordance with their respective terms, and there is not under any such Tessera Lease any existing default by Tessera, or, to the knowledge of Tessera, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Tessera has not received notice that the lessor of any of the Tessera Leases intends to cancel, suspend or terminate such Tessera Lease or to exercise or not exercise any option thereunder.

      4.14 Contracts. Schedule 4.14 sets forth a correct and complete list of all contracts, agreements and commitments (whether written or oral) to which Tessera is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, stockholder agreements, employment agreements, confidentiality agreements, noncompetition or non-solicitation agreements, agreements relating to Tessera Intellectual Property Rights and the like (collectively, the "Tessera Contracts"); excepting only those Tessera Contracts which involve less than $25,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Tessera is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule 4.14, is less than $150,000 (calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

      Except as set forth on Schedule 4.14, correct and complete copies of all Tessera Contracts (or a correct and complete narrative description of any oral Tessera Contract) have previously been provided to Parent. Neither Tessera nor, to the knowledge of Tessera, any other party to any of the Tessera Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Tessera Contracts, or (ii) has waived any right it may have under any of the Tessera Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Tessera. All of the Tessera Contracts constitute the valid and binding obligations of Tessera, enforceable in accordance with their respective terms, and, to the knowledge of Tessera, of the other parties thereto. Those Tessera Contracts marked with an asterisk on Schedule 4.14 are customer contracts under which customer's payment obligations and Tessera's performance obligations (other than confidentiality covenants and Y2K warranties) have been fully satisfied and no such Tessera Contracts provide for any exclusivity provisions which remain in effect.

      4.15 Directors and Officers. Schedule 4.15 sets forth an accurate list of the name of each director and officer of Tessera and the position(s) held by each.

      4.16 Payroll Information. Tessera has previously provided Parent with a correct and complete copy, in all material respects, of the payroll report of Tessera dated September 20, 1999, showing all current employees of Tessera and their current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and other extraordinary compensation are set forth in Schedule 4.16. Tessera has paid all compensation required to be paid to its employees on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 4.16) accrued in the current pay period.

      4.17 Litigation. Except as set forth on Schedule 4.17, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Tessera, threatened against or affecting Tessera or the Tessera Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Tessera.

      4.18 Employee Benefit Plans/Labor Relations.

  (a) Except as disclosed in Schedule 4.18, there are no employee benefit plans, agreements or arrangements maintained by Tessera, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Tessera Benefit Plans"). All Tessera Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Tessera under any Tessera Benefit Plan.

  (b) Tessera is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Tessera; no representation campaign or election is now in progress with respect to any employee of Tessera; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Tessera, threatened, relating to or affecting the Tessera Business. To the knowledge of Tessera, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

      4.19 ERISA.

  (a) All Tessera Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Tessera Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Tessera Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Tessera has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Tessera Benefit Plans that would subject Tessera to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Tessera has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 or

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

  pursuant to the terms of the Tessera Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Tessera, (ii) increase any benefit otherwise payable under any Tessera Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

  (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Tessera Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Tessera under
  Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Tessera has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Tessera Benefit Plan that remains unpaid.

      4.20 Taxes. Except as set forth on Schedule 4.20:

  (a) Tessera has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Tessera on or prior to the Closing Date. Tessera has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Tessera (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Tessera Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

  (b) Tessera is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

  (c) Tessera has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Tessera has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

      4.21 Compliance with Applicable Laws. Tessera holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Tessera, as appropriate, and to carry on the Tessera Business as now conducted (the "Tessera Permits"). To the knowledge of Tessera, Tessera is in material compliance with all applicable laws, ordinances and regulations and the terms of the Tessera Permits. Except as set forth on Schedule 4.21, all of the Tessera Permits are fully assignable by Tessera in connection with the Merger. Schedule 4.21 sets forth a correct and complete list of all Tessera Permits, correct and complete copies of which have previously been provided to Parent.

      4.22 Board of Directors/Stockholders Consent. The Board of Directors of Tessera has (a) adopted and approved this Agreement and the transactions contemplated hereby (including the Merger); and (b) determined to recommend that the stockholders of Tessera approve and adopt this Agreement and approve the Merger.

      4.23 Brokers. Except as set forth on Schedule 4.23, no broker or finder is entitled to any broker's, banker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Tessera.

      4.24 Environmental Matters.

  (a) To the knowledge of Tessera, no real property currently or formerly owned or operated by Tessera is contaminated with any Hazardous Substance (as hereinafter defined).

  (b) Tessera is not a party to any litigation or administrative proceeding nor, to the knowledge of Tessera, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Tessera (i) violated any Environmental Law (as hereinafter defined);
  (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

  (c) To the knowledge of Tessera, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Tessera containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

  (d) Tessera is not subject to any judgment, order or citation related to or arising out of any Environmental Law and, to the knowledge of Tessera, has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

  (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

      4.25 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.25, no officer, director, stockholder or employee of Tessera and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Tessera, or in any Person from whom or to whom Tessera leases any real or personal property, or in any other Person with whom Tessera is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

      4.26 Accounts Receivable. All accounts, notes, contracts and other receivables of Tessera (collectively, "Tessera Accounts Receivable") were acquired by Tessera in the ordinary course of business arising from bona fide transactions. There are no set-offs, counterclaims or disputes asserted with respect to any Tessera Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Tessera Financial Statements and, subject to such reserve, all Tessera Accounts Receivable are collectible in full. Tessera has previously furnished Parent with a correct and complete aging report, prepared as of August 31, 1999, showing the time elapsed since invoice date for all Tessera Accounts Receivable as of such date.

      4.27 Accounts Payable. All material accounts, notes, contracts and other amounts payable of Tessera (collectively, "Tessera Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Tessera has previously furnished Parent with a correct and complete aging report, prepared as of August 31, 1999, showing the time elapsed since invoice date for all Tessera Accounts Payable as of such date.

      4.28 Insurance. Tessera currently maintains, in full force and effect, all insurance policies that are required or appropriate to be maintained for the conduct of the Tessera Business or the ownership of Tessera's property (both real and personal) (collectively, the "Tessera Insurance Policies"). The Tessera Insurance Policies are listed on Schedule 4.28, and correct and complete copies of all Tessera Insurance Policies have previously been provided to Parent. Tessera (a) is not in default regarding the provisions of any Tessera Insurance Policy; (b) has paid all premiums due thereunder; and
(c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

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

      4.29 Bankruptcy. Tessera has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

      4.30 Tessera Acknowledgement. Tessera acknowledges that each of the Tessera Stockholders has received Parent's Prospectus, dated June 2, 1999 with respect to its registration statement on Form S-1, its Prospectus, dated July 26, 1999, with respect to its registration statement on Form S-4, and its Form 10-Q dated August 16, 1999 (collectively, "Parent's Public Information").

      4.31 Statements; Proxy Materials. The information supplied by Tessera for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy materials that Tessera shall send to is stockholders in connection herewith and with the Merger (the "Proxy Materials") will comply in all material respects with the provisions of applicable law. If at any time prior to the Effective Time any event relating to Tessera or any of its affiliates, officers or directors should be discovered by Tessera which is required to be set forth in an amendment to the Registration Statement, then Tessera shall promptly notify Parent. Notwithstanding the foregoing, Tessera makes no representation or warranty with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

      4.32 Disclosure. No statement of fact by Tessera contained herein and no written statement of fact furnished by Tessera to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Each of Parent and Sub jointly and severally represents and warrants to Tessera as follows, which representations and warranties shall survive the Closing in accordance with Section 9.1:

      5.1 Organization and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify could not have a material adverse effect on the business, properties or assets of Parent and its Subsidiaries, taken as a whole. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached, respectively, to a Closing and incumbency certificate, substantially in the form of Exhibit "C" ("Parent's Closing Certificate"), and to Sub's Closing Certificate.

      5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Parent, in its capacity as Sub's sole stockholder, and no other corporate or stockholder proceedings on the part of either

Parent or Sub, or their respective board of directors or stockholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery hereof by Tessera, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

      5.3 No Conflicts, Required Filings and Consents. Except as set forth on
Schedule 5.3, none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

  (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

  (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

  (c) result in a violation or material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any other party any material rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

  (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

  (e) require any material Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, including the filing of a registration statement on Form S-4 (the "Registration Statement") with the SEC in accordance with the Securities Act, (y) the filing of the Certificate of Merger pursuant to the DGCL and the MBCL, and (z) the filing under the HSR Act); or (ii) any other Person.

      5.4 Litigation. Except as set forth on Schedule 5.4 or in Parent's Public Information, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

      5.5 Brokers. Except as disclosed on Schedule 5.5, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

      5.6 Parent Stock.

  (a) The Parent Stock to be issued to the stockholders of Tessera in the Merger will be registered on the Registration Statement, subject, however, to contractual and other restrictions on any offer, transfer, sale, pledge, hypothecation or other disposition (any of the foregoing, a "Transfer") thereof, including resale, as provided in Sections 1.4 and 3.2(a) of the Voting and Indemnity Agreement.

  (b) When delivered to the stockholders of Tessera in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed in accordance herewith (including the provisions of Exhibits "E," "F" and "G" to the extent applicable) or with the Voting and Indemnity Agreement, or by federal and state securities laws or by Parent's insider trading policy with respect to employees.

      5.7 Board of Directors/Stockholder's Consent. The board of directors of Parent, and both the board of directors and stockholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the Voting and Indemnity Agreement and the transactions contemplated hereby and thereby (including the Merger).

      5.8 Parent's Public Information. As of their respective filings dates with the SEC, Parent's Public Information (a) did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

      5.9 Statements. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement, then Parent shall promptly inform Tessera. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Tessera which is contained in any of the foregoing documents.

      5.10 Absence of Changes. Since Parent's most recent filing under the Exchange Act, there have been no changes in the operations, earning, assets, properties, business or financial condition of Parent or its Subsidiaries, which changes could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole; except, however, for any such change that Parent discloses to Tessera in accordance herewith. For the purpose of this provision "Material Adverse Effect" excludes any such change that is attributable to or results from (i) the public announcement of the transactions contemplated hereby; (ii) changes in general economic conditions or changes affecting the industry in which Parent operates, or capital markets, generally; (iii) any public announcement of Parent's intention to file a registration statement on Form S-1 under the Securities Act; (iv) the filing of the Registration Statement; (v) the possible adoption by Parent of a new employee stock option plan; or (vi) changes in the trading prices of Parent Stock not caused primarily by material changes in the operations, earnings, assets, properties, business or financial condition of Parent or its Subsidiaries.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

      6.1 Conduct of Business by Tessera Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in advance in writing, Tessera shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Tessera to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in advance in writing, prior to the Effective Time, Tessera shall not, directly or indirectly:

  (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of Tessera or any other equity security thereof or any right, warrant, or option to acquire any such share or other security, or waive any right to do any of the foregoing;

  (b) other than in accordance with Section 6.6(b), issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Tessera or any security convertible into, or any right, warrant or option to acquire any such share or voting security, grant any option, warrant or other stock right, or alter or allow the acceleration of vesting or exercise of any outstanding option, warrant or such right;

  (c) amend its Articles of Organization, Bylaws or other comparable organizational documents;

  (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Tessera;

  (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or material assets, or license or transfer any Tessera Intellectual Property Right (except for non-exclusive licenses in the ordinary course of business consistent with past practices), or revalue any assets or (except as required by GAAP) make any change in accounting methods, principles or practices;

  (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of Tessera, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance (excluding advances to employees, not exceeding $5,000, in the ordinary course of Tessera's business consistent with past practices) or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation;

  (g) pay any bonus to any employee, officer or director on or after the date hereof other than to the Tessera Stockholders, other than in the ordinary course of Tessera's business consistent with past practices;

  (h) enter into any "golden parachute" or other severance arrangement with any employee, officer or director, or increase or otherwise change the rate or nature of the compensation (including wages, salaries, benefits and bonuses) payable to any employee, officer or director, except pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been disclosed in writing to Parent, or enter into, renew, or allow the renewal of, any employment, consulting or other similar agreement with any employee, officer or director, or amend or modify any Tessera Benefit Plan in any material respect or adopt any other such plan;

  (i) enter into any new contract or agreement (other than a customer agreement entered into in the ordinary course of business consistent with past practices), or lease, involving an obligation in excess of $25,000, or amend, waive any material default under, terminate (except for such as terminate by their own terms) or modify in any material respect any Tessera Contract or Lease; or

  (j) authorize any of, or commit or agree to take any of, the foregoing actions.

      6.2 Access to Information. From the date hereof through the Effective Time, Tessera shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of Tessera, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of Tessera. Parent and its agents shall maintain the confidentiality of all information produced or disclosed pursuant to this Section 6.2, on the terms and conditions of any non-disclosure agreement between Parent and Tessera, and subject to applicable law, including securities laws or NASDAQ rules.

      6.3 Filings; Tax Elections. Tessera shall promptly provide Parent with copies of all filings made by Tessera with any Governmental Entity in connection herewith and the transactions contemplated hereby. Tessera shall, before settling or compromising any material income tax liability of Tessera, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

      6.4 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws or the NASDAQ rules) or to obtain consents required hereunder (including approval and adoption hereof, and approval of the Merger, by the stockholders of Tessera), public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and Tessera shall not directly or indirectly make any such disclosure without the prior written consent of Parent.

      6.5 Transfer and Gains Taxes and Certain Other Taxes and
Expenses. Parent agrees that, to the extent it is legally able to do so and except as otherwise provided herein, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

      6.6 Options; Warrants; Preferred Stock.

  (a) Tessera hereby covenants and agrees that at the Effective Time, all of the Tessera Stock Rights (all of which are either set forth on Schedule 4.3(a) or shall be awarded and granted in accordance with Section 6.6(b)) shall, except as provided in Section 6.6(b), have been properly canceled and all rights and obligations thereunder shall have been terminated.

  (b) Tessera hereby covenants and agrees that, at or prior to the Closing, it shall grant and award to those employees of Tessera listed on Schedule 6.6(b), or to such other employees as the parties may agree, incentive stock options, with vesting schedules consistent with past practices, in an aggregate amount not to exceed the balance of options authorized but remaining available for issuance under the Tessera, Inc. 1995 Stock Option Plan (the "Plan"). Subject to Section 6.1, Parent will at the Effective Time assume Tessera's obligations under Tessera's stock option plan(s), with the shares underlying such options becoming Parent Stock instead of Tessera Stock, and the exercise price being adjusted inversely, in each case based on the same conversion ratio as provided hereunder for Tessera Stock; provided, however, that the Parent Stock underlying such options shall not have been registered under the Securities Act or any other securities laws. Tessera shall, in accordance with Section 16(a)(i) of the Plan, take all actions necessary to effectuate the provisions of this
  Section 6.6(b). Parent shall use commercially reasonable efforts to file with the SEC, and have become effective within one year of the Effective Time, a registration statement on Form S-8 with respect to the Parent Stock underlying the options provided for in this Section 6.6(b), it being understood that such shares of Parent Stock underlying these options are to be included in the first Form S-8 that is filed by Parent.

  (c) Parent hereby covenants and agrees that, at the Effective Time, it will issue options to purchase 200,000 shares in aggregate of validly issued, fully paid and nonassessable Parent Stock (provided, however, that the Parent Stock underlying such options shall not have been registered under the Securities Act or any other securities laws), to such employees or officers of Tessera who will continue as employees of Surviving Corporation, and in such respective amounts, at such exercise prices and subject to such vesting schedules, as set forth on Schedule 6.6(c). Such options will be issued subject to Parent's 1996 Stock Option Plan, as amended, and pursuant to option award agreements substantially in the forms of Exhibit "D" to the extent allowed under the Code or Exhibit "D-1" ("Options"). Parent shall use commercially reasonable efforts to file with the SEC, and have become effective within one year of the Effective Time, a registration statement on Form S-8 with respect to the Parent Stock underlying the options provided for in this Section 6.6(c), it being understood that such shares of Parent Stock underlying these options are to be included in the first Form S-8 that is filed by Parent.

  (d) Tessera hereby covenants and agrees that, at or prior to the Closing, it shall use its best efforts to cause all of the outstanding Series A and Series D Preferred Stock to have been converted into Tessera common stock in accordance with the terms thereof, such that the holders thereof are entitled at the Closing to the Merger consideration provided in Section 3.1(b).

  (e) Tessera shall use commercially reasonable efforts (immediately upon adoption and approval hereof and approval of the Merger by the stockholders of Tessera) to cause each of its optionholders to execute and deliver, at the Closing, a "lock-up" letter, substantially in the form of Exhibit "E" ("Lock-up Letter), acknowledging that the Parent Stock receivable by him upon exercise of his option in accordance with the terms thereof, subject to Section 6.6(b), is subject to temporary restrictions on Transfer,

  (f) Tessera hereby covenants and agrees that, at or prior to the Closing, it shall make the payment to the holder of the Series B Preferred Stock required by Article IV, Section C.2.c of Tessera's Articles of
  Organization, in cash, thereby causing a redemption of the Series B Preferred Stock.

      6.7 Hart-Scott-Rodino Notification. Parent and Tessera agree that as soon as practicable, but in no event later than seven days after the execution hereof, each will complete and file the "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" as, and if, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will promptly complete and file responses to all requests for additional data and information which may be made under the HSR Act. If it is determined that the HSR Act is inapplicable to the transactions contemplated hereby, then Parent and Tessera shall each furnish the other with a certificate setting forth the basis for such determination.

      6.8 Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof, at the sole cost of the requesting party, except as otherwise provided in Article VIII.

      6.9 Exclusivity. Tessera, on behalf of itself and each of its stockholders, officers, directors and employees covenants and agrees that, until such time as this Agreement has been terminated in accordance with
Section 8.1, it and each of them shall forebear directly or indirectly negotiating, soliciting or accepting any offer with any other Person to purchase, acquire, option, or merge or combine with, as applicable, Tessera, any of the Tessera Stock, or the Tessera Business, or any interest in any of the foregoing. Without limiting the generality of the foregoing:

  (a) From and after the date hereof until the Effective Time or termination of this Agreement pursuant to Section 8.1, Tessera shall not, nor will they authorize or permit any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding , or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or
  (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Tessera shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Tessera or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Tessera or any of its subsidiaries shall be deemed to be a breach of this Section 6.9 by Tessera.

      For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Tessera by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Tessera or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Tessera or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Tessera pursuant to which the stockholders of Tessera immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Tessera; or (C) any liquidation or dissolution of Tessera.

      6.10 Registration Statement. As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC the Registration Statement. Tessera shall cause PricewaterhouseCoopers LLC to deliver as promptly as possible after the date hereof, and in any event within three days hereafter, reviewed Tessera Financial Statements for the six month periods ended June 30, 1998 and 1999. Each of Tessera and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Tessera shall cause the Proxy Materials, which shall be in accordance with applicable law, to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC, and in any event within three business days thereafter. As promptly as practicable after the date of this Agreement, each of Tessera and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Tessera and Parent will, on a continuing basis, cooperate with the other (including by making its officers and directors or accountants and other advisors reasonably available to respond to questions) and furnish and update, or cause to be furnished and updated, all information, including financial statements, necessary or desirable for inclusion in the Registration Statement or the other's Other Filings. Each of Tessera and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or it staff or any other governmental officials for amendments or supplements to the Registration Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Merger or any Other Filing. Each of Tessera and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 6.10 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or any Other Filing, Tessera or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Tessera, such amendment or supplement.

      6.11 Meeting of stockholders of Tessera.

  (a) At the earliest practicable time after the Registration Statement is declared effective by the SEC, and in any event within three business days thereafter, Tessera shall take all action necessary in accordance with the applicable law and its Articles of Organization and Bylaws to convene a meeting of the stockholders of Tessera (the "Stockholders' Meeting") to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Tessera will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable law to obtain such approvals. Tessera shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Tessera in connection with the stockholders' Meeting are solicited, in compliance with applicable law and its Articles of Organization and Bylaws. Tessera's obligations to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 6.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Tessera of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Tessera with respect to the Merger.

  (b) Tessera covenants and agrees that: (i) the Board of Directors of Tessera shall recommend that Tessera's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stockholders' Meeting; (ii) the Proxy Materials shall include a statement to the effect that the Board of Directors of Tessera has recommended that Tessera's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stockholders' Meeting; and (iii) neither the Board of Directors of Tessera nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Tessera that Tessera's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

      6.12 Contractual Restrictions. Prior to the Closing, Tessera shall use its best efforts to cause:

  (a) each stockholder of Tessera to execute and deliver a Lock-up Letter, acknowledging that the Parent Stock to be received by him pursuant to the Merger is subject to temporary restrictions on Transfer;

  (b) each stockholder of Tessera to execute and deliver a letter, in the form of Exhibit "F" ("Contractually Restricted Stock Letter"), addressed to Parent, acknowledging that the Parent Stock to be received by him pursuant to the Merger is subject to certain contractual restrictions on Transfer;

  (c) each stockholder of Tessera who is an "affiliate" of Tessera for purposes of Rule 145 under the Securities Act ("Rule 145") to execute and deliver a letter, in the form of Exhibit "G" ("Rule 145 Letter"), addressed to Parent, acknowledging that the Parent Stock to be received by him pursuant to the Merger is subject to certain restrictions on Transfer under Rule 145; and

  (d) all stockholders of Tessera listed on Schedule 6.12(d) (which corresponds with Schedule 3.2(b) to the Voting and Indemnity Agreement) to execute and deliver the noncompetition and non-solicitation agreement with Parent, in the form of Exhibit "H".

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

      7.1 Conditions to Obligations of Tessera to Effect the Merger. The obligations of Tessera to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

  (b) (i) the appropriate officers of Parent shall have executed and delivered to Tessera at the Closing, Parent's Closing Certificate, and (ii) the appropriate officers of Sub shall have executed and delivered to Tessera at the Closing, Sub's Closing Certificate;

  (c) Parent shall have obtained all of the Consents, if any, listed on
  Schedule 7.1(c);

  (d) Tessera shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, as certified by the Secretary of State of Delaware;

  (e) Tessera shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "I";

  (f) the waiting period, including any extensions thereof, under the HSR Act shall have expired or been terminated, and there shall have been no adverse change to the Merger required in order to obtain approval under the HSR Act;

  (g) Tessera shall have received from Parent and Sub such other documents as Tessera's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Tessera's counsel;

  (h) Parent shall have executed and delivered at the Closing the Options, in accordance with Section 6.6(c);

  (i) This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote, under applicable law, of the stockholders of Tessera; and

  (j) the Registration Statement shall have been declared effective by the SEC.

      7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

  (a) Tessera, the Tessera Stockholders and any other stockholders of Tessera shall have performed in all material respects their respective agreements contained herein or in the Voting and Indemnity Agreement required to be performed at or prior to the Effective Time, and the representations and warranties of Tessera and the Tessera Stockholders contained herein or in the Voting and Indemnity Agreement shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

  (b) the appropriate officers of Tessera shall have executed and delivered to Parent at the Closing, Tessera's Closing Certificate.

  (c) Tessera shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c);

  (d) there shall have been delivered to Parent at the Closing, duly executed, (i) by each stockholder of Tessera excluding stockholders of Tessera (other than the Tessera Stockholders) holding in the aggregate 100,000 or fewer shares of Tessera Stock, a Lock-up Letter and a Contractually Restricted Stock Letter; (ii) by each stockholder of Tessera who is an "affiliate" of Tessera for purposes of Rule 145, a Rule 145 Letter; (iii) by all stockholders of Tessera listed on Schedule 6.12(d), the Noncompetition Agreement; (iv) the Options; (v) by each Option recipient, a Lock-up Letter; and (vi) by each of the Tessera Stockholders listed on Schedule 7.2(d), the Employee Agreement in the form of Exhibit "J" attached hereto (the "Employee Agreement").

  (e) Parent shall have received a corporate certificate of good standing for Tessera, and a copy of the Articles of Organization of Tessera, both as certified by the Secretary of State of Tessera's state of incorporation;

  (f) Parent shall have received, at the Closing, a duly executed opinion of counsel to Tessera and the Tessera Stockholders, substantially in the form of Exhibit "K";

  (g) the waiting period, including any extensions thereof, under the HSR Act shall have expired or been terminated, and there shall have been no adverse change to the Merger required, and no materially adverse requirement imposed on Parent or Sub, in order to obtain approval under the HSR Act;

  (h) Parent shall have received evidence reasonably satisfactory to it that at the Closing the assets and properties used in the Tessera Business are free and clear of all Liens other than Permitted Liens;

  (i) This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote, under applicable law, of the stockholders of Tessera;

  (j) Parent shall have received from Tessera or the stockholders of Tessera, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel;

  (k) the aggregate number of shares owned by Dissenting Stockholders shall not exceed 1% of Tessera Stock;

  (l) the Registration Statement shall have been declared effective by the SEC;

  (m) each Tessera Stockholder under an existing employment agreement with Tessera, as identified on Schedule 3.5 to the Voting and Indemnity Agreement, shall have terminated such agreement in accordance with Section
  3.5 of the Voting and Indemnity Agreement; and

  (n) hose agreements listed on Schedule 7.2(n) shall have been terminated.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

  (a) by mutual written consent of Parent and Tessera;

  (b) by Tessera, upon a material breach hereof or of the Voting and Indemnity Agreement on the part of Parent or Sub which has not been cured and which would cause any condition set forth in Section 7.1 to be incapable of being satisfied by January 31, 2000;

  (c) by Parent, upon a material breach hereof or of the Voting and Indemnity Agreement on the part of Tessera or any of the stockholders of Tessera which has not been cured and which would cause any condition set forth in
  Section 7.2 to be incapable of being satisfied by January 31, 2000;

  (d) by Parent or Tessera if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

  (e) by either Parent or Tessera if the Merger shall not have been consummated on or before January 31, 2000 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

      8.2 Fees and Expenses; Remedies.

  (a) If the Merger is consummated, then all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation.

  (b) If the Merger is not consummated for a reason other than the material breach hereof or of the Voting and Indemnity Agreement by a party, then all further obligations of the parties hereunder or pursuant hereto shall immediately terminate without further liability of any party, and all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses; provided, however, that the fees for the filings under the HSR Act will be paid by Parent.

  (c) If the Merger is not consummated because of a material breach hereof or of the Voting and Indemnity Agreement by any party, then the nonbreaching party or parties shall be entitled to pursue all legal or equitable remedies against the breaching party for such breach, including (as to Parent and Sub, and in addition to their remedies at law or otherwise in equity) specific performance, and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

  (d) Tessera hereby acknowledges that Tessera, its Business and assets, and the Tessera Stock are unique, and that Parent and Sub have no adequate remedy at law if Tessera or the stockholders of Tessera materially breach this Agreement or the Voting and Indemnity Agreement; and Parent and Sub are therefore entitled to bring an action for specific performance hereof or thereof, and Tessera agrees that it shall not contest any such action on the grounds that Parent and Sub have an adequate remedy at law.

      8.3 Amendment. This Agreement may be amended by the mutual agreement of Parent, Sub and Tessera at any time before or after approval and adoption hereof and approval of the Merger by the stockholders of Tessera; provided, however, that (a) after such approval, no amendment shall be made which
(i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the stockholders of Tessera, or (iii) under applicable law would require approval of the stockholders of Tessera, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the stockholders of Tessera; and (b) after the Effective Time, any such amendment must be approved by the former holders of a majority of the Tessera Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      8.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

      9.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III and the covenants contained in Article VI shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein); and (ii) the representations and warranties made in Articles IV and V shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Tessera or Parent, and shall bind the legal representatives, assigns and successors of Tessera and Parent, and, to the extent provided in the Voting and Indemnity Agreement, the Tessera Stockholders, for a period of 18 months after the Effective Time (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 or 4.24, which shall survive for the applicable statute of limitations).

      9.2 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to Tessera:        Tessera Enterprise Systems, Inc.
                              7 Audubon Rd.
                              Wakefield, MA 01880
                              Attention: Mr. Tim Hult, President
                              Telephone: (781) 246-9024
                              Fax: (781) 246-1958

        With a copy to:       Prince, Lobel & Tye LLP
                              585 Commercial St.
                              Boston, MA 02109
                              Attention: Martin E. Fishkin, Esq.
                              Telephone: (617) 367-2202
                              Fax: (617) 523-0977

        If to Parent or Sub:  iXL Enterprises, Inc.
                              1900 Emery St., 2nd Floor
                              Atlanta, GA 30318
                              Attention: M. Wayne Boylston, Exec. V. P.
                              Fax: 404/267-3801
                              Telephone: 404/267-3800

        With copies to:       Minkin & Snyder, A Professional Corporation
                              One Buckhead Plaza
                              3060 Peachtree Rd., Ste. 1100
                              Atlanta, GA 30305
                              Attention: James S. Altenbach, Esq.
                              Fax: 404/233-5824
                              Telephone: 404/261-8000

        and to:               Kelso & Company
                              320 Park Ave., 24th Floor
                              New York, NY 10032
                              Attention: James J. Connors II, Esq.
                              Fax: 212/223-2379
                              Telephone: 212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

      9.3 Entire Agreement. The Exhibits and Schedules hereto are incorporated herein by reference. This Agreement, the Voting and Indemnity Agreement and the documents, schedules and instruments referred to herein or therein and to be delivered pursuant hereto or thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and Tessera dated as of [July 26], 1999. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein or in the Voting and Indemnity Agreement.

      9.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void), except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein and except for the obligations of Parent under the last sentence of Sections 6.6(b) and 6.6(c) which shall inure to the benefit of the holders of options assumed by the Parent pursuant to Section 6.6(b) and the holders of the Options pursuant to
Section 6.6(c).

      9.5 Governing Law. This Agreement, except to the extent that the DGCL or the MBCL is mandatorily applicable to the Merger, or to the rights of the stockholders of Tessera or the parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

      9.6 Headings; Interpretation; Incorporation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like shall refer to this Agreement as a whole. The words "include" or "including" shall be by way of example rather than by limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship hereof. References to Sections, Articles, Schedules or Exhibits shall, unless the context otherwise requires, be to Sections, Schedules or Exhibits hereof. The Schedules and Exhibits hereto are incorporated herein by reference.

      9.7 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

      9.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      9.9 Certain Definitions. As used herein:

  (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Tessera Real Property or interfering with the ordinary conduct of any of the Tessera Business; and (e) those Liens listed on Schedule 9.9;

  (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Tessera" shall refer also to the knowledge, subject to clause (i) above, of any of the stockholders of Tessera; and

  (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include Tessera.

                       SIGNATURES ON THE FOLLOWING PAGE

      IN WITNESS WHEREOF, Parent, Sub and Tessera have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first written above.

                                   "Tessera"

                                   Tessera Enterprise Systems, Inc., a
                                    Massachusetts corporation

                                                /s/ Timothy F. Hult
                                   By: ________________________________________
                                                     President/CEO
                                   Title: _____________________________________

                                   "Parent"

                                   iXL Enterprises, Inc., a Delaware
                                    corporation

                                               /s/ M. Wayne Boylston
                                   By: ________________________________________
                                               Executive Vice President
                                   Title: _____________________________________

                                   "Sub"

                                   iXL-Massachusetts, Inc., a Delaware
                                    corporation

                                               /s/ M. Wayne Boylston
                                   By: ________________________________________
                                               Executive Vice President
                                   Title: _____________________________________

                                    ANNEX B

                         VOTING AND INDEMNITY AGREEMENT

                                  BY AND AMONG

                             iXL ENTERPRISES, INC.,

                            iXL-MASSACHUSETTS, INC.,

                                      AND

                            THE TESSERA STOCKHOLDERS

                          Dated as of October 4, 1999

                                   AGREEMENT

      THIS VOTING AND INDEMNITY AGREEMENT is entered into as of this 4th day of October, 1999, by and among iXL Enterprises, Inc., a Delaware corporation ("Parent"), iXL-Massachusetts, Inc., a Delaware corporation, or its successors or assigns ("Sub"), and certain of the stockholders of Tessera Enterprise Systems, Inc., a Massachusetts corporation ("Tessera"), as listed on the signature page hereto (collectively, the "Tessera Stockholders").

                                   RECITALS:

      A. Contemporaneously herewith, Tessera, Parent and Sub have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for Tessera to merge with and into Sub (the "Merger").

      B. Of the issued and outstanding capital stock of Tessera (the "Tessera Stock"), a majority is owned by the Tessera Stockholders.

      C. The respective Boards of Directors of Parent, Sub and Tessera, and the stockholder of Sub, have approved the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement and herein.

      D. The Board of Directors of Tessera has determined to recommend that the stockholders of Tessera adopt and approve the Merger Agreement and approve the Merger.

      E. It is a condition and inducement to Parent's and Sub's willingness to enter into the Merger Agreement that the Tessera Stockholders enter into this Agreement; and it is a condition to Tessera's, Parent's and Sub's obligations to complete the Merger (the "Closing"), that the stockholders of Tessera adopt and approve the Merger Agreement and approve the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

           REPRESENTATIONS AND WARRANTIES OF THE TESSERA STOCKHOLDERS

      Each of the Tessera Stockholders severally represents and warrants to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with Section 6.1.

      1.1 Authority. This Agreement has been duly executed and delivered by each Tessera Stockholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of each Tessera Stockholder, enforceable against each Tessera Stockholder in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

      1.2 No Conflicts, Required Filings and Consents. Except as set forth on
Schedule 1.2, none of (i) the execution and delivery hereof by the Tessera Stockholders, (ii) the consummation by the stockholders of Tessera of the transactions contemplated hereby or by the Merger Agreement (including the Merger) or (iii) compliance by the Tessera Stockholders with any of the provisions hereof will:

  (a) as to any Tessera Stockholder that is a corporation, partnership, limited liability company, joint venture, association or other entity (any of the foregoing, an "Entity"), conflict with or violate its governing documents; or

  (b) as to any Tessera Stockholder, result in a material violation or material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any other Person (as defined in the Merger Agreement) any material right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any Tessera Stock or other Tessera securities pursuant to, any note, bond, mortgage or indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which he is a party or by which he or any of his properties or assets may be bound or affected.

      1.3 Accredited Investors; Investment Purpose. Each Tessera Stockholder represents that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"); and (b) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of (any of the foregoing, a "Transfer") any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations.

      1.4 Restrictions on Transfer. Each Tessera Stockholder acknowledges that
(a) the Parent Stock to be received by him pursuant to the Merger (i) will be subject to temporary restrictions on Transfer pursuant to a "lock-up" letter, substantially in the form of Exhibit "E" to the Merger Agreement ("Lock-up Letter"), and that he shall enter into a Lock-up Letter at the Closing; (ii) is subject to contractual restrictions on Transfer as provided in Section 3.2(a) and pursuant to a letter, in the form of Exhibit "F" to the Merger Agreement ("Contractually Restricted Stock Letter"), that he shall enter into a Contractually Restricted Stock Letter at the Closing, and that he must continue to bear the economic risk of the investment in Parent Stock for the period of time provided therein; and (iii) may be subject to certain further restrictions on resale pursuant to Rule 145 under the Securities Act ("Rule 145"), that he understands the requirements of Rule 145 as they apply to him, and that he shall at the Closing enter into a letter concerning Rule 145, in the form of Exhibit "G" to the Merger Agreement ("Rule 145 Letter"); (b) restrictive legends shall be placed on the certificates representing Parent Stock; (c) any Transfer of Parent Stock may only be made in accordance with the requirements of the Securities Act and any other applicable securities laws; and (d) appropriate stop-transfer instructions will be issued to the Parent's transfer agent with respect to Parent Stock.

      1.5 No Proxy. No Tessera Stockholder has appointed or granted any proxy, which appointment or grant remains effective, with respect to any Tessera Stock other than pursuant hereto.

      1.6 Documents Received. Each Tessera Stockholder acknowledges receipt of copies of the Merger Agreement, including all schedules and exhibits thereto, and of Parent's Public Information (as defined in the Merger Agreement).

      1.7 No Liens on Tessera Stock of the Tessera Stockholders. Each Tessera Stockholder represents that, except as set forth on Schedule 1.7, the Tessera Stock held by him is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws.

                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Each of Parent and Sub jointly and severally represents and warrants to the Tessera Stockholders as follows, which representation and warranties shall survive the Closing in accordance with Section 6.1: Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Parent, in its capacity as Sub's sole stockholder, and no other corporate or stockholder proceedings on the part of either Parent or Sub, or their respective board of directors or stockholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery hereof by the Tessera Stockholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

      3.1 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws or the NASDAQ rules) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and none of the Tessera Stockholders shall directly or indirectly make any such disclosure without the prior written consent of Parent.

      3.2 Contractual Restrictions on Tessera Stockholders.

      (a) Each Tessera Stockholder covenants and agrees that, notwithstanding that the Parent Stock to be issued to him pursuant to the Merger shall be registered under the Securities Act on Parent's Registration Statement on Form S-4, he shall not Transfer any such Parent Stock (except in the event of his death) for a period (the "Initial Period") of 90 days after the date hereof (the "Relevant Date"); provided, however, that if Parent has filed or files with the SEC a registration statement on Form S-1 with respect to the registration of any of Parent's Common Stock, and such registration statement is declared effective no later than January 31, 2000, then the Initial Period shall be extended through the period of 90 days after the effective date of such registration statement, and the Relevant Date shall instead be such effective date.

  (i) After the Initial Period, each Tessera Stockholder (other than such Tessera Stockholders listed on Schedule 3.2(a)(i)) may Transfer all the shares of Parent Stock received by such Tessera Stockholder in the Merger. Each Tessera Stockholder listed on Schedule 3.2(a)(i) may Transfer up to 1/3 of the shares of Parent Stock received by such Tessera Stockholder in the Merger upon the expiration of a further period of 90 days (for a total of 180 days after the Relevant Date); and such Tessera Stockholder may Transfer an additional 1/3 of such shares upon the expiration of a still further period of 90 days (for a total of 270 days after the Relevant
  Date), so that 100% of such shares may be transferred after a total of 270 days after the Relevant Date.

  (ii) The Parent Stock issued to a Tessera Stockholder pursuant to the Merger shall, accordingly, be legended as follows: "THE SALE OR OTHER TRANSFER OF THE SHARES EVIDENCED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES

  MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE ISSUER, iXL ENTERPRISES, INC., UNTIL THE EXPIRATION OF [90 OR 270 DAYS, AS APPLICABLE,] AFTER THE LATER OF (A) THE DATE OF ISSUANCE HEREOF; OR (B) IF NO LATER THAN JANUARY 31, 2000, THEN THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT WITH RESPECT TO A SECONDARY PUBLIC OFFERING OF PARENT'S COMMON STOCK. THE SHARES EVIDENCED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS, INCLUDING THE RESALE LIMITATIONS THEREUNDER."

  (iii) Upon the expiration of the Initial Period, a Tessera Stockholder may, as to all of such shares (or, instead, in the case of any Tessera Stockholder listed on Schedule 3.2(a)(i), as to 1/3 of such shares), exchange his stock certificate(s) for new certificate(s) not so legended; and, in the case of each Tessera Stockholder listed on Schedule 3.2(a)(i), he may do so again (as to 1/3 of his shares) upon the expiration of each of two further 90-day periods in accordance with Section 3.2(a)(i); and

      (b) All Tessera Stockholders listed on Schedule 3.2(b) (which corresponds with Schedule 6.12(d) to the Merger Agreement) covenant and agree that they shall, in connection with the Closing, enter into the noncompetition and non-solicitation agreement with Parent, in the form of Exhibit "H" to the Merger Agreement.

      3.3 Vote of Stockholders; Voting Proxy.

      (a) Each of the Tessera Stockholders covenants and agrees (i) to appear for the purpose of obtaining a quorum at any meeting of stockholders of Tessera, or adjournment thereof, at which matters relating to the Merger are considered; and (b) to vote, in person or by proxy (or, if applicable, execute written consent in accordance with applicable law with respect to), all of his shares of Tessera Stock (now owned or hereafter acquired or over which he has voting control), at any meeting of, or in any action taken under applicable law (including written consent) by, the stockholders of Tessera with respect to the Merger, in favor of adopting and approving the Merger Agreement and approving the Merger, in accordance with the terms and provisions of the Merger Agreement.

      (b) In order to effectuate Section 3.3(a), each Tessera Stockholder hereby grants to the Secretary of Parent an irrevocable proxy, pursuant to the Massachusetts Business Corporation Law ("MBCL") or other applicable law, coupled with an interest, solely for the purposes of demanding that the Secretary of Tessera call a special meeting of stockholders to consider matters related to the Merger, and of voting (or signing his name on any written consent in accordance with applicable law with respect to) all of the shares of Tessera Stock owned (now or hereafter acquired or over which he has voting control) by the grantor of the proxy in favor of adopting and approving the Merger Agreement and approving the Merger, in accordance with the terms and provisions of the Merger Agreement.

      (c) Each Tessera Stockholder shall perform such further acts and execute such further instruments as required to vest in Parent and Sub the power to carry out and give effect to the provisions hereof.

      (d) Each Tessera Stockholder covenants and agrees that he shall not hereafter enter into any voting agreement, or grant any other proxy or any power of attorney, inconsistent herewith.

      (e) Each Tessera Stockholder covenants and agrees that he shall not Transfer his Tessera Stock, or any other Tessera securities, or any interest therein, without Parent's prior written consent.

      3.4 Tessera Stockholders Receiving Options. Each Tessera Stockholder receiving Options, as defined in the Merger Agreement, pursuant to Section 6.6(c) thereof, covenants and agrees to execute and deliver, at the Closing, a Lock-up Letter, acknowledging that the Parent Stock receivable by him upon exercise of his Option in accordance with the terms thereof is subject to temporary restrictions on Transfer.

      3.5 Tessera Stockholders Under Employment Agreements. Each Tessera Stockholder under an existing employment agreement with Tessera, as identified on Schedule 3.5, shall at or prior to the Closing terminate such employment agreement, and such action shall not create or accelerate any right of such Stockholder thereunder.

      3.6 Tessera Stockholders Owning Tessera Preferred Stock. Each Tessera Stockholder owning any Tessera Series A or Series D Preferred stock shall, at or prior to the Closing, convert all shares of Preferred Stock, in accordance with the terms thereof, into Tessera common stock. Each Tessera Stockholder owning any Tessera Series B Preferred stock shall, at or prior to the Closing, have accepted the payment required by Article IV, Section C.2.c of Tessera's Articles of Organization in full redemption of such shares.

      3.7 Employee Agreements. Each Tessera Stockholder listed on Schedule 3.2(a)(i) shall at the Closing enter into an "Employee Agreement" (as defined in the Merger Agreement).

                                  ARTICLE IV

                                INDEMNIFICATION

      Upon the Closing, the following provisions shall apply:

      4.1 Indemnification by Parent.

      (a) Parent shall indemnify and hold the Tessera Stockholders (collectively, the "Tessera Indemnified Parties") harmless from and against, and agrees promptly to defend each of the Tessera Indemnified Parties from and reimburse each of the Tessera Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Tessera Loss") that any of the Tessera Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

  (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto or in or pursuant to the Merger Agreement, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof or of the Merger Agreement;

  (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto or to the Merger Agreement; and

  (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 4.1(a).

      (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 4.1(a)(i) (or Section 4.1(a) (iii), to the extent arising from or based upon matters subject to Section 4.1 (a)
(i)) (i) unless the aggregate of all Tessera Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $500,000 ("Basket"), and then only to the extent of such excess, (ii) absent fraud, for Tessera Losses in excess of $12.5 million ("Cap") in the aggregate, and (iii) unless the Tessera Stockholders has asserted a claim with respect to the matters set forth in Section 4.1(a)(i), or 4.1(a)(iii) to the extent applicable to Section 4.1(a)(i), within 18 months of the Effective Time (as defined in the Merger Agreement). Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Tessera Loss, unless and then only to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 4.1(a)(i), (ii) or (iii).

      4.2 Indemnification by the Tessera Stockholders.

      (a) The Tessera Stockholders, severally (in proportion to their respective ownership percentages of Tessera Stock owned by the Tessera Stockholders on an as-converted basis immediately prior to the Closing), shall indemnify and hold Parent, Sub, Surviving Corporation (as defined in the Merger Agreement) and their respective stockholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

  (i) any breach or inaccuracy of any of the representations and warranties made by Tessera or any of the Tessera Stockholders in or pursuant hereto or in or pursuant to the Merger Agreement, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof or of the Merger Agreement;

  (ii) any failure by Tessera or any of the stockholders of Tessera to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by any of the same pursuant hereto or to the Merger Agreement; and

  (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 4.2.

      (b) Notwithstanding the above, the Tessera Stockholders shall not have any liability under Section 4.2(a)(i) (or Section 4.2(a)(iii), to the extent arising from or based upon matters subject to Section 4.2(a)(i)) (i) unless the aggregate of all Parent Losses for which the Tessera Stockholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to the Basket, and then only to the extent of such excess, (ii) absent fraud, for Parent Losses in excess of the Cap in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 4.2(a)(i), or 4.2(a)(iii) to the extent applicable to Section 4.2(a)(i), within 18 months of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 of the Merger Agreement, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and then only to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 4.2(a)(i), (ii) or (iii). Notwithstanding anything to the contrary contained herein, no Tessera Stockholder shall be liable for a breach of any other Tessera Stockholder of any representation or warranty made in or pursuant hereto. In addition, absent fraud, the Tessera Stockholders shall each be liable for Parent Losses only up to the Cap multiplied by a fraction, the numerator of which is the number of shares of Tessera Stock owned by such Tessera Stockholder and the denominator of which is the total number of shares of Tessera Stock owned by all of the Tessera Stockholders, all as determined on an as-converted basis immediately prior to the Closing.

      4.3 Notification of Claims; Election to Defend

      (a) A party entitled to be indemnified pursuant to Section 4.1 or 4.2, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

      (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 4.3(a), and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 4.1 or 4.2, as the case may be, then the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof) and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim, at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 4.3(a), of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim or (ii) as required by law, rule or regulation or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligation to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 4.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

      4.4 Determination of Loss and Amount. For purposes of determining whether any Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the parties set forth herein or in the Merger Agreement or in any other instrument, certificate or affidavit delivered in connection herewith or therewith shall be considered without regard to any materiality qualification set forth herein or therein.

      4.5 Payment. A Tessera Stockholder, as the Indemnifying Party, may, at his discretion, pay all or part of any amount due under this Article IV by delivery of shares of Parent Stock having a value equal to the amount due (to the extent that such Indemnifying Party owns sufficient shares of Parent Stock); provided, however, that such Tessera Stockholders may do so only to the extent and during the period that their Parent Stock may not be resold pursuant to the Lock-up Letter, the Rule 145 Letter and Section 3.2(a). For the purpose of this provision, the value of Parent Stock shall be deemed to be the then current market value of Parent Stock, as determined based on the average of the daily closing price thereof, as reflected in The Wall Street Journal for the 10 business days prior to the date on which such payment is made.

                                   ARTICLE V

                       TERMINATION, AMENDMENT AND WAIVER

      5.1 Termination. This Agreement shall terminate upon termination of the Merger Agreement in accordance with Section 8.1 thereof.

      5.2 Amendment. This Agreement may be amended by the mutual agreement of Parent, Sub and the Tessera Stockholders at any time before or after approval of the Merger by the stockholders of Tessera; provided, however, that after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the stockholders of Tessera, or (iii) under applicable law would require approval of the stockholders of Tessera, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the stockholders of Tessera. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time (as defined in the Merger Agreement), any such amendment must be signed by the former holders of a majority of the Tessera Stock.

      5.3 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VI

                               GENERAL PROVISIONS

      6.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the covenants contained in Article III and the obligations to indemnify contained in Article IV shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein); and (ii) the representations and warranties made in Articles I and II shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Parent, and shall bind the legal representatives, assigns and successors of the Tessera Stockholders and Parent, for a period of 18 months after the Effective Time.

      6.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to the Tessera To the address listed under the signature
    Stockholders:    line of the applicable Tessera Stockholder
   With copies to:   Tessera Enterprise Systems, Inc.
                     7 Audubon Rd.
                     Wakefield, MA 01880
                     Attention: Mr. Tim Hult, President
                     Telephone: (781) 246-9024
                     Fax: (781) 246-1958

   and to:              Prince, Lobel & Tye LLP
                        585 Commercial St.
                        Boston, MA 02109
                        Attention: Martin E. Fishkin, Esq.
                        Telephone: (617)
                        367-2202
                        Fax: (617) 523-0977
   If to Parent or Sub: iXL Enterprises, Inc.
                        1900 Emery St., 2nd Floor
                        Atlanta, GA 30318
                        Attention: M. Wayne Boylston, Exec. V. P.
                        Fax: 404/267-3801
                        Telephone: 404/267-3800
   With copies to:      Minkin & Snyder, A Professional Corporation
                        One Buckhead Plaza
                        3060 Peachtree Rd., Ste. 1100
                        Atlanta, GA 30305
                        Attention:
                        James S. Altenbach, Esq.
                        Fax: 404/233-5824
                        Telephone: 404/261-8000
   and to:              Kelso & Company
                        320 Park Ave., 24th Floor
                        New York, NY 10032
                        Attention: James J. Connors II, Esq.
                        Fax: 212/223-2379
                        Telephone: 212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

      6.3 Entire Agreement. The schedules hereto are incorporated herein by reference. This Agreement, the Merger Agreement and the documents, schedules and instruments referred to herein or therein and to be delivered pursuant hereto or thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein or in the Merger Agreement.

      6.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void), except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any individual or Entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

      6.5 Governing Law. This Agreement, except to the extent that the Delaware General Corporation Law or the MBCL is mandatorily applicable to the Merger, or to the rights of the Tessera Stockholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

      6.6 Headings; Interpretation; Incorporation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like shall refer to this Agreement as a whole. The words "include" or "including" shall be by way of example rather than by limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship hereof. References to Sections, Articles, Schedules or Exhibits shall, unless the context otherwise requires, be to Sections, Schedules or Exhibits hereof. The Schedules and Exhibits hereto are incorporated herein by reference.

      6.7 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

      6.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      6.9 Jurisdiction; Consent to Service of Process. Each of the Tessera
Stockholders:

      (a) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR HIMSELF AND HIS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPERIOR COURT LOCATED IN SUFFOLK COUNTY, MASSACHUSETTS, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING HERETO OR TO THE MERGER AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN OR IN THE MERGER AGREEMENT SHALL AFFECT ANY RIGHT THAT PARENT OR SUB MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING HERETO OR TO THE MERGER AGREEMENT AGAINST ANY TESSERA STOCKHOLDER OR HIS PROPERTY IN THE COURTS OF ANY JURISDICTION;

      (b) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING HERETO OR TO THE MERGER AGREEMENT IN ANY COURT REFERRED TO IN THE PRECEDING PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      (c) EACH TESSERA STOCKHOLDER, AS WELL AS PARENT AND SUB, HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING HEREIN OR IN THE MERGER AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PROVIDED BY LAW.

                       SIGNATURES ON THE FOLLOWING PAGES

      IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each Tessera Stockholder has signed and delivered this Agreement, all as of the date first written above.

                                          "Parent"

                                          iXL Enterprises, Inc., a Delaware
                                           corporation

                                          By:  /s/ M. Wayne Boylston_______
                                          Title:  Executive Vice President_

                                          "Sub"

                                          iXL-Massachusetts, Inc., a Delaware
                                           corporation

                                          By:  /s/ M. Wayne Boylsto________n
                                          Title:  Executive Vice Presiden__t

                                          "Tessera Stockholders"

                                          HIGHLAND CAPITAL PARTNERS III
                                          LIMITED PARTNERSHIP

                                          By: Highland Management Partners III
                                          Limited Partnership, its General
                                          Partner

                                          By:  /s/ Paul A. Maede___________r

                                          Address: Two International Place
                                                Boston, Massachusetts 02110

                                          HIGHLAND ENTREPRENEURS' FUND III
                                          LIMITED PARTNERSHIP

                                          By:  HEF III LLC, its General
                                          Partner

                                          By:  /s/ Paul A. Maede___________r

                                          Address: Two International Place
                                                Boston, Massachusetts 02110

                                          MATRIX PARTNERS IV, L.P.

                                          By: Matrix IV Management Co., L.P.,
                                             its General Partner

                                                /s/ W. Michael Humphreys
                                          By: _____________________________

                                          Address: Bay Colony Corporate Center
                                                    1000 Winter Street, Suite
                                                     4500
                                                    Waltham, Massachusetts
                                                     02154

                                          MATRIX IV ENTREPRENEURS FUND L.P.

                                          By: Matrix IV Management Co., L.P.,
                                             its General Partner

                                                /s/ W. Michael Humphreys
                                          By: _____________________________

                                          Address: Bay Colony Corporate Center
                                                    1000 Winter Street, Suite
                                                     4500
                                                    Waltham, Massachusetts
                                                     02154

                                          GREYLOCK EQUITY LIMITED PARTNERSHIP

                                          By: GREYLOCK EQUITY GP LIMITED
                                             PARTNERSHIP, its General
                                             Partner

                                                /s/ William W. Helman
                                          By: _____________________________

                                          Address: ________________________
                                           ________________________________

                                           ________________________________
                                          Paul S. Barth

                                                 7 Taylor Lane
                                          Address: ________________________
                                                 Lexington, MA 08489

                                                 --------------------------
                                                    781-246-1958
                                          Facsimile: ______________________

                                                /s/ Christopher W. Geiger
                                           ________________________________
                                          Christopher W. Geiger:

                                                 17 Moonpenny Drive
                                          Address: ________________________
                                                 Boston, MA 01921
                                                  _________________________
                                                  _________________________

                                                    781-246-1958
                                          Facsimile: ______________________

                                                /s/ Timothy F. Hult
                                           ________________________________
                                          Timothy F. Hult

                                                 20 Audubon Lane
                                          Address: ________________________
                                                 Carlisle, MA 0174
                                                  _________________________
                                                  _________________________

                                                    1-781-246-1958
                                          Facsimile: ______________________

                                                /s/ Thomas L. Tague
                                           ________________________________
                                          Thomas L. Tague

                                                 36 Juniper Street
                                          Address: ________________________
                                                 Concord, MA 01742
                                                  _________________________
                                                  _________________________

                                                    781-246-1958
                                          Facsimile: ______________________

                                          BARTH IRREVOCABLE TRUST

                                          By: /s/ Katherine Knight
                                          ---------------------------------
                                                  Katherine Knight, Trustee



                                                 7 Taylor Lane
                                          Address: ________________________
                                                 Lexington, MA 02420
                                                  _________________________

                                    ANNEX C

                       TESSERA ENTERPRISE SYSTEMS, INC.
          PROXY CARD--COMMON, AND SERIES A, C AND D PREFERRED, STOCK
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
         SPECIAL MEETING OF STOCKHOLDERS ON TUESDAY, JANUARY 11, 2000

     The undersigned hereby appoints Timothy F. Hult and Stephen M. Richards, and each of them, Proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Tessera Enterprise Systems, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on Tuesday, January 11, 2000, beginning at 10:00 a.m. local time at the offices of Prince, Lobel & Tye, 585 Commercial Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said Proxies are directed to vote on the matters described in the Notice of Special Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the special meeting or any adjournment thereof.

Proposal No. 1.  To approve and adopt the Agreement and Plan of Merger among
             Tessera Enterprise Systems, Inc., iXL Enterprises, Inc. and iXL-Massachusetts, Inc., a wholly owned subsidiary of iXL Enterprises, Inc., and the transactions contemplated thereby.

             [_] FOR     [_] AGAINST     [_] ABSTAIN

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

                         (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE SPECIAL MEETING FOR ACTION TO BE TAKEN THEREAT, THEN THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                              Date:                             , 1999

                              _________________________________________________
                              (Signature)

                              _________________________________________________
                              (Name)

                              Please sign exactly as your name appears hereon. When signing in a fiduciary or representative capacity, please give full title. If this Proxy is submitted by a corporation, limited liability company or partnership, then it should be executed in the full entity name by a duly authorized officer, member or partner, as the case may be.

IF YOU ARE NOT A PARTY TO THE VOTING AND INDEMNITY AGREEMENT WITH iXL ENTERPRISES, INC. AND iXL-MASSACHUSETTS, INC. THEN PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, THEN YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED THIS PROXY. IF YOU ARE A PARTY TO THE VOTING AGREEMENT, THEN YOU HAVE ALREADY GRANTED THEREIN AN IRREVOCABLE PROXY IN FAVOR OF iXL ENTERPRISES, INC.'S SECRETARY TO VOTE "FOR" THE ABOVE PROPOSAL.

                                    ANNEX D

                                 LOCK-UP LETTER

                                         , 2000

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several U.S. Underwriters
Merrill Lynch International,
As Lead Manager for the several International managers
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Merrill Lynch World Headquarters
North Tower
World Financial Center
New York, NY 10281-1201

      Re: Public Offering by iXL Enterprises, Inc.

Ladies and Gentlemen:

      The undersigned, a prospective security holder of iXL Enterprises, Inc., a Delaware corporation (the "Company") or one of its Subsidiaries (as such term is defined in the Purchase Agreement (as defined herein)), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and certain other underwriters have entered into or propose to enter into a Purchase Agreement (the "Purchase Agreement") with the Company and the Selling Shareholders referred to therein providing for the public offering of shares (the "Securities") of the Company's common stock, par value $.01 per share (the "Common Stock"). In recognition of the benefit that such an offering will confer upon the undersigned as a security holder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter named or to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (excluding securities of Tessera Enterprise Systems, Inc. ("Tessera") to be exchanged for Common Stock pursuant to the Agreement and Plan of Merger among the Company, Tessera and iXL-Massachusetts, Inc.), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file or cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

      The foregoing paragraph shall not apply to (a) transactions by any person other than the Company relating to registered shares of Common Stock or other securities acquired in open market transactions or (b) transfers of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock to a member of the undersigned's immediate family or to a trust of which the undersigned or an immediate family member is the beneficiary (either one a "Transferee") provided that upon any such transfer, the Transferee shall sign a letter substantially similar to this letter agreement agreeing not to sell, grant any option to purchase, or otherwise transfer or dispose of any such Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for the remainder of the above-referenced 90 day period.

      Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective unless the registration statement with respect to the Securities has become effective on or before January 31, 2000.

      The undersigned agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned and that any registration rights with respect to the offering of Securities contemplated by the Purchase Agreement have been hereby waived.

                                          Very truly yours,

                                          TESSERA STOCKHOLDER*:

                                          If Individual:

                                          Print Name __________________________

                                          Signature ___________________________

                                          If Corporation, Partnership or
                                          Trust:

                                          _____________________________________
                                          Print or Type Name of Entity

                                          By: _________________________________
                                                (sign here)

                                          _____________________________________
                                          Print Name of Authorized Signatory

                                          _____________________________________
                                          Print Title of Authorized Signatory

* A separate page must be executed by each separate stockholder. The signature of the stockholder and the corresponding name should be exactly as it appears on the applicable stock certificate. When signing as attorney, executor, administrator, trustee or guardian, fill in the full title. If your securities are registered in the name of a corporation, sign the full corporate name, followed by the signature and title of the authorized signatory. If your securities are registered in the name of a partnership, sign the partnership name followed by the signature of the authorized signatory.

                                    ANNEX E

                     CONTRACTUALLY RESTRICTED STOCK LETTER

                                        , 2000

iXL Enterprises, Inc.
1900 Emery Street
Atlanta, Georgia 30318

Ladies and Gentlemen:

      The undersigned, a holder of shares of common stock, no par value ("Tessera Stock"), of Tessera Enterprise Systems, Inc., a Massachusetts corporation ("Tessera"), is entitled to receive in connection with the merger (the "Merger") of Tessera with and into iXL-Massachusetts, Inc., a Delaware corporation ("Sub"), common stock, par value $.01 per share ("Parent Stock") of iXL Enterprises, Inc., a Delaware corporation ("Parent"). As a condition and inducement to Parent's and Sub's willingness to close under the Agreement and Plan of Merger, dated as of October 4, 1999, with Tessera (the "Merger Agreement") and to complete the Merger, the undersigned stockholder of Tessera acknowledges, covenants and agrees as follows:

      The undersigned covenants and agrees that, notwithstanding that the Parent Stock to be issued to him pursuant to the Merger shall be registered under the Securities Act of 1933, as amended, on Parent's Registration Statement on Form S-4, he shall not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of, offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Parent Stock or any securities convertible into or exchangeable or exercisable for Parent Stock (excluding Tessera Stock to be exchanged for Parent Stock pursuant to the Merger Agreement), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Parent Stock, whether any such swap transaction is to be settled by delivery of Parent Stock or other securities, in cash or otherwise (any of the foregoing, a "Transfer") any such Parent Stock (except in the event of his death) prior to February 17, 2000, which is 90 days after the effective date of a secondary offering by Parent on November 18, 1999.

      The Parent Stock issued to the undersigned pursuant to the Merger shall, accordingly, be legended as follows: "THE SALE OR OTHER TRANSFER OF THE SHARES EVIDENCED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE ISSUER, iXL ENTERPRISES, INC., UNTIL FEBRUARY 17, 2000. THE SHARES EVIDENCED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS, INCLUDING THE RESALE LIMITATIONS THEREUNDER."

      Upon the expiration of the Initial Period, the undersigned may exchange his stock certificate(s) for new certificate(s) not so legended.

                                          Very truly yours,

                                          TESSERA STOCKHOLDER*:

                                          If Individual:

                                          Print Name __________________________

                                          Signature ___________________________

                                          If Corporation, Partnership or
                                          Trust:

                                          _____________________________________
                                          Print or Type Name of Entity

                                          By: _________________________________
                                                (sign here)

                                          _____________________________________
                                          Print Name of Authorized Signatory

                                          _____________________________________
                                          Print Title of Authorized Signatory

* A separate page must be executed by each separate stockholder. The signature of the stockholder and the corresponding name should be exactly as it appears on the applicable stock certificate. When signing as attorney, executor, administrator, trustee or guardian, fill in the full title. If your securities are registered in the name of a corporation, sign the full corporate name, followed by the signature and title of the authorized signatory. If your securities are registered in the name of a partnership, sign the partnership name followed by the signature of the authorized signatory.

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--------------------------------------------------------------------------------




                        [LOGO OF IXL ENTERPRISES, INC.]

                             iXL ENTERPRISES, INC.


                               ----------------

                                   PROSPECTUS

                               ----------------



                               DECEMBER 22, 1999

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